Filed pursuant to Rule 424(b)(3)
Registration No. 333-297802

TEAMSHARES INC.

Primary Offering of

16,000,000 Shares of Common Stock

Secondary Offering of

19,663,254 Shares of Common Stock

4,500,000 Warrants to Purchase Shares of Common Stock

4,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale by Teamshares Inc. (“us,” “we,” “New Teamshares” or the “Company”) of up to 16,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) up to 4,500,000 shares of Common Stock that are issuable upon the exercise of 4,500,000 warrants (the “Private Warrants”) (assuming, solely for this purpose, an exercise price of $11.50 per warrant), originally issued in a private placement in connection with the initial public offering of Live Oak Acquisition Corp. V (“ Live Oak”), by the holders thereof, and (ii) up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 publicly issued warrants (assuming, solely for this purpose, an exercise price of $11.50 per warrant) (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Live Oak, by the holders thereof.

This prospectus also relates to the offer and resale, from time to time, by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of:

(i)

up to 5,913,260 shares of Common Stock of the Company held by or issuable to certain holders entitled to resale registration rights pursuant to the Amended and Restated Registration Rights Agreement, dated as of June 18, 2026 (the “Registration Rights Agreement”) or other agreements, including:

(a)

up to 751,343 shares of Common Stock deliverable to SAFE Investors, consisting of 688,043 shares of Common Stock issuable to SAFE Investors upon conversion of the Teamshares SAFEs and 63,300 shares of Common Stock deliverable to SAFE Investors as “bonus” shares upon conversion of the equivalent number of Released Former Sponsor Shares, in each case in connection with the Closing of the Business Combination;

(b)

up to 5,124,781 shares of Common Stock held by the Sponsor (or its permitted transferees), consisting of 3,450,000 shares of Common Stock issued in respect of Founder Shares not subject to vesting or forfeiture, 1,150,000 Deferred Founder Shares and 524,781 Incentive Founder Shares that remain outstanding following the Closing, in each case subject to the lock-up and, where applicable, the vesting and forfeiture conditions described elsewhere in this prospectus; and

(c)

up to 37,136 shares of Common Stock upon conversion of the equivalent number of Released Former Sponsor Shares, transferred by the Sponsor to the NRA Investors pursuant to the Non-Redemption Agreements in connection with the Closing of the Business Combination; and

(ii)

up to 4,500,000 shares of Common Stock that are issuable upon the exercise of 4,500,000 Private Warrants (assuming, solely for this purpose, an exercise price of $11.50 per warrant), originally issued in a private placement in connection with the initial public offering of Live Oak, by the holders thereof; and

(iii)	13,749,994 shares of Common Stock deliverable to the Initial PIPE Investors upon consummation of the Initial PIPE Investment transaction pursuant to Initial PIPE Subscription Agreements; and

(iv)	up to 4,500,000 Warrants held by certain Selling Securityholders (such securities described in clauses (i) through (iv) collectively, the “Resale Securities”).

We are registering the offer and sale and/or resale of these securities to satisfy certain registration obligations we have and certain registration rights we have granted. The Selling Securityholders may offer all or part of the Resale Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Resale Securities are being registered to permit the Selling Securityholders to sell Resale Securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Resale Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of

Distribution” herein. In connection with any sales of Resale Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, or the Exchange Act. We are registering the Resale Securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Common Stock or Warrants or interests in our Common Stock or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

Certain Resale Securities held by the Selling Securityholders party to the Registration Rights Agreement are subject to lock-up restrictions that prohibit them from selling such securities at this time, subject to certain exceptions. See the section of this prospectus entitled “Description of Capital Stock.”

Some of the shares of Common Stock being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the shares of Common Stock. Certain Selling Securityholders may have an incentive to sell because they have purchased their Common Stock at effective prices significantly lower than our public investors or the current trading price of the Common Stock and may profit significantly so even under circumstances in which our public securityholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Risk Factors–Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock to fall.”

The shares of Common Stock being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 26.7% of our total issued and outstanding Common Stock. Upon expiration of the contractual lock-up restrictions mentioned above and described in the section entitled “Certain Relationships and Related Person Transactions,” the Selling Securityholders will be able to sell all of their Resale Securities registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of Resale Securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such Resale Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such Resale Securities, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The Selling Securityholders acquired, or have the option to acquire, the Common Stock covered by this prospectus at prices ranging from less than $0.01 per share to $10.00 per share. By comparison, the offering price to public stockholders in Live Oak’s IPO was $10.00 per unit, each of which consisted of one Class A Ordinary Share and one redeemable warrant to purchase one Class A ordinary share upon the consummation of an initial business combination. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their Resale Securities covered by this prospectus even if the market price of Common Stock is below the $10.00 per unit price offered in the Live Oak IPO and public stockholders may experience a negative rate of return on their investment.

We will not receive any proceeds from the sale of the Resale Securities by the Selling Securityholders. We will receive the proceeds upon exercise of the Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $184.0 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The current exercise price of the Warrants is $11.50 per share. We believe that the likelihood that holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the exercise price of the Warrants (on a per share basis), we believe that holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be or will remain “in the money” prior to their expiration. Holders of Warrants have the option to exercise their Warrants on a cashless basis in accordance with the terms of the Warrants (as applicable). To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of such Warrants will decrease.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Common Stock and Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Common Stock and Warrants.

Our shares of Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TMS” and “TMSWW,” respectively. On July 27, 2026, the closing price of our Common Stock was $5.75 per share and the closing price for our Warrants was $1.25.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2026.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Securityholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For Investors Outside the United States: We and the Selling Securityholders are offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Securityholders have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of shares of Common Stock from time to time upon the occurrence of the events described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

We were incorporated on November 27, 2024 as a Cayman Islands exempted company under the name Live Oak Acquisition Corp. V for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In connection with the consummation of the Business Combination, we were renamed “Teamshares Inc.” and we act as the sole member of Legacy Teamshares. Unless otherwise indicated, the financial information included herein is that of Legacy Teamshares. We are a holding company, and, accordingly, all of our assets are held directly by, and all of our operations are conducted through, Legacy Teamshares, and our only direct asset consists of equity ownership in Legacy Teamshares. As the sole member of Legacy Teamshares, we have all management powers over, and full control of the business of Legacy Teamshares, including the power to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of Legacy Teamshares set forth in its charter. Accordingly, the financial statements of Legacy Teamshares for periods following the consummation of the Business Combination will be prepared on a consolidated basis with ours.

References to a year refer to our fiscal years ended on December 31 of the specified year.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, references in this prospectus to the “Company,” “New Teamshares,” “Teamshares Inc.,” “we,” “us,” or “our” refer to the business of Legacy Teamshares, which became the business of Teamshares Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“Aggregate Consideration” means 49,435,918 shares of Common Stock.

“Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement, effective as of the Closing, pursuant to which New Teamshares agreed to register certain securities held by the Sponsor (or, to the extent applicable, Sponsor transferees), certain Teamshares Stockholders, certain SAFE Investors receiving Bonus Shares and the Initial PIPE Investors.

“Ancillary Agreements” means each agreement, instrument or document attached to the Merger Agreement or executed or delivered by any party to the Merger Agreement in connection with or pursuant to the Merger Agreement.

“Assumed Options” means the Assumed Unvested Company Options and the Assumed Vested Company Options.

“Assumed Unvested Company Options” means the options to purchase shares of Common Stock which, upon consummation of the Mergers, replaced the Company In-the-Money Unvested Options outstanding and unexercised as of immediately prior to the First Effective Time.

“Assumed Vested Company Options” means the options to purchase shares of Common Stock which, upon consummation of the Mergers, replaced the Company In-the-Money Vested Options outstanding and unexercised as of immediately prior to the First Effective Time.

“Board” means the board of directors of the Company.

“Bonus Shares” means the Incentive Founder Shares deliverable to the SAFE Investors as “bonus” shares pursuant to and in accordance with the terms of the Teamshares SAFEs.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Bylaws” means the new bylaws of Teamshares Inc. pursuant to the DGCL.

“Charter” means the certificate of incorporation of Teamshares Inc. pursuant to the DGCL.

“Closing” means the closing of the Business Combination.

“Closing Date” means June 18, 2026, the date the Closing occurred.

“Closing PIPE Investment” means the Initial Closing PIPE Investment and the Additional Closing PIPE Investments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Class A Voting Common Stock” means the Class A voting common stock, par value $0.00001 per share, of Legacy Teamshares.

“Company Class B Voting Common Stock” means the Class B voting common stock, par value $0.00001 per share, of Legacy Teamshares.

“Company Common Stock” means the Company Class A Voting Common Stock and the Company Class B Voting Common Stock.

“Common Stock” means the common stock of Teamshares Inc., par value $0.0001 per share.

“Company Stockholders” means, collectively, the holders of Common Stock.

“Conversion Ratio” means a fraction equal to (i) the Per Share Price, divided by (ii) $10.00.

“Deferred Founder Shares” means the 1,150,000 shares of Common Stock issuable, as restricted shares, at the Closing in respect of 1,150,000 Class B Ordinary Shares held by the Sponsor prior to the Domestication, which shares shall vest and cease to be subject to forfeiture only if certain trading price-based Founder Share Metrics (referred to herein as the Founder Shares Post-Closing Conditions) are satisfied during the Founder Share Measurement Period, in accordance with the terms of the Sponsor Letter Agreement.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which Merger Sub and Legacy Teamshares consummated the Merger.

“Earnout Participants” means (i) Teamshares Stockholders as of immediately prior to the First Effective Time (excluding Liquidation Preference Electing Holders relative to Liquidation Preference Election Shares) and (ii) Eligible Optionholders who satisfy the Eligibility Conditions as of immediately prior to a Earnout Trigger Date, in each case in accordance with the terms of the Merger Agreement.

“Earnout Optionholder” means, with respect to an Earnout Triggering Event, an Eligible Optionholder who remains continuously employed by, or in service with, the Company or its subsidiaries from the closing of the Business Combination until immediately prior to the applicable Earnout Triggering Event. An Eligible Optionholder who is an Earnout Optionholder with respect to an Earnout Triggering Event shall be an Earnout Participant with respect to such Earnout Triggering Event.

“Earnout Period” means the period ending on the five-year anniversary of the Closing Date.

“Earnout Pro Rata Share” with respect to an Earnout Triggering Event means: (a) each Earnout Participant who is a holder of outstanding shares of Company Stock as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the total number of shares of Company Stock held by a Company Stockholder as of immediately prior to the First Effective Time divided by (ii) the Fully Diluted Company Shares, provided, that solely for the purpose of this definition of “Earnout Pro Rata Share”, the term “Fully Diluted Company Shares” shall (A) include the aggregate number of shares of Company Common Stock issuable upon exercise of the Company Options (both vested and unvested) as of immediately prior to the First Effective Time that were then-held by an Earnout Optionholder and (B) exclude Liquidation Preference Election Shares (this clause (ii), the “Earnout Denominator”); and (b) each Earnout Participant who is an Earnout Optionholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Common Stock issued or issuable upon exercise of such holder’s Company Options (both vested and unvested) as of immediately prior to the First Effective Time, divided by (ii) the Earnout Denominator. For clarity, the Earnout Pro Rata Share with respect to each Earnout Triggering Event shall be reassessed to reflect the Earnout Optionholders who remained continuously employed by, or in service with the Company or its Subsidiaries, as of immediately prior to such Earnout Triggering Event; as such, the Earnout Denominator will not include any Company Options held by an Eligible Optionholder who is not an Earnout Optionholder with respect to such Earnout Triggering Event.

“Earnout Share Price Targets” means, collectively, the Earnout Tier I Share Price Target ($12.00 per share), Earnout Tier II Share Price Target ($15.00 per share) and Earnout Tier III Share Price Target ($20.00 per share), in each case as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations.

“Earnout Shares” means the up to 6,000,000 Common Stock that may become issuable to Earnout Participants, subject to satisfaction of certain Earnout Conditions set forth in the Merger Agreement, which include trading price-based Earnout Triggering Events and, with respect to certain Earnout Participants, satisfaction of Eligibility Conditions at the time, if any, of the occurrence of such Earnout Triggering Events.

“Earnout Tier I Share Price Target” means the condition that the New Teamshares VWAP equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period.

“Earnout Tier II Share Price Target” means the condition that the New Teamshares VWAP equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period.

“Earnout Tier III Share Price Target” means the condition that the New Teamshares VWAP equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period.

“Earnout Trigger Date” means the date of occurrence, if any, of an Earnout Triggering Event.

“Earnout Triggering Events” means the occurrence of an event, during the Earnout Period, giving rise to the issuance of certain Earnout Shares under the terms of the Merger Agreement, consisting of either (i) the achievement of certain post-Closing Earnout Share Price Targets by the Common Stock or (ii) the occurrence of a Qualifying Change of Control Transaction.

“Eligible Optionholder” means a holder of Assumed Options who is employed by, or in service with the Surviving Corporation or its subsidiaries as of immediately following the First Effective Time.

“Eligibility Conditions” means the conditions, set forth in the Merger Agreement, that an Eligible Optionholder must, as of immediately prior to an applicable Earnout Trigger Date, remain continuously employed by, or in service with, the Surviving Entity or its subsidiaries from the Closing Date until such Earnout Trigger Date, in order to qualify as an Earnout Participant relative to a distribution of Earnout Shares in connection with and upon the occurrence of such Earnout Trigger Date, if any.

“Effective Time” means the First Effective Time and the Second Effective Time.

“Eligible Preferred Holders” means the holders of outstanding shares of Company Series C-1 Preferred Stock, Company Series C-2 Preferred Stock, Company Series D-1 Preferred Stock, Company Series D-2 Preferred Stock, Company Series D-NV Preferred Stock, Company Series E-1 Preferred Stock and Company Series E-NV Preferred Stock that were offered the ability to make Liquidation Preference Elections in accordance with the terms of the Liquidation Preference Election and Waiver Documents.

“Eligible Preferred Shares” means shares of outstanding Company Series C-1 Preferred Stock, Company Series C-2 Preferred Stock, Company Series D-1 Preferred Stock, Company Series D-2 Preferred Stock, Company Series D-NV Preferred Stock, Company Series E-1 Preferred Stock and Company Series E-NV Preferred Stock.

“ESPP” means the Teamshares Inc. 2026 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

v

“First MA Amendment” means that certain First Amendment, dated as of April 1, 2026, to the Original Merger Agreement entered into by Live Oak, Legacy Teamshares and the other parties to the Original Merger Agreement.

“First Merger” means the merger, in accordance with the terms of the Merger Agreement, of Merger Sub with and into Legacy Teamshares, with Legacy Teamshares continuing as a wholly-owned subsidiary of Live Oak referred to as the Surviving Corporation.

“First Effective Time” means the effective time of the First Merger.

“Founder Shares” means the Live Oak Class B Shares.

“Founder Shares Post-Closing Conditions” means the conditions that must be satisfied during the Founder Shares Measurement Period in order for all or a portion of the Common Stock subject to the Founder Shares Post-Closing Condition to vest and cease to be subject to forfeiture in accordance with the terms of the Sponsor Letter Agreement.

“Founder Shares Measurement Period” means the period ending on the five-year anniversary of the Closing Date.

“Founder Share Price Targets” or “Founder Share Metrics” means the Founder Share Tier I Share Price Target, Founder Share Tier II Share Price Target and Founder Share Tier III Share Price Target.

“Founder Post-Closing Restricted Shares” means the up to 1,150,000 shares of Common Stock, if any, that from and after the Closing are subject to the Founder Shares Post-Closing Conditions in accordance with the terms of the Sponsor Letter Agreement, which may, subject to other factors, including related to potential financing transactions, include certain Deferred Founder Shares, certain Incentive Founder Shares, or both.

“Founder Share Tier I Share Price Target” means the condition that the New Teamshares VWAP equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period.

“Founder Share Tier II Share Price Target” means the condition that the New Teamshares VWAP equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period.

“Founder Share Triggering Events” means the occurrence of an event, if any, during the Founder Shares Measurement Period, giving rise to release of some or all of the Founder Post-Closing Restricted Shares from the restrictions and forfeiture conditions referred to herein as the Founder Shares Post-Closing Conditions, upon the occurrence of one or more of the Founder Shares Price Targets or a Qualifying Change of Control Transaction of New Teamshares.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“HBC-Teamshares Fee Letter” means the letter agreement between HBC Financing Partners Blocker LLC, Teamshares and certain Teamshares subsidiaries, dated as of December 23, 2025, entered into in connection with the HBC Facility pursuant to which, among other things, Teamshares agreed to pay HBC, in its capacity as Administrative Agent for the HBC lenders in connection with the HBC Facility, a fee at the HBC Closing Date and also agreed to deliver additional fees to HBC upon the earlier to occur of (a) the 30th day after the effectiveness of a registration statement covering the resale of securities issued by Live Oak in the Initial PIPE Investment and (b) the date that is one year following the HBC Closing Date (the “HBC Compensation

Amount”, payable upon the “HBC Fee Payment Date”), subject to and contingent upon the consummation of the Business Combination, which fees may, in the discretion of Teamshares, be deliverable in the form of (i) shares of Common Stock (with the number of such shares of Common Stock to be determined based on the arithmetic average of the daily volume-weighted average trading price of shares of Company Common Stock during the seven (7) full trading days immediately preceding the date of issuance of such shares (the “HBC Fee Shares”, if any)) or (ii) cash, in an amount equal to $1 million (or $5 million, upon the occurrence (or non-occurrence) of certain interim events described in the HBC-Teamshares Fee Letter); provided, that Teamshares may be required to deliver the HBC Compensation Amount in cash if certain conditions set forth in the HBC-Teamshares Fee Letter are not satisfied in connection with the Business Combination or during the post-Closing period preceding the HBC Fee Payment Date, in each case in accordance with the terms of the HBC-Teamshares Fee Letter.

“HBC Closing Date” means December 23, 2025.

“HBC Facility” means the credit facility provided under that certain Credit Agreement (as amended by that certain amendment entered into in March 2026, including, among other things, revisions to certain maturity-related provisions and a waiver of certain defaults thereunder, and as may be further amended, restated, supplemented or otherwise modified from time to time), dated as of December 23, 2025, by and among Legacy Teamshares, certain of its subsidiaries, and certain funds managed, advised or sub-advised by JBA Asset Management LLC (the “HBC Credit Agreement”).

“HBC Lender” means each financial institution listed on the signature pages to the HBC Credit Agreement as a lender, including HBC FINANCING PARTNERS BLOCKER LLC as the Hudson Bay Lender, and any other person that becomes a party hereto as a lender pursuant to an assignment agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“i80 Facility” means the senior secured credit facility provided under that certain credit agreement (the “i80 Credit Agreement”) by and among Teamshares Continuity Holdings LLC, Legacy Teamshares and certain of their respective affiliates, on the one hand, and i80 Group LLC, as the lender, administrative agent and collateral agent.

“i80 Lender” means each financial institution listed on the signature pages to the i80 Credit Agreement as a lender, including i80 Group LLC as the lender, and any other person that becomes a party hereto as a lender pursuant to an assignment agreement.

“In-The-Money Vested Optionholders” means the holders of Company In-The-Money Vested Options as of immediately prior to the First Effective Time.

“Incentive Plan” means the Teamshares Inc. 2026 Incentive Award Plan.

“Incentive Founder Shares” means, prior to the Closing, the 1,150,000 Live Oak Class B Ordinary Shares that may be used to incentivize commitments from investors to participate in Financing Transactions and, after the Closing, the up to 1,150,000 shares of Common Stock issuable at the Closing in respect of pre-closing Incentive Founder Shares which are actually utilized to incentivize commitments from investors in Financing Transactions.

“Initial PIPE Investment” means the subscriptions by Initial PIPE Investors to purchase Live Oak shares prior and as a condition to the Closing pursuant to the Initial PIPE Subscription Agreements.

“Initial PIPE Investors” means any investor that is a party to an Initial PIPE Subscription Agreement (including the Teamshares PIPE Investors, accounts advised by T. Rowe Price Investment Management, Inc., and other institutional investors and management).

“Initial PIPE Subscription Agreements” means, collectively, the subscription agreements dated as of November 14, 2025, between Live Oak and each of the Initial PIPE Investors.

“Initial PIPE Shares” means the 13,749,994 shares of Common Stock issued to the Initial PIPE Investors pursuant to the Initial PIPE Subscription Agreements at a purchase price of $9.20 per share.

“Insider Letter” means the letter agreement, dated as of February 27, 2025, between Live Oak, its officers and directors, and the Sponsor, pursuant to which such officers, directors and the Sponsor of Live Oak agreed, among other things, to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of an initial business combination or an earlier redemption in connection with the commencement of the procedures to consummate an initial business combination if Live Oak determines it is desirable to facilitate the completion of such initial business combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the amended and restated articles of association of Live Oak; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete an initial business combination within a specified period of time, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete an initial business combination within such specified period of time and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after Live Oak’s initial public offering (including in open market and privately negotiated transactions) in favor of an initial business combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving such business combination transaction).

“Insider Letter Amendments” means the First Insider Letter Amendment and Second Insider Letter Amendment, effective upon the Closing, which amended the terms and duration of the restricted trading or “lock-up” period applicable to shares of Common Stock corresponding to the Sponsor Shares which remain outstanding as of immediately prior to the Closing to a lock-up period extending until the date occurring six (6) months after the Closing Date (except with respect to Released Former Sponsor Shares, which will not be subject to contractual post-Closing lock-up restrictions pursuant to the Insider Letter, as amended by the Insider Letter Amendments).

“IPO” means the initial public offering of Live Oak.

“Latham” means Latham & Watkins LLP, counsel to the Company.

“Legacy Charter” means the Articles of Incorporation of Legacy Teamshares, as amended and effective under the DGCL, prior to Closing.

“Legacy Teamshares” means (a) Teamshares Inc., a Delaware corporation, in its capacity prior to the Business Combination, and (b) Teamshares LLC, a Delaware limited liability company and wholly-owned subsidiary of New Teamshares, in its capacity after the Business Combination.

“Liquidation Preference Electing Holders” means, collectively, the Eligible Preferred Holders that made Liquidation Preference Elections with respect to Eligible Preferred Shares in accordance with the Liquidation Preference Election and Waiver Documents.

“Liquidation Preference Elections” means the elections by applicable Eligible Preferred Holders (Liquidation Preference Electing Holders) to, in connection with the Business Combination (prior to the First Effective Time and prior, also, to giving effect to (and instead of having such holders’ applicable shares of Company Preferred Stock exchanged for shares of Company Common Stock in accordance with) the Company Preferred Stock Exchange pursuant to the terms of the Merger Agreement (and Section 5.1 of the Legacy

Charter, subject to the terms of the Liquidation Preference and Waiver Documents)), have the applicable Eligible Preferred Shares held by such holders converted into a number of shares of Company Common Stock to be determined based on the greater of (a) the applicable Original Issue Price (as defined in the Legacy Charter) of such shares, plus any dividends declared but unpaid thereon, with the number of shares of Common Stock to be received by Eligible Preferred Holders that make such elections to be determined, prior to the Closing, based on the Per Share Price (as defined in the Merger Agreement) calculated as of the Closing Date; or (b) such amount per share as would have been payable to such Liquidation Preference Electing Holder should all of such holders’ Eligible Preferred Shares have been converted into shares of Company Common Stock pursuant to Section 4 of the Legacy Charter; provided, also, that pursuant to the terms of the Liquidation Preference Election and Waiver Documents, Eligible Preferred Holders that made Liquidation Preference Elections also agreed to forfeit entitlement to participate in any Earnout Shares, if any such Earnout Shares are issued during the post-Closing Earnout Period in accordance with the terms of the Merger Agreement (solely in respect of such holders’ Liquidation Preference Election Shares).

“Liquidation Preference Election Shares” means the Eligible Preferred Shares in respect of which valid and timely Liquidation Preference Elections have been made in accordance with the terms of the Liquidation Preference Election and Waiver Documents.

“Liquidation Preference Election and Waiver Documents” means, collectively, the documentation pursuant to which, in connection with the Business Combination, Legacy Teamshares offered Eligible Preferred Holders the ability to elect, in such holders’ respective discretions, to have Eligible Preferred Shares convert into newly-issued shares of Company Common Stock (prior to the First Effective Time and prior to the Company effectuating the Company Preferred Stock Exchange, as defined in the Merger Agreement) in accordance with one of the following alternatives: (i) a “Liquidation Preference Election”, upon which election Eligible Preferred Holders received, upon conversion of applicable Eligible Preferred Shares into shares of Company Common Stock, a number of shares of Company Common Stock determined based on the greater of (a) the applicable Original Issue Price (as defined in the Legacy Charter) of such shares, plus any dividends declared but unpaid thereon, with the number of shares of Common Stock to be received by Eligible Preferred Holders that make such election to be determined based on the Per Share Price as of the Closing in accordance with the terms of the Merger Agreement or (b) such amount per share as would have been payable to such Liquidation Preference Electing Holder should all of Eligible Preferred Shares have been converted into shares of Company Common Stock pursuant to Section 4 of the Legacy Charter, with holders making such Liquidation Preference Election, in consideration of being offered the Liquidation Preference Election, also agreeing to forfeit entitlement to participate in any Earnout Shares, if any such Earnout Shares are issued during the post-Closing Earnout Period in accordance with the terms of the Merger Agreement, in respect of such holders’ Liquidation Preference Election Shares; or (ii) the provisions set forth in Section 5.1 of the Legacy Charter, subject to and as described in the Liquidation Preference Election and Waiver Documents, with such conversion of Eligible Preferred Holders’ Eligible Preferred Shares (in respect of which no Liquidation Preference Election and Waiver is made) effectuated as part of the Company Preferred Stock Exchange contemplated by the Merger Agreement.

“Live Oak” means Live Oak Acquisition Corp. V, a Cayman Islands exempted company.

“Live Oak Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Live Oak.

“Live Oak Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Live Oak.

“Live Oak Ordinary Shares” means the Live Oak Class A Shares and Live Oak Class B Shares.

“Live Oak Units” means a unit of Live Oak, each consisting of one Live Oak Class A Share and one redeemable warrant to purchase one Live Oak Class A Share.

“Lock-Up Holders” means the certain equity holders of Legacy Teamshares who entered into the Teamshares Lock-Up Agreement.

“Management Lock-Up Agreements” means the lock-up agreements entered into simultaneously with the execution of the Original Merger Agreement among Live Oak, the SPAC Representative and each member of the Teamshares management team, pursuant to which members of the Teamshares management team agreed to certain transfer and other restrictions applicable to the shares of Common Stock they received in the Merger for a period of time after the Closing.

“Merger Agreement” means that certain Merger Agreement, dated as of November 14, 2025 (as amended on April 1, 2026 and May 13, 2026), by and among Live Oak, Catalyst Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Live Oak (“Merger Sub”), Catalyst Sub 2 LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Live Oak (“Merger Sub II,” to be renamed “Teamshares LLC” effective at Closing), Live Oak Sponsor V LLC, in its capacity as SPAC Representative (the “Sponsor”), Brian Gaebe, in his capacity as Seller Representative, and Legacy Teamshares.

“Mergers” means the First Merger and the Second Merger.

“Merger Consideration” means the consideration, in the form of newly-issued shares of Common Stock and Assumed Vested Options, delivered at the Closing to Teamshares Stockholders that completed applicable transmittal documents required by the Merger Agreement and In-The-Money Vested Optionholders as of the First Effective Time, with an aggregate value equal to the sum of Five Hundred and Twenty-Five Million Dollars ($525,000,000) plus (ii) the aggregate amount of any Interim Period Financing Transactions, if any, which includes the Stockholder Merger Consideration deliverable to Teamshares Stockholders in the form of Merger Consideration Shares, with each Teamshares Stockholder receiving, for each share of Company Common Stock held as of immediately prior to the First Effective Time (after giving effect to Liquidation Preference Elections, and, thereafter, giving effect to the Company Preferred Stock Exchange contemplated by the Merger Agreement or otherwise treating shares of Company Preferred Stock on an as converted to Company Common Stock basis in accordance with the terms of the Merger Agreement, but excluding Company Treasury Shares), a number of shares of Common Stock equal to (1) the Per Share Price, divided by (2) $10.00.

“Merger Consideration Shares” means a number of newly issued shares of Common Stock equal to the aggregate Stockholder Merger Consideration divided by $10.00, deliverable to the Teamshares Stockholders at the Closing under the terms of the Merger Agreement.

“Merger Sub” means Catalyst Sub Inc., a Delaware corporation and wholly-owned subsidiary of Live Oak.

“Merger Sub II” means Catalyst Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Live Oak.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes the Nasdaq Capital Market.

“Original Merger Agreement” means the Agreement and Plan of Merger, dated as of November 14, 2025, between Live Oak, Legacy Teamshares, Merger Sub, Merger Sub II, Sponsor (solely in its capacity as the SPAC Representative for the limited purposes set forth in the Merger Agreement) and the Seller Representative (solely in its capacity as the Seller Representative for the limited purposes set forth in the Merger Agreement).

“Per Share Price” means an amount equal to (i) the Merger Consideration divided by (ii) the Fully-Diluted Company Shares as of immediately prior to the Closing.

x

“Private Placement” means the private placement consummated in connection with the IPO in which Live Oak issued the Private Warrants to the Sponsor.

“Private Warrant” means (i) prior to the Closing, one (1) whole warrant entitling the holder thereof to purchase one (1) Class A Ordinary Share at a purchase price of $11.50 per share, and (ii) after the Closing, the equivalent warrants of New Teamshares issued in exchange for the Private Warrants of Live Oak upon consummation of the Mergers.

“Private Warrant Subscription Agreement” means the Warrant Subscription Agreement, dated as of February 27, 2025, between Live Oak and the Sponsor, pursuant to which the Sponsor purchased 4,500,000 Private Warrants in the Private Placement.

“Pro Rata Share” means, with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration issuable at the Closing to such Company Stockholder in accordance with the terms of the Merger Agreement, divided by (ii) the total Stockholder Merger Consideration issuable to all Company Stockholders at the Closing in accordance with the terms of the Agreement.

“Public Shareholders” means the holders of Public Shares of Live Oak.

“Public Shares” means the Live Oak Class A Shares initially sold in Live Oak’s initial public offering.

“Public Warrant” means (i) prior to the Closing, one (1) whole redeemable warrant that was included in as part of each Unit, entitling the holder thereof to purchase one (1) Class A Ordinary Share at a purchase price of $11.50 per share, and (ii) after the Closing, the equivalent warrants of New Teamshares issued in exchange for the Public Warrants of Live Oak upon consummation of the Mergers.

“Qualifying Change of Control Transaction” means a transaction involving and consummated by New Teamshares during the Earnout Period which constitutes a Change of Control in which the implied price per share of Common Stock equals or exceeds $12.00 per share.

“Registration Rights Agreement” means the amended and restated registration rights agreement, dated as of June 18, 2026, entered into by and among the Company, the Sponsor, Teamshares Stockholders and the PIPE Investors at the Closing.

“Rule 144” means Rule 144 under the Securities Act.

“SAFE Investors” means, collectively, investors in the Teamshares SAFEs.

“SAFE Investor New Teamshares Shares” means the shares of Common Stock deliverable to the SAFE Investors at the Closing of the Business Combination.

“SAFE Investor Founder Shares” means the Incentive Founder Shares delivered at or prior to the Closing to the SAFE Investors pursuant to and in accordance with the terms of the Teamshares SAFEs and Incentive Founder Share transfer documents.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger that occurred immediately following, and as part of the same transaction as, the First Merger, in accordance with the terms of the Merger Agreement, of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving as the Surviving Entity in such merger.

“Second Effective Time” means the effective time of the Second Merger.

“Second Insider Letter Amendment” means that certain Second Insider Letter Amendment, dated as of April 1, 2026, by and among Live Oak, the Sponsor and Live Oak directors and officers signatory thereto, effective as of the Closing.

“Second MA Amendment” means that certain Second Amendment, dated as of May 13, 2026, to the Original Merger Agreement entered into by Live Oak, Legacy Teamshares and the other parties to the Original Merger Agreement, as amended by the First MA Amendment.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder Lock-Up Agreements” means the lock-up agreements entered into simultaneously with the execution of the Original Merger Agreement among Live Oak, the SPAC Representative and certain Teamshares stockholders pursuant to which each of those Teamshares stockholders agreed to certain transfer and other restrictions applicable to the shares of Common Stock they received in the Merger for a period of time after the Closing.

“Sponsor” means Live Oak Sponsor V LLC, a Delaware limited liability company.

“Surviving Corporation” means Legacy Teamshares, as the surviving corporation in the First Merger.

“Surviving Entity” means Merger Sub II, as the surviving entity in the Second Merger, renamed “Teamshares LLC”.

“Teamshares SAFEs” means, collectively, the simple agreements for future equity entered into by Legacy Teamshares and SAFE Investors between December 2025 and May 2026, which Teamshares SAFEs automatically converted into shares of Common Stock in connection with Closing.

“Teamshares Stockholders” means the stockholders of Legacy Teamshares as of immediately prior to the First Effective Time.

“Transactions” means all of the actions and transactions comprising the Business Combination, including all of the transactions contemplated by the Merger Agreement, the Ancillary Agreements and any other agreements entered into in connection with the Closing, including the issuance of New Teamshares securities pursuant to the foregoing.

“Trust Account” means the trust account of Live Oak that holds the proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Units.

“Warrants” means Private Warrants and Public Warrants, collectively.

“Warrant Agent” means Continental Stock Transfer & Trust Company in its capacity as Warrant Agent for purposes of the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement between Live Oak and Continental Stock Transfer & Trust Company, in its capacity as Warrant Agent, entered into in connection with Live Oak’s IPO.

“2020 Plan” means the Teamshares Inc. 2020 Equity Incentive Plan, as amended.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to statements regarding our operations, our financial performance and our industry; our business strategy, business plan, and plans to drive long term sustainable shareholder value; our expectations on revenue and cash generation. These forward-looking statements reflect the Company’s predictions, projections or expectations based upon currently available information and data. Our actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. The following important factors and uncertainties, among others, could cause actual outcomes or results to differ materially from those indicated by the forward-looking statements in this prospectus:

•	our ability to realize the benefits expected from the Business Combination;

•	our ability to maintain the listing of the Common Stock on Nasdaq;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	our ability to retain or recruit, or to effect changes required in, our officers, key employees or directors;

•	our reliance upon the efforts of our Board and key personnel to be successful;

•	our limited operating history;

•	expectations regarding the time during which the Company will be an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended;

•	our failure to manage our growth effectively;

•	competition from existing or new companies;

•	the Company’s ability to successfully acquire, integrate and grow small-to-medium-sized businesses and implement its tech-enabled employee ownership platform;

•	failure of the market to achieve the growth potential we expect;

•	our customer concentration;

•	our history of losses and failure to achieve profitability in the future;

•	failure to comply with various laws and regulations relating to various aspects of our business and any changes in the funding levels of various governmental entities with which we do business;

•	our failure to protect the confidentiality of our trade secrets and know how;

•	our failure to comply with the terms of third-party open source software our systems utilize;

•

our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and

•	other factors detailed under the section of this prospectus entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and the Company’s management team’s current expectations, forecasts, and assumptions, and involve a number of judgments, known and unknown risks, and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update, add or to otherwise correct any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Teamshares is a tech-enabled acquiror of high-quality SMEs intending to be a permanent home for businesses. Part holding company, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Our acquisition-based business model aims to drive predictable, repeatable growth and scale through financial technology.

Teamshares is among the largest acquirors of SMEs in the United States, with a differentiated, innovative model. In just six years, we have scaled to over $400 million in consolidated revenue among our Operating Subsidiaries, diversified across over 40 industries and 30 states. Teamshares’ growth is made possible by our scalable platform that combines centralized financial technology with decentralized, aligned leadership.

Teamshares’ software drives scale and efficiency across the entire company lifecycle. It helps source, underwrite, and close acquisitions efficiently and programmatically, and then provides standardized financial and operating visibility for every company. Teamshares leverages AI to scale our platform and data-driven decision-making, with each acquisition contributing data we believe compounds platform value over time.

We analyze thousands of opportunities annually through our software, targeting retirement situations for companies with strong cash flow conversion. Teamshares’ average acquired company has been in operation for more than 35 years, demonstrating durability across economic cycles.

The American economy has 6 million SMEs with up to 100 employees. Over 3 million of these companies have owners aged 55 or older and likely need to sell over the coming decades, with a limited universe of credible buyers. Teamshares aims to scale as a differentiated ‘exit of choice’ for thousands of high-quality SMEs over the long term.

From systematic sourcing to institutional leadership and centralized cash control, Teamshares aims to evolve a fragmented, founder-driven asset class into an institutionalized platform that we believe can scale predictably and deliver durable financial growth.

The Business Combination

As previously announced, on November 14, 2025, Live Oak Acquisition Corp. V, a Cayman Islands exempted company (“Live Oak”), entered into an Agreement and Plan of Merger (as amended by the First Amendment dated April 1, 2026 and the Second Amendment dated May 13, 2026, the “Merger Agreement”), by and among Live Oak, Catalyst Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Live Oak (“Merger Sub”), Catalyst Sub 2 LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Live Oak (“Merger Sub II,” to be renamed “Teamshares LLC” effective at Closing), Live Oak Sponsor V LLC, in its capacity as SPAC Representative (the “Sponsor”), Brian Gaebe, in his capacity as Seller Representative, and Legacy Teamshares.

On June 18, 2026 (the “Closing Date”), as contemplated by the Merger Agreement, Live Oak, Merger Sub, Merger Sub II and Legacy Teamshares consummated the transactions contemplated by the Merger Agreement and its related agreements (the “Transactions”), culminating in (i) Live Oak de-registering from the Register of Companies in the Cayman Islands and transferring by way of continuation out of the Cayman Islands and into the State of Delaware so as to become a Delaware corporation (the “Domestication”), (ii) Merger Sub merging with and into Legacy Teamshares, with Legacy Teamshares continuing as the surviving corporation (the “Surviving Corporation”) (the date and time of such merger, the “First Effective Time”) as a wholly-owned subsidiary of Live Oak (the “First Merger”), and (iii) immediately thereafter, the Surviving Corporation merging with and into Merger Sub II, with Merger Sub II (renamed as “Teamshares LLC”) continuing as the surviving entity (the “Surviving Entity”) and as a wholly-owned subsidiary of Live Oak (the “Second Merger” and together with the First Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement and the related agreements, the “Business Combination”). The two-step merger structure is intended to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

On June 16, 2026, Live Oak held an extraordinary general meeting of shareholders of Live Oak (the “Extraordinary General Meeting”) where the shareholders of Live Oak considered and approved, among other matters, a proposal described in the definitive proxy statement and final prospectus, dated May 27, 2026 (the “Proxy Statement/Prospectus”) and filed with the SEC (File No. 333-294869) to approve the entry into the Merger Agreement and consummate the Transactions contemplated thereby.

On June 16, 2026, as contemplated by the Merger Agreement, Live Oak filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and, on June 16, 2026, filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which Live Oak was domesticated and continues as a Delaware corporation, and effective upon the Closing, changing its name to “Teamshares Inc.” (the “Domestication”).

In connection with the Domestication, the then-issued and outstanding Live Oak Class B Ordinary Shares were converted, on a one-for-one basis, into shares of Live Oak Class B Common Stock. Further, in connection with the Closing, the then-issued and outstanding shares of Live Oak Class B Common Stock converted automatically, on a one-for-one basis, into shares of Common Stock.

As a result of the Mergers, and upon the Closing, pursuant to the terms of the Merger Agreement, among other things:

(1) All of the issued and outstanding capital stock of Legacy Teamshares as of immediately prior to the First Effective Time were automatically cancelled and ceased to exist, in exchange for the rights of (A) each Teamshares Stockholder to receive its pro rata share of the Stockholder Merger Consideration (after giving effect to certain elections by certain Legacy Teamshares preferred holders (“Liquidation Preference Elections”) and, thereafter, giving effect to the conversion of all remaining shares of Legacy Teamshares preferred stock into shares of Legacy Teamshares common stock in accordance with the terms of the Merger Agreement (“Company Preferred Stock Exchange”) or otherwise treating shares of Company Preferred Stock on an as converted to Company Common Stock basis), but excluding treasury stock owned by Legacy Teamshares or a direct or indirect subsidiary thereof (“Treasury Shares”) and (B) each Earnout Participant (as defined below) to receive certain Earnout Shares (as defined below), if any such shares are issued in accordance with the terms and conditions of the Merger Agreement; and

(2) All outstanding options to purchase equity securities of Legacy Teamshares with exercise prices less than the Per Share Price determined as of the Closing, as further described below, that remained outstanding as of the First Effective Time, whether vested or unvested, were assumed by the Company and replaced with Assumed

Options, subject to equitable adjustments to the exercise prices and number of shares for which such Assumed Options are exercisable, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law; and

(3) All Legacy Teamshares warrants, convertible debt, “out-of-the-money” options and other convertible securities outstanding and not exercised or converted prior to the First Effective Time were terminated and did not receive any consideration in connection with the Mergers.

(4) Under the Merger Agreement, a Legacy Teamshares option was considered “in-the-money” if its per-share exercise price was less than the “Per Share Price” determined in accordance with the terms of the Merger Agreement. The Per Share Price was calculated as follows: Merger Consideration ÷ Fully-Diluted Company Shares as of the Closing.

Pursuant to the Merger Agreement, the aggregate merger consideration (the “Aggregate Merger Consideration”) paid to the holders of securities of Legacy Teamshares was $525.0 million, paid in newly issued shares of Common Stock (and Assumed Vested Options), valued at $10.00 per share. The total Merger Consideration Shares equaled 52,500,000; the Stockholder Merger Consideration was approximately 49,435,918 shares of Common Stock and the Assumed Vested Options were exercisable on a net basis for approximately 3,064,082 shares of Common Stock.

Certain former Legacy Teamshares securityholders (the “Earnout Participants”) have the contingent right to receive up to 6,000,000 additional shares of Common Stock (“Earnout Shares”) during a five-year earnout period (the “Earnout Period”), in three equal tranches vesting upon the VWAP of Common Stock equaling or exceeding $12.00, $15.00 and $20.00, respectively, for 20 of any 30 consecutive trading days (or upon a qualifying change of control at an implied price at or above $12.00).

In addition, 1,150,000 Deferred Founder Shares and up to 1,150,000 Incentive Founder Shares held by the Sponsor are subject to vesting and forfeiture based on certain Founder Share Triggering Events over a five-year Founder Share Measurement Period. As of the date of this prospectus 63,300 Incentive Founder Shares have been transferred to the SAFE Investors as “bonus” shares and delivered under the terms of the Teamshares SAFEs and 37,136 Incentive Founder Shares have been transferred to certain investors that entered into non-redemption agreements. To the extent the Sponsor did not transfer or forfeit all of the Incentive Founder Shares at or prior to the Closing, the Sponsor forfeited fifty percent (50%) of the remaining Incentive Founder Shares at the Closing and the other remaining fifty percent (50%) of such Incentive Founder Shares is subject to vesting (or forfeiture) on the basis of achieving certain share price targets during the Founder Share Measurement Period. As a result, there are 524,781 Incentive Founder Shares that remain outstanding following the closing of the Business Combination.

Pursuant to the subscription agreements (the “Subscription Agreements”) entered into on November 14, 2025, by and among Live Oak and certain investors (collectively, the “Initial PIPE Investors”), the Company issued and sold to the Initial PIPE Investors (substantially concurrently with the consummation of the Business Combination) an aggregate of 13,749,994 shares (the “PIPE Shares”) of Common Stock for aggregate gross proceeds of approximately $126.5 million (the “PIPE Investment”).

In addition, during the period between December 2025 and May 2026, Legacy Teamshares and SAFE Investors entered into simple agreements for future equity (“SAFEs”) for aggregate purchase amounts of approximately $6.3 million, of which $3.0 million was received by Legacy Teamshares in December 2025, $1.1 million was received by Legacy Teamshares in January 2026, $1.3 million was received by Legacy Teamshares in April 2026 and $1.0 million was received by Legacy Teamshares in May 2026. Certain holders of SAFEs issued by Legacy Teamshares automatically converted their SAFEs into shares of Common Stock at the Closing (representing approximately 1% of the outstanding shares of Common Stock of the Company).

On June 1, 2026, in connection with the Business Combination, Live Oak entered into an agreement (the “Forward Purchase Agreement”) with a fund sub-advised by JBA Asset Management LLC (“Seller”) for an OTC Equity Prepaid Forward Transaction to purchase shares of Common Stock.

In connection with the Closing of the Business Combination, Live Oak entered into Non-Redemption Agreements (the “Non-Redemption Agreements”), dated as of June 5, 2026, with unaffiliated third-party shareholders of Live Oak (each, a “NRA Investor” and collectively, the “NRA Investors”) and Sponsor in accordance with the terms of the Merger Agreement.

Pursuant to the Non-Redemption Agreements, the NRA Investors agreed not to redeem an aggregate of 276,646 Class A ordinary shares of Live Oak (the “Non-Redeemed Shares”) at the Extraordinary General Meeting. In exchange for the foregoing commitment to Live Oak to not redeem the Non-Redeemed Shares, the Sponsor agreed to transfer to the NRA Investors, contemporaneously with the Closing, an aggregate of 37,136 shares of Common Stock (issued in respect of an equivalent number of Founder Shares) held by the Sponsor, provided that such NRA Investors do not exercise their respective redemption rights with respect to the Non-Redeemed Shares in connection with the Extraordinary General Meeting.

For accounting purposes, the Business Combination is treated as a reverse recapitalization, with Live Oak treated as the “acquired” company and Legacy Teamshares as the accounting acquirer. The net assets of Live Oak are stated at historical cost, with no goodwill or other intangible assets recorded. The operations presented in the financial statements of the Company following the Closing are those of Legacy Teamshares.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

•	If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures.

•	Future offerings of debt or offerings or issuances of equity securities by Teamshares may adversely affect the market price of Common Stock or otherwise dilute all other stockholders.

•	Teamshares may not be successful in finding future opportunities to complete acquisitions.

•	If we fail to manage our anticipated growth effectively, our business, financial condition and operating results could be harmed.

•	Our indebtedness could expose us to risks that could adversely affect our business, results of operations and financial condition.

•

We have a history of net operating losses and may not achieve profitability in the future. We may need additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to sustain operations and growth of the business.

•

Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our business.

•

Material Teamshares debt obligations require repayment at the Closing and will come due at various dates in 2026. If we are unable to amend, refinance, or extend such maturities or otherwise experience events of default under our debt facilities that are not waived or remediated, Teamshares will require additional financing to carry out its business plans, including anticipated Additional Operating Company acquisitions, which may delay or impair, potentially significantly, our growth plans, require us to seek additional capital sources on terms less favorable than our current debt arrangements and cause our operating results to differ, perhaps materially, from management expectations.

•	Engaging in acquisitions involves risks, and, if we are unable to effectively manage these risks, our business could be materially harmed.

•	Teamshares’ success will depend on its ability to attract and retain personnel and manage human capital both for itself and the Teamshares Operating Subsidiaries, while controlling labor costs.

•	The market price of Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•

New Teamshares does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of Common Stock.

•	Future sales of shares of Common Stock may depress its stock price.

Organizational Structure

The diagram below depicts our organizational structure as of immediately following consummation of the Business Combination:

Live Oak Public Shareholders
Sponsor
Teamshares Stockholders
PIPE Investors
25%
4%
55%
15%
Teamshares Inc. (Delaware Corp.)
100%
Teamshares LLC (Delaware LLC)

Corporate Information

Live Oak was a blank check company incorporated on November 27, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On June 16, 2026, Live Oak domesticated into a

Delaware corporation and changed its name to “Teamshares Inc.” in connection with the Domestication. Teamshares Inc. is a holding company whose principal assets are the equity interests it holds in Teamshares, LLC.

Our principal executive office is located at 214 Sullivan Street, 3B, New York, New York 10012. Our telephone number is (917) 310-2731. Our website address is www.teamshares.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to continue to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

•

presentation of only two years of audited financial statements and related financial disclosure in our periodic reports and registration statements, including this prospectus, subject to certain exceptions;

•

exemption from the requirement for our registered independent public accounting firm to provide an attestation report on internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (“SOX”);

•	reduced executive compensation disclosures in our periodic reports, proxy statements, and registration statements, including in this prospectus;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•	exemption from the requirement to hold non-binding advisory votes on executive compensation, on the frequency of such votes, and on golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of:

•	December 31, 2029 (the last day of the fiscal year that follows the fifth anniversary of the completion of Live Oak’s initial public offering);

•	the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion;

•	the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; and

•	the date on which we have issued more than $1.0 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

THE OFFERING

Issuer	Teamshares Inc.

Securities Being Registered	We are registering a primary offering of up to 16,000,000 shares of Common Stock and the resale by the Selling Securityholders of an aggregate of up to 19,663,254 shares of Common Stock and 4,500,000 Warrants.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of any shares of Common Stock and Warrants registered under this prospectus for resale.

Teamshares Inc. Securities Outstanding Before
this Offering

•	73,660,516 shares of Common Stock

•	15,999,989 Warrants exercisable for up to 16,000,000 shares of Common Stock at an initial exercise price of $11.50 per share, subject to adjustment.

Teamshares Inc. Securities Outstanding After
this Offering

•	up to 89,660,516 shares of Common Stock (assuming the exercise of all outstanding Warrants for cash).

•	15,999,989 Warrants exercisable for up to 16,000,000 shares of Common Stock at an initial exercise price of $11.50 per share, subject to adjustment.

Use of Proceeds	All of the shares of Common Stock and Warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such Selling Securityholders in disposing of their Common Stock and Warrants, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise or exchange. We intend to use the proceeds received from the exercise of the warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities and strategic transactions. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 10 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Material U.S. Federal Income Tax Consequences for Holders of Common Stock and Warrants	For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Common Stock and Warrants, see “Material U.S. Federal Income Tax Consequences for Holders of Common Stock and Warrants.”

Trading Symbols	Our Common Stock and Warrants are listed and traded on the Nasdaq under the symbol “TMS” and “TMSWW,” respectively.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Business and Industry

Teamshares’ principal revenues are expected to be earned in the future, through its subsidiaries and through its Operating Subsidiaries, and Teamshares depends on its subsidiaries for cash.

Teamshares’ principal operation is to programmatically acquire small-to-medium size enterprises (“SMEs”) with $0.5 to $5 million of EBITDA from retiring owners, integrate them with the Teamshares platform (the “Teamshares Operating Subsidiaries” or “Operating Subsidiaries”), and help employees earn company stock.

Teamshares’ ability to execute its growth strategy will be highly dependent on its ability to successfully source, underwrite and close acquisitions of new Operating Subsidiaries. The ability of the Teamshares Operating Subsidiaries or any subsidiary to generate sufficient revenue from future operations to allow Teamshares and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of Teamshares’ control. Teamshares cannot assure you that the cash flow and future earnings of the Teamshares Operating Subsidiaries will be adequate to service any corporate obligations or operating needs. If the Teamshares Operating Subsidiaries do not generate sufficient cash flow from future operations to satisfy corporate obligations and operating needs, Teamshares may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Teamshares cannot assure that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of Teamshares’ various debt instruments then in effect. Teamshares’ inability to generate sufficient cash flow from the Teamshares Operating Subsidiaries to satisfy its obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and results of operations. Furthermore, Teamshares and the Teamshares Operating Subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit the Teamshares Operating Subsidiaries and other subsidiaries from making distributions, paying dividends or making loans to Teamshares.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures.

We may need to raise additional funds in the future to grow our business internally, invest in new businesses, expand through acquisitions, enhance our current services or respond to changes in our current and target markets. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Teamshares and the acquisition of future Operating Subsidiaries. If we raise additional capital through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on our operations or harm our financial condition. In addition, Teamshares may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Teamshares on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Teamshares and the Teamshares Operating Subsidiaries to operate their businesses or implement their growth plans.

Future offerings of debt or offerings or issuances of equity securities by Teamshares may adversely affect the market price of Common Stock or otherwise dilute all other stockholders.

In the future, Teamshares may attempt to obtain financing or to further increase Teamshares’ capital resources by issuing additional shares of Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Teamshares also expects to grant equity awards to employees, directors, and consultants under the Incentive Plan. Future acquisitions could require substantial additional capital in excess of cash from operations. Teamshares would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations. Issuing additional shares of Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of Teamshares’ existing stockholders or reduce the market price of Common Stock or both. Upon liquidation, holders of such debt securities, preferred shares, and lenders with respect to other borrowings would receive a distribution of Teamshares’ available assets prior to the holders of Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Teamshares’ ability to pay dividends to the holders of Common Stock. Teamshares’ decision to issue securities in any future offering will depend on market conditions and other factors beyond Teamshares’ control, which may adversely affect the amount, timing and nature of Teamshares’ future offerings.

Teamshares may not be successful in finding future opportunities to complete acquisitions.

Our business model requires a consistent pipeline of compelling acquisition opportunities and willing sellers; failure to source, negotiate and close acquisitions would impair our growth. Teamshares’ growth depends on its ability to identify attractive businesses and persuade owners to sell on acceptable terms. Competitive dynamics, valuation dislocations, reduced M&A activity, adverse macroeconomic conditions, reputational factors, or a failure to articulate a compelling value proposition to sellers may impair deal flow. If we cannot acquire at the pace or on the terms contemplated in our plans, our revenues, profitability and long-term growth could be materially negatively affected.

If we fail to manage our anticipated growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve, and expand our infrastructure of people and information systems and expand, train and manage our employee base. To support continued growth, we must effectively integrate, develop and motivate new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results. Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our services and client experience. We are also required to manage relationships with a growing number of partners, institutions, clients and other third parties. Our current information technology systems and our internal controls and procedures may not be adequate to support the future growth of our operations and employee base. If we are unable to manage the growth of our operations effectively, our business, financial condition and operating results may be materially adversely affected.

Our success depends on our ability to price accurately the risks that we underwrite.

Our results of operation or financial condition depend on our ability to accurately price for a wide variety of risks. To source and underwrite acquisitions of SMEs accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate pricing techniques; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result, price our acquisitions accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including: the availability of reliable third party data and our ability to properly analyze such data; the uncertainties that inherently characterize estimates and assumptions; our selection and application of appropriate pricing techniques; and changes in applicable legal liability standards. Consequently, we could underprice risks, which would adversely affect our results, or we could overprice risks, which would reduce the volume of acquisitions and our overall competitiveness. In either case, our results of operation could be materially and adversely affected.

The determination as to whether certain Teamshares assets are viewed as securities (i.e., by falling within the definition of an “investment contract”) is made by Teamshares and if the SEC were to disagree with Teamshares’ determination, Teamshares could be deemed to be an investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” to include a company that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities.” Whether a company is engaged primarily in the business of investing in securities is a question of fact that is determined through the analysis of five factors. No single factor by itself is dispositive. The relevant factors are: (1) the nature of a company’s assets; (2) the source of a company’s income; (3) the company’s historic development; (4) the company’s public representations; and (5) the activities of the company’s officers and directors. In the context of its Section 3(a)(1)(A) analysis, and specifically Section 3(a)(1)(A)’s asset test, Teamshares has determined that neither Teamshares’ equity interest in Teamshares Operating Subsidiaries nor the loans from Teamshares to Teamshares Operating Subsidiaries are a “security.” This determination is based upon Teamshares’ conclusion that neither should be viewed as an “investment contract.” Applicable case law has found that an “investment contract” exists when there is the investment of money in a common enterprise with a reasonable expectation of profits to be derived primarily from the efforts of others. The above determinations were made by Teamshares based in large part on case law precedent and no-action letters issued by the SEC staff and other SEC interpretive guidance, and the significant relationship that exists between Teamshares and Teamshares Operating Subsidiaries (e.g., our integration of the Teamshares Operating Subsidiaries onto the Teamshares platform through our onboarding process, which includes, among other resources, sourcing executive talent, providing capital table management support, health and business insurance products, and accounting and payroll platforms). Additionally, based in large part on case law precedent and SEC staff no-action letters, Teamshares determined that the loans from Teamshares to Teamshares Operating Subsidiaries should not constitute securities that are “evidences of indebtedness” under the Investment Company Act. Teamshares has not requested the SEC to approve this analysis and the SEC has not done so. If the SEC were to disagree with Teamshares’ analysis or relevant factual circumstances were to change, Teamshares may be required to adjust its analysis and, potentially, its asset composition, in order to support its conclusion that it should not be deemed to be an investment company under the Investment Company Act. If Teamshares were required to register as an investment company under the Investment Company Act, compliance with the additional associated regulatory burdens would require additional expense and attention from management for which Teamshares has not accounted and, furthermore, could require Teamshares to restructure its operations, sell certain of its assets or abstain from the purchase of certain assets, which could have a material adverse effect on Teamshares’ business, financial condition, results of operations and prospects.

Our indebtedness could expose us to risks that could adversely affect our business, results of operations and financial condition, and we may not be able to refinance such indebtedness on favorable terms or at all.

Unless we are able to repay, amend the terms or refinance the terms of our credit facilities and other indebtedness, New Teamshares may face liquidity constraints and have less or insufficient capital available to acquire the number of Additional Operating Subsidiaries on a timeline or on terms consistent with management’s expectations as of the date of this prospectus, if at all, and New Teamshares may be forced to rely upon more expensive financing arrangements on a temporary or longer term basis.

As of March 31, 2026, Legacy Teamshares had approximately $153.4 million outstanding under the i80 Facility and approximately $33.9 million outstanding under the HBC Facility. The i80 Facility bears interest at the lesser of SOFR plus 11% or 16% (with a weighted-average interest rate of 14.7% for as of March 31, 2026) and matures on December 5, 2026. On December 24, 2025, Legacy Teamshares and certain subsidiaries entered into a Credit Agreement with funds managed, advised, or sub-advised by JBA Asset Management LLC (as amended on March 2, 2026 and as may be further amended or supplemented from time to time the “HBC Facility”), providing for term loan commitments to certain unencumbered subsidiaries in an aggregate principal of $33.9 million. Live Oak provided its consent under the Merger Agreement for borrowings under the HBC Facility. Legacy Teamshares drew $25.0 million concurrent with the closing of the HBC Facility, and recorded a debt discount of $5.3 million. The Sound Point Facility was repaid in full in December 2025 using proceeds from the HBC Facility. As additional consideration for entering into the HBC Facility, the Company agreed to pay HBC $1.0 million in cash, or an equivalent value of shares of common stock in New Teamshares, following the closing of the Business Combination. New Teamshares has the option to pay in cash or shares. In March 2026, the HBC Facility was amended to provide additional term loan commitments in an aggregate principal amount of $3.6 million. The Company received proceeds of $2.9 million and recognized a debt discount of $0.6 million and debt issuance costs of $0.1 million. The proceeds from this amendment were utilized to fund an operating company acquisition. The HBC Facility matured at Closing and was repaid using proceeds from the Business Combination.

We are actively pursuing opportunities to refinance the i80 Facility on improved terms; however, any such refinancing would depend on market conditions and prospective lenders’ perspectives on the creditworthiness of the Company. There can be no assurance that the Company will be able to obtain such refinancing on acceptable terms, or at all. If we are unable to refinance the i80 Facility prior to its maturity, we may be required to repay approximately $153.4 million (including any accrued PIK interest) from available cash or from the proceeds of other financing transactions, which may not be available on favorable terms or at all. Unless we are able to repay, amend the terms or refinance the terms of our credit facility and other indebtedness, New Teamshares may face liquidity constraints and have less or insufficient capital available to acquire additional Operating Subsidiaries on a timeline or on terms consistent with management’s expectations as of the date of this prospectus, if at all, and Teamshares may be forced to rely upon more expensive financing arrangements on a temporary or longer term basis. If we are unable to refinance or repay our indebtedness when due, we may be forced to take other actions to satisfy our obligations, such as seeking additional equity financing (which may be dilutive to existing stockholders), selling assets, or reducing or delaying capital expenditures, strategic acquisitions, or investments. These actions may not be successful and could have a material adverse effect on our business, financial condition, results of operations, and liquidity.

In the future, we may incur additional indebtedness. Our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things: increasing our vulnerability to adverse economic and industry conditions; limiting our ability to obtain additional financing; requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes; limiting our flexibility to plan for, or react to, changes in our business; and placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves to pay any additional indebtedness that we may incur. In addition, any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

We have a history of net operating losses and may not achieve profitability in the future. We may need additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to sustain operations and growth of the business.

Teamshares and the Teamshares Operating Subsidiaries may continue to incur operating losses in the future as we continue to expand and develop, and we may need additional capital from external sources. We may require additional financing to fund operations, acquisitions or growth. Teamshares and the Teamshares Operating Subsidiaries expect to require substantial capital to execute its strategy, including to finance acquisitions, support working capital, invest in systems and personnel and service indebtedness. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Teamshares and the Teamshares Operating Subsidiaries. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect their business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Teamshares on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Teamshares and the Teamshares Operating Subsidiaries to operate their businesses or implement their growth plans.

Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our business.

Our ability to grow revenues, earnings and cash flow at or above our historic rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies, and to make appropriate investments that support our long-term strategy. We may not be able to consummate acquisitions at rates similar to the past, which could adversely impact our business. Promising acquisitions and investments are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers or investors, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. For example, antitrust scrutiny by regulatory agencies and changes to regulatory approval processes in the U.S. and non-U.S. jurisdictions may cause approvals to take longer than anticipated to obtain, may not be obtained at all, or may contain burdensome conditions, which may jeopardize, delay or reduce the anticipated benefits of acquisitions to us and could impede the execution of our business strategy. In addition, competition for acquisitions and investments has resulted and may result in higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions and investments. Competitive dynamics, valuation dislocations, reduced M&A activity, adverse macroeconomic conditions, reputational factors, or a failure to articulate a compelling value proposition to founders may impair deal flow. If we cannot acquire at the pace or on the terms contemplated in our plans, our revenues, profitability and long-term growth could be materially negatively affected.

Additionally, in order to achieve the substantial future revenue growth, we have projected, our growth depends on our ability to identify attractive businesses and persuade owners to sell on acceptable terms. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include hiring and training new personnel; continuing to improve the existing operational management and financial reporting systems and team to comply with requirements as a public company; and implementing and enhancing administrative infrastructure, systems and processes.

Engaging in acquisitions involves risks, and, if we are unable to effectively manage these risks, our business could be materially harmed.

We consistently engage in discussions concerning acquisition opportunities and, as a result of such discussions, may enter into acquisition transactions with potential Operating Subsidiaries. Acquisitions entail numerous potential risks, including the following: difficulties in the integration of the acquired business, which include implementation of proper internal controls over financial reporting; assumption of unknown material liabilities; transitioning the business from the former owner’s management and the reliance that employees may have on management; diversion of management’s attention from other business concerns; failure to achieve financial or operating objectives or other anticipated benefits or synergies and/or anticipated cost savings; and potential loss of customers or key employees. We may not be able to integrate or operate successfully any business, operations, personnel, services or products that we may acquire in the future.

Our international operations involve inherent risks that could result in harm to our business.

Certain Teamshares Operating Subsidiaries operate in international markets, which subject Teamshares and Teamshares Operating Subsidiaries to risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to such markets, and which could adversely affect Teamshares and Teamshares Operating Subsidiaries’ respective business, financial condition and results of operations.

Teamshares and Teamshares Operating Subsidiaries expect to continue to expand their international presence. Teamshares and Teamshares Operating Subsidiaries face, and expect to continue to face, additional risks in the case of their existing and future international operations, including:

•

political instability, adverse changes in diplomatic relations and unfavorable economic and business conditions in the markets in which they currently have international operations or into which they may expand, particularly in the case of emerging markets;

•	limitations on the enforcement of intellectual property rights;

•	adverse tax consequences due both to the complexity of operating across multiple tax regimes as well as changes in, or new interpretations of, international tax treaties and structures;

•	expropriations of property and risks of renegotiation or modification of existing agreements with governmental authorities;

•	diminished ability to legally enforce certain contractual rights in foreign countries; and

•

difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by U.S. law and their internal policies and procedures, and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing of foreign operations, which they might not be able to do effectively or cost-efficiently.

As Teamshares and Teamshares Operating Subsidiaries expand into new markets, these risks will be intensified and will have the potential to impact a greater percentage of their business and operating results. Teamshares and Teamshares Operating Subsidiaries’ ability to expand their respective international operations into new jurisdictions, or further into existing jurisdictions will depend, in significant part, on their ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as Teamshares and Teamshares Operating Subsidiaries’ ability to make continued investments to maintain and grow existing international operations. If the revenue generated by international operations is insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, Teamshares and Teamshares Operating Subsidiaries’ respective business, financial condition and results of operations could be materially and adversely affected. In addition, in an effort to make international operations in one or more given jurisdictions profitable over the long term, significant additional investments that are not profitable over the short term could be required over a prolonged period.

Teamshares’ success will depend on its ability to attract and retain personnel and manage human capital both for itself and the Teamshares Operating Subsidiaries, while controlling labor costs.

Teamshares’ future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel for itself and the Teamshares Operating Subsidiaries, including its management team, key executives, and other key talent, and the management team and key research and development, manufacturing, engineering and sales and marketing personnel for the Teamshares Operating Subsidiaries. Competition for qualified personnel is intense. The loss or incapacity of existing members of Teamshares’ executive management team could adversely affect its operations if it experiences difficulties in hiring qualified successors. The service of Teamshares’ executive officers is at-will and may end at any point in time. In addition, all of Teamshares and the Teamshares Operating Subsidiaries’ employees are at-will, which means that either they or the employee may terminate their employment at any time.

Teamshares believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it and the Teamshares Operating Subsidiaries will compete. In addition, the Teamshares Operating Subsidiaries rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow their businesses. Consequently, Teamshares believes that its future viability and the future viability of the Teamshares Operating Subsidiaries will depend largely on their ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, in the future it may need to pay higher compensation or fees to its employees or consultants than currently expected, and such higher compensation payments may have a negative effect on its operating results.

Competition for experienced, high-quality personnel is intense, and there is no assurance that Teamshares or the Teamshares Operating Subsidiaries will be able to recruit and retain such personnel. Because of the technical nature of the technologies and products offered by the Teamshares Operating Subsidiaries, any failure of the Teamshares Operating Subsidiaries to attract, recruit, train, retain, motivate and integrate qualified personnel could also materially harm Teamshares’ operating results and growth prospects.

Our self-insurance programs may expose us to significant and unexpected costs and losses.

We utilize a self-insurance program, through a captive insurance subsidiary, to manage certain risks across our operations and Teamshares Operating Subsidiaries. Our captive issues insurance policies covering selected exposures that may include workers’ compensation, general liability, professional liability, directors and officers liability, employment practices liability, and health or other benefits-related risks, among others. Self-insurance and captive insurance structures inherently expose us to risks that differ from, and may be greater than, those associated with purchasing third-party commercial insurance. If our captive insurance program does not perform as expected, our business, results of operations, financial condition and cash flows could be materially adversely affected. The adequacy of our captive insurance reserves is subject to significant judgment and uncertainty. We establish reserves based on actuarial analyses and other assumptions regarding the frequency, severity and timing of claims, as well as legal, medical, economic and social inflation, claim development patterns, and changes in the regulatory and litigation environment. Actual losses, settlement costs and defense expenses may materially exceed our reserves due to factors including large or catastrophic events, tail risk claims, adverse case law developments, expanded theories of liability or damages, increased jury verdicts, clustering of claims in particular lines or geographies, and changes in claim reporting or handling. Adverse reserve development would result in increased expenses and could require us to materially increase our funding of the captive, reduce available capital for other uses, and negatively affect our results.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

As of March 31, 2026, the Company has $140.2 million of federal net operating losses available for U.S. income tax purposes, which have an indefinite carryforward period. As of March 31, 2026, the Company has $0.3 million of federal tax credit carryforwards that expire beginning in 2042, and disallowed interest expense carryforwards of $101.8 million that can be carried forward indefinitely. As of March 31, 2026, the Company also had $89.9 million of net operating losses for U.S. state income taxes which will expire in periods beginning in 2031.

In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Business Combination. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future net income and cash flows.

Risks Related to the Teamshares Operating Subsidiaries’ Operations

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Teamshares.

Teamshares Operating Subsidiaries may be negatively impacted by volatility in the political and economic environment, such as geopolitical unrest, economic downturns and high interest rates, and a period of sustained inflation, which could have an adverse impact on our portfolio companies’ business, financial condition, results of operations and prospects.

Trade, monetary and fiscal policies, including tariffs, inflation, and other political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact Teamshares Operating Subsidiaries’ businesses. Further, rising inflation may negatively impact Teamshares Operating Subsidiaries and raise their costs. While Teamshares Operating Subsidiaries will take actions, wherever possible, to reduce the impact of the effects of inflation, if inflation rates continue to rise, it could become increasingly difficult to effectively mitigate increases to their costs. If Teamshares and Teamshares Operating Subsidiaries are unable to take actions to effectively mitigate the effect of the resulting higher costs, our business, financial condition, results of operations and prospects could be adversely impacted. Higher interest rates, coupled with reduced government spending and volatility in financial markets, may increase economic uncertainty and affect Teamshares Operating Subsidiaries. If the equity and credit markets deteriorate, including as a result of political or economic unrest or war, it may make necessary debt or equity financing more costly or unavailable to Teamshares Operating Subsidiaries. Increased inflation rates can adversely affect Teamshares and Teamshares Operating Subsidiaries by increasing costs, including labor and employee benefit costs. In addition, higher inflation, macroeconomic turmoil, economic uncertainty and market-wide liquidity concerns could also adversely affect Teamshares Operating Subsidiaries’ suppliers and potential customers, which could have an adverse impact on our business, financial condition, results of operations and prospects.

Government policies, priorities, regulations, mandates and funding levels may positively or negatively affect Teamshares Operating Subsidiaries that do business with governmental entities.

Certain Teamshares Operating Subsidiaries contract with, or sell goods and services to, federal, state, local and quasi-governmental entities, and their demand, pricing and profitability are subject to the policies, priorities, procurement practices, compliance mandates and funding levels of those customers, which can change with legislation, administrative action, elections, macroeconomic conditions and shifts in public policy.

Appropriations delays, continuing resolutions, sequestration, government shutdowns, changes in grant programs, reprioritization of spending, or the expiration or non-renewal of stimulus or infrastructure initiatives can reduce, defer or cancel purchases under existing contracts or expected awards, and awards may be protested, delayed or overturned; tasking under indefinite-delivery vehicles is discretionary; and multi-year contracts are commonly subject to annual appropriations and may be reduced or not exercised. Government contracting also imposes specialized and evolving requirements and terms, including state and local procurement codes, socio-economic preferences and set-aside programs, domestic sourcing rules (e.g., Buy American and Trade Agreements Act), prevailing wage and labor standards (e.g., the Service Contract Act and Davis-Bacon Act), cost allowability and pricing rules, audit and recordkeeping obligations, cybersecurity and data protection standards, export controls and sanctions, anti-corruption and ethics requirements, immigration verification, health, safety and environmental rules, and industry-specific licensing and permitting—which are frequently amended, complex, and may be interpreted differently by authorities, creating substantial compliance burdens for small and mid-sized enterprises. Government contracts often include unique terms that heighten performance and financial risk, such as audit rights and cost disallowances, price reductions, “most favored customer” or defective pricing remedies, intellectual property and data rights, strict change and inspection rights, mandatory flow-downs, and unilateral rights to modify work, withhold or recoup payments, impose liquidated damages, or terminate for default or for convenience. Failure to comply with applicable requirements—such as ethics, sourcing, labor standards, cybersecurity incident reporting, socio-economic certifications, or maintaining required registrations, licenses and permits—can result in bid exclusions, adverse past performance ratings, payment withholds, contract terminations, required refunds, civil or criminal liability (including under the False Claims Act), suspension or debarment, and reputational harm. Even absent noncompliance, changes in law, regulation, policy or enforcement priorities may require companies to alter practices, invest in new capabilities, or incur higher compliance costs, any of which can reduce margins or limit participation in the public sector market. Because some Operating Subsidiaries may rely on government awards or subcontracts for a meaningful portion of revenue, decreases in spending, delays in awards, adverse audit outcomes, or contract terminations could materially affect their sales, profitability, cash flows and financial condition; aggregated across Teamshares and Teamshares Operating Subsidiaries, these effects could adversely affect our overall operating results. Favorable policy shifts or increased program funding could expand demand and benefit financial performance, but there can be no assurance that such conditions will persist or that Operating Subsidiaries will be positioned to capture such opportunities.

Our revenues are derived from a portfolio of Operating Subsidiaries, and adverse developments affecting multiple Operating Subsidiaries, industries, or geographic regions could materially adversely affect our business, financial condition, and results of operations.

Teamshares derives its revenues from a diversified portfolio of over 90 Operating Subsidiaries across multiple industries and geographic regions. While no single operating subsidiary accounted for more than 6% of consolidated revenues during both the year ended December 31, 2025 and the three months ended March 31, 2026, adverse developments affecting multiple Operating Subsidiaries, a particular industry in which multiple operating subsidiaries operate, or a geographic region in which multiple operating subsidiaries are located could materially adversely affect Teamshares’ consolidated financial results. Additionally, while Teamshares seeks to diversify its portfolio across industries and geographies, there can be no assurance that such diversification will adequately mitigate the risks associated with industry-specific or regional downturns. Factors such as economic recessions, labor shortages, supply chain disruptions, regulatory changes, or natural disasters could disproportionately impact certain industries or regions, which could in turn affect multiple Operating Subsidiaries and have a material adverse effect on Teamshares’ business, financial condition, and results of operations.

We may be subject to litigation and other disputes arising from our employee ownership stock compensation model, including class and collective actions challenging the valuation and terms of employee owners’ restricted stock, which could adversely affect our business, financial condition, results of operations and prospects.

Our model provides employees at Teamshares Operating Subsidiaries with equity in the form of restricted stock or similar awards. The design, administration, disclosure and valuation of these awards involve judgment and complex legal, tax and accounting considerations. We could face claims by current or former employees, minority holders or other stakeholders alleging, among other things, inadequate or misleading disclosures, conflicts of interest, improper pricing or valuation methodologies, breaches of fiduciary duty or contractual obligations, dilution or unfair treatment in connection with grants, forfeitures, repurchases, liquidity programs or corporate transactions. In particular, we could be subject to individual, class or collective actions alleging that the valuation of employee owners’ restricted stock was inaccurate, inconsistent, untimely or otherwise improper, that valuation providers lacked independence, or that changes in valuation or plan terms harmed employee owners.

Any such claims could result in monetary damages, penalties, equitable relief (including rescission or reformation), attorneys’ fees, costs, adverse judgments or settlements, increased administrative burdens and negative publicity.

Fluctuations in supply and labor costs and availability could adversely affect the operating results of our Operating Subsidiaries.

The Operating Subsidiaries within the Teamshares ecosystem are exposed to volatility in the availability and cost of components, raw materials, other commodities and consumables, as well as skilled and unskilled labor, and these exposures can vary by sector, geography and scale. Prices for and availability of inputs and labor have fluctuated significantly in recent years and may continue to do so due to inflationary pressures, supplier capacity constraints, shifts in demand, decreased availability of key raw materials or commodities, legislative or regulatory changes, bankruptcy or strategic exits by suppliers, and external events such as natural disasters, public health crises, war, terrorism and governmental actions (including trade protectionism, tariffs and export controls). Many Teamshares Operating Subsidiaries are SMEs that, for reasons including quality assurance, local market dynamics, regulatory requirements, cost effectiveness, or unique design specifications, source certain inputs from sole or limited-source suppliers or rely on concentrated regional supply chains. If there are interruptions in the supply of, or increases in the cost of, such inputs, these companies may be unable to qualify replacement suppliers on a timely or economically feasible basis. Sustained input or labor shortages, or cost increases, can lead to production interruptions, delays, extended lead times and operational inefficiencies, which, in turn, can adversely affect revenue, margins and cash flows at the company level and, on an aggregated basis, across the network.

In addition, the customer bases of many Teamshares Operating Subsidiaries are highly competitive and price sensitive, and certain contractual arrangements or market norms may limit the ability to pass through higher input or labor costs promptly or fully. Whenever higher costs cannot be recovered through pricing or offset through productivity initiatives, or where there is a timing lag between cost increases and recovery or offset, margins and profitability may decline. Profitability may also be adversely affected if companies are unable to align purchasing and capacity with changes in customer demand and market fluctuations, including seasonality or cyclicality in local end markets. During demand upturns, suppliers may extend lead times, limit allocations or increase prices; during downturns, commitments entered to secure supply, including noncancelable purchase arrangements, may constrain the ability to reduce inventory or adjust cost structures. Because small and mid-sized manufacturers, distributors and services businesses cannot always quickly adapt their production capacity, workforce levels or overhead to changing conditions, capacity may at times exceed or fall short of requirements, resulting in inefficiencies, loss of customers or share to competitors, and adverse effects on operating results. Any of these factors could negatively impact the performance of individual Operating Subsidiaries and, collectively, the financial results of Teamshares and Teamshares Operating Subsidiaries.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information, and financial information regarding Teamshares and Teamshares Operating Subsidiaries. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen.

Advanced attacks are multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. The vast majority of data breaches, whether conducted by a cyber attacker from inside or outside of the organization, involve the misappropriation of digital identities and user credentials. These credentials are used to gain legitimate access to sensitive systems and high-value personal and corporate data, including Teamshares Operating Subsidiaries’ monthly financials and economic metrics. Many large, well-known organizations have been subject to cyber-attacks that exploited the identity vector, demonstrating that even organizations with significant resources and security expertise have challenges securing their identities. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, or a loss of confidence in our business, any of which could adversely affect our business, revenues, and competitive position.

Teamshares Operating Subsidiaries may face particular data protection and privacy risks in connection with the European Union’s General Data Protection Regulation and other privacy laws and regulations.

Data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as AI, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data. Teamshares Operating Subsidiaries is subject to laws of various jurisdictions where it operates or does business related to solicitation, collection, processing, transferring, storing or use of consumer, customer, vendor, investor, employee or other stakeholder information and personal data, including, but not limited to, the General Data Protection Regulation of the European Union and various other privacy laws and regulations. Teamshares Operating Subsidiaries may be subject to additional regulations, such as the European Union AI Act, that specifically affect the use of personal information in the context of AI systems. The changes introduced by these laws and regulations increase the complexity of regulations enacted to protect business and personal data, subject Teamshares Operating Subsidiaries to additional costs. These laws and regulations may grant, among other things, individual rights to access and delete personal information, and the right to opt out of the sale of personal information. These laws and regulations can also impose significant forfeitures and penalties for noncompliance and afford private rights of action to individuals under certain circumstances. Any failure to manage data privacy in compliance with applicable laws and regulations could result in significant regulatory investigations, fines, and sanctions, consumer and class action litigation, commercial litigation, prolonged negative publicity, data breaches, declining customer confidence, loss of key customers, employee liability, and other unfavorable consequences.

Risks Related to Our Securities

The market price of New Teamshares Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of New Teamshares Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond the our control, including those factors discussed in this “Risk Factors” section and many others, such as:

•	actual or anticipated fluctuations in the New Teamshares’ financial condition and operating results, including fluctuations in its quarterly and annual results;

•	developments involving Teamshares’ competitors;

•	changes in laws and regulations affecting Teamshares’ business;

•	variations in the New Teamshares’ operating performance and the performance of its competitors in general;

•	the public’s reaction to the New Teamshares’ press releases, its other public announcements and its filings with the SEC;

•	additions and departures of key personnel;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the New Teamshares or its competitors;

•	the New Teamshares’ failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

•	publication of research reports about the New Teamshares or Teamshares’ industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of New Teamshares Common Stock by the New Teamshares or its stockholders in the future;

•	trading volume of New Teamshares Common Stock;

•	significant lawsuits, including shareholder litigation;

•	failure to comply with the requirements of applicable laws and regulations;

•	general economic, industry and market conditions other events or factors, many of which are beyond the New Teamshares’ control; and

•	changes in accounting standards, policies, guidelines, interpretations or principles.

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales, or the perception of potential sales, of a substantial number of shares of our common stock, Warrants and/or shares issuable upon conversion or exercise thereof by the Selling Securityholders and/or by our existing securityholders could cause the market price of our common stock to decline. This risk may be heightened because certain Selling Securityholders acquired, or have the right to acquire, securities at prices significantly below the current market price of our common stock and therefore may have an incentive to sell even if public investors experience losses on their investment.

The Selling Securityholders can sell, under this prospectus, (a) up to 19,663,254 shares of Common Stock and (b) up to 4,500,000 shares of Common Stock issuable upon the exercise of the Warrants at an exercise price per share of $11.50. Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholders for any shares they may have purchased in the open market based on variable market price.

Sales of a substantial number of our shares of Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus.

Our Charter designates certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that, unless we consent in writing to an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware or, in the event that the Chancery Court does not have jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of, or a claim based on, fiduciary duty owed by any current or former directors, officers, and employees of Teamshares Inc. to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Chancery Court having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. is the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act (the “Federal Forum Provision”). This provision in the Charter does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clauses may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Chancery Court and the federal district courts of the U.S. may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Our Charter also requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Chancery Court or, if that court does not have jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware.

There may not be an active trading market for our Common Stock, which may make it difficult to sell our shares of Common Stock.

An active trading market for our Common Stock may not be sustained. If an active trading market for our Common Stock is not sustained, you may not be able to sell your shares at an attractive price or at all. Furthermore, an inactive market may also impair our ability to raise capital by selling our shares of Common Stock in the future, and may impair our ability to enter into strategic collaborations by using our shares of Common Stock as consideration.

Following the consummation of the Business Combination, the Company has incurred, and will continue to incur, significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a public company, the Company faces increased legal, accounting, administrative and other costs and expenses that Legacy Teamshares did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated thereunder, the Public Company Accounting Oversight Board (United States) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased, and is expected to continue to increase, the Company’s costs and make certain activities more time-consuming.

A number of these requirements have required, and will continue to require, the Company to carry out activities that Legacy Teamshares had not previously undertaken. For example, the Company has created, and may continue to create, new board committees and adopted, and may from time to time enhance, new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify material weaknesses in addition to those disclosed herein or a significant deficiency in internal control over financial reporting), the Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation.

Risks associated with the Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on its board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations have increased, and are expected to continue to increase, the Company’s legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require the Company to divert a significant amount of money that could otherwise be used to expand the business and achieve its strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of these securities at the time of the Business Combination could have varied significantly from their prices on the date the Merger Agreement was executed, the date of this prospectus, or the date on which Live Oak’s shareholders voted on the Business Combination. Because the number of shares issued pursuant to the Merger Agreement was based on the per share value of the amount in the Trust Account and was not adjusted to reflect any changes in the market price of Live Oak Class A Ordinary Shares, the market value of our shares of Common Stock and securities converted or exercised for shares of our Common Stock issued in the Business Combination could have been higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, our shares of Common Stock do not have any redemption rights like the Live Oak’s public shares had and fluctuations in the price of shares of our Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of our Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of Common Stock. Additionally, any of the risk factors discussed in this prospectus could have a material adverse effect on your investment and shares of Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of Common Stock irrespective of our operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

General Risk Factors

We are subject to economic uncertainty and capital markets volatility, including as a result of changes in U.S. and foreign government policies, regulatory developments, trade restrictions, tariffs, inflation, interest rates, military conflicts and broader geopolitical instability, any of which could adversely affect our business, results of operations, financial condition and access to capital.

U.S. and global markets have recently been experiencing volatility and disruption caused by economic uncertainty, including as a result international trade disputes and ongoing military disputes and related geopolitical uncertainty. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact our business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs for us or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. We are continuing to monitor the trade disputes, inflation, interest rates and the military conflicts and the impacts to global capital markets, to our business.

Teamshares business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Teamshares to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Teamshares Board’s attention and resources from Teamshares’ business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Teamshares’ future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Teamshares may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

We do not currently intend to pay dividends on our Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of Common Stock.

We have never declared or paid any cash dividend on its common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of the business and we do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that we may issue in the future could contain prohibitions or restrictions on our ability to pay dividends on our Common Stock. There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Changes in tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act, or Tax Act, made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future NOL carryforwards, and allowing for the expensing of certain capital expenditures. The 2020 Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, modified certain provisions of the Tax Act. In addition, on August 16, 2022, the Inflation Reduction Act of 2022, or IR Act, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations and a 1% excise tax on corporate stock repurchases by U.S. publicly traded corporations and certain U.S. subsidiaries of non-U.S. publicly traded corporations, as well as significant enhancements of U.S. tax incentives relating to climate and energy investments. Most recently, the “One Big Beautiful Bill Act” (the “OBBBA”), which was signed into law on July 4, 2025, made significant changes to federal tax law and other regulatory provisions, including, among others, permanently restoring an EBITDA-based business interest deduction limitation, permanently restoring 100% bonus depreciation for certain property, and permanently restoring immediate expensing for certain domestic research and experimental expenditures. The exact impact of the Tax Act, the CARES Act, the IR Act and the OBBBA for future years is difficult to quantify, but these changes could materially affect our effective tax rate in future periods, in addition to any changes made by new tax legislation.

As we expand the scale of our business activities, changes to the taxation of our activities could increase our overall effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we fail to comply with applicable insurance and securities laws or regulatory requirements, our business, results of operations, financial condition or cash flow could be adversely affected.

As a publicly traded holding company listed on Nasdaq, we are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state regulators. Any failure to comply with applicable laws or regulations or the mandates of applicable regulators could result in the imposition of fines or significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws or regulations (or the interpretation or application thereof, including changes to applicable case law and legal precedent) could materially adversely affect our business, results of operations or financial condition. It is not possible to predict the future effect of changing federal, state and provincial law or regulation (or the interpretation or application thereof) on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws and regulations.

We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.

We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage, securities matters, fiduciary duties and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. We also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by us or our predecessors. The types of claims made in lawsuits include claims for compensatory damages, punitive and consequential damages (and in some cases, treble damages) and/or injunctive relief. The defense of these lawsuits can divert our management’s attention, we from time to time incur significant expenses in defending these lawsuits, and we can be required to pay damage awards or settlements or become subject to equitable remedies that adversely affect our business and financial statements. Moreover, any insurance or indemnification rights that we have may be insufficient or unavailable to protect us against such losses. Because most contingencies are resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments can adversely affect our business and financial statements in any particular period. There can be no assurance that our liabilities in connection with current and future litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial statements and business. However, based on our experience, information and applicable law as of the date of this prospectus, we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of March 31, 2026 will have a material effect on our business or financial statements. From time to time, we become aware through our internal audits and other internal control procedures, employees or other parties of possible compliance matters, such as complaints or concerns relating to accounting, internal controls, financial reporting, auditing or ethical matters or relating to compliance with laws. When we become aware of such possible compliance matters, we investigate internally and take what we believe to be appropriate corrective action. Internal investigations can lead to the assertion of claims or the commencement of legal or regulatory proceedings against us and adversely affect our business and financial statements.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We are subject to operational risks, including a failure, breach or other disruption of our operations or security systems or those of our third parties (or third parties thereof), as well as human error or malfeasance, which could adversely affect our businesses or reputation.

We depend on technology and automated systems to effectively operate our business. Any substantial, extended, or repeated failures of these systems could negatively affect our business, compromise the security of our information or other information stored on, transmitted by, or otherwise processed by these systems, result in the loss of or damage to important data, loss of revenue and increased costs, and generally harm our business. Additionally, loss of key talent required to maintain and advance these systems could have a material impact on our operations. Like other companies, our systems may be vulnerable to disruptions due to events beyond our control, including natural disasters, fire, power disruptions, software or equipment failures, terrorist attacks, cybersecurity incursions, computer viruses and hackers. There can be no assurance that the measures we have taken to reduce the adverse effects of certain potential failures or disruptions are adequate to prevent or remedy disruptions of our systems or prevent or mitigate all attacks. In addition, we will need to continuously make significant investments in technology to periodically upgrade and replace existing systems. If we are unable to make these investments or fail to successfully implement, upgrade or replace our systems, our operations and business could be adversely impacted. For example, in July 2024, certain businesses experienced disruptions related to a software update by a cybersecurity technology company. As of the date hereof, we have not experienced any significant impacts due to software updates, but we could in the future experience similar software-induced interruptions to our operations.

Uncertainties with respect to the development, deployment, and use of artificial intelligence in our business and products may result in harm to our business and reputation.

We are in the early stages of incorporating artificial intelligence (“AI”) into our business activities. As with many innovations, AI presents risks and challenges that could adversely impact our business. The development, adoption, and use of AI technologies are still in their early stages and ineffective or inadequate AI development or deployment practices could result in unintended consequences. For example, AI algorithms may be flawed or may be based on datasets that are biased or insufficient. In addition, any disruption or failure in the AI functionality we incorporate into our business activities, products or services could adversely impact our business or result in delays or errors in our offerings. Conversely, any failure to successfully develop and deploy AI in our business activities, products and services could adversely affect our competitiveness (particularly if our competitors successfully deploy AI in their businesses, products and services), and the development and deployment of AI will require additional investment and increase our costs. There also may be real or perceived social harm, unfairness, or other outcomes that undermine public confidence in the use and deployment of AI. Any of the foregoing may result in decreased demand for our products or harm to our business, financial statements or reputation. The legal and regulatory landscape surrounding AI technologies is rapidly evolving and uncertain, including in the areas of intellectual property, cybersecurity and privacy and data protection. Compliance with new or changing laws, regulations or industry standards relating to AI may impose significant costs and may limit our ability to develop, deploy or use AI technologies. Failure to appropriately respond to this evolving landscape may result in legal liability, regulatory action, or brand and reputational harm.

We may face particular data protection and privacy risks in connection with the European Union’s General Data Protection Regulation, the California Consumer Privacy Act and other privacy laws and regulations.

Data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as AI, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data. As Teamshares and Teamshares Operating Subsidiaries grow, we may be subject to laws of various jurisdictions where we operate or do business related to solicitation, collection, processing, transferring, storing or use of consumer, customer, vendor, investor, employee or other stakeholder information and personal data, including but not limited to, the General Data Protection Regulation of the European Union, the California Consumer Privacy Act, and various other privacy laws and regulations. Teamshares and Teamshares Operating Subsidiaries may be subject to additional regulations, such as the European Union AI Act, that specifically affect the use of personal information in the context of AI systems. The changes introduced by these laws and regulations increase the complexity of regulations enacted to protect business and personal data, subject Teamshares and Teamshares Operating Subsidiaries to additional costs. These laws and regulations may grant, among other things, individual rights to access and delete personal information, and the right to opt out of the sale of personal information. These laws and regulations can also impose significant forfeitures and penalties for noncompliance and afford private rights of action to individuals under certain circumstances. Any failure to manage data privacy in compliance with applicable laws and regulations could result in significant regulatory investigations, fines, and sanctions, consumer and class action litigation, commercial litigation, prolonged negative publicity, data breaches, declining customer confidence, loss of key customers, employee liability, and other unfavorable consequences.

Climate change, or legal, regulatory or market measures to address climate change may materially adversely affect Teamshares’ financial condition and business operations.

Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to Teamshares and the Teamshares Operating Subsidiaries’ future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires or flooding. Such extreme weather conditions could pose physical risks to Teamshares’ and the Teamshares Operating Subsidiaries’ facilities and disrupt operation of Teamshares and the Teamshares Operating Subsidiaries’ supply chain and may impact operational costs. The impacts of climate change on global resources may result in scarcity, which could in the future impact Teamshares and the Teamshares Operating Subsidiaries’ ability to access sufficient equipment and materials in certain locations and result in increased costs. Concern over climate change could result in new legal or regulatory requirements designed to mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory requirements, Teamshares and the Teamshares Operating Subsidiaries may experience increased compliance burdens and costs to meet the regulatory obligations and may adversely affect raw material sourcing, manufacturing operations and the distribution of Teamshares and the Teamshares Operating Subsidiaries’ products.

Global pandemics, epidemics, outbreaks of infectious diseases or public health crises have disrupted our business and could have a material adverse effect on our business, results of operations and financial condition.

The pandemics, epidemics, outbreaks of infectious diseases or public health crises across the globe have disrupted, and may in the future disrupt our business, which could materially and adversely affect our financial condition, results of operations, cash flows and/or future expectations. Any health crisis may negatively affect worldwide economic and commercial activity, disrupt global supply chains and the labor market and create significant volatility and disruption of financial and commodity markets. The extent to which our business may in the future be affected by pandemics, infectious disease outbreaks and other public health crises depends on a number of factors outside of our control, including but not limited to the extent and duration of labor disruptions, business operations disruptions from quarantines, travel restrictions and other requirements imposed by regulators and health authorities, delays, modifications and terminations of contracts, supply chain disruptions, increased cybersecurity and data protection risks, increased costs of doing business and other macroeconomic disruptions.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that apply to us after the Business Combination is consummated could negatively impact our business.

We are now required to provide management’s attestation on internal controls in accordance with the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy Teamshares as a privately held company prior to the Business Combination. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

USE OF PROCEEDS

All of the shares of Common Stock or Warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise or exchange. We intend to use the proceeds received from the exercise of the warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities and strategic transactions. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Stock and have no current plans to pay dividends on our Common Stock.

The declaration, amount, and payment of any future dividends on shares of Common Stock is at the sole discretion of our Board, and we may reduce or discontinue entirely the payment of such dividends at any time. Our Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board may deem relevant.

We are a holding company and have no material assets other than our ownership of equity interests of Teamshares. As the sole stockholder of Teamshares, we have broad discretion to make distributions out of Teamshares. In the event we declare any cash dividend, we expect that we, as the sole stockholder of Teamshares, would cause Teamshares to make distributions to us in an amount sufficient to cover such cash dividends declared by us.

Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Teamshares is generally prohibited under Delaware law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Teamshares (with certain exceptions) exceed the fair value of its assets.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

For purposes solely of this “Unaudited Pro Forma Condensed Combined Financial Information” section, the term “Management” refers to Legacy Teamshares management prior to the Closing and management of the Company after the Closing. Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “Teamshares”, or the “Company” refer to Teamshares, Inc. and its subsidiaries prior to the consummation of the Business Combination and after the consummation of the Business Combination, Teamshares Inc. and its subsidiaries.

Introduction

The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Live Oak and Teamshares, adjusted to implement the Business Combination and certain transactions contemplated in connection with the Business Combination (collectively, the “Transactions”). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the definitive proxy statement and final prospectus, dated May 27, 2026 (the “Proxy Statement/Prospectus”).

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical balance sheet of Live Oak as of March 31, 2026 with the historical balance sheet of Teamshares as of March 31, 2026 on a pro forma basis as if the Business Combination had been consummated on March 31, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the historical statement of operations of Live Oak for the three months ended March 31, 2026 and the historical statement of operations of Teamshares for the three months ended March 31, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical statement of operations of Live Oak for the year ended December 31, 2025 and the historical statement of operations of Teamshares for the year ended December 31, 2025 on a pro forma basis, giving effect to the Business Combination and related transactions as if they had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this Prospectus:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical unaudited interim condensed financial statements of Live Oak as of March 31, 2026 and for the three months ended March 31, 2026, and the historical audited financial statements of Live Oak as of and for the year ended December 31, 2025

•

the historical unaudited interim condensed consolidated financial statements of Teamshares as of March 31, 2026 and for the three months ended March 31, 2026, and the historical audited financial statements of Teamshares as of and for the year ended December 31, 2025 and

•

other information relating to Teamshares and Live Oak included in this Prospectus and the Proxy Statement/Prospectus, including the description of the Merger Agreement and the transactions contemplated in the section titled “The Business Combination Proposal” in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Teamshares’ financial condition or results of operations would have been had the Business Combination been consummated on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Teamshares. The unaudited pro forma condensed combined financial statements include certain assumptions, which may ultimately not come to fruition. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments and the assumptions included in these unaudited pro forma condensed combined financial statements represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The following describes the above entities:

Live Oak

Live Oak is a special purpose acquisition company incorporated as an exempted company under the laws of the Cayman Islands on November 27, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Live Oak has neither engaged in any operations nor generated any revenue to date.

Teamshares

Teamshares Inc. is a Delaware corporation formed on June 28, 2019. Teamshares is a tech-enabled acquiror of small-to-medium sized businesses, which become Operating Subsidiaries of Teamshares upon acquisition. Teamshares was formed to create a platform to programmatically acquire companies from retiring owners, integrate them with the Teamshares platform, and help employees earn company stock.

Description of the Transactions

On November 14, 2025, Live Oak, Merger Sub, Merger Sub II and Teamshares entered into the Original Merger Agreement. On April 1, 2026, the parties entered into the First Amendment to the Original Merger Agreement (the “First MA Amendment”) and on May 13, 2026 the parties entered into the Second Amendment to the Original Merger Agreement (the “Second MA Amendment” and, collectively with the Original Merger Agreement and the First MA Amendment, the “Merger Agreement”). On June 16, 2026, the Business Combination was approved by a Live Oak shareholder vote. The Business Combination was completed on June 18, 2026 (the “Closing”). Following the Closing, New Teamshares is the publicly traded parent company, and its common stock and warrants are listed on Nasdaq under the ticker symbol “TMS” and “TMSWW”, respectively. As a result of the Business Combination, and upon the Closing, pursuant to the Merger Agreement, among other things:

(A)

all of the issued and outstanding capital stock of the Company as of immediately prior to the First Effective Time were automatically cancelled in exchange for the right for each Company Stockholder to receive its Pro Rata Share of the Stockholder Merger Consideration (after giving effect to Liquidation Preference Elections and, thereafter, giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding Company Treasury Shares);

(B)

Company Options outstanding and in-the-money (as defined in the Merger Agreement) as of immediately prior to the First Effective Time were assumed by Live Oak and replaced with options exercisable for shares of Common Stock, subject to adjustments to the exercise prices and number of underlying shares, in each case in accordance with the terms of the Merger Agreement; and

(C)

Earnout Participants, as defined in the Merger Agreement, have a contingent right to receive certain Earnout Shares, subject to satisfaction of relevant conditions, if any such Earnout Shares are issued during the Earnout Period in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

Earnout Shares

The Merger Agreement provides that, following the Closing, eligible Earnout Participants (comprised of former Teamshares Stockholders (excluding any Liquidation Preference Electing Holders relative to Liquidation Preference Shares) and Company Optionholders who satisfy the Eligibility Conditions as of immediately prior to an Earnout Trigger Date, as further described below, may have the contingent right to receive up to an additional 6,000,000 shares of Common Stock (the “Earnout Shares”) in the event that, during the post-Closing period ending on the fifth anniversary of the Closing Date (the “Earnout Period”), the volume weighted average trading prices (“VWAP”) of shares of Common Stock meets or exceeds certain trading-price based “Trigger Events” or upon the occurrence of a “Qualifying Change of Control” Transaction (defined under the Merger Agreement as change of control transaction in which the implied price per share of Common Stock equals or exceeds $12.00 per share) (the occurrence of any of the foregoing trading-price based trigger events or a Qualifying Change of Control, a “Triggering Event”). Earnout Participants include Teamshares Stockholders as of immediately prior to the First Effective Time (excluding Liquidation Preference Electing Holders relative to Liquidation Preference Shares) and “Eligible Optionholders,” which are holders of Assumed Options who (i) were employed by, or in service with, Teamshares or its subsidiaries as of immediately following the First Effective Time, and (ii) remain continuously employed by, or in service with, New Teamshares or its subsidiaries from the Closing Date until immediately prior to an applicable Triggering Event (the “Eligibility Condition”).

During the Earnout Period, Earnout Participants may receive their respective Earnout Pro Rata Share of an aggregate of up to 6,000,000 Earnout Shares, in the event that the following conditions are satisfied during the Earnout Period:

(i)

if the VWAP of the Common Stock equals or exceeds the Earnout Tier I Share Price Target for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of the Merger Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares;

(ii)

if the VWAP of the Common Stock equals or exceeds the Earnout Tier II Share Price Target for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of the Merger Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares; and

(iii)

if the VWAP of Common Stock equals or exceeds the Earnout Tier III Share Price Target for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of the Merger Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares.

The above is further summarized in the following table:

Earnout Tier	Share Price Target	VWAP Condition	Earnout Shares
Tier I	$12.00 per share	VWAP ≥ $12.00 for 20 out of 30 consecutive Trading Days (commencing at least 150 days after Closing but prior to the end of the Earnout Period)	2,000,000

Tier II	$15.00 per share	VWAP ≥ $15.00 for 20 out of 30 consecutive Trading Days (commencing at least 150 days after Closing but prior to the end of the Earnout Period)	2,000,000

Tier III	$20.00 per share	VWAP ≥ $20.00 for 20 out of 30 consecutive Trading Days (commencing at least 150 days after Closing but prior to the end of the Earnout Period)	2,000,000
Total			6,000,000

Each share price target may only be achieved once during the Earnout Period. The achievement of a higher-tier share price based Triggering Event is deemed to include the achievement of any lower-tier share price based Triggering Event not previously achieved, and in such case, the Earnout Shares attributable to each such share price target will become issuable to then-qualifying Earnout Participants together.

If a Qualifying Change of Control (as defined above) occurs during the Earnout Period (in which the implied consideration per share of Common Stock equals or exceeds $12.00), eligible Earnout Participants shall be entitled to receive their respective Earnout Pro Rata Share of all Earnout Shares not previously vested. If none of the Trigger Events occur during the Earnout Period, no Earnout Shares will be delivered to Earnout Participants. If any Earnout Shares are issued, they will not be registered at the time of issuance.

Additional Information Regarding Stockholder Merger Consideration and Pro Rata Shares of Stockholder Merger Consideration

Under the terms of the Merger Agreement, “Stockholder Merger Consideration” represents a subset of the aggregate Merger Consideration, excluding the value attributed to Assumed Vested Options. In connection with the Closing, each Teamshares Stockholder received its Pro Rata Share of the Stockholder Merger Consideration (after giving effect to Liquidation Preference Elections by Eligible Preferred Holders and, thereafter, giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding Company Treasury Shares). A Teamshares Stockholder’s Pro Rata Share is calculated as a fraction, expressed as a percentage, equal to (i) the portion of the Stockholder Merger Consideration issuable to such stockholder in accordance with the terms of the Merger Agreement, divided by (ii) the total Stockholder Merger Consideration issuable to all Teamshares Stockholders. The number of shares of Common Stock issuable to each Teamshares Stockholder was determined by applying the Conversion Ratio (as defined below) to the number of shares of Company Common Stock held by such stockholder as of immediately prior to the First Effective Time (after giving effect to Liquidation Preference Elections by Eligible Preferred Holders and, thereafter, after giving effect to Company Preferred Stock Exchange or otherwise treating Teamshares Preferred Stock on an as-converted to common stock basis), but excluding, for calculation purposes, Company Treasury Shares.

The “Conversion Ratio” is equal to (i) the Per Share Price, divided by (ii) $10.00. The “Per Share Price” is equal to (A) the Merger Consideration (i.e., $525.0 million plus any Interim Period Financing amounts that convert to Teamshares common stock prior to the First Effective Time), divided by (B) the number of Fully-Diluted Company Shares outstanding as of the First Effective Time. “Fully-Diluted Company Shares”, as

defined in the Merger Agreement, as of the Closing and without duplication, means the total number of issued and outstanding shares of Company Common Stock, expressed on a fully-diluted and as-converted to Company Common Stock basis, (a) after giving effect to Liquidation Preference Elections by Eligible Preferred Holders and, thereafter, giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as converted to Company Common Stock basis, (b) issuable upon the settlement of Company In-the-Money Options (vested and unvested) outstanding and unexercised as of immediately prior to the First Effective Time, calculated in accordance with the treasury accounting method, and (c) treating all outstanding Company Convertible Securities (other than Company Options) as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the First Effective Time and calculated using the treasury method of accounting, but excluding any Company Securities held by Teamshares as treasury stock. The final Conversion Ratio was calculated as 4.510.

Other Related Events in Connection with the Business Combination

Other related events that have or are contemplated to take place in connection with the Business Combination are summarized below:

Initial PIPE Investment

Concurrently with the execution of the Original Merger Agreement, Live Oak entered into Initial PIPE Subscription Agreements with the Initial PIPE Investors, including certain members of Teamshares management (identified below, the “Teamshares PIPE Investors”). Under the terms of the Initial PIPE Subscription Agreements, the Initial PIPE Investors agreed to subscribe for and purchase 13,749,994 Live Oak shares at a purchase price of $9.20 per share for gross proceeds of approximately $126.5 million.

The Teamshares PIPE Investors have entered into Initial PIPE Subscription Agreements with Live Oak to purchase the following shares of Live Oak Class A Common Stock for the following investment amounts (at $9.20 per share subscription price) in accordance with the terms of such subscription agreements:

Name	PIPE Investment Amount
Michael Brown	$250,000
Alex Eu	$250,000
Kevin Shiiba	$250,000
Brian Gaebe	$125,000
Madhuri Kommareddi	$125,000

The terms of the Initial PIPE Subscription Agreements into which the Teamshares PIPE Investors entered are equivalent to the terms of the Initial PIPE Subscription Agreements entered into by investors in the Initial PIPE Investment transaction that are not Teamshares PIPE Investors. For purposes of share calculations and ownership percentages, and to avoid duplication, the shares of Common Stock held by the Teamshares PIPE Investors immediately after the Closing are included, in this and other sections of this Prospectus, in the aggregate number of shares of Common Stock issuable to the Initial PIPE Investors. Accordingly, those shares are excluded from the presentations of the number of shares of Common Stock held by the Teamshares Stockholders immediately after the Closing.

Simple Agreements for Future Equity (SAFE) Investments

During the period between December 2025 and May 2026, Teamshares and SAFE Investors entered into Teamshares SAFEs for Purchase Amounts of approximately $6.3 million, of which $3.0 million was received by Teamshares in December 2025, $1.1 million was received by Teamshares in January 2026, $1.3 million was received by Teamshares in April 2026, and $1.0 million was received by Teamshares in May 2026. The Teamshares SAFEs entered into prior to March 31, 2026 are included in Other Long-Term Liabilities on the

Consolidated Balance Sheet as of March 31, 2026. Pursuant to the terms of the Teamshares SAFEs, the Teamshares SAFEs automatically converted into 688,043 newly-issued shares of Common Stock in connection with the Business Combination. The Teamshares SAFEs also contemplated and resulted in the delivery at the Closing of an aggregate of 63,300 additional shares of Common Stock as “bonus shares.” Pursuant to the terms of the Teamshares SAFEs, the Teamshares SAFEs automatically converted upon consummation of the Business Combination into SAFE Investor Common Stock.

Deferred Founder Shares

At the Closing, 1,150,000 Deferred Founder Shares are subjected to Founder Shares Post-Closing Conditions and will be forfeited, in whole or in part, if such conditions are not satisfied within the post-Closing Founder Share Measurement Period. As of the Closing, a total of 1,049,563 Incentive Founder Shares were undistributed resulting in the forfeiture of 524,782 shares and retention of 524,781 shares by the Sponsor that are subject to the Founder Shares Post-Closing Conditions during the Founder Share Measurement Period (and forfeited if the Founder Shares Post-Closing Conditions are not satisfied during such period).

Teamshares Liquidation Preference Elections and Warrant Exercises

In connection with the Business Combination, Legacy Teamshares determined, in order to encourage certain holders of shares of Legacy Teamshares Preferred Stock to provide support for, and ultimately approve, the Transactions, to offer holders of outstanding shares of Legacy Teamshares Series C-1 Preferred Stock, Legacy Teamshares Series C-2 Preferred Stock, Legacy Teamshares Series D-1 Preferred Stock, Legacy Teamshares Series D-2 Preferred Stock, Legacy Teamshares Series D-NV Preferred Stock, Legacy Teamshares Series E Preferred Stock and Legacy Teamshares Series E-NV Preferred Stock (collectively, “Eligible Preferred Holders”) a right to elect, in such holders’ discretion, to receive, prior to the Closing (and before the Legacy Teamshares Preferred Stock Exchange was effectuated in accordance with the terms of the Merger Agreement), a larger number of shares of Common Stock in connection with the conversion of eligible shares of Legacy Teamshares Preferred Stock into shares of Common Stock, as required by the Merger Agreement, than Eligible Preferred Holders who made the Liquidation Preference Election would have received pursuant to “Mandatory Conversion” treatment, as further described below and in the Liquidation Preference Election and Waiver Documents delivered to the Eligible Preferred Holders, in consideration for which election, if selected, such Liquidation Preference Electing Holders forfeited entitlement to participate in any Earnout Shares (if any such Earnout Shares are issued during the post-Closing Earnout Period in accordance with the terms of the Merger Agreement) in respect of the shares of Common Stock Liquidation Preference Electing Holders received in respect of such holders’ shares of Legacy Teamshares Preferred Stock relative to which Liquidation Preference Elections are made (“Liquidation Preference Election Shares”).

Prior to disseminating the Liquidation Preference Election and Waiver Documents to Eligible Preferred Holders, Legacy Teamshares, prior to or concurrent with the date of execution of the Original Merger Agreement, obtained consent from certain Legacy Teamshares stockholders to offer the Liquidation Preference Election to certain holders of Legacy Teamshares Preferred Stock and, prior to the Closing, disseminated the Liquidation Preference Election and Waiver Documents to all Eligible Preferred Holders and received responses as to elections from holders of all Legacy Teamshares’ outstanding shares of Legacy Teamshares Series C-1 Preferred Stock, Legacy Teamshares Series C-2 Preferred Stock, Legacy Teamshares Series D-1 Preferred Stock, Legacy Teamshares Series D-2 Preferred Stock, Legacy Teamshares Series D-NV Preferred Stock, Legacy Teamshares Series E Preferred Stock and Legacy Teamshares Series E-NV Preferred Stock and received completed Liquidation Preference Election Documents from all Eligible Preferred Holders.

Following is a description of the material terms of the Liquidation Preference Election offered to Eligible Preferred Holders pursuant to the Liquidation Election and Waiver Documents. Pursuant to the terms of the Liquidation Preference Election and Waiver Documents, Eligible Preferred Holders:

•	Eligible Preferred Holders may elect (a “Liquidation Preference Election”), on an irrevocable basis, to receive, in lieu of shares of Common Stock that such holders would otherwise have received pursuant to the provisions set forth in Section 5.1 of Legacy Teamshares’ Charter in connection with conversion of such holders’ preferred stock into shares of Common Stock in connection with the Business Combination (a “Mandatory Conversion”), a number of newly-issued shares of Common Stock determined based on the applicable “Liquidation Amount”, divided by the Per Share Price determined as of the Closing, as defined in the Merger Agreement. The “Liquidation Amount” is defined as the greater of (x) the applicable Original Issue Price of such shares of Legacy Teamshares Preferred Stock (as defined in the Legacy Teamshares Charter), plus any dividends declared but unpaid thereon, or (y) such amount per share as would have been payable had all shares of the applicable series of Legacy Teamshares Preferred Stock been converted into shares of Common Stock pursuant to Section 4 of the Legacy Teamshares Charter.

•

Eligible Preferred Holders that made a Liquidation Preference Election (each, a “Liquidation Preference Electing Holder”) were required, in consideration for such election, to forfeit their entitlement to receive any Earnout Shares that may be issued during the five-year post-Closing Earnout Period in respect of such Liquidation Preference Election Shares. By contrast, Eligible Preferred Holders that elected Mandatory Conversion treatment (a “Mandatory Conversion Election”) had their shares of Legacy Teamshares Preferred Stock cancelled and exchanged for newly-issued shares of Common Stock, as part of the Legacy Teamshares Preferred Stock Exchange contemplated and required by the terms of the Merger Agreement, at the as-converted ratio determined pursuant to Section 5.1 of the Legacy Teamshares Charter, and holders that made the Mandatory Conversion Election (“Mandatory Conversion Electing Holders”) in respect of applicable shares of Legacy Teamshares Preferred Stock (“Mandatory Conversion Shares”) remain eligible to participate in any Earnout Shares that may be issued during the Earnout Period in respect of the shares of Common Stock issuable at the Closing in respect of such Mandatory Conversion Election Shares.

Pursuant to the terms and procedures outlined in the Liquidation Preference Election and Waiver Documents, any Eligible Preferred Holder that did not timely deliver completed Liquidation Preference Election and Waiver Documents was deemed to have made a Mandatory Conversion Election with respect to such holder’s shares of Legacy Teamshares Preferred Stock covered by the Liquidation Preference Election and Waiver Documents.

Additionally, under the terms of the Liquidation Preference Election and Waiver Documents, Eligible Preferred Holders irrevocably (i) waived any and all protective provisions, veto, consent or approval rights, class or series voting rights, anti-dilution rights and all other rights, preferences and terms applicable to such holders’ applicable shares of Legacy Teamshares Preferred Stock under the Legacy Teamshares Charter, its bylaws or any other agreement with Legacy Teamshares, in each case to the extent such rights would or may otherwise have been implicated by, or required separate approval in connection with, the Transactions and the Liquidation Preference Election and Waiver Documents, and (ii) agreed to release and waive in full and all claims such holders may have, have had or may in the future have against any of Legacy Teamshares, Live Oak, the Sponsor, New Teamshares and any of their respective past and present subsidiaries, affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns, subject to customary carve-outs for director and officer indemnification, employee compensation and benefits that are due or payable as of the Closing, and claims that cannot be waived as a matter of law.

For purposes of calculating the number of shares of Company Common Stock outstanding prior to the First Effective Time, it is noted that (A) (i) some, but not all, of the holders of outstanding shares of Company Series C-1 Preferred Stock, and none of the holders of outstanding shares of Company Series C-2 Preferred Stock, made Liquidation Preference Elections (as further described elsewhere in this Prospectus) and (ii) all of the holders of Company Series D-1 Preferred Stock, Company Series D-2 Preferred Stock, Company Series D-NV Preferred Stock, Company Series E Preferred Stock and Company Series E-NV Preferred Stock made Liquidation Preference Elections in accordance with the Liquidation Preference Election and Waiver Documents. Based on the foregoing election results, using the Per Share Price determined at Closing in accordance with the terms of the Merger Agreement, an aggregate of 5,171,149 shares of Company Common Stock were issuable by

Teamshares prior to the Company Preferred Stock Exchange required by the terms of the Merger Agreement to be effectuated prior to the First Effective Time, to Liquidation Preference Electing Holders, corresponding to an aggregate liquidation preference allocation, expressed as a dollar amount, of $233.2 million, as further detailed in the sections of this Prospectus entitled “Teamshares Liquidation Preference Elections and Warrant Exercises” and “Unaudited Pro Forma Condensed Combined Financial Information”; and (B) warrants to purchase 77,258 shares of Company Common Stock were exercised in accordance with their terms (resulting in the issuance, on a net exercise basis, of 48,988 shares of Company Common Stock prior to the First Effective Time).

The Liquidation Preference Elections which were made as of the Closing resulted in the issuance of 1,971,943 more shares of Company Common Stock than would have been issued to such Liquidation Preference Electing Holders, had such holders not made Liquidation Preference Elections.

Non-Redemption Agreements

In connection with the Closing of the Business Combination, Live Oak entered into Non-Redemption Agreements (the “Non-Redemption Agreements”), dated as of June 5, 2026, with unaffiliated third-party shareholders of Live Oak (each, a “NRA Investor” and collectively, the “NRA Investors”) and Sponsor in accordance with the terms of the Merger Agreement.

Pursuant to the Non-Redemption Agreements, the NRA Investors agreed not to redeem an aggregate of 276,646 Class A ordinary shares of Live Oak (the “Non-Redeemed Shares”) at the Extraordinary General Meeting. In exchange for the foregoing commitment to Live Oak to not redeem the Non-Redeemed Shares, the Sponsor agreed to transfer to the NRA Investors, contemporaneously with the Closing, an aggregate of 37,136 shares of Common Stock (issued in respect of an equivalent number of Founder Shares) held by the Sponsor, provided that such NRA Investors do not exercise their respective redemption rights with respect to the Non-Redeemed Shares in connection with the Extraordinary General Meeting. The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Non-Redemption Agreement attached hereto as Exhibit 10.17, which is incorporated herein by reference.

Forward Purchase Agreement

On June 1, 2026, in connection with the Business Combination, Live Oak entered into an agreement (the “Forward Purchase Agreement”) with a fund sub-advised by JBA Asset Management LLC for an OTC Equity Prepaid Forward Transaction to purchase shares of Common Stock. Capitalized terms used but not otherwise defined in this subsection have the meanings ascribed to them in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, upon consummation of the Business Combination, Live Oak paid the FPA Investor, from funds remaining in the trust account established by Live Oak at the time of Live Oak’s initial public offering (the “Trust Account”), after satisfaction of required redemption payments, an amount (the “Prepayment Amount”) equal to the product of the number of Subject Shares (as defined below, up to a maximum number of 4,000,000 shares) multiplied by an amount determined as of five (5) exchange business days prior to the Closing Date (“Initial Price”), subject to adjustment for share splits, share dividends, combinations or recapitalizations occurring after the Closing, and Live Oak or the Company also reimbursed the FPA Investor for certain expenses at the Closing or upon earlier termination of the Forward Purchase Agreement, as applicable.

Pursuant to the Forward Purchase Agreement, the FPA Investor purchased 4,000,000 Public Shares from third-parties on the open market prior to the Closing. The 4,000,000 shares were not redeemed pursuant to the terms of the Forward Purchase Agreement. The funds remaining in the Trust Account as a result of the 4,000,000 shares that were not redeemed were used to settle the Prepayment Amount owed to the FPA Investor. The Prepayment Amount was determined to be $42.2 million based on an Initial Price of $10.56. The Company believes that the substance of this payment is akin to a subscription receivable for shares in the Company. As such, the payment of the Prepayment Amount has been presented as a reduction of equity. Additionally, the Company recognized a derivative liability that represents the estimated fair value of the Company’s settlement obligations under the Forward Purchase Agreement.

Accounting Treatment of the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Live Oak was treated as the “acquired” company and Teamshares was treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination is being treated as the equivalent of Teamshares issuing stock for the net assets of Live Oak, accompanied by a recapitalization. The net assets of Live Oak will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Teamshares.

Under the terms of the Merger Agreement, Teamshares Stockholders as of the First Effective Time received shares of Common Stock with an aggregate value equal to the Stockholder Merger Consideration, with the number of such Merger Consideration Shares to be determined based on a value of $10.00 per share. Other than Company Options which are in-the-money as of the First Effective Time, all Teamshares options, warrants and any other securities convertible or exchangeable for Teamshares shares that remain unexercised were terminated as of the First Effective Time. In addition, qualifying Earnout Participants received a right to certain Earnout Shares, if any such shares are issued upon the achievement, if any, of specified share price targets or other events or conditions which may occur during the post-Closing Earnout Period.

Teamshares has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances as of immediately following the Closing:

•	The stockholders of Teamshares have the greatest voting interest in the Company;

•	The stockholders of Teamshares have the ability to control decisions regarding election and removal of directors and officers of the Company;

•	Teamshares’ operations prior to the Business Combination comprise the only ongoing operations of the Company;

•	Teamshares’ existing senior management comprise the senior management of the Company; and

•	Teamshares is the larger entity (relative to Live Oak) based on historical operating activity and its larger employee base.

Additional Accounting Considerations

Teamshares is assessing the accounting related to the Business Combination and the treatment related to the following matters:

•

Earnout Shares—Teamshares management is currently evaluating the accounting treatment related to the portion of the Earnout Shares attributed to Eligible Optionholders who satisfy the applicable eligibility criteria as of a Trigger Date. These are considered a separate unit of account from the Earnout Shares attributed to Teamshares Stockholders. For purposes of the unaudited pro forma condensed combined financial information, the company has preliminarily treated the portion of these Earnout Shares subject to continued service requirements as stock-based compensation and classified them as equity. However, the evaluation and finalization of accounting conclusions, including any related compensation expense, are ongoing and subject to change.

•

Live Oak Public Warrants and Private Warrants—Live Oak Public Warrants and Private Warrants are accounted for as equity instruments in the historical financial statements of Live Oak. Based on existing terms and no anticipated modifications, Teamshares management preliminarily expects that equity classification for the Public Warrants and Private Warrants will continue to be appropriate for the Company warrants issued at Closing in respect of the Live Oak Public Warrants and Private Warrants; provided, that Teamshares management may continue to analyze this treatment, with final conclusions to be determined as described immediately below.

•

Contingent Payment to HBC—On December 23, 2025, certain subsidiaries of Teamshares entered into the HBC Credit Facility, which had approximately $33.9 million in principal outstanding as of March 31, 2026. As additional consideration for entering into the HBC Credit Facility, Teamshares agreed, pursuant to the HBC-Teamshares Fee Letter, to pay “HBC Fee” upon a future, post-Business Combination date, subject to and contingent upon the consummation of the Business Combination, which HBC Fees may, in the discretion of Teamshares, be deliverable in the form of (i) shares of Common Stock (with the number of such shares of Common Stock to be determined based on the arithmetic average of the daily volume-weighted average trading price of shares of Company Common Stock during the seven (7) full trading days immediately preceding the date of issuance of such shares) or (ii) cash, in an amount equal to $1 million ; and provided, further, that Teamshares may be required to deliver the HBC Fees in cash if certain conditions set forth in the HBC-Teamshares Fee Letter are not satisfied in connection with the Business Combination or during the post-Closing period preceding the HBC Fee required payment date, in each case in accordance with the terms of the HBC-Teamshares Fee Letter. See Note 9, “Debt” to the Teamshares Inc. audited annual consolidated financial statements included elsewhere in this Prospectus for further discussion of the HBC Credit Facility. As of the date hereof, management has not concluded whether the $1.0 million liability will be paid in cash or in shares of Common Stock. Therefore, for purposes of the pro forma presentation, management has reflected the $1.0 million base HBC Fee in the form of cash payment in the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the settlement of this liability, representing the minimum amount payable upon consummation of the Business Combination. Management of the Company will finalize their election to settle this liability in cash or Common Stock on the earlier of 1) 30 days following the effectiveness of the registration statement covering the resale of the Initial PIPE Shares or 2) one year following the Closing.

Except to the extent otherwise noted above, the final accounting treatment related to the Business Combination, including the accounting treatment of Earnout Shares, Public Warrants, and Private Placement Warrants and potential post-Closing HBC Fee obligations will be finalized by Teamshares and reported in the first reporting period following the consummation of the Business Combination.

Post-Transaction Reporting Consideration

After the Business Combination is consummated, Teamshares’ historical financial statements will replace those of Live Oak beginning with the filing of the financial statements that first include the Business Combination.

Pro forma Ownership after the Business Combination

The following presents the post-Closing share ownership of New Teamshares outstanding shares immediately after the Closing excluding the dilutive effect of (i) shares of Common Stock underlying the Assumed Vested Options, (ii) the Earnout Shares, (iii) the Founder Post-Closing Restricted Shares, (iv) the New Teamshares Warrants issued at the Closing in respect of Live Oak Private Placement Warrants, and (v) the New Teamshares Warrants issued at the Closing in respect of Live Oak Public Warrants.

Equity Capitalization Summary	Shares	%
Former Live Oak Public Shareholders	561,341	1%
Sponsor(1)	3,450,000	5%
Initial PIPE Investors(3)	13,750,000	19%
Teamshares Stockholders(2)	49,435,918	69%
SAFE Investors(4)	751,343	1%
FPA Investor(5)	4,000,000	6%
Other(6)	37,171	0%

Total	71,985,774	100%

(1)

Excludes (i) 1,150,000 Founder Post-Closing Restricted Shares, which are subject to vesting upon the occurrence of the Founder Share Tier I Share Price Target and Founder Share Tier II Share Price Target or upon the occurrence of a Qualifying Change of Control during the Founder Share Measurement Period; and (ii) 524,781 remaining Incentive Founder Shares. Live Oak used a total of 100,437 Incentive Founder Shares to incentivize commitments from certain investors in Financing Transactions, secure Trust Account non-redemption or backstop arrangements or otherwise provide support in connection with any financing transaction (inclusive of the SAFE Investor Founder Shares).

(2)

Represents shares in Common Stock issued at Closing to Teamshares Stockholders in respect of outstanding Teamshares shares as of immediately prior to the First Effective Time, including, without limitation, any holders of Teamshares stock issued upon exchange or conversion of Company securities issued in Interim Period Financing Transactions, if any, and excludes Earnout Shares, as well as any Initial PIPE Shares issuable at the Closing to Teamshares PIPE Investors. For pro forma shares calculation purposes, Stockholder Merger Consideration has been allocated amongst the Teamshares Stockholders based on such holders’ anticipated Pro Rata Shares (as defined in the Merger Agreement) as of the First Effective Time, taking into account among other assumptions, that (i) holders of all of the outstanding shares of Company Series D-1 Preferred Stock, Company Series D-2 Preferred Stock, Company Series D-NV Preferred Stock, Company Series E Preferred Stock and Company Series E-NV Preferred Stock have elected to receive their liquidation preference, and based on actual Liquidation Preference Elections received by Teamshares from Eligible Preferred Holders as of the date of this Prospectus (including that holders of all of the outstanding shares of Company Series C-2 Preferred Stock have waived their Liquidation Preference Election rights and, instead, had their shares of Company Series C-2 Preferred Stock converted into shares of Company Common Stock in accordance with the Mandatory Conversion procedures described in further detail elsewhere in this Prospectus), and holders of a portion of the outstanding shares of Company Series C-1 Preferred Stock have made Liquidation Preference Elections and the remainder have Mandatory Conversion Elections, and that (ii) prior to the First Effective Time, outstanding Company Warrants to purchase 77,258 shares of Company Common Stock are net exercised for 48,988 shares of Company Common Stock prior to the First Effective Time.

(3)

Reflects consummation of the approximately $126.5 million Initial PIPE Investment transaction in accordance with the terms of the Initial PIPE Subscription Agreements and includes the issuance of approximately 13,750,000 shares of Common Stock to the Initial PIPE Investors (including Teamshares PIPE Investors).

(4)	Pursuant to the terms of the Teamshares SAFEs, each of such SAFEs automatically converts at the Closing into shares of the Common Stock.
(5)	Represents shares held by the FPA Investor.
(6)	Represents Incentive Founder Shares issued to investors who entered into NRAs.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2026 ($ in thousands)

	Live Oak (Historical)	Teamshares (Historical)	Pro Forma Adjustments			Pro Forma Combined
Assets
Current Assets
Cash and Cash Equivalents	1,124	37,030	74,490	(A	)	112,644
Due from Sponsor	1	—	—			1
Restricted Cash	—	10,801	—			10,801
Accounts Receivable, Net	—	23,049	—			23,049
Inventories	—	51,028	—			51,028
Prepaid Expenses	80	3,036	—			3,116
Other Current Assets	—	2,186	(1,120)	(M	)	1,066
Total Current Assets	1,206	127,129	—			201,705
Long Term Assets			—
Restricted Cash	—	425	—			425
Property, Plant, and Equipment, Net	—	29,998	—			29,998
Operating Lease Right-Of-Use Assets, Net	—	93,517	—			93,517
Goodwill, Net	—	245,439	—			245,439
Internally Developed Software, Net	—	6,263	—			6,263
Trade Names, Net	—	12,346	—			12,346
Long-Term Prepaid Insurance	—	—	—			—
Other Assets	—	12,625	—			12,625
Marketable Securities Held in Trust Account	241,144	—	(241,144)	(B	)	—
Total Long-Term Assets	241,144	400,613	—			400,613
Total Assets	242,350	527,742	—			602,318
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	—	29,467	(4,308)	(L	)	25,159
Accrued Expenses	1,777	10,830	(1,777)	(C	)	10,830
Accrued Offering Costs	75	—	(75)	(C	)	—
Deferred Revenue	—	14,587	—			14,587
Contingent Consideration	—	2,408	—			2,408
Short-Term Debt and Current Portion of Long- Term Debt	—	214,175	(37,060)	(J	)	177,115
Current Portion of Operating Lease Obligations	—	9,079	—			9,079
Other Current Liabilities	—	12,567	—			12,567
Total Current Liabilities	1,852	293,113	—			251,745
Long-Term Liabilities
Warrant Liability	—	2,881	(2,881)	(N	)	—
Contingent Consideration	—	6,009	—			6,009
Long-Term Debt, Net	—	86,029	—			86,029
Long-Term Operating Lease Obligations	—	87,881	—			87,881
Other Long-Term Liabilities	—	9,903	(4,100)	(O	)	5,803
Teamshares Earnout Shares	—	—	41,622	(I	)	41,622
Deferred Founder Shares	—	—	14,646	(K	)	14,646
Deferred Advisory Fee	6,900	—	(6,900)	(C	)	—
Deferred Underwriting Fee	6,900	—	(6,900)	(C	)	—
PIPE Subscription Agreements Liability	16,539	—	(16,539)	(Q	)	—
Forward Purchase Agreement Liability	—	—	8,083	(R	)	8,083
Total Long-Term Liabilities	30,339	192,703	—			250,073
Total Liabilities	32,191	485,816	—			501,818
Redeemable Noncontrolling Interests	—	1,762	—			1,762
Live Oak Class A Ordinary Shares Subject to Possible Redemption	241,144	—	(241,144)	(D	)	—

	Live Oak (Historical)	Teamshares (Historical)	Pro Forma Adjustments			Pro Forma Combined
Stockholders’ Equity
Teamshares Common Stock	—	—	—	(P	)	—
Teamshares Preferred Stock	—	—	—	(P	)	—
Additional Paid-In Capital	—	328,634	58,696	(G	)	387,330
Accumulated Deficit	(30,986)	(284,652)	30,858	(H	)	(284,780)
Accumulated Other Comprehensive Loss	—	(1,298)	—			(1,298)
Live Oak Preference Shares	—	—	—			—
Live Oak Class A Ordinary Shares	—	—	—			—
Live Oak Class B Ordinary Shares	1	—	(1)	(E	)	—
Common Stock	—	—	6	(F	)	6
Total Stockholders’ Equity	(30,985)	42,684	—			101,258
Noncontrolling Interests	—	(2,521)	—			(2,521)
Total Equity	(30,985)	40,163	—			98,738
Total Liabilities and Stockholders’ Equity	242,350	527,742	—			602,318

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Three Months Ended March 31, 2026 ($ in thousands except per share information)

	Live Oak (Historical)	Teamshares (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenue	—	121,039	—			121,039
Cost of Revenue	—	73,096	—			73,096
Gross Profit	—	47,943	—			47,943
Operating Expenses (Income)
Depreciation	—	823	—			823
Amortization	—	1,704	—			1,704
Selling, General, and Administrative Expenses	966	53,014	1,278	(AA	)	55,258
Goodwill Impairment	—	—	—			—
Loss (Gain) on Disposition of Assets	—	(203)	—			(203)
Total Operating Expenses	966	55,338	—			57,582
Loss from Operations	(966)	(7,395)	—			(9,639)
Non-Operating Expenses (Income)
Interest Expense, Net	—	15,364	(6,604)	(FF	)	8,760
Interest Earned on Marketable Securities Held in Trust Account	(2,102)	—	2,102	(BB	)	—
Change in Fair Value of Warrant Liability	—	(41)	41	(CC	)	—
Change in Fair Value of Contingent Consideration	—	(3)	—			(3)
Other Non-Operating (Income) Expenses	—	(297)	—			(297)
Subscription Agreements Liability	1,265	—	(1,265)	(DD	)	—
Change in Fair Value of PIPE Subscription Agreements Liability	—	—	—			—
Initial Loss on Forward Purchase Agreement Liability	—	—	—			—
Total Non-Operating Expenses	(837)	15,023	—			8,460
Loss Before Income Taxes	(129)	(22,418)	—			(18,099)
Income Tax Expense	—	359	—			359
Net Loss	(129)	(22,777)	—			(18,458)
Net Loss Attributable to Noncontrolling Interests	—	100	—			100
Net Loss Attributable to the New Teamshares	—	(22,877)	—			(18,558)
Net Loss Attributable to the Common Stockholders	(129)	(22,813)	—			(18,494)
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	—	(19.42)	—			(0.26)

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2025 ($ in thousands except per share information)

	Live Oak (Historical)	Teamshares (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenue	—	471,567	—			471,567
Cost of Revenue	—	288,467	—			288,467
Gross Profit	—	183,100	—			183,100
Operating Expenses (Income)
Depreciation	—	3,086	—			3,086
Amortization	—	5,907	—			5,907
Selling, General, and Administrative Expenses	2,214	191,421	12,592	(AA	)	206,227
Goodwill Impairment	—	19,412	—			19,412
Loss (Gain) on Disposition of Assets	—	(5,418)	—			(5,418)
Advisory Fee	6,900	—	—			6,900
Total Operating Expenses	9,114	214,408	—			236,114
Loss from Operations	(9,114)	(31,308)	—			(53,014)
Non-Operating Expenses (Income)
Interest Expense, Net	—	31,191	—			31,191
Interest Earned on Marketable Securities Held in Trust Account	(7,892)	—	7,892	(BB	)	—
Loss on Extinguishment of Debt	—	4,642	—			4,642
Change in Fair Value of Warrant Liability	—	(3,956)	3,956	(CC	)	—
Change in Fair Value of Contingent Consideration	—	1,326	—			1,326
Other Non-Operating (Income) Expenses	—	1,284	—			1,284
Initial Loss on PIPE Subscription Agreements Liability	15,582	—	(15,582)	(DD	)	—
Change in Fair Value of PIPE Subscription Agreements Liability	(308)	—	308	(DD	)	—
Initial Loss on Forward Purchase Agreement Liability	—	—	8,083	(EE	)	8,083
Total Non-Operating Expenses	7,382	34,487	—			46,526
Loss Before Income Taxes	(16,495)	(65,795)	—			(99,540)
Income Tax Expense		562	—			562
Net Loss	(16,495)	(66,357)	—			(100,102)
Net Loss Attributable to Noncontrolling Interests	—	(439)	—			(439)
Net Loss Attributable to the New Teamshares	—	(65,918)	—			(99,663)
Net Loss Attributable to Common Stockholders	(16,495)	(65,670)	—			(99,415)
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	(0.66)	(56.46)	—			(1.38)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND YEAR ENDED DECEMBER 31, 2025

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the pro forma effects of the Business Combination contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet gives effect to the Business Combination as if it had occurred on March 31, 2026, and the unaudited pro forma condensed combined statements of operations give effect to the Business Combination as if it had occurred on January 1, 2025, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. The pro forma adjustments are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances.

Notwithstanding the legal form of the transactions, the Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting:

•	Teamshares was treated as the accounting acquirer; and

•	Live Oak was treated as the acquired company for financial reporting purposes.

Accordingly, the pro forma financial statements represent a continuation of the financial statements of Teamshares, with the Business Combination treated as issuance of equity by Teamshares for the net assets of Live Oak accompanied by a recapitalization. Live Oak’s assets and liabilities will be recorded at historical cost, and no goodwill or intangible assets will be recognized.

Under the terms of the Merger Agreement, Teamshares stockholders as of the First Effective Time (after taking into account the effects of any Liquidation Preference Elections and, thereafter, after giving effect to the Company Preferred Stock Exchange required by the terms of the Merger Agreement) received 49,435,918 shares of Common Stock with an aggregate value equal to the Stockholder Merger Consideration, based on a value of $10.00 per share. Other than Teamshares options which are in-the-money as of the First Effective Time, all Teamshares options, warrants and any other securities convertible or exchangeable for Teamshares shares were terminated as of the First Effective Time.

In addition, qualifying Earnout Participants received a right to certain Earnout Shares, if any such shares are issued to Earnout Participants upon the achievement, if any, of specified share price targets or other events or conditions which may occur during the post-Closing Earnout Period. The Deferred Founder Shares are subject to forfeiture and shall vest if certain Founder Share Triggering Events are achieved during the Founder Share Measurement Period. If none of the Founder Share Triggering Events occur during the Founder Share Measurement Period the Deferred Founder Shares will be forfeited.

Contemporaneously with execution of the Original Merger Agreement, Live Oak entered into Initial PIPE Subscription Agreements for the Initial PIPE Investment. The Initial PIPE Investment is reflected in the pro forma financial information.

Direct and incremental transaction costs incurred prior to or concurrent with the Closing are reflected as a reduction to accumulated deficit in the unaudited pro forma condensed combined balance sheet, to the extent such costs are factually supportable. Any amounts that remain contingent or uncertain have not been included.

The pro forma financial information includes only Transaction Accounting Adjustments required by Article 11 of Regulation S-X. The Company is subject to U.S. federal and state income taxes and files on a consolidated basis, aggregating relevant tax attributes in determining consolidated taxable income. In light of the Company’s significant NOL carryforwards, which are reflected in deferred tax assets, any incremental pro forma tax effects are not expected to be material, provided, however, that the extent to which Teamshares NOLs may be carried forward and relevant, in relation to the Company’s tax liabilities after the Closing, if at all, is not yet certain and Teamshares management continues to analyze the tax implications of the transaction, including relative to NOLs, as of the date of this Prospectus; accordingly, no pro forma income tax adjustments are presented. The Company’s primary current tax exposure is state income taxes, recorded as a component of current income tax expense. Management will reassess tax impacts, including the utilization and valuation of NOLs, upon Closing.

Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of New Teamshares. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Teamshares and Live Oak.

Based on its initial analysis, management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Teamshares.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and the other transactions contemplated by the Merger Agreement and has been prepared for informational purposes only.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Live Oak and Teamshares have not had any historical relationship prior to the Business Combination.

Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 reflects the following adjustments:

(A)	Represents pro forma adjustments to cash to reflect the following:

Investment held in Trust Account(1)	48,149
Proceeds from Initial PIPE Subscription Agreements(2)	126,500
Payment of accrued transaction costs by Live Oak(3)	(15,731)
Payment of accrued transaction costs by Teamshares(4)	(7,358)
Payment of the debt obligations concurrent with the merger(5)	(37,060)
Proceeds from Teamshares SAFEs subsequent to March 31, 2026(6)	2,230
Payment of the Prepayment Amount related to the Forward Purchase Agreement(7)	(42,240)
Total	74,490

(1)

Reflects the reclassification of cash equivalents held in the trust account inclusive of accrued interest and after giving effect to the impact of redemptions. See adjustment (B) for the corresponding offset.

(2)

Reflects the proceeds of approximately $126.5 million from the issuance and sale of approximately 13,750,000 shares of Common Stock at $9.20 per share in the Initial PIPE Investment transaction pursuant to the Initial PIPE Subscription Agreements. See adjustment (F)(1) for the corresponding offset to Common Stock and adjustment (G)(2) for the corresponding offset to additional paid-in capital.

(3)

Reflects the payment of $15.7 million of transaction costs incurred by Live Oak, including: (i) $9.1 million of transaction costs that were incurred prior to March 31, 2026 that will be paid concurrent with the Merger, of which, $0.3 million were recorded as Deferred Underwriting Fee (reduced from $6.9 million), $6.9 million were recorded as Deferred Advisory Fee related to Live Oak’s Initial Public Offering, $1.8 million were recorded as Accrued Expenses, and $0.1 million were recorded as Accrued Offering Costs as of March 31, 2026. (See adjustment (C) for the corresponding offsets to these accounts). These costs were expensed as incurred. The $0.3 million Deferred Underwriting Fee is included in the approximately $4.1 million that Santander received pursuant to the terms of the Teamshares-Santander Advisory and Placement Agent Agreement. (ii) $6.7 million of transaction fees incurred after March 31, 2026, including the $3.8 million PIPE Placement Fee, and $2.9 million of legal and advisory fees. See adjustment (G)(10) for the corresponding offset. The $3.8 million PIPE Placement Fee is included in the approximately $4.1 million that Santander received pursuant to the terms of the Teamshares-Santander Advisory and Placement Agent Agreement.

(4)

Reflects the payment of $7.4 million of transaction costs incurred by Teamshares, including: (i) $2.2 million of transaction costs recorded in Accounts Payable as of March 31, 2026 payable concurrent with the Merger (See adjustment (L) for the offset to accounts payable). These fees include legal and advisory services directly supporting the preparation and filing of the registration statement. These fees were concurrently reclassified to a reduction in additional paid-in capital concurrent with the Closing, up to the gross proceeds of the offering. See adjustments (M) and (G)(9) for discussion of Other Current Assets and additional paid-in capital, respectively. Management evaluated the nature of all transaction-related costs in accordance with Staff Accounting Bulletin Topic 5.A and ASC 340 10-S99-1. (ii) A total of $2.1 million of transaction costs that were incurred prior to March 31, 2026 that were not directly attributable to the offering, and therefore were expensed as incurred. These fees include legal and advisory services related to the negotiation and structuring of the Merger Agreement, accounting and audit services for historical financial statements, and other professional services that are not directly attributable to the offering. These costs were recorded in Accounts Payable as of March 31, 2026 and were payable concurrently with the Merger. See adjustment (L) for the offset to accounts payable. (iii) $2.3 million of legal and advisory costs incurred after

March 31, 2026 that are specific incremental costs directly attributable to the offering. The nature of these costs is consistent with those described in adjustment (A)(4)(i). See adjustment (G)(9) for the corresponding offset. (iv) $0.8 million of transaction costs incurred after March 31, 2026 that are not specific incremental costs directly attributable to the offering. The nature of these costs is consistent with those described in adjustment (A)(4)(ii). See adjustment (H)(3) for the corresponding offset.
(5)

Reflects the repayment of $33.9 million in connection with the maturity of the HBC Credit Facility which was paid upon the Closing (see adjustment (J)(1)), the payment of $1.0 million of HBC Fees in cash which will be payable upon the Closing (see adjustment (J)(2)), and the payment of $2.2 million of deferred consideration for an operating subsidiary that was acquired during 2025 which is required within 60 days of the Closing (see adjustment (J)(3)).

(6)

Reflects the proceeds of $2.2 million from Teamshares SAFEs that were received subsequent to March 31, 2026. See adjustment (F)(4) for the corresponding offset to Common Stock and adjustment (G)(5) for the corresponding offset to additional paid-in capital.

(7)	Reflects the $42.2 million Prepayment Amount paid by New Teamshares to the FPA Investor as described in the Forward Purchase Agreement. See adjustment (G)(13) for the corresponding offset.

(B)

Reflects the reclassification of approximately $48.1 million of cash and investments held in the trust account as of March 31, 2026 that becomes available following the Business Combination, after giving effect to the impact of redemptions. See adjustment (A)(1) for the corresponding offset.

(C)

Reflects the payment of $0.3 million of deferred underwriter fees (reduced from $6.9 million after redemptions; see adjustment (G)(15)), $6.9 million of deferred advisory fees incurred during the Live Oak initial public offering due upon completion of the Business Combination, $0.1 million of Accrued Offering Costs, and $1.8 million of Accrued Expenses that were accrued by Live Oak as of March 31, 2026 (See adjustment (A)(3)(i) for the corresponding offsets).

(D)

Reflects the reclassification of 4,561,341 Live Oak public shares, subject to possible redemption, from mezzanine equity to permanent equity, after giving effect to the impact of redemptions of 18,438,659 shares. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $48.1 million to additional paid in-capital (Adjustment (G)(1)) and an increase of an immaterial amount to Common Stock (Adjustment (F)(5)). The corresponding offset for cash paid to redeeming shareholders is included in adjustment (B).

(E)

Conversion of Live Oak Class B Ordinary Shares (which were converted into Live Oak Class B Common Stock pursuant to the Domestication and subsequently converted into Common Stock pursuant to the Interim Charter) to Common Stock in connection with the Business Combination. See adjustment (F)(6) for the corresponding offset to Common Stock and adjustment (G)(6) for the corresponding offset to additional paid-in capital.

(F)	Represents pro forma adjustments to Common Stock balance to reflect the following:

Issuance of Common Stock from Initial PIPE financing per Initial PIPE Subscription Agreements(1)	1
Recapitalization of Teamshares preferred stock and common stock to Common Stock(2)	5
Issuance of Common Stock from exercised Teamshares Warrants(3)	—
Issuance of Common Stock from conversion of Teamshares SAFEs(4)	—
Reclassification of Live Oak public shares subject to redemption, to permanent equity(5)	—
Conversion of Live Oak Class B Ordinary Shares (which were converted into Live Oak Class B Common Stock pursuant to the Domestication and subsequently converted into Common Stock pursuant to the Interim Charter) to Common Stock in connection with the Business Combination(6)	—
Issuance of Incentive Founder Shares to investors who entered into NRAs(7)	—
Total	6

(1)

Reflects the proceeds of approximately $126.5 million from the issuance and sale of approximately 13,750,000 shares of Common Stock (par value of $0.0001 per share) at $9.20 per share in the Initial PIPE Investment transaction pursuant to the Initial PIPE Subscription Agreements. See adjustment (A)(2) for the corresponding offset in cash and adjustment (G)(2) for the corresponding offset to additional paid-in capital.

(2)

Recapitalization of Teamshares preferred stock and common stock into 49,214,976 shares of Common Stock (par value of $0.0001 per share). See adjustment (P) for the offset to Teamshares’ Common Stock and Preferred Stock Par Value and adjustment (G)(3) for the corresponding offset in additional paid-in capital.

(3)

Reflects the issuance of 220,942 shares of Common Stock (par value of $0.0001 per share) in relation to exercised Teamshares Warrants. See adjustment (N) for the offset to warrant liability and adjustment (G)(4) for the offset to additional paid-in capital.

(4)

Reflects the issuance of 751,343 shares of Common Stock (par value of $0.0001 per share) in relation to Teamshares SAFEs. $4.1 million of the SAFEs were received in 2025 and during the three months ended March 31, 2026 and $2.2 million were received subsequent to March 31, 2026. See adjustment (O) for the offset related to the SAFE liability as of March 31, 2026, adjustment (A)(6) for the SAFEs received subsequent to March 31, 2026, and adjustment (G)(5) for the offset to additional paid-in capital.

(5)

Reclassification of Live Oak public shares subject to redemption, after giving effect to the impact of redemptions, to permanent equity. This results in the issuance of 4,561,341 shares of Common Stock (par value of $0.0001 per share). See adjustment (D) for the corresponding offset to Live Oak public shares subject to redemption and adjustment (G)(1) for the offset to additional paid-in capital.

(6)

Conversion of Live Oak Class B Ordinary Shares (which were converted into Live Oak Class B Common Stock pursuant to the Domestication and subsequently converted into Common Stock pursuant to the Interim Charter) to 3,450,000 shares of Common Stock (par value of $0.0001 per share) in connection with the Business Combination. See adjustment (E) for offset to Live Oak Class B Ordinary Shares and adjustment (G)(6) for the corresponding offset to additional paid-in capital.

(7)

Reflects the issuance of 37,171 shares of Common Stock (par value of $0.0001 per share) to investors who entered into non-redemption agreements (NRAs). See adjustment (E) for offset to Live Oak Class B Ordinary Shares.

(G)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Reclassification of Live Oak public shares subject to redemption, to permanent equity, and increase in par value of common stock(1)	48,149
Issuance of Common Stock from Initial PIPE financing per Initial PIPE Subscription Agreements(2)	126,499
Recapitalization of Teamshares preferred stock and common stock to Common Stock(3)	(5)
Issuance of Common Stock from exercised Teamshares Warrants(4)	2,209
Issuance of Common Stock from conversion of Teamshares SAFEs(5)	6,330
Conversion of Live Oak Class B Ordinary Shares (which were converted into Live Oak Class B Common Stock pursuant to the Domestication and subsequently converted into Common Stock in connection with the Closing) to Common Stock in connection with the Business Combination(6)	1
Record offset for contingent consideration liability for Earnout Shares(7)	(41,622)
Record offset for contingent consideration liability for Deferred Founder Shares(8)	(14,646)
Reduction in APIC related to transaction costs directly attributable to the offering incurred by Teamshares(9)	(3,370)
Reduction in APIC related to costs incurred by Live Oak after March 31, 2026(10)	(6,680)
Elimination of Live Oak’s historical accumulated deficit(11)	(30,986)
Increase in APIC related to the elimination of gains and losses on Live Oak’s PIPE Subscription Agreements Liability(12)	16,539
Payment of the Prepayment Amount related to the Forward Purchase Agreement(13)	(42,240)
Reduction in APIC related to the fair value of the Forward Purchase Agreement Liability(14)	(8,083)
Increase in APIC related to the reduction of Santander Underwriting Fees(15)	6,602
Total	58,696

(1)

Reclassification of Live Oak Public Shares subject to redemption, after giving effect to the impact of redemptions, to permanent equity. This results in the issuance of 4,561,341 shares of Common Stock (par value of $0.0001 per share). See adjustment (D) for the corresponding offset to Live Oak Public Shares subject to redemption and adjustment (F)(5) for the offset to Common Stock.

(2)

Reflects the proceeds of approximately $126.5 million from the issuance and sale of approximately 13,750,000 shares of Common Stock (par value of $0.0001 per share) at $9.20 per share upon consummation of the Initial PIPE Investment transaction pursuant to the Initial PIPE Subscription Agreements. See adjustment (A)(2) for the corresponding offset in cash and adjustment (F)(1) for the corresponding offset to Common Stock.

(3)

Recapitalization of shares of Teamshares preferred stock and common stock into 49,214,976 shares of Common Stock (par value of $0.0001 per share). See adjustment (P) for the offset to Teamshares’ Common Stock and Preferred Stock Par Value and adjustment (F)(2) for the offset to Common Stock.

(4)

Reflects the issuance of 220,942 shares of Common Stock (par value of $0.0001 per share) in relation to exercised Teamshares Warrants. See adjustment (N) for the corresponding offset to warrant liability and adjustment (F)(3) for the corresponding offset to Common Stock.

(5)

Reflects the issuance of 751,343 shares of Common Stock (par value of $0.0001 per share) in relation to Teamshares SAFEs. $4.1 million of the SAFEs were received in 2025 and during the three months ended March 31, 2026 and $2.2 million were received subsequent to March 31, 2026. See adjustment (O) for the corresponding offset related to the SAFE liability as of March 31, 2026, adjustment (A)(6) for the SAFEs received subsequent to March 31, 2026, and adjustment (F)(4) for the corresponding offset to Common Stock.

(6)

Conversion of Live Oak Class B Ordinary Shares (which, upon Domestication, became shares of Live Oak Class B Common Stock, corresponding, upon the Closing, to an equivalent number of shares of Common Stock) to 3,450,000 shares of Common Stock (par value of $0.0001 per share) in connection with the Business Combination. See adjustment (E) for offset to Live Oak Class B Ordinary Shares and adjustment (F)(6) for the offset to Common Stock.

(7)	Reflects the offset for contingent consideration liability for Earnout Shares. See adjustment (I) for the corresponding offset.
(8)	Reflects the offset for contingent consideration liability for Deferred Founder Shares. See adjustment (K) for the corresponding offset.
(9)

Reflects $1.1 million of directly attributable transaction costs that are included within Other Current Assets of Teamshares and $2.3 million of specific incremental costs directly attributable to the transaction that were incurred after March 31, 2026 through the Closing Date. In accordance with SAB Topic 5.A., management concluded that transaction costs that are directly attributable to the Merger may be capitalized up to the gross proceeds of the offering, and that Live Oak’s Cash and cash equivalents represents the expected gross proceeds of the Merger. Therefore, directly attributable transaction costs in excess of Live Oak’s Cash and cash equivalents are expensed as incurred. See adjustment (M) for the corresponding offset to Other Current Assets and see adjustment (A)(4)(iii) for the corresponding offset to the $2.3 million of expected transaction costs subsequent to March 31, 2026.

(10)

Approximately $6.7 million of transaction costs were incurred by Live Oak after March 31, 2026, through the Closing Date. See adjustment (A)(3)(ii) for the corresponding offset. These transaction costs are included in this balance, as they would be charged to accumulated deficit of Live Oak and concurrently eliminated to additional paid-in capital.

(11)	Elimination of Live Oak’s historical accumulated deficit. See adjustment (H)(1) for the corresponding offset.
(12)	Elimination of gains and losses on Live Oak’s PIPE Subscription Agreements liability that were recorded in Live Oak’s historical accumulated deficit. See adjustment (Q) for the corresponding offset.
(13)

Reflects the payment of the Prepayment Amount related to the Forward Purchase Agreement. The Company believes that the substance of this payment is akin to a subscription receivable for shares in New Teamshares. As such, this payment has been presented as a reduction of Additional Paid-In Capital. See adjustment (A)(7) for the corresponding offset.

(14)	Reflects the fair value of the Forward Purchase Agreement Liability. See adjustment (R) for the corresponding offset.
(15)

Reflects the portion of the Deferred Underwriting Fee that was reduced after giving effect to the impact of redemptions. See adjustment (A)(3)(i) for corresponding offset to cash, and adjustment (C) for the corresponding offset to Deferred Underwriting Fee.

(H)	Represents pro forma adjustments to the accumulated deficit balance to reflect the following:

Elimination of Live Oak’s historical accumulated deficit(1)	30,986
Changes in accumulated deficit to reflect the gain on fair value of warrants due to the extinguishment of certain Teamshares warrants(2)	672
Changes in accumulated deficit for acquisition-related transaction expenses incurred by Teamshares that are not direct incremental costs attributable to the offering(3)	(800)
Total	30,858

(1)

Represents the elimination of Live Oak’s accumulated deficit, in connection with the reverse recapitalization including the adjustment for accrued transaction expenses. See adjustment (G)(11) for the corresponding offset.

(2)	Represents the changes in accumulated deficit to reflect the gain on fair value of warrants due to the extinguishment of certain Teamshares warrants. See adjustment (N) for the corresponding offset.

(3)

Represents the amount of acquisition-related transaction expenses incurred by Teamshares that are not direct incremental costs attributable to the offering. See adjustment (A)(4)(iv) for the corresponding offset.

(I)	Reflects the contingent consideration liability for the earnout shares for the eligible earnout participants. See adjustment (G)(7) for the corresponding offset.

(J)	Reflects the payment of the following debt obligations concurrent with the merger:

Reflects the repayment by Teamshares of amounts outstanding under the HBC Credit Facility concurrent with the Mergers.(1)	(33,850)
Reflects the payment by Teamshares of HBC Fees in cash concurrent with the Mergers. (2)	(1,000)
Reflects the payment of deferred consideration for an operating subsidiary that was acquired during 2025. This payment is required within 60 days of the Closing.(3)	(2,210)
Total	(37,060)

(1)	See adjustment (A)(5) for the corresponding offset.
(2)	See adjustment (A)(5) for the corresponding offset.
(3)	See adjustment (A)(5) for the corresponding offset.

(K)	Reflects the deferred liability for Deferred Founder Shares. See adjustment (G)(8) for the corresponding offset.

(L)

Reflects the payment of $4.3 million of accounts payable related to accrued transaction costs incurred by Teamshares prior to March 31, 2026. See adjustment (A)(4)(i) and (A)(4)(ii) for the corresponding offsets.

(M)

Reflects the reclassification of $1.1 million of transaction costs that were incurred in 2025 and during the three months ended March 31, 2026 by Teamshares that are directly attributable to the offering. These costs were recorded in Other Current Assets as of March 31, 2026 and were concurrently reclassified to a reduction in additional paid-in capital concurrent with the Closing. These fees include legal and advisory services directly supporting the preparation and filing of the registration statement. These costs were included in Accounts Payable as of March 31, 2026 (see adjustment (A)(4)(i)). See adjustment (G)(9) for the corresponding offset to additional paid-in capital.

(N)

Reflects the removal of warrant liability related to Teamshares warrants as a result of the transaction. Reflects $2.2 million of outstanding Teamshares warrants that were exercised prior to the First Effective Time and $0.7 million of warrants that were extinguished as they were not exercised by the holders prior to the Closing. For the exercised warrants, see adjustment (F)(3) for the corresponding offset to Common Stock and adjustment (G)(4) for the corresponding offset to additional paid-in capital. For the extinguished warrants see adjustment (H)(2) for the corresponding offset.

(O)

Reflects the conversion of $4.1 million of liabilities related to Teamshares SAFEs that Teamshares entered into with unaffiliated investors. Pursuant to the terms of the SAFEs, the instruments automatically converted into shares of New Teamshares immediately upon consummation of the Business Combination. See adjustment (F)(4) for the corresponding offset to Common Stock and adjustment (G)(5) for the corresponding offset to additional paid-in capital.

(P)

Reflects the conversion of Teamshares’ Common Stock and Preferred Stock Par Value that were exchanged in the Transaction for shares of Common Stock. See adjustment (F)(2) for the corresponding offset to Common Stock and adjustment (G)(3) for the corresponding offset to additional paid-in capital.

(Q)

Reflects the removal of the Initial PIPE Subscription Agreements liability that is recorded by Live Oak. The Initial PIPE Investment closed concurrently with the consummation of the Business Combination. See adjustment (G)(12) for the corresponding offset.

(R)

Reflects the derivative liability that represents the estimated fair value of the Company’s settlement obligations under the Forward Purchase Agreement. The fair value of $8.1 million is based on the valuation of $2.02 per share using the Black-Scholes valuation model. See adjustment (G)(14) for the corresponding offset. The FPA Investor purchased 4,000,000 shares prior to the deadline described in the Forward Purchase Agreement. The prepayment amount of $42.2 million is based on the final redemption price of $10.56 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and the year ended December 31, 2025:

(AA) Represents pro forma adjustments related to selling, general, and administrative expense as follows:

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Additional transaction costs not yet incurred by Teamshares that are not directly attributable to the offering, and therefore are expensed as incurred	—	$800
Additional transaction costs not yet incurred by Live Oak	—	6,680
Stock-based compensation expense related to the earnout shares allocated to eligible optionholders	1,278	5,112
Total	$1,278	$12,592

(BB)	Reflects the elimination of interest income related to the investment held in the Trust Account.

(CC)	Reflects the elimination of remeasurement gains and losses on Teamshares warrant liability.

(DD)	Reflects the elimination of gains and losses on Live Oak’s PIPE Subscription Agreements liability

(EE)	Reflects the initial fair value of the Forward Purchase Agreement Liability.

(FF)

Reflects the elimination of interest expense related to the HBC Credit Facility. The HBC Credit Facility was required to be repaid in full upon the Closing. Therefore, for purposes of the pro forma presentation, no interest expense related to the HBC Credit Facility is recorded during the three months ended March 31, 2026.

Loss per share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2026 and for the year ended December 31, 2025 ($ in thousands except per share data):

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Pro Forma Net Loss Attributable to New Teamshares	$(18,558)	$(99,663)
Rollover Shares Adjustment(1)	$64	$248
Pro Forma Net Loss Attributable to the Common Shareholders	$(18,494)	$(99,415)
Weighted Average Common Shares Outstanding	71,985,774	71,985,774
Pro Forma Net Loss Per Share—Basic and Diluted(2)(3)	$(0.26)	$(1.38)
Basic Weighted Average Shares Outstanding	71,985,774	71,985,774
Live Oak public shareholders	561,341	561,341
PIPE Investors	13,750,000	13,750,000
Sponsor	3,450,000	3,450,000
Teamshares Stockholders	49,435,918	49,435,918
SAFE Investors	751,343	751,343
FPA Investor	4,000,000	4,000,000
Other	37,171	37,171

(1)

During the three months ended March 31, 2026 and the year ended December 31, 2025, Teamshares repurchased certain Rollover Shares. The difference between the carrying value and the repurchase value on the repurchase date has been included as an adjustment to Net Loss Attributable to Common Stockholders. See Note 4, “Business Combinations” to the Teamshares Inc. audited annual consolidated financial statements included elsewhere in this Prospectus for further discussion of Rollover Shares.

(2)	The per share pro forma net loss per share excludes the impact of outstanding and unexercised warrants and options, as the inclusion of these instruments was anti-dilutive.
(3)

The per share pro forma net loss per share excludes the impact of the Earnout Shares and the Deferred Founder Shares, as the vesting conditions for these shares have not been met. Additionally, the inclusion of these shares would have been anti-dilutive if the vesting conditions had been met.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “Teamshares”, or the “Company” refer to Teamshares, Inc. and its subsidiaries prior to the consummation of the Business Combination and after the consummation of the Business Combination, Teamshares Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of Teamshares includes information that Teamshares’ management believes is relevant to an assessment and understanding of Teamshares’ consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended December 31, 2025 and 2024 together with the respective notes thereto included elsewhere in this prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the year ended December 31, 2025 included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations, and beliefs, involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. You should review the sections elsewhere in this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of forward-looking statements, and “Risk Factors” for a discussion of factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Teamshares is a technology-enabled acquirer and operator of SMEs. Our acquisition criteria is primarily focused on companies for sale by retiring owners with approximately $0.5 million to $5.0 million of EBITDA. We leverage proprietary software to source and evaluate thousands of SME acquisition opportunities annually. The purchase multiples for our acquisitions typically range from 4x to 6x EBITDA and acquisitions are partially funded with debt financing. The Company’s acquisition strategy intentionally targets a diversified mix of businesses across industries and geographies, which is intended to create resilient financial performance across different economic conditions. Additionally, diversification reduces our exposure to inflation of purchase multiples in particular industries or geographies, which improves our ability to maintain disciplined acquisition economics.

The acquired companies are integrated onto the Teamshares platform, which includes, but is not limited to, proprietary software, financial products, support services, treasury management, strategic oversight, leadership placement and administration of an employee ownership program. The employee ownership program is designed to align long-term incentives between Teamshares and the employee owners at its operating subsidiaries. We derive revenue and generate cash flow from the financial performance of our subsidiaries, not from exit events. Therefore, our permanent ownership model is not dependent on multiple expansion, fund cycles or exit timing, and is designed to compound value through reinvestment of free cash flow. Excess free cash flow is systematically upstreamed to the platform and redeployed for new acquisitions and organic growth opportunities across our operating subsidiaries, which is expected to create a self-funding flywheel that compounds over time while continuing to diversify industry and geographic exposure. While our operating subsidiaries have historically generated positive operating cash flow, our consolidated free cash flow has been negative due to our investment in corporate platform capabilities, technology, and growth initiatives. As the scale of our operating subsidiaries increases relative to these platform-level expenses, we expect the cash flow generated by our operating subsidiaries to increasingly fund acquisitions and other growth initiatives over time.

We expect to continue to create operating leverage from our tech-enabled infrastructure. This dynamic is expected to result in the ability to increase earnings from operating subsidiaries at a rate in excess of corporate overhead. However, there can be no assurance that operating leverage will be achieved at the levels currently expected. As we accumulate and analyze data from acquisitions and ongoing operations, we believe we will continue to refine our acquisition criteria, underwriting process, and ability to improve financial performance of existing operating subsidiaries. We believe our ability to deploy capital towards highly accretive acquisition opportunities, successfully transition and operate acquired companies, and scale overhead through our tech-enabled infrastructure will allow us to create significant value for our stakeholders.

Key Factors Affecting Our Business and Results of Operations

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

The growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth, improve our results of operations and achieve and maintain our long-term profitability.

Our ability to successfully complete acquisitions and impact on comparability

Acquisitions are a core driver of our business model and growth. Our ability to continue sourcing, closing and integrating acquisitions at scale meaningfully affects our results of operations. The pace at which we are able to complete acquisitions is impacted by our ability to both source and fund acquisitions. We source the majority of our transactions through a proprietary, technology-enabled platform that automates lead generation, initial screening, underwriting workflows, and closing documentation. Our tech-enabled platform identifies targets that align with our underwriting criteria, including owner retirement, significant operating history, low owner dependency, established support staff, low transition risk to revenue, low capital intensity, limited technology disruption risk and financial results that can withstand rigorous diligence. We believe our reputation, permanent ownership approach and employee-ownership model differentiate us with retiring SME owners relative to alternative financial buyers, which supports pipeline quality and close rates.

Our capacity to complete acquisitions also depends on our access to capital and our cost of funds. We typically finance a significant portion of acquisitions with debt, which has increased our outstanding indebtedness over time and contributed to a historically higher cost of capital under existing credit facilities and other debt instruments.

Beginning in 2023, we augmented our funding mix with seller notes, which generally differ from market yields. Reducing our cost of capital going forward depends on our ability to refinance existing borrowings on more attractive terms, access more competitive debt markets, and continue to utilize seller notes. Macroeconomic conditions, including interest rates, credit availability and valuation environments, as well as any restrictive covenants in future debt instruments, may affect our acquisition pace and mix. Given our existing capital resources, our ability to successfully complete transactions may be limited due to availability of capital prior to the closing of the Business Combination and Initial PIPE Investment. Following the closing of the Business Combination and Initial PIPE Investment, we expect the rate of closing acquisitions to increase as a result of additional capital resources available to fund the transactions. We may also opportunistically raise equity to support acquisitions, working capital or platform investments, which could dilute existing stockholders. For additional information on our capital structure and related costs, see “—Liquidity, Capital Resources and Going Concern.”

Under GAAP, the results of acquired companies are included in our consolidated financial statements from the acquisition date. As a result, the timing of acquisition closings can affect period-to-period comparability.

Companies acquired late in a reporting period may contribute results for only a portion of that period and may be absent from the comparable prior-year period, which can limit comparability of revenue, gross profit, operating income and other metrics between periods. In addition, our strategy emphasizes building a diversified portfolio across industries, end markets and geographies. Newly acquired businesses may have revenue models, cost structures, working capital dynamics and seasonality profiles that differ from our existing operations. Shifts in the relative contribution of recently acquired companies, particularly those with financial characteristics that differ meaningfully from our existing base, may drive period-to-period fluctuations that reflect portfolio mix rather than organic changes in underlying performance.

Period-to-period comparability may also be impacted by operating subsidiaries that cease operations during the year. Divestiture of operating subsidiaries is not part of the Company’s normal course of operations; however, such actions may occur when management determines it is appropriate based on its assessment of a subsidiary’s business performance and outlook. These subsidiaries generally relate to businesses that no longer meet the Company’s underwriting criteria. As a result, their operating results may be included in one reporting period but not another, which can affect comparability and may not be indicative of future operating performance. Teamshares’ proprietary, technology-enabled platform strives to identify permanent ownership solutions and decrease the number of operating subsidiaries that cease operations after being newly acquired, although there is no way to guarantee future performance of the operating subsidiaries will mirror past performance. Operating subsidiaries may cease operations based on a variety of factors, including macroeconomic demand, strategic initiatives and Teamshares’ assessment of their business performance and outlook.

Our ability to retain key personnel and recruit new leaders into our platform

Our ability to drive both organic and acquisition-led growth depends on attracting, developing and retaining high-caliber leaders and employee owners across our operating subsidiaries and ensuring a smooth transition of responsibilities from retiring owners. Continued performance is dependent on the successful placement of new presidents, whose cost is underwritten within our acquisition economics.

Talent continuity at the operating level is critical to maintaining customer relationships, process know-how, and day-to-day execution. To mitigate retention risk, we invest in structured onboarding and training and we use proprietary candidate matching tools to support leadership identification and matching. Our platform enables us to screen potential acquisitions against defined criteria, including low owner dependency and established support staff, while concurrently sourcing and assessing candidates whose operating profile aligns with each acquired business. Additionally, we apply lessons learned from our prior integrations to strengthen our selection process for presidents for acquired businesses, placement and oversight framework. These processes, together with compensation packages that include employee-ownership participation and performance-linked incentives, are designed to support development, reduce turnover and enhance employee engagement during and after transition.

Despite these measures, newly acquired companies may experience near-term variability in results during transition periods, including periods of former-owner transition or elevated hiring activity. Local labor availability, wage inflation, and the at-will nature of employment may increase turnover risk or hiring costs in certain geographies or sectors, and diligence limitations inherent to SMEs may increase variability in financial results during this transition period. Such transition-related costs and fluctuations may not be indicative of the acquired companies’ or our consolidated future performance and can affect period-to-period comparability. In addition, we face competition for qualified personnel, and our future success depends on our ability to recruit, train, retain, motivate and integrate presidents and other key employees in a competitive labor market. Adverse developments in any of these areas could lengthen leadership search or onboarding timelines, disrupt operations, and impact subsidiary performance and cash conversion rates during integration.

Our ability to scale our platform efficiently

Our success depends largely on our ability to expand our platform without proportionately increasing our corporate cost structure as we grow both organically and through acquisitions. Each new operating subsidiary adds earnings and data that feed our underwriting, pricing and integration playbooks, which helps inform future acquisition decisions and improves operational effectiveness across the network. As we standardize operations across a larger base of operating subsidiaries, we can leverage shared services, centralized procurement, treasury and cash management, common financial controls and reporting, and software-enabled workflows to capture economies of scale and lower unit costs. However, these expected synergies are not factored into our underwriting assumptions nor are they required to achieve an attractive return profile.

We rely on proprietary software and technology to support scalable growth. Our systems help standardize core processes, accelerate onboarding, and provide management with real time insights across our portfolio that improves resource allocation and performance management. As the platform grows, careful prioritization of platform investments, disciplined cost control and continuous improvement of our operating system are critical to maintaining operating leverage in selling, general and administrative expenses while sustaining service levels across the network.

We expect that continued investment in our technology platform, shared services and operating playbooks will increase automation, reduce unit costs and improve selling, general and administrative (“SG&A”) leverage as revenue scales.

Our ability to balance third-party debt and seller notes to optimize cost of capital

Our acquisition cadence and cash flow compounding depend on access to debt at sustainable terms and our ability to lower our overall cost of funds over time. A meaningful portion of our historical indebtedness carries elevated fixed rates plus SOFR, including legacy facilities that were designed to fund programmatic acquisitions at earlier stages of scale. We are pursuing opportunities to refinance these borrowings on improved terms and Teamshares management believes that progress on potential refinancing plans, together with the deployment of anticipated proceeds from the Business Combination into accretive acquisitions, will strengthen our credit profile, reduce cash interest, and increase capacity to reinvest operating cash flows. Although Teamshares expects its credit profile to be improved upon consummation of the Business Combination, there can be no assurances that additional debt financing can be secured on terms more favorable than the terms of our current group credit facilities. Further, Teamshares was, at the Closing, required to repay outstanding amounts under its HBC Facility. Unless previously refinanced or amended, its obligations under the i80 Credit Facility will also come due in early December 2026, which repayment obligations are substantial and which, if not refinanced, repaid or otherwise amended to extend maturity dates thereunder, could impair Teamshares’ ability to pursue programmatic acquisition plans on the timelines and terms currently anticipated by Teamshares management. We also continue to expand the use of seller notes with fixed rates generally in the mid-single to high-single digits and maturities that align with subsidiary cash generation, which can lower the blended cost of capital and reduce near-term cash interest outlays.

We believe that refinancing legacy facilities at lower rates (assuming the availability of financing on such terms), maintaining disciplined leverage at subsidiaries, and continuing to diversify funding across instruments will be meaningful drivers of future results by lowering interest burden, enhancing liquidity, and supporting a consistent, repeatable acquisition program.

Seasonality and Impact on Comparability

Our consolidated results are subject to seasonal patterns and other periodic variability arising from the diversified nature of our subsidiaries across industries and geographies. Drivers of seasonality vary by business and may include weather and climate conditions, customer spending patterns, project and maintenance schedules, academic calendars, government fiscal cycles, and holiday timing. These dynamics can lead to sequential and year-over-year fluctuations in revenue, margins and cash flows that are not necessarily indicative of long-term trends. Historically, Small Business Acquisitions Segment EBITDA is generally lowest in our first fiscal quarter and represents 10%-15% of full fiscal year total driven by seasonal dynamics that result in lighter consumer spending and operational constraints due to winter weather. In addition, certain subsidiaries maintain inventories or advance purchase commitments to support peak seasonal demand; building inventory ahead of such periods or drawing down inventory thereafter can impact interim gross margins and operating cash flows.

Period-to-period comparability is further affected by the cadence of our acquisitions. We acquire companies throughout the year, and, as a result, the contribution of a newly acquired subsidiary may reflect only a portion of its typical seasonal cycle, depending on the acquisition date. In addition, the mix of acquisitions closed in a period, by end market, geography and customer type, can shift our overall seasonal profile. Because our model contemplates rapid and programmatic acquisitions, periods that include peak or off-peak months for recently acquired businesses may not be comparable to prior periods that included only a partial seasonal contribution or a different mix of seasonal activity.

Taken together, these factors mean that our quarterly and even annual results may reflect a combination of underlying seasonal dynamics, acquisition timing, and mix effects across our subsidiaries. Accordingly, fluctuations in our consolidated revenue, profitability and cash flows between periods may occur for reasons other than changes in the fundamental performance of our businesses, and investors should avoid drawing conclusions about underlying trends based solely on short-term movements in our reported results. We believe the breadth of our portfolio and the permanent, long-term ownership model of our platform help moderate, but do not eliminate, seasonality and timing effects at the consolidated level.

Components of Our Results of Operations

Revenue

Our revenue consists of both product sales and service revenue from our operating subsidiaries. Our operating subsidiaries operate across a broad range of industries and revenues are generated from a diverse mix of product and service offerings. In addition, our operating subsidiaries are located in numerous geographies primarily across the United States. This geographic and industry diversity reduces reliance on any particular customer segment, economic cycle, or local market and is expected to result in a more stable and resilient consolidated revenue profile. Future acquisitions are expected to continue to expand the industry and geographic diversity of our revenue streams. See “—Critical Accounting Estimates—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of Revenue

Cost of revenue includes the direct cost of products and services sold. The direct cost of products sold primarily includes purchases of raw materials and finished goods from suppliers, adjusted for supplier rebates, personnel costs for employees that directly contribute to the production of goods, packaging materials, shipping costs and depreciation of assets associated with the distribution and delivery of products. Amounts billed to customers for shipping and handling are recorded in revenue, with the related shipping and handling costs recognized in cost of revenue. The direct cost of services sold primarily includes personnel cost for employees that directly contribute to the execution of the services being sold. The personnel costs included in cost of revenue include salaries, wages, benefits and contractor fees.

We expect cost of revenue to increase in future periods as we continue to grow through acquisitions of new businesses. However, the Company’s gross margins may not change proportionally with increases in cost of revenue, as the mix of acquired businesses can differ from the Company’s historical operations. Acquisitions may include businesses with higher or lower gross margins, which could result in changes to overall consolidated gross margin percentages. Consequently, future gross margins may fluctuate based on the types of businesses acquired and the relative contribution of their revenues and costs to total operations.

Depreciation

Depreciation expense is computed using the straight-line method over the estimated useful life of the related asset. Depreciation expense includes amounts related to vehicles, computers, machinery, and equipment, furniture and fixtures, third-party software, buildings and leasehold improvements used in the Company’s operations.

Amortization

Amortization expense is computed using the straight-line method over the estimated useful life of the related asset. We amortize definite-lived intangible assets, including trade names, customer-related intangible assets and internally developed software. Amortization expense also includes the impairment of definite-lived intangibles.

See Note 2, “Summary of Significant Accounting Policies—Goodwill and Intangible Assets” to our audited annual consolidated financial statements included elsewhere in this prospectus for further discussion of amortization expense.

Selling, General and Administrative Expenses

Selling, General, and Administrative expenses (“SG&A”) include personnel costs for employees that support corporate initiatives, and for employees at our operating subsidiaries that are involved in selling and marketing functions, management, accounting, administration and human resources. The personnel costs included in selling, general and administrative expenses includes salaries, wages, benefits and contractor fees. Selling, general and administrative expenses also include rent, professional service fees, stock compensation, advertising and marketing costs, and allocated overhead.

We have taken actions to reduce our corporate headcount in 2025 and 2024; therefore, the current corporate headcount level is below the average for 2025 and 2024. Furthermore, there was $1.0 million and $2.6 million of severance included in SG&A expenses related to these reduction actions for the years ended December 31, 2025 and 2024, respectively. Excluding the impact of other factors, the reductions in corporate headcount would result in decreases in SG&A expenses compared to recent historical periods. However, we expect SG&A expenses to increase in the near term due to increased compliance and reporting costs associated with being a public company, including increased legal, accounting, compliance and investor relations related costs. In connection with the Business Combination, we incurred nonrecurring transaction and advisory costs that will be recognized in SG&A and may increase near-term period-over-period volatility. Additionally, we expect SG&A expenses to increase in the future due to additional personnel and operational costs from newly acquired businesses as the Company continues its growth through acquisitions. However, we expect the incremental earnings from acquisitions and organic growth to materially exceed the increases in corporate overhead.

Goodwill Impairment

Goodwill impairment is recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Goodwill impairment primarily relates to persistent declines in the financial performance of certain operating subsidiaries.

See “—Critical Accounting Estimates—Goodwill Impairment” below for a more detailed discussion of our goodwill impairment policy.

Interest Expense, Net

Interest expense, net consists primarily of interest expense related to our long term debt as well as interest income related to our cash and cash equivalents. This includes both cash-based interest expense and income, as well as non-cash interest expense such as PIK Interest, amortization of discounts on debt instruments, and the amortization of deferred debt issuance costs. Historically, our interest expense primarily related to borrowings under the i80 Facility and Sound Point facility. These instruments have elevated interest rates compared to recently issued single company term loans and seller notes, and we are in the process of attempting to refinance the i80 Facility. We expect the refinanced debt instrument to have a lower interest rate than these historical credit facilities given the anticipated improvement in our credit profile since issuance as well as the positive impact on our credit profile as a result of the equity proceeds from the Business Combination.

Income Tax Expense

The Company is subject to U.S. federal and state income taxes and files its tax returns on a consolidated basis. Income tax expense consists of current and deferred components, reflecting taxes payable or refundable for the current year and the expected future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities. We aggregate certain tax attributes when calculating consolidated taxable income for federal and state purposes. The Company’s primary current tax exposure relates to state income taxes, which are recorded as a component of current income tax expense.

We currently have significant net operating loss (“NOL”) carryforwards, which are reflected as deferred tax assets. The realizability of these deferred tax assets is evaluated periodically and is dependent on the generation of future taxable income. Management establishes valuation allowances as necessary to reduce deferred tax assets to the amounts expected to be realized. The Company and its accountants are in the process of evaluating the extent to which any such NOLs may be available to the Company to offset tax liabilities after the Closing; as of the date hereof, this analysis is ongoing.

Segment Performance

The Company has two reportable segments: Small Business Acquisitions and Real Estate. Segment EBITDA is our chief operating decision maker’s primary measure of segment performance. This only includes post-acquisition results and excludes certain non-cash expenses such as depreciation, amortization, goodwill impairment, share-based compensation and gains/(losses) from disposition of assets. Segment Revenues and Segment EBITDA include the impact of intercompany transactions that are eliminated in consolidation. Segment EBITDA includes all expenses directly attributable to the operations of the reportable segments and considered as part of the measure of segment profit or loss evaluated by the chief operating decision maker. Corporate costs that are not directly attributable to those operations are presented separately in the reconciliation to Loss Before Income Taxes. These corporate expenses primarily include personnel and other costs incurred by the Company’s parent entity to perform corporate and enterprise-wide functions, including executive leadership, finance, accounting, legal, acquisitions, human resources, and information technology. Although these functions support the Company on a consolidated basis, the associated costs cannot be allocated on any basis that is meaningful, consistent, or reflective of actual resources consumed by each subsidiary, and therefore corporate expenses are not meaningful to the Company’s chief operating decision maker for performance assessment or resource allocation to the Company’s reportable segments. See further information regarding the Company’s segment reporting and other reportable revenue within the Notes to our Consolidated Financial Statements. The tables below summarize the revenue and Segment EBITDA for each of our reportable segments and in the aggregate:

Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

Segment Revenues

	For the three months ended March 31,
(in thousands, except for percentages)	2026	2025	$ Change	% Change
Small Business Acquisitions	$121,039	$102,543	$18,496	18.0%
Real Estate	56	722	(666)	(92.2%)

Total	$121,096	$103,265	$17,830	17.3%

The Company’s consolidated revenue relates solely to the Small Business Acquisitions segment and predominantly all of the revenues related to the Real Estate segment are intercompany and eliminated in consolidation. See further information on changes in the Company’s consolidated revenues within the “Results of Operations” section.

Segment EBITDA

	For the three months ended March 31,
(in thousands, except for percentages)	2026	2025	$ Change	% Change
Small Business Acquisitions	$9,129	$5,332	$3,797	71.2%
Real Estate	56	717	(661)	(92.2%)

Total	$9,185	$6,050	$3,136	51.8%

Small Business Acquisitions Segment EBITDA increased $3.8 million to $9.1 million for the three months ended March 31, 2026 from $5.3 million for the three months ended March 31, 2025. The increase was due to acquisitions of $2.2 million, dispositions of $0.8 million, and organic increases of $0.8 million. The increase due to acquisitions was primarily driven by contributions from operating subsidiaries acquired during 2025 subsequent to March 31, 2025. The operating subsidiary acquired during 2026 contributed an immaterial amount of Segment EBITDA during the three months ending March 31, 2026 and had pre-acquisition EBITDA of $0.6 million during the twelve months preceding March 31, 2026. The increase due to dispositions was a result of operating subsidiaries that experienced losses in the prior comparable period and subsequently ceased operations. The organic increase was driven by higher revenues and slight expansion in gross margin. The improvement in gross margin was driven by improved operating leverage and initiatives implemented to enhance operational efficiencies.

Year Ended December 31, 2025 compared to Year Ended December 31, 2024 Segment

Revenues

	For the year ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Small Business Acquisitions	$471,567	$398,641	$72,926	18.3%
Real Estate	2,013	2,759	(746)	(27.1)%

Total	$473,580	$401,400	$72,180	18.0%

The Company’s consolidated revenue relates solely to the Small Business Acquisitions segment and predominantly all of the revenues related to the Real Estate segment are intercompany and eliminated in consolidation. See further information on changes in the Company’s consolidated revenues within the “Results of Operations” section.

Segment EBITDA

	For the year ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Small Business Acquisitions	$44,137	$19,399	$24,738	127.5%
Real Estate	1,997	2,742	(745)	(27.2)%

Total	$46,133	$22,142	$23,993	108.4%

Small Business Acquisitions Segment EBITDA increased $24.7 million to $44.1 million for the year ended December 31, 2025 from $19.4 million for the year ended December 31, 2024. The increase was due to acquisitions of $15.0 million, dispositions of $7.6 million, and organic increases of $2.1 million. The increase due to acquisitions was driven by contributions from operating subsidiaries acquired in 2025 of $10.9 million and operating subsidiaries acquired in 2024 that did not have comparable full year periods in the prior year of $4.1 million. The acquisitions during 2025 are expected to result in an increase in Small Business Acquisitions

Segment EBITDA in future periods since their contributions to our 2025 financial results only include post-acquisition periods. For reference, the pre-acquisition EBITDA of operating subsidiaries acquired during 2025 was $14.8 million for the year ended December 31, 2025, which is primarily attributable to the four operating subsidiaries acquired during the fourth quarter of 2025. The pre-acquisition amounts were derived from the pro forma financial results prepared in accordance with ASC 805 and presented within the “Business Combinations” footnote to the Company’s annual audited consolidated financial statements. The increase due to dispositions primarily related to an operating subsidiary engaged in long-term fixed price construction contracts that incurred losses of $6.0 million during the year ended December 31, 2025. This subsidiary formally ceased operations at the beginning of 2025. The organic increases were primarily due to the implementation of initiatives that resulted in gross margin expansion and lower selling, general and administrative expenses. These initiatives included an increased focus on higher margin products and services, strategic pricing actions, and improvements in labor utilization.

Real Estate Segment EBITDA decreased $0.7 million to $2.0 million for the year ended December 31, 2025 from $2.7 million for the year ended December 31, 2024. The decrease was primarily due to the divestiture of substantially all of the Company’s real estate during August 2025. Real Estate Segment EBITDA is expected to decline further in future periods due to this divestiture.

Results of Operations

Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

The following table sets forth our consolidated results of operations of Teamshares Inc. and its subsidiaries for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.

	For the three months ended March 31,
(in thousands, except for percentages)	2026	2025	$ Change	% Change
Revenue	$121,039	$102,543	$18,496	18.0%
Cost of Revenue	73,096	63,643	9,453	14.9%

Gross Profit	47,943	38,900	9,043	23.2%
Operating Expenses (Income)
Depreciation	823	837	(14)	(1.7)%
Amortization	1,704	1,413	291	20.6%
Selling, General, and Administrative Expenses	53,014	45,789	7,225	15.8%
Goodwill Impairment	—	2,980	(2,980)	(100.0)%
Loss (Gain) on Disposition of Assets	(203)	435	(638)	(146.6)%

Total Operating Expenses	55,338	51,455	3,884	7.5%
Loss from Operations	(7,395)	(12,554)	5,159	(41.1)%
Non-Operating Expenses (Income)
Interest Expense, Net	15,364	7,304	8,060	110.4%
Change in Fair Value of Warrant Liability	(41)	(324)	283	(87.2)%
Change in Fair Value of Contingent Consideration	(3)	(177)	174	(98.1)%
Other Non-Operating Expense (Income), Net	(297)	1,851	(2,148)	(116.0)%

Total Non-Operating Expenses	15,023	8,654	6,369	73.6%
Loss Before Income Taxes	(22,418)	(21,208)	(1,210)	5.7%
Income Tax Expense	359	181	178	98.0%

Net Loss	$(22,777)	$(21,390)	$(1,387)	6.5%
Net Income (Loss) Attributable to Noncontrolling Interests	100	(60)	160	(268.4)%

Net Loss Attributable to Teamshares Inc.	$(22,877)	$(21,330)	$(1,547)	7.3%

Revenue

Total revenue increased $18.5 million to $121.0 million for the three months ended March 31, 2026 from $102.5 million for the three months ended March 31, 2025, primarily driven by acquisitions. Revenue increased $16.3 million due to businesses acquired in 2025 contributing a full quarter of revenue in the three months ended March 31, 2026 and certain acquired operating subsidiaries only contributing a partial period of revenue in the three months ended March 31, 2025. Additionally, revenue increased $0.7 million due to one business acquired in the first three months of 2026. Additionally, organic changes in revenue resulted in an increase of $4.9 million primarily driven by higher sales volumes across certain consumer products and initiatives that resulted in an expanded customer base. Revenues in the first quarter of each fiscal year have historically been lower than other fiscal quarters due to seasonal dynamics that result in lighter consumer spending and operational constraints due to winter weather.

The increase in revenue was partially offset by the impact of operating subsidiaries that have ceased operations. During the three months ended March 31, 2025, $3.4 million of revenue was contributed by operating subsidiaries that have ceased operations, including $3.2 million attributable to the ten operating subsidiaries that ceased operations during the year ended December 31, 2025 and $0.2 million attributable to one operating subsidiary that ceased operations during the three months ended March 31, 2026. These operating subsidiaries ceased operations based on the Company’s assessment of their business performance and outlook.

Cost of Revenue

Total cost of revenue increased $9.5 million to $73.1 million for the three months ended March 31, 2026 from $63.6 million for the three months ended March 31, 2025. The overall increase in cost of revenue was primarily driven by $9.6 million from acquisitions and an increase of $2.6 million from organic changes, partially offset by a decrease of $2.7 million from operating subsidiaries that ceased operations. Gross margin increased by 2% to 40% for the three months ended March 31, 2026 from 38% for the three months ended March 31, 2025. The increase in gross margin was primarily driven by acquisitions, which included businesses that have historically reported higher gross margins relative to existing operating subsidiaries. Businesses acquired in 2026 and 2025 that did not have a full comparative period in prior year, collectively had average gross margins of 43% for the three months ended March 31, 2026. Additionally, gross margins benefited from ceasing operations at certain operating subsidiaries with lower gross margins relative to existing operating subsidiaries.

Operating Expenses

Total operating expenses increased $3.9 million to $55.3 million for the three months ended March 31, 2026 from $51.5 million for the three months ended March 31, 2025. Total operating expenses includes depreciation, amortization, selling, general and administrative expenses, goodwill impairment and loss (gain) on disposition of assets.

Selling, general and administrative expenses increased $7.2 million to $53.0 million for the three months ended March 31, 2026 from $45.8 million for the three months ended March 31, 2025. The increase in selling, general and administrative expenses was driven by an increase of $5.1 million related to our operating subsidiaries. This included an increase of $5.3 million due to acquisitions and an increase of $1.3 million commensurate with the organic revenue growth rate at our existing operating subsidiaries that was partially offset by a decrease of $1.5 million due to operating subsidiaries that ceased operations. Selling, general and administrative expenses from our operating subsidiaries as a percentage of revenue decreased 1% to 31% for the three months ended March 31, 2026 from 32% for the three months ended March 31, 2025. Additionally, costs related to real estate and other financial products increased by $0.7 million, primarily driven by the divestiture of real estate during 2025.

The increase in selling, general and administrative expenses was also driven by an increase of $0.9 million in corporate costs (excluding transaction costs and costs directly related to the Business Combination)

primarily driven by increased accounting and legal costs associated with public company readiness and compliance activities in 2026. Selling, general and administrative expenses from corporate costs (excluding transaction costs and costs directly associated with the Business Combination) as a percentage of revenue slightly decreased for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. Transactions cost directly attributable to acquisitions were immaterial and $1.2 million for the three months ended March 31, 2026 and 2025, respectively. Transaction costs are primarily related to legal, consulting, and contingent transaction fees. Costs related to the Business Combination were $1.7 million for the three months ended March 31, 2026, which primarily related to legal and consulting fees related to the merger agreement and regulatory matters.

There was no goodwill impairment recorded during the three months ended March 31, 2026. There was $3.0 million of goodwill impairment recorded during the three months ended March 31, 2025. The goodwill impairment recorded in the three months ended March 31, 2025 was primarily attributable to operating subsidiaries that ceased operations during the period, reflecting management’s decision to exit certain businesses whose performance and outlook no longer aligned with the Company’s underwriting expectations or long-term return thresholds. The Company periodically evaluates the performance and long-term prospects of its operating subsidiaries as part of its ongoing portfolio management and capital allocation process. Subsidiaries may be impaired when operating performance falls below initial underwriting expectations or when management determines that capital and management resources can be more effectively deployed toward higher-return opportunities. The subsidiaries impaired during the period primarily include certain smaller, subscale operations that no longer meet the Company’s underwriting criteria.

Non-Operating Expenses (Income)

Total non-operating expenses increased $6.4 million to $15.0 million for the three months ended March 31, 2026 from $8.7 million for the three months ended March 31, 2025. Non-operating expenses include interest expense, net, change in fair value of warrant liability, change in fair value of contingent consideration and other non-operating expenses (income).

Interest expense, net increased $8.1 million to $15.4 million for the three months ended March 31, 2026 from $7.3 million for the three months ended March 31, 2025. The increase in interest expense, net is primarily attributable to the $6.9 million increase in amortization of deferred financing costs and discounts in the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This predominantly consisted of amortization of deferred financing costs and discounts related to the HBC Credit Facility of $6.5 million during the three months ended March 31, 2026, which was a short-term debt instrument to provide acquisition financing prior to the close of the Business Combination. As of March 31, 2026, there are no remaining unamortized discounts or debt issuance costs related to the HBC Credit Facility. See further information regarding the HBC Credit Facility in Note 9, “Debt” of our interim financial statements.

The increase in interest expense, net was also partially attributable to the $1.6 million increase in interest expense excluding amortization of deferred financing costs and discounts to $8.5 million for the three months ended March 31, 2026 from $6.9 million for the three months ended March 31, 2025 due to higher average borrowings incurred to finance acquisitions.

Other non-operating expenses (income), net decreased $2.1 million to an income of $0.3 million for the three months ended March 31, 2026 from expense of $1.9 million for the three months ended March 31, 2025. The decrease in other non-operating expenses is primarily attributable to settlement of performance and payment bonds issued by an operating subsidiary that ceased operations during the three months ended March 31, 2025. The Company did not incur a similar expense in the three months ended March 31, 2026.

Income Tax Expense

Income tax expense increased $0.2 million to $0.4 million for the three months ended March 31, 2026 from $0.2 million for the three months ended March 31, 2025. The increase in income tax expense is primarily attributable to an increase in foreign tax expense related to international acquisitions and an increase in domestic deferred tax liabilities.

Year Ended December 31, 2025 compared to Year Ended December 31, 2024

The following table sets forth our consolidated results of operations of Teamshares Inc. and its subsidiaries for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.

	For the year ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Revenue	$471,567	$398,641	$72,926	18.3%
Cost of Revenue	288,467	259,321	29,146	11.2%

Gross Profit	183,100	139,320	43,780	31.4%
Operating Expenses (Income)
Depreciation	3,086	3,747	(661)	(17.6)%
Amortization	5,907	5,635	272	4.8%
Selling, General, and Administrative Expenses	191,421	167,632	23,789	14.2%
Goodwill Impairment	19,412	15,645	3,767	24.1%
Loss (Gain) on Disposition of Assets	(5,418)	2,661	(8,079)	(303.6)%

Total Operating Expenses	214,409	195,321	19,088	9.8%
Loss from Operations	(31,308)	(56,001)	24,693	44.1%
Non-Operating Expenses (Income)
Interest Expense, Net	31,191	27,766	3,425	12.3%
Loss on Extinguishment of Debt	4,642	—	4,642	N/M
Change in Fair Value of Warrant Liability	(3,956)	(702)	(3,254)	463.5%
Change in Fair Value of Contingent Consideration	1,326	91	1,235	N/M
Other Non-Operating Expense (Income), Net	1,284	(199)	1,483	(745.2)%

Total Non-Operating Expenses	34,487	26,955	7,532	27.9%
Loss Before Income Taxes	(65,795)	(82,957)	17,162	(20.7)%
Income Tax Expense	562	890	(328)	(36.9)%

Net Loss	$(66,358)	$(83,846)	17,488	(20.9)%
Net Loss Attributable to Noncontrolling Interests	(439)	(549)	110	(20.0)%

Net Loss Attributable to Teamshares Inc.	$(65,919)	$(83,297)	17,378	(20.9)%

Revenue

Total revenue increased $72.9 million to $471.6 million for the year ended December 31, 2025 from $398.6 million for the year ended December 31, 2024, primarily driven by acquisitions. Revenue increased $22.9 million due to businesses acquired in 2024, contributing a full year of revenue in 2025 and only a partial year of revenue in 2024. Additionally, revenue increased $79.4 million due to businesses acquired in 2025, which includes contributions of $75.4 million from businesses acquired in the first quarter and $4.0 million from businesses acquired late in the fourth quarter.

The increase in revenue from acquisitions was partially offset by the impact of operating subsidiaries that have ceased operations. During the year ended December 31, 2024, $23.3 million of revenue was contributed by operating subsidiaries that have ceased operations, including $20.4 million attributable to the ten operating subsidiaries that ceased operations during the year ended December 31, 2025 and $2.9 million attributable to the three operating subsidiaries that ceased operations during the year ended December 31, 2024. The ten operating subsidiaries that ceased operating during the year ended December 31, 2025 contributed $6.6 million of revenue to the year ended December 31, 2025. These operating subsidiaries ceased operations based on the Company’s assessment of their business performance and outlook. Additionally, organic changes in revenue resulted in a decrease of $6.0 million primarily driven by macroeconomic conditions that resulted in softening demand for certain business products and services as well as strategic initiatives to improve profitability that resulted in certain operating subsidiaries discontinuing less profitable lines of business and exiting unprofitable locations. The macroeconomic conditions included prolonged higher interest rates relative to previous periods that contributed to lower levels of residential new construction and renovation activity, which reduced demand for certain building-related products and services. In addition, cautious consumer and business spending patterns contributed to softer demand for larger discretionary replacement and installation projects, with customers increasingly prioritizing reduced spending on maintenance and repair activity.

Cost of Revenue

Total cost of revenue increased $29.2 million to $288.5 million for the year ended December 31, 2025 from $259.3 million for the year ended December 31, 2024. The overall increase in cost of revenue was primarily driven by $52.6 million from acquisitions, partially offset by a decrease of $21.2 million from operating subsidiaries that ceased operations and a decrease of $2.2 million from organic changes. Gross margin increased by 5% to 39% for the year ended December 31, 2025 from 34% for the year ended December 31, 2024. The increase in gross margin was primarily driven by acquisitions, which included businesses that have historically reported higher gross margins relative to existing operating subsidiaries. Businesses acquired in 2025 and 2024 collectively had average gross margins of 49% for the year ended December 31, 2025. Additionally, gross margins benefited from ceasing operations at certain operating subsidiaries with lower gross margins relative to existing operating subsidiaries.

Operating Expenses

Total operating expenses increased $19.1 million to $214.4 million for the year ended December 31, 2025 from $195.3 million for the year ended December 31, 2024. Total operating expenses includes depreciation, amortization, selling, general and administrative expenses, goodwill impairment and loss (gain) on disposition of assets.

Selling, general and administrative expenses increased $23.8 million to $191.4 million for the year ended December 31, 2025 from $167.6 million for the year ended December 31, 2024. The increase in selling, general and administrative expenses was driven by an increase of $18.0 million related to our operating subsidiaries. This included an increase of $34.9 million due to acquisitions that was partially offset by a decrease of $9.5 million due to ceasing operations at certain unprofitable operating subsidiaries and a decrease of $7.4 million due to strategic initiatives focused on reducing overhead at our operating subsidiaries. Selling, general and administrative expenses from our operating subsidiaries as a percentage of revenue decreased 1% to 29% for the year ended December 31, 2025 from 30% for the year ended December 31, 2024.

The increase in selling, general and administrative expenses was partially offset by a decrease of $2.5 million in corporate costs (excluding transaction costs and costs directly related to the Business Combination) as a result of headcount reductions in 2024 and 2025. The reductions in headcount primarily reflect efficiencies achieved through continued development and maturation of the Company’s core technology platform, which has enhanced the Company’s ability to scale operations, as well as the realignment of certain corporate functions to support evolving strategic priorities. Selling, general and administrative expenses from corporate costs (excluding transaction costs and costs directly associated with the Business Combination) as a percentage of revenue decreased 2% to 9% for the year ended December 31, 2025 from 11% for the year ended December 31, 2024. Transaction costs directly attributable to acquisitions were $1.8 million and $0.4 million for the years ended December 31, 2025 and 2024, respectively, which primarily related to legal, consulting, and contingent transaction fees. Costs related to the Business Combination were $2.5 million for the year ended December 31, 2025, which primarily related to legal and accounting fees related to the merger agreement and regulatory matters.

Goodwill impairment increased $3.8 million to $19.4 million for the year ended December 31, 2025 from $15.6 million for the year ended December 31, 2024. The increase in goodwill impairment was primarily attributable to additional operating subsidiaries that ceased operations during the year ended December 31, 2025, reflecting management’s decision to exit certain businesses whose performance and outlook no longer aligned with the Company’s underwriting expectations or long-term return thresholds. The Company periodically evaluates the performance and long-term prospects of its operating subsidiaries as part of its ongoing portfolio management and capital allocation process. Subsidiaries may be impaired when operating performance falls below initial underwriting expectations or when management determines that capital and management resources can be more effectively deployed toward higher-return opportunities. The subsidiaries impaired during the period primarily include certain fixed-price construction businesses and smaller, subscale operations that no longer meet the Company’s underwriting criteria.

Loss (gain) on disposition of assets increased $8.1 million to a gain of $5.4 million for the year ended December 31, 2025 from a loss of $2.7 million for the year ended December 31, 2024. The gains during the year ended December 31, 2025 were primarily driven by a $7.1 million gain on the sale and leaseback of certain real estate properties.

Non-Operating Expenses (Income)

Total non-operating expenses increased $7.5 million to $34.5 million for the year ended December 31, 2025 from $27.0 million for the year ended December 31, 2024. Non-operating expenses include interest expense, net, loss on extinguishment of debt, change in fair value of warrant liability, change in fair value of contingent consideration and other non-operating expenses (income).

Interest expense, net increased $3.4 million to $31.2 million for the year ended December 31, 2025 from $27.8 million for the year ended December 31, 2024. The increase in interest expense, net is primarily attributable to higher average borrowings of $216.5 million during the year ended December 31, 2025 compared to $175.6 million during the year ended December 31, 2024. The increase was attributable to borrowings to finance acquisitions and primarily consisted of single company term loans. The impact on interest expense from these additional borrowings was partially offset by a decrease in the weighted average interest rate to 14.8% for the year ended December 31, 2025 compared to 15.5% for the year ended December 31, 2024. The weighted average interest rate decrease was driven by lower cost of debt from the increased use of single company term loans and seller notes used to finance acquisitions for the year ended December 31, 2025 compared to the higher costs of credit facilities that have historically been utilized to finance acquisitions.

The Company recognized a loss on extinguishment of debt of $4.6 million during the year ended December 31, 2025. The loss on extinguishment of debt was primarily driven by a $2.8 million loss on extinguishment of the Real Estate Loans that were defeased in connection with the completed sale leaseback. Additionally, loss on extinguishment of debt included $1.7 million of unamortized deferred financing costs that were expensed on the extinguishment date of the Sound Point Credit Facility during the year ended December 31, 2025.

Gains due to change in the fair value of warrants increased $3.3 million to $4.0 million for the year ended December 31, 2025 from $0.7 million for the year ended December 31, 2024. The increased gain recognized in change in fair value of warrant liability is primarily attributable to a decrease in value of the Company’s equity implied by the Business Combination relative to historical equity issuances.

Other non-operating expenses (income), net increased $1.5 million to an expense of $1.3 million for the year ended December 31, 2025 from income of $0.2 million for the year ended December 31, 2024. The increase in other non-operating expenses is primarily attributable to settlement of performance and payments bonds issued by an operating subsidiary that ceased operations during the year ended December 31, 2025.

Income Tax Expense

Income tax expense decreased $0.3 million to $0.6 million for the year ended December 31, 2025 from $0.9 million for the year ended December 31, 2024. The decrease in income tax expense is primarily attributable to the increase in state deferred tax benefits of $0.2 million, driven by changes in the blended state income tax rate and changes in estimates upon remittance of certain filings. Additionally, there was a $0.1 million decrease in income tax expense driven by a post-acquisition increase in foreign deferred tax assets.

Non-GAAP Financial Measures

This prospectus includes certain financial measures that are not prepared in accordance with GAAP. We present these non-GAAP financial measures because we believe they provide useful supplemental information for investors to evaluate our performance in the same manner as management, to facilitate period-to-period comparisons of our core operating results and to better understand underlying trends in our business. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, as substitutes for, or superior to, the most directly comparable GAAP measures. In particular, these measures exclude significant expenses and income that are required by GAAP to be recorded in our financial statements, and other companies may define or calculate similarly titled non-GAAP measures differently, which may reduce their usefulness as comparative measures.

Management uses the non-GAAP financial measures described below, together with the most directly comparable GAAP financial measures, to evaluate operating performance, establish budgets, develop short- and long-term operating plans and assess our liquidity profile. We believe these measures are helpful to investors because they provide additional perspective on the performance of our operations and the cash generation characteristics of our business, both on a reported and pro forma basis. Nevertheless, these measures have inherent limitations, including that they may exclude expenses that recur over time and may be important to understanding our GAAP results. Accordingly, you should review these measures together with our GAAP results.

	For the three months ended March 31,
($ in thousands)	2026	2025
Net Loss	$(22,777)	$(21,390)
Adjusted EBITDA	$(1,664)	$(3,806)
Pro Forma Adjusted EBITDA	$(1,601)	$(3,738)
Net Cash Used in Operating Activities	$(3,179)	$(22,233)
Free Cash Flow	$(5,016)	$(23,511)

	For the year ended December 31,
($ in thousands)	2025	2024
Net Loss	$(66,358)	$(83,846)
Adjusted EBITDA	$3,849	$(20,116)
Pro Forma Adjusted EBITDA	$18,689	$(16,141)
Net Cash Used in Operating Activities	$(38,029)	$(42,414)
Free Cash Flow	$(44,890)	$(49,369)

We use Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes.

Adjusted EBITDA

Adjusted EBITDA represents our consolidated results for the post-acquisition period and is calculated as net income (loss) adjusted to exclude (i) interest expense, net, (ii) income tax expense (benefit), (iii) depreciation and amortization and (iv) certain non-cash items and other amounts that we do not consider indicative of our core operating performance, including share-based compensation, gains or losses on disposition of assets, impairment expense and changes in fair value of financial instruments. We believe Adjusted EBITDA is useful in evaluating our ability to generate earnings from our operating base and to compare our performance across periods, particularly where non-cash expenses and other items may vary in timing and amount. This measure has historically been utilized both internally and externally to assess liquidity, reinvestment capacity, and shareholder returns.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA represents Adjusted EBITDA plus the pre-acquisition results for businesses acquired during the relevant period, as if such businesses had been owned for the entirety of the period presented.

The pre-acquisition results reflect pro forma financial information prepared in accordance with ASC 805 and presented in the notes to our consolidated financial statements, adjusted to conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. The pre-acquisition results included in Pro Forma Adjusted EBITDA are sourced from the historical financial statements of the acquired businesses, adjusted to conform to GAAP. For each acquired business, we identify the applicable pre-acquisition period(s) within the fiscal year presented and extract the relevant EBITDA (or net income with reconciling adjustments) for those pre-acquisition periods. For each acquisition closed during the period, we include the portion of the fiscal year prior to the acquisition date such that, when combined with the post-acquisition period included in our consolidated results, the acquired business is reflected as if owned for the full fiscal year. For example, for a business acquired on September 1, we include pre-acquisition results for January 1 through August 31 of the applicable year.

The target’s historical financial results are subject to our pre-acquisition financial due diligence procedures, which includes an assessment of their accounting policies and practices. Additionally, thorough financial and legal diligence is performed over the historical financial results, including a quality of earnings assessment and substantive testing of transactions within the general ledger. To ensure consistency and comparability, we apply only factually supportable, policy-conforming adjustments to pre-acquisition results in order to comply with GAAP, including:

•

Conforming classification adjustments to align with our presentation (for example, recalculating and reclassifying depreciation and amortization to match our financial statement line items and EBITDA definition).

•

Removal of owner-specific, non-recurring compensation and related-party expenses that do not continue post-acquisition and for which we assume or implement arm’s-length market terms. The cost structure is then burdened with expected costs related to the placement of a president to replace the retiring owner.

•	Elimination of non-recurring transaction costs directly related to the acquisition.

•

Standardization of accounting policies where objectively determinable and factually supportable (for example, capitalization thresholds for property and equipment, classification of repairs and maintenance). We do not adjust pre-acquisition results for expected synergies, integration initiatives, or other hypothetical or forward-looking benefits.

Our primary debt agreements define EBITDA-based covenant measures using similar adjustments as the non-GAAP measures presented herein. As a result, the Pro Forma Adjusted EBITDA we present is defined consistently with the EBITDA measure used for covenant compliance under our credit agreements. We are also including this disclosure to enable public investors to understand and assess our compliance with those covenants. We may, from time to time, disclose covenant calculations as required by our agreements; such disclosures are provided for compliance assessment and transparency. In addition, including pre-acquisition results improves the alignment between income statement activity and the balance sheet, as the balance sheet fully reflects the impact of acquisition accounting while the income statement would otherwise present only a partial period of post-acquisition results. Therefore, key financial metrics such as leverage ratios would be distorted without this adjustment. Furthermore, we believe Pro Forma Adjusted EBITDA enhances consistency and comparability across periods and provides a more representative view of the consolidated entity’s future earnings potential.

Free Cash Flow

Free Cash Flow represents net cash used in operating activities less capital expenditures and additions to internally developed software. We believe Free Cash Flow is useful in assessing our ability to reinvest in the business, pursue strategic transactions and return capital to investors.

Limitations of Non-GAAP Measures and Reconciliations to GAAP

Our non-GAAP financial measures have important limitations and are not intended to be considered in isolation or as a substitute for the most directly comparable GAAP measures. These measures exclude significant expenses and income that are required by GAAP to be reflected in our financial statements and, as a result, may not fully capture the costs of operating our business or the timing of related cash flows. The adjustments we make to arrive at these measures may vary from period to period and involve judgment, which reduces comparability over time and to similarly titled measures presented by other companies. Because of these and other limitations, you should consider our non-GAAP financial measures only in conjunction with, and not as superior to, our GAAP results and the reconciliations presented below.

For all periods presented, the most directly comparable GAAP measure to Adjusted EBITDA and Pro Forma Adjusted EBITDA is Net Loss. The most directly comparable GAAP measure to Free Cash Flow is net cash provided by (used in) operating activities. Reconciliations of each non-GAAP measure to the most directly comparable GAAP measure are presented in the tables immediately following this discussion.

The following table sets forth a reconciliation of Net Loss, the most comparable GAAP measure, to Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow for the three months ended March 31, 2026 and March 31, 2025:

	For the three months ended March 31,
($ in thousands)	2026	2025
Net Loss	$(22,777)	$(21,390)
Interest Expense, Net	15,364	7,304
Income Tax Expense / (Benefit)	359	181
Depreciation[1]	1,144	1,418
Amortization	1,704	1,413
Goodwill Impairment	—	2,980
Share-Based Compensation	1,196	1,059
Non-Cash (Gains) Losses[2]	(332)	(66)
SPAC Merger Transaction Costs[3]	1,677	—
Acquisition Costs and Other Items Affecting Comparability[4]	—	3,294

Adjusted EBITDA	$(1,664)	$(3,806)
Pro Forma EBITDA for Acquisitions[5]	63	68

Pro Forma Adjusted EBITDA	$(1,601)	$(3,738)
Net Cash Used in Operating Activities	$(3,179)	$(22,233)
Capital Expenditures	(1,336)	(510)
Additions to Internally Developed Software	(501)	(768)

Free Cash Flow	$(5,016)	$(23,511)

1.	Includes $0.3 million and $0.6 million of depreciation expense recognized in cost of revenue for the three months ended March 31, 2026 and 2025, respectively.

2.

Non-Cash Gains and Losses includes Loss/(Gain) on Disposition of Assets, Change in Fair Value of Warrant Liability, Change in Fair Value of Contingent Consideration, and Change in Fair Value of Derivatives, which is included in Other non-operating income on the Consolidated Statements of Operations. These adjustments were combined into a single line item within the reconciliation due to materiality.

3.

Includes costs incurred during the three months ended March 31, 2026 related to the Business Combination, which primarily related to legal and accounting fees related to the merger agreement and regulatory matters. These costs did not meet the criteria for capitalization in accordance with Staff Accounting Bulletin Topic 5.A and ASC 340-10-S99-1; however, these costs significantly impact the comparability of periods and are therefore included as an adjustment to calculate Adjusted EBITDA.

4.

Includes transaction fees directly attributable to the consummation of certain acquisitions of $1.2 million during the three months ended March 31, 2025. These costs were not material during the three months ended March 31, 2026. These are direct incremental costs associated with certain acquisitions and exclude any internal costs related to originations, diligence or legal activities, and recurring costs with third-parties associated with evaluating acquisitions. These costs are included in Selling, General, and Administrative Expenses within the Consolidated Statements of Operations. Additionally, this includes an adjustment of $2.1 million during the three months ended March 31, 2025 for the settlement of performance and payment bonds that were issued by an operating subsidiary that ceased operations. There were no similar costs during the three months ended March 31, 2026. The type of business was unique relative to other operating subsidiaries and the Company has never incurred any other similar types of costs. These costs are included in Other Non-Operating Expense (Income), Net within the Consolidated Statements of Operations. These costs were included as an adjustment to calculate Adjusted EBITDA since they are not representative of ongoing operations.

5.

Pro Forma EBITDA for Acquisitions represents the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods. The amounts were derived from the pro forma financial results prepared in accordance with ASC 805 and presented within the “Business Combinations” footnote to the Company’s interim consolidated financial statements. The adjustments and presentation conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. The following table includes further financial information related to the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods, which includes 1 company acquired during each of the three months ended March 31, 2026 and 2025 (there were 4 additional companies acquired during January 2025; however, they are not included in this adjustment as they had a full three months of post-acquisition results during the three months ended March 31, 2025):

($ in thousands)	March 31, 2026	March 31, 2025
Revenue	$419	$1,280
Income from operations	57	29

Net Income (Loss)	$52	$(5)
Depreciation and Amortization	6	34
Loss (Gain) on Disposition of Assets	5	39

Pro Forma EBITDA for Acquisitions	$63	$68

During the three months ended March 31, 2026, the post-acquisition results of operating subsidiaries acquired during the period contributed an immaterial amount to Adjusted EBITDA. During the three months ended March 31, 2025, the post-acquisition results of operating subsidiaries acquired during the period contributed $1.3 million to Adjusted EBITDA. The operating subsidiaries acquired during 2025 and the three months ended March 31, 2026 had pre-acquisition EBITDA of $14.2 million for the twelve months ended March 31, 2026, which was calculated in a manner consistent with the adjustments reflected in Pro Forma EBITDA for Acquisitions and are intended to provide additional perspective on the full-period earnings contribution of recently acquired businesses.

The following table sets forth a reconciliation of Net Loss, the most comparable GAAP measure, to Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow for the year ended December 31, 2025 and December 31, 2024:

	For the year ended December 31,
($ in thousands)	2025	2024
Net Loss	$(66,358)	$(83,846)
Interest Expense, Net	31,191	27,766
Income Tax Expense / (Benefit)	562	890
Depreciation[1]	5,673	5,670
Amortization	5,907	5,635
Goodwill Impairment	19,412	15,645
Share-Based Compensation	4,270	5,208
Non-Cash (Gains) Losses[2]	(3,249)	2,050
SPAC Merger Transaction Costs[3]	2,475	0
Acquisition Costs and Other Items Affecting Comparability[4]	3,966	866

Adjusted EBITDA	$3,849	$(20,116)
Pro Forma EBITDA for Acquisitions[5]	14,840	3,975
Pro Forma Adjusted EBITDA	$18,689	$(16,141)
Net Cash Used in Operating Activities	$(38,029)	$(42,414)
Capital Expenditures	(4,097)	(3,546)
Additions to Internally Developed Software	(2,764)	(3,409)

Free Cash Flow	$(44,890)	$(49,369)

1.	Includes $2.6 million and $1.9 million of depreciation expense recognized in cost of revenue for the years ended December 31, 2025 and 2024, respectively.
2.

Non-Cash Gains and Losses includes Loss/(Gain) on Disposition of Assets, Change in Fair Value of Warrant Liability, Change in Fair Value of Contingent Consideration, and Change in Fair Value of Derivatives, which is included in Other non-operating income on the Consolidated Statements of Operations. These adjustments were combined into a single line item within the reconciliation due to materiality.

3.

Includes costs incurred during the year ended December 31, 2025 related to the Business Combination, which primarily related to legal and accounting fees related to the merger agreement and regulatory matters. These costs did not meet the criteria for capitalization in accordance with Staff Accounting Bulletin Topic 5.A and ASC 340-10-S99-1; however, these costs significantly impact the comparability of periods and are therefore included as an adjustment to calculate Adjusted EBITDA.

4.

Includes transaction fees directly attributable to the consummation of certain acquisitions of $1.8 million and $0.4 million during the years ended December 31, 2025 and 2024, respectively. These are direct incremental costs associated with certain acquisitions and exclude any internal costs related to originations, diligence or legal activities, and recurring costs with third-parties associated with evaluating acquisitions. These costs are included in Selling, General, and Administrative Expenses within the Consolidated Statements of Operations. Additionally, this includes an adjustment of $2.1 million and $0.5 million during the years ended December 31, 2025 and 2024, respectively, for the settlement of performance and payment bonds that were issued by an operating subsidiary that ceased operations. The type of business was unique relative to other operating subsidiaries and the Company has never incurred any other similar types of costs. These costs are included in Other Non-Operating Expense (Income), Net within the Consolidated Statements of Operations. These costs were included as an adjustment to calculate Adjusted EBITDA since they are not representative of ongoing operations.

5.

Pro Forma EBITDA for Acquisitions represents the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods. The amounts were derived from the pro forma financial results prepared in accordance with ASC 805 and presented within the “Business Combinations” footnote to the Company’s annual audited consolidated financial statements. The adjustments and presentation conform to the requirements of Article 11 of Regulation S-X, including the application of appropriate transaction accounting adjustments. The following table includes further financial information related to the pre-acquisition results of operating subsidiaries acquired prior to the end of the respective periods, which includes 9 and 7 companies acquired during the year ended December 31, 2025 and 2024:

($ in thousands)	December 31, 2025	December 31, 2024
Revenue	$69,777	$22,972
Income from operations	15,957	3,428

Net Income (Loss)	$10,865	$2,775
Interest Expense	3,027	699
Depreciation and Amortization	910	501
Loss (Gain) on Disposition of Assets	39	—

Pro Forma EBITDA for Acquisitions	$14,840	$3,975

During the year ended December 31, 2025, the post-acquisition results of operating subsidiaries acquired during 2025 contributed $10.9 million to Adjusted EBITDA. During the year ended December 31, 2024, the post-acquisition results of operating subsidiaries acquired during 2024 contributed $1.4 million to Adjusted EBITDA.

Liquidity and Capital Resources

Teamshares evaluates its liquidity and capital resources in terms of its ability to meet the cash requirements of its operations, including working capital needs, capital expenditures, debt service, acquisitions and other contractual commitments, through cash flows from operations and other sources of financing. The Company’s business model was established with the expectation that substantial upfront investment and initially elevated interest costs would be necessary to build the infrastructure required to source, transition, and operate small businesses at scale. As a result, Teamshares has incurred cumulative net losses under GAAP as corporate-level expenses have historically exceeded earnings generated by its operating subsidiaries. As of March 31, 2026, we had $37.0 million of cash and cash equivalents and $11.2 million of restricted cash, including $9.2 million related to debt agreements ($6.8 million in debt service reserve accounts and $2.4 million in collection accounts) and $2.0 million related to self-insurance programs. Amounts in collection accounts in excess of current debt servicing needs are available for distribution to Teamshares.

Historically, Teamshares has funded its acquisition program through a combination of debt and equity financing. The debt financing primarily included the following:

•

Credit Facilities—The Company’s historical debt financing has primarily consisted of diversified credit facilities including the i80 Facility, Sound Point Facility, and HBC Facility. The i80 facility provides debt financing based on the lower of (i) up to 95% of the Company’s investment in acquired businesses or (ii) 3.5x EBITDA of pledged businesses plus unrestricted cash, subject to eligibility criteria. As of March 31, 2026, the outstanding principal amount under the i80 Facility was $153.4 million; the aggregate principal amount and accrued interest (including PIK interest) under the i80 Facility comes due, if not previously repaid, refinanced or amended, on December 5, 2026. On December 24, 2025, the Company fully extinguished the Sound Point Facility with proceeds from the issuance of the HBC Facility. The HBC Facility was secured by the assets and equity interests of certain operating subsidiaries, including the equity interests previously pledged as collateral to the Sound Point facility and certain subsidiaries acquired during the fourth quarter of 2025. As of March 31, 2026, the outstanding principal amount under the HBC Facility was $33.9 million. The aggregate principal amount and accrued interest under the HBC Facility was repaid in full contemporaneously with the consummation of the Business Combination. The credit facilities do not require principal payments prior to maturity; however, each credit facility contains covenants that may require the loans outstanding under that facility to be repaid prior to maturity if breached.

•

Term Loans—The Company entered into single company term loans to finance certain acquisitions in 2025. The advance rates on acquisitions range from 35% to 67% and certain of these loans require payments related to the amortization of the principal balance prior to maturity. As of March 31, 2026, the principal amount of term loans outstanding was $59.2 million.

•

Seller Notes—The Company primarily began utilizing seller notes in 2023. The seller notes are issued at the parent level of Teamshares Inc. and supplement the debt financing for acquisitions from credit facilities and term loans. The principal amount of seller notes as a percentage of total purchase consideration was 26%, 15% and 18% for the three months ended March 31, 2026 and years ended December 31, 2025 and 2024, respectively. The maturities range from 3 to 10 years and do not require principal payments prior to maturity. As of March 31, 2026, the principal amounts outstanding under seller notes were $30.7 million.

The Company is actively pursuing opportunities to refinance the i80 Facility; however, any such refinancing would depend on market conditions and prospective lender perspectives on the creditworthiness of the Company. As a result, there can be no assurance that the Company will be able to obtain such financing on acceptable terms, or at all. The terms of any such refinancing could change our interest rate exposure and related sensitivity. Subject to these uncertainties, successful execution of the refinancing strategy is expected to enhance the Company’s overall liquidity profile, reduce financing costs, and strengthen its capacity to fund ongoing operations and strategic expansion initiatives. If the Company is not able to refinance the i80 Facility in the near-term, it expects to continue to fund acquisitions with a combination of single company term loans and seller notes (subject to availability of capital, taking into account the December 2026 i80 Facility repayment date).

The Company had approximately $215.7 million and $205.8 million of debt that will mature within the 12 months following March 31, 2026 and the date of our independent auditor’s report for the Company’s 2024 and 2025 financial statements (“2025 Audit Report Date”), respectively. Specifically, the i80 Facility matures on December 5, 2026, and the HBC Facility matured on the date on which the Business Combination was consummated. During May 2026, Live Oak and Teamshares entered into an agreement to extend the Outside Date to July 15, 2026. As of the date of this prospectus, the Company has not refinanced the i80, and since the facility will mature within a period less than twelve months after the issuance date of the accompanying consolidated financial statements, management has concluded there is substantial doubt regarding the Company’s ability to continue as a going concern within the 12-month period following the issuance of the financial statements for the interim period ending March 31, 2026 and the 2025 Audit Report Date. The Company’s existing liquidity and forecasted cash flows during such period are not sufficient to repay the Company’s existing indebtedness obligations.

Furthermore, as there is substantial doubt about the Company’s ability to continue as a going concern, the Company received a going concern qualification in connection with its audited financial statement for the years ended December 31, 2025 and 2024 that includes an explanatory paragraph expressing substantial doubt in the Company’s ability to continue as a going concern for one year from the 2025 Audit Report Date, which would result in a breach of a covenant under the i80 Facility unless waived by the lenders.

The Company has obtained waivers of such breaches from the lenders pursuant to the i80 Facility with respect to the covenant in connection with the going concern qualification contained in the Company’s audited financial statement for the years ended December 31, 2025 and 2024.

On November 14, 2025, we entered into the Merger Agreement with Live Oak. Teamshares management expects the cash proceeds resulting from the Business Combination (after satisfaction of the HBC Facility repayment obligation) and deployment of such proceeds into accretive acquisitions of small businesses will strengthen the Company’s credit profile and improve its ability to obtain debt financing on attractive terms (provided, however, that a significant portion, if not all, of the proceeds from the Business Combination may be required to be used to repay the Company’s obligations under the i80 Credit Facility obligations unless the i80 Credit Facility can be repaid, refinanced or its terms amended prior to December 5, 2026).

Cash Flows

Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

The following table summarizes our cash flows for the periods presented:

	For the three months ended March 31,
(in thousands)	2026	2025
Net Cash Used in Operating Activities	$(3,179)	$(22,233)
Net Cash Used in Investing Activities	$(3,212)	$(10,613)
Net Cash Provided by Financing Activities	$665	$13,984

Operating Activities

For the three months ended March 31, 2026, net cash used in operating activities improved by $19.1 million compared to the three months ended March 31, 2025. The improvement in cash used in operating activities was primarily driven by acquisitions, improved organic performance and changes in working capital, partially offset by higher cash interest payments. The contributions from acquisitions reflects the Company’s strategy to acquire businesses with the ability to generate strong free cash flows. This was partially offset by an increase in cash interest payments of $1.4 million during the three months ended March 31, 2026 compared to the three months ended March 31, 2025 due to higher average outstanding borrowings to finance acquisitions. Also, changes in working capital increased Net Cash Used in Operating Activities by $9.0 million for the three months ended March 31, 2026 compared to a decrease of $7.6 million for the three months ended March 31, 2025. This was primarily due to the timing of receipts and payments related to corporate functions and operating subsidiaries.

Additionally, an operating subsidiary acquired during the fourth quarter of 2025 collects a significant amount of customer deposits during the first fiscal quarter related to annual maintenance contracts that are billed in entirely in January, which provided $3.4 million of cash from operating activities during the three months ended March 31, 2026. Customer deposits are included in Deferred Revenue on the Consolidated Balance Sheets until they are recognized as revenue as services are performed over time.

Investing Activities

For the three months ended March 31, 2026, net cash used in investing activities decreased by $7.4 million compared to the three months ended March 31, 2025. Cash used for business acquisitions, net of cash acquired, was $1.4 million in the three months ended March 31, 2026, compared to $9.3 million for the three months ended March 31, 2025, reflecting the acquisition of one operating subsidiary during the three months ended March 31, 2026 compared to the acquisition of five operating subsidiaries during the three months ended March 31, 2025.

Financing Activities

For the three months ended March 31, 2026, net cash provided by financing activities decreased by $13.3 million compared to the three months ended March 31, 2025. For the three months ended March 31, 2026, cash provided by financing activities was $0.7 million, which consisted of $3.0 million of borrowings under the

HBC credit facility, the proceeds of which were used to finance the acquisition of an operating subsidiary, and $0.8 million of borrowings under other debt instruments, primarily vehicle and equipment loans at operating subsidiaries. These inflows were partially offset by $2.4 million of repayments of other debt instruments, primarily single company term loans. The Company also received proceeds of approximately $1.1 million from the issuance of SAFE Notes. Additional financing uses of cash during the three months ended March 31, 2026 included, $0.4 million of dividends paid to noncontrolling interests, $0.1 million of debt issuance costs, $0.5 million of contingent consideration payments related to earnouts for historical acquisitions, and $0.7 million related to acquisitions of noncontrolling interests, of which $0.5 million was related to repurchases of rollover equity held by former owners of operating subsidiaries.

For the three months ended March 31, 2025, cash provided by financing activities was $14.0 million, which primarily consisted of $2.9 million of borrowings under the Sound Point Facility, $10.9 million of borrowings under other debt instruments, primarily single company term loans and Teamshares Dependable Capital loans, and $1.0 million of net proceeds from the issuance of preferred stock in connection with the Company’s Series E financing. These inflows were partially offset by $0.1 million of repayments of other debt instruments, $0.2 million of dividends paid to noncontrolling interests, $0.1 million of contingent consideration payments related to earnouts for historical acquisitions, and $0.5 million related to acquisitions of noncontrolling interests, of which $0.1 million was related to repurchases of rollover equity held by former owners of operating subsidiaries.

Year Ended December 31, 2025 compared to Year Ended December 31, 2024

The following table summarizes our cash flows for the periods presented:

	For the year ended December 31,
(in thousands)	2025	2024
Net Cash Used in Operating Activities	$(38,029)	$(42,414)
Net Cash Used in Investing Activities	$(57,345)	$(38,606)
Net Cash Provided by Financing Activities	$74,038	$82,926

Operating Activities

For the year ended December 31, 2025, net cash used in operating activities decreased by $4.4 million compared to the year ended December 31, 2024. The improvement in cash used in operating activities was primarily driven by acquisitions and improved organic performance, partially offset by higher cash interest payments and changes in working capital. The contributions from acquisitions reflects the Company’s strategy to acquire businesses with the ability to generate strong free cash flows. The improvement in organic performance was due to strategic initiatives to improve profitability including pricing reviews, labor optimization and focusing on higher margins products and services. Also, organic performance benefited from the ceasing operations at certain underperforming operating subsidiaries. Despite the growth of the business driven by acquisitions, the Company was able to decrease corporate overhead and improve profitability through reductions in headcount by leveraging technology and refocusing its strategic priorities to achieve cost efficiencies. This was partially offset by an increase in cash interest payments of $2.5 million during the year ended December 31, 2025 compared to prior year due to higher average outstanding borrowings to finance the Company’s acquisition activity. Also, changes in working capital resulted in $4.0 million of outflows for the year ended December 31, 2025 compared to $8.1 million of inflows for the year ended December 31, 2024. This was primarily due to the timing of receipts and payments related to certain businesses with longer cycle projects, which includes several fixed-price construction businesses that have ceased operations.

Investing Activities

For the year ended December 31, 2025, net cash used in investing activities increased by $18.7 million compared to the year ended December 31, 2024. Cash used for business acquisitions was $81.5 million in 2025, compared to $26.4 million in 2024, reflecting the acquisition of nine operating subsidiaries in 2025 compared to seven in the prior year. The increase in acquisition related cash outflows relative to the number of acquired businesses was primarily attributable to a larger average acquisition size in 2025, consistent with the shift in the Company’s strategy to pursue larger businesses relative to historical levels. The cash used in investing activities during the year ended December 31, 2025 was partially offset by $31.0 million of proceeds from the sale and leaseback of certain real estate properties.

Financing Activities

For the year ended December 31, 2025, net cash provided by financing activities decreased by $8.9 million compared to the year ended December 31, 2024. For the year ended December 31, 2025, cash provided by financing activities was $74.0 million, which consisted of $28.2 million of borrowings under credit facilities, primarily related to the HBC credit facility, the proceeds of which were used in part to repay the Sound Point credit facility, and $78.5 million of borrowings under other debt instruments, primarily single company term loans utilized to finance acquisitions. These inflows were partially offset by $27.0 million of repayments of credit facilities, including the extinguishment of the Barclays term loans, and $3.8 million of repayments of other debt instruments. The Company also received proceeds of approximately $3.0 million from the issuance of SAFE Notes and $1.4 million of net proceeds from the issuance of Series E preferred stock. Additional financing uses of cash in 2025 included $3.0 million related to acquisitions of noncontrolling interests, $1.3 million of dividends paid to noncontrolling interests, $1.4 million of debt issuance costs, and $0.5 million of contingent consideration payments related to earnouts for historical acquisitions.

For the year ended December 31, 2024, cash provided by financing activities was $82.9 million, which primarily consisted of $73.6 million of net proceeds from the issuance of preferred stock in connection with the Company’s Series E financing, $15.4 million of borrowings under the Company’s credit facilities, and $0.8 million of borrowings under other debt instruments. These inflows were partially offset by $0.5 million of repayments of other debt instruments, $3.4 million related to acquisitions of noncontrolling interests, $1.5 million of contingent consideration payments related to earnouts for historical acquisitions, and $1.4 million of dividends paid to noncontrolling interests.

Borrowings and Equity Issuances (Indebtedness)

i80 Facility. The Company maintains a senior secured credit facility with i80 Group providing $150 million of total commitments, all of which was fully drawn as of March 31, 2026 and December 31, 2025 resulting in no remaining borrowing availability. Additionally, there is $3.4 million of additional principal as a result of PIK interest as of March 31, 2026 and December 31, 2025. Borrowings are secured by the assets and equity of the certain operating subsidiaries pledged as collateral. The facility requires a debt service reserve account, which held $6.4 million as of March 31, 2026 and December 31, 2025. Outstanding amounts bear interest at the lesser of SOFR plus 11% or 16%, with any excess accruing as PIK. The weighted-average interest rate was 14.7% and 15.2% as of March 31, 2026 and December 31, 2025, respectively. The i80 Facility matures December 5, 2026.

Covenants include maintaining minimum unrestricted and unencumbered cash of $5 million (inclusive of 50% of the debt service reserve account) and meeting minimum EBITDA and free cash flow yield thresholds for pledged businesses as well as a maximum leverage ratio. As of March 31, 2026 and December 31, 2025, the Company was in compliance with all covenants.

In March 2026, the Company entered into a waiver with Westmount Group LLC (formerly known as i80 Group LLC) pursuant to which Westmount Group LLC waived any event of default or breach of the i80 Facility that would otherwise arise as a result of the auditor’s report delivered in connection with the audited financial statement for the years ended December 31, 2025 and 2024 containing a “going concern” qualification or similar language relating to substantial doubt about the Company’s ability to continue as a going concern. After giving effect to the waiver, no event of default or default was continuing under the i80 Facility. All other provisions of the i80 Facility remain in full force and effect.

Sound Point Facility. The Sound Point Facility was a senior secured term-loan facility with Sound Point Agency LLC originally providing $75 million of commitments, of which $3.7 million was drawn as of December 31, 2024. The Sound Point Facility was repaid in full in December 2025 using proceeds from the HBC Facility (described below).

HBC Credit Facility. On December 23, 2025, Teamshares and certain subsidiaries entered into a Credit Agreement with funds managed, advised, or sub-advised by JBA Asset Management LLC (as amended on March 2, 2026 and as may be further amended or supplemented from time to time, the “HBC Facility”), providing for a credit facility of up to $30.3 million with secured term loans to certain unencumbered subsidiaries. As additional consideration for entering into the HBC Facility, the Company agreed to pay HBC $1.0 million in cash, or at the Company’s election, an equivalent value of shares of common stock in New Teamshares, following the closing of the Business Combination. Teamshares drew the entirety of the amounts available under the HBC Facility during 2025, and the proceeds were primarily utilized to fund acquisitions, repay the Sound Point Facility, and for general corporate purposes.

In March 2026, the HBC Credit Facility was amended to provide additional term loan commitments in an aggregate principal amount of $3.6 million. The Company received proceeds of $2.9 million and recognized a debt discount of $0.6 million and debt issuance costs of $0.1 million. The proceeds from this amendment were utilized to fund the acquisition that was completed during the three months ended March 31, 2026.

In March 2026, the Company entered into a waiver with HBC pursuant to which HBC waived any event of default or breach of the HBC Facility that would otherwise arise as a result of the auditor’s report delivered in connection with the audited financial statement for the years ended December 31, 2025 and 2024 containing a “going concern” qualification or similar language relating to substantial doubt about the Company’s ability to continue as a going concern. After giving effect to the waiver, no event of default or default was continuing under the HBC Facility. All other provisions of the HBC Facility remain in full force and effect.

The HBC Facility matured on the date on which the Business Combination was consummated and was repaid in full using proceed from the Business Combination.

Seller Notes. In connection with certain acquisitions, the Company issues unsecured seller notes, which bear fixed interest between 5% and 12% and mature between 2026 and 2031. As of March 31, 2026 and December 31, 2025, the Company had seller notes with principal amounts outstanding of $30.7 million and $29.8 million, respectively. As of March 31, 2026 and December 31, 2025, respectively, the weighted average interest rates on seller notes were 7.0% and 7.1%.

Simple Agreement for Future Equity. In connection with its interim financing activities, the Company issued the Teamshares SAFEs to the SAFE Investors for an aggregate amount of approximately $6.3 million, of which $3.0 million was issued in 2025, $1.1 million was issued in January 2026, $1.3 million was issued in April 2026, and $1.0 million was issued in May 2026 representing rights to receive shares of Common Stock upon the occurrence of specified conversion events. Upon the consummation of the Business Combination, the Teamshares SAFEs will convert into an aggregate of 751,343 SAFE Investor New Teamshares Shares (inclusive of 63,300 SAFE Investor Founder Shares).

Single Company Term Loans. Teamshares’ subsidiaries also maintain several term loans with regional banks that bear interest at market-based rates ranging from 3% to 12% and contain customary financial and liquidity covenants. As of March 31, 2026 and December 31, 2025, the weighted average interest rate on Single Company Term Loans was 7.2% and 6.8%, respectively. As of March 31, 2026 and December 31, 2025, respectively, the Company had $59.2 million and $61.5 million principal outstanding related to these instruments.

Other Debt Financing. During 2025, Teamshares Dependable Capital LLC, a wholly owned subsidiary of Teamshares Inc., entered into loan agreements providing net proceeds of $15.4 million and resulting in the issuance of 15,558 warrants with a strike price consistent with the Series E preferred share issuance. The loans bear interest at 12% in cash plus 6% PIK, mature on June 30, 2027, may be prepaid subject to a 3% fee.

Certain real estate holding subsidiaries of Teamshares entered into a loan agreement under which $17.7 million was outstanding as of December 31, 2024. The loans accrued interest at 7.6% per annum with a maturity date of July 6, 2028. The Company sold certain of its real estate holdings in August 2025 and extinguished the loan agreement in full.

Certain of the Company’s operating subsidiaries have various loans for vehicles and equipment used in the normal course of business. The terms are generally five to six years in length and the loans bear interest at agreed upon rates. The loans require monthly principal and interest payments to be made for each vehicle. As of March 31, 2026 and December 31, 2025, respectively, there was $5.0 million and $4.8 million of vehicle and equipment loans outstanding.

Contractual Obligations and Commitments

The table below summarizes the maturity profile of the Company’s contractual obligations and commitments as of March 31, 2026.

(in thousands)	Total	2026	2027	2028	2029	2030	2031 & Thereafter
Debt obligations	$308,574	$215,150	$20,978	$10,713	$13,139	$42,183	$6,412
Finance leases	1,657	451	513	385	262	45	—
Operating leases	215,914	15,621	19,790	19,207	18,061	16,874	126,361
Other long-term liabilities[1]	14,208	4,100	3,283	1,940	932	1,255	2,698

Total	$540,353	$235,323	$44,563	$32,243	$32,394	$60,357	$135,471

1.	Other long-term liabilities include:

•	Redeemable Noncontrolling Interest

Certain former owners who retained approximately 10% equity interests in connection with historical acquisitions, hold put options that permit them to require Teamshares to repurchase their remaining interests in the applicable subsidiaries. Teamshares discontinued the inclusion of rollover equity as part of purchase consideration for acquisitions during 2023; therefore, the impact of rollover equity on our contractual obligations and commitments is expected to decrease in future periods as we continue to repurchase these shares. As of March 31, 2026, the remaining amounts owed under these arrangements totaled $1.8 million, and all of the put options held by former owners are currently exercisable.

•	Contingent Consideration

The Company has contingent consideration liabilities related to earnout agreements in certain of its business acquisitions. The terms of the earnout agreements vary but typically consist of a payout equal to a future percentage of a financial metric (i.e., revenue or profitability measure) for a determined period of time. Contingent consideration is included in the table above at its undiscounted estimated value. As of March 31, 2026, the fair value of the contingent consideration liability related to the earnout agreements was $8.4 million.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses as of and during the reporting period, respectively. Our estimates are based on historical experience, current conditions, and various other assumptions that we believe to be reasonable under the circumstances. We evaluate our critical estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. This discussion is provided to supplement the descriptions of our accounting policies contained in Note 2, “Summary of Significant Accounting Policies” to our audited consolidated financial statements.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting described in ASC Topic 805, Business Combinations. In accordance with GAAP, the results of the acquisitions we have completed are reflected in our consolidated financial statements from the date of acquisition forward.

We allocate the purchase consideration paid to acquire the business to the assets and liabilities acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. Fair value estimates are based on available historical information and assumptions deemed reasonable by management, but are inherently uncertain and, as a result, actual results may differ from estimates. Significant judgment is required to estimate the fair value of intangible assets and in assigning their respective useful lives. Intangible assets acquired in business combinations primarily consist of trade names and customer-related intangible assets. The acquired target company’s trade name represents its portfolio of marketing intangible assets. The Company values trade name intangibles using a benchmarking method. Acquired trade names are amortized over a 10 year useful life using the straight-line amortization method. Customer-related intangible assets consist of contractual and non-contractual customer relationships. The Company estimates the fair values of acquired customer-related intangible assets as of their acquisition dates using an income approach. Acquired customer-related intangible assets are amortized over their estimated useful lives using the straight-line amortization method.

In certain acquisitions, consideration includes seller notes and/or contingent consideration in the form of earnout arrangements. The fair value of the seller notes and earnouts are calculated at acquisition date and included in the total purchase price. The fair value of seller notes is considered Level 3 in the fair value hierarchy due to pricing inputs that are less observable in the marketplace combined with management judgment required for the assumptions underlying the calculation of value. The interest rate on seller notes generally differs from current market yields, and therefore the fair value of seller notes is generally less than the face amount. Management estimates the fair value of the seller notes using a discounted cash flow analysis which includes both company specific factors and market based data.

In general, the earnout arrangements require the Company to make payments to the former owner based on the performance of the business (typically related to a percentage of revenue or a specified profitability metric) for a specific period of time subsequent to the acquisition. The fair value of the earnouts is measured at acquisition date and remeasured each reporting period and is classified as Level 3 within the fair value hierarchy due to the significant judgment required in determining the inputs. Management estimates the fair value of the earnouts using a Monte Carlo simulation model. The Monte Carlo simulation model uses inputs and assumptions to measure the fair value of the contingent consideration that includes metric volatility, risk-free rate, metric discount rate, and Teamshares’ discount rate. Because the calculation relies on management’s judgment and forward-looking estimates, the valuation of contingent consideration involves inherent uncertainty and can impact the Company’s results of operations and financial position.

Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available.

Revenue Recognition

The Company recognizes revenue as it transfers control of products and services to its customers in an amount reflecting the total consideration it expects to receive from the customers. The Company recognizes revenue from product sales when control of tangible products transfers to customers, which coincides with customer acceptance, product shipment, or product delivery, depending on the terms of the arrangement. Transfer of control occurs when legal title, physical possession, and the risks and rewards of ownership transfer to the customer.

The Company generally recognizes revenue from the sale of services as the services are performed over time, which corresponds with the transfer of control to the customer. The right to invoice practical expedient is utilized when the Company’s right to consideration corresponds directly with the value transferred to the customer. The Company is not required to estimate variable consideration when the right to invoice practical expedient is utilized. When the practical expedient is not available, revenue is recognized over time using a measure of progress that accurately depicts the Company’s performance in transferring control of the promised goods or services, generally with a cost-to-cost input method.

Leases

We determine if an arrangement is a lease at inception for arrangements with an initial term of more than 12 months and classify it as either a finance or operating lease. A right of use (“ROU”) asset and lease liability is recorded based on the present value of the Company’s estimated future minimum lease payments over the lease term. Lease terms may include options to extend when it is reasonably certain that the Company will exercise that option. These judgments may produce materially different amounts of depreciation, amortization, and rent expense than would be reported if different assumed lease terms were used. If a lease does not provide enough information to determine the implicit interest rate in the agreements, the Company uses its incremental borrowing rate in calculating the lease liability. The incremental borrowing rate is estimated using the borrowing rate on the Company’s debt instruments and movements in the average spread on comparable publicly traded corporate debt.

Goodwill Impairment

Goodwill represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. The Company assesses goodwill for impairment annually during the fourth quarter of the fiscal year and whenever an event occurs or circumstances change that would indicate that the carrying amount of goodwill may be impaired. Impairment testing for goodwill is performed at a reporting unit level. The impairment assessment involves both qualitative and quantitative analyses and requires significant judgment and estimates regarding future performance, market conditions, and fair value.

The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. The qualitative assessment of each reporting unit, includes review of financial performance trends, profitability relative to net assets, and operational indicators. Reporting units that exhibit sustained losses or returns below thresholds established from historical acquisition multiples undergo further review, including a turnaround analysis to assess early signs of operational recovery and a broader qualitative evaluation of internal and external factors.

For reporting units identified as potentially impaired, management performs a quantitative impairment test, comparing the estimated fair value of the unit, based on market and earnings multiple approaches, to its carrying amount. If the carrying amount exceeds fair value, an impairment charge is recognized to reduce goodwill to its implied fair value. This step requires management to make estimates about future cash flows, earnings, and market multiples, which inherently involve uncertainty and judgment.

The results of these assessments directly affect our reported financial position and results of operations. Changes in assumptions, economic conditions, or operational performance could lead to materially different impairment conclusions in future periods.

Stock-based Compensation

The Company issues stock-based awards, including stock options and restricted stock, to employees of its parent company and certain operating subsidiaries. The grant-date fair value of these awards is used to measure the cost of services received, and expense is recognized over the requisite service period.

The fair value of stock options is estimated using the Black-Scholes option-pricing model, while restricted stock is valued based on the fair value of common shares on the grant date. These valuations require management to make significant estimates and assumptions, including expected volatility, expected term, risk-free interest rates, and dividend yield. The assumptions used in the Black-Scholes option-pricing model represent our best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective.

To estimate the value of restricted stock awards granted to employees of operating subsidiaries, the Company generally utilizes a market approach to value awards granted within a reasonable time frame from the respective acquisition date for each operating subsidiary. The Company estimates the enterprise value by calibrating to the transaction price paid by the Company. For subsequent awards granted, the Company generally considers both the market approach and the income approach in concluding on an enterprise value. The fair value of the restricted stock grant is estimated by allocating enterprise value across one or more probability-weighted scenarios with an option-pricing model used to estimate the allocation of value within at least one of these scenarios.

Income Taxes

Accounting for income taxes requires significant judgment in evaluating the realizability of deferred tax assets and in assessing uncertain tax positions. Deferred tax assets and liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities, measured using enacted tax rates expected to apply when such differences are realized or settled. The determination of deferred tax assets, including the need for and amount of any valuation allowance, involves significant judgment. In evaluating the realizability of deferred tax assets, we consider multiple factors, including, but not limited to, a history of losses in prior years, future reversal of existing temporary differences and tax planning strategies. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance.

In addition, our ability to utilize certain deferred tax assets, including net operating loss carryforwards and tax credits, is subject to annual limitations under Section 382 of the Code. These limitations may affect the timing of when such attributes can be realized. We will continue to evaluate all available evidence and will adjust the valuation allowance in future periods if and when sufficient positive evidence exists to support the realization of deferred tax assets.

We recognize liabilities for uncertain tax positions when we conclude that it is more likely than not that a tax position will not be sustained upon examination by the relevant tax authorities. This evaluation requires management to apply judgment in assessing the technical merits of tax positions and estimating the probability and magnitude of potential outcomes.

Qualitative and Quantitative Disclosures About Market Risk

Market risk is the risk of economic losses due to adverse changes in financial market prices and rates. Our primary market risk has been interest rate risk.

Interest Rate Risk

Borrowings under the i80 Facility as well as certain single company term loans bear interest at floating rates and are therefore subject to interest rate risk. As of March 31, 2026, the outstanding balance under the i80

Facility was $153.4 million. In addition, the Company had three single company term loans subject to variable rates with an aggregate principal balance of approximately $44.9 million as of March 31, 2026. Borrowings under these credit facilities and term loans accrue interest based on a floating benchmark rate plus an applicable spread.

Based on the outstanding variable rate borrowings as of March 31, 2026, a hypothetical 1% increase or decrease in interest rates, with all other variables held constant, would result in a change in quarterly interest expense of approximately $0.5 million for the three months ended December 31, 2026.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Teamshares elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Teamshares, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Teamshares is no longer considered to be an emerging growth company. At times, Teamshares may elect to early adopt a new or revised standard.

In addition, Teamshares intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Teamshares intends to rely on such exemptions, Teamshares is not required to, among other things: (a) provide an auditor’s attestation report on Teamshares’ system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Teamshares will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Teamshares’ first fiscal year following the fifth anniversary of the offering, (b) the last date of Teamshares’ fiscal year in which Teamshares has total annual gross revenue of at least $1.235 billion, (c) the date on which Teamshares is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Teamshares has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See the notes to our consolidated financial statements for a discussion about new accounting pronouncements adopted and not yet adopted as of the date of this report.

BUSINESS

Overview

Teamshares is a tech-enabled acquiror of high-quality SMEs intending to be a permanent home for businesses. Part holding company, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Our acquisition-based business model aims to drive predictable, repeatable growth and scale through financial technology.

Teamshares is among the largest acquirors of SMEs in the United States, with a differentiated, innovative model. In just six years, we have scaled to over $400 million in consolidated revenue among our Operating Subsidiaries, diversified across over 40 industries and 30 states. Teamshares’ growth is made possible by our scalable platform that combines centralized financial technology with decentralized, aligned leadership.

Teamshares’ software drives scale and efficiency across the entire company lifecycle. It helps source, underwrite, and close acquisitions efficiently and programmatically, and then provides standardized financial and operating visibility for every company. Teamshares leverages AI to scale our platform and data-driven decision-making, with each acquisition contributing data we believe compounds platform value over time.

We analyze thousands of opportunities annually through our software, targeting retirement situations for companies with strong cash flow conversion. Teamshares’ average acquired company has been in operation for more than 35 years, demonstrating durability across economic cycles.

The American economy has 6 million SMEs with up to 100 employees. Over 3 million of these companies have owners aged 55 or older and likely need to sell over the coming decades, with a limited universe of credible buyers. Teamshares aims to scale as a differentiated ‘exit of choice’ for thousands of high-quality SMEs over the long term.

From systematic sourcing to institutional leadership and centralized cash control, Teamshares aims to evolve a fragmented, founder-driven asset class into an institutionalized platform that we believe can scale predictably and deliver durable financial growth.

Our Technology

Teamshares’ software platform drives scale and efficiency across the entire lifecycle of our Operating Subsidiaries. Our proprietary software helps source, underwrite, and close acquisitions consistently and programmatically. After acquisition and financial integration, our software provides standardized financial and operating visibility for each company, creating a unified view of performance that supports disciplined operational oversight.

We integrate financial and operating data from established third-party systems across each Operating Subsidiary into a single structured data layer on which our proprietary software operates. Our technology leverages this foundation to produce actionable insights that support more informed financial decision-making, improving company profitability and supporting the long-term success of our business model.

Each acquisition contributes standardized financial and operating data to our proprietary dataset, improving our ability to benchmark performance, identify operational patterns, and generate data-driven insights across similar businesses. As our dataset grows, we expect our underwriting accuracy and financial and operational insight to improve, which we believe creates a compounding advantage in both acquisition efficiency and company management.

We use machine learning and artificial intelligence across our platform, which we define to include a range of computational techniques, including statistical modeling, natural language processing, and large language models that automate or augment analytical tasks in our business. Within our proprietary software, we have built tools that use these techniques to support financial integration, accounting operations, transaction workflows, and financial forecasting. For example, we use natural language processing models trained on our proprietary data using open- source machine learning libraries to automate chart of accounts mapping for newly acquired companies, and we use large language models to support accounts payable workflows and investment memo preparation. We also use applied statistical models to forecast financial performance using historical and incoming transaction-level data. We monitor the performance of our models and all AI-assisted outputs are subject to human review before they are used in financial reporting, investment decisions, or operational actions.

In addition to our proprietary tools, certain of our teams use commercial large language model services provided by third-party AI service providers under enterprise agreements with privacy protections to assist with software development, financial modeling, and other analytical workflows. Our platform is designed to be model-agnostic, and we are not dependent on any single third-party AI provider. We also use third-party software-as-a-service platforms in the ordinary course of our operations, certain of which incorporate AI and machine learning features.

Building technology in-house allows us to align Teamshares’ platform directly with our business model and prioritize engineering investment in capabilities that increase acquisition throughput and enhance ongoing company performance and capital allocation. As we grow, these systems reduce marginal operating cost and enable centralized teams to support a larger network of companies, without proportional headcount increases at the platform level.

Our Business Model

Programmatic Acquisition Strategy

Teamshares is pursuing a programmatic acquisition strategy. Programmatic acquirors continually engage in small acquisitions as a core growth and capital allocation strategy, reinvesting free cash flow into further acquisitions. Teamshares acquires SMEs with $0.5 million to $5.0 million of EBITDA from retiring owners, typically through the purchase of 100% of the equity interests or substantially all of the operating assets of the acquired company.

As Teamshares closes acquisitions, the financials of the acquired companies are consolidated with Teamshares’ financials as Operating Subsidiaries. A critical feature of our model is the ability to reallocate cash flow into subsequent acquisitions, high-ROI organic growth opportunities, and development of the platform to enable future scale.

As such, our growth as a programmatic acquiror is not constrained solely by the organic growth of our subsidiaries, but by our ability to intelligently allocate capital to the highest-growth opportunities.

Technology Enables Positive Selection

Internally developed software enables Teamshares to source approximately 75,000 actively-for-sale SMEs in the United States annually, of which approximately 15,000 meet our minimum size criteria. Our technology-enabled approach allows us to evaluate approximately 1,500 acquisition opportunities per year, a number we expect to increase over time.

In 2025, Teamshares acquired 9 companies, despite evaluating approximately 1,500 opportunities. The volume of opportunities we source enables us to apply selective criteria regarding company quality and financial performance. We believe this pipeline also supports pricing and structural discipline, as we are not dependent on any single transaction and can continue pursuing other opportunities if mutually acceptable terms are not reached.

Permanent Ownership Strategy

Teamshares intends to retain ownership of its operating subsidiaries permanently. Teamshares believes that long-term shareholder value is better served by permanent ownership in a growing, diversified publicly traded company than by the potential short-term gains from selling to a privately owned competitor or a private equity fund.

Since private market valuation multiples in the acquisitions we pursue tend to be lower than those of larger public companies, Teamshares believes that it would be dilutive to shareholder value to sell a company and lose the long-term cash flow of that operating subsidiary.

Since permanent ownership is relatively rare, as is a model of bringing employees into share ownership, Teamshares provides an offering that, in our experience, retiring business owners and the brokers and advisors who represent them find compelling and highly differentiated.

Teamshares does not sell its operating subsidiaries to third parties for short-term investment gains. We have only sold businesses back to former owners, and have only done so five times in our acquisition history, with each based on the operating subsidiary not performing at expected profitability levels.

If an operating subsidiary was not deemed to be financially viable and we were unable to sell the business to the former owner, we have, in certain cases, elected to cease operations and close the subsidiary in order to limit ongoing operating losses and reallocate management attention and capital to higher-performing operating subsidiaries. The operating subsidiaries that were disposed or ceased operations primarily related to companies that were acquired during 2021 and disposed of during late 2024 and throughout 2025 and include certain fixed-price construction businesses and smaller, subscale operations that no longer meet the Company’s underwriting criteria. As a result of modifications to our underwriting criteria and an enhanced ability to identify, prevent and support turnaround situations, we currently expect a lower rate of operating subsidiaries being disposed of or ceasing operations in future periods; however, such activity is not expected to be eliminated entirely and will continue to depend on prevailing market conditions, the performance of acquired businesses and our ability to successfully identify, acquire, integrate and operate companies.

Our Growth Opportunity

We believe Teamshares has a significant opportunity to scale our platform from over 90 Operating Subsidiaries today to thousands over the long term.

Over 3 million American SMEs are owned by individuals aged 55 or older, among tens of millions of SMEs globally in a similar situation. For many of these owners, the business represents their primary asset, yet exit options are limited. Family succession accounts for an estimated 15% of exits, and approximately 70% of attempted sales fail. Teamshares was built to address this supply and demand imbalance, enabling founders to retire confidently while allowing employees to participate as aligned shareholders.

Each year, we source more than 15,000 size-qualified opportunities through our software and underwrite thousands of potential acquisitions, focusing on retirement-driven transactions involving companies with strong cash flow, low owner dependency, and operational stability. As we evaluate and acquire more businesses, our platform continuously improves its ability to identify companies that meet our acquisition criteria, as part of the flywheel outlined below:

Build the Teamshares Platform:
Proprietary software to programmatically acquire great companies + onboard them to a strong financial OS
The more companies we source, analyze, and acquire, the more we fuel growth and positive selection
The more financial and operating data TeamsharesOS learns from post-acquisition
The more we can continually improve our underwriting data and positive selection
The more consistently new acquisitions perform, the more consistently earnings can grow
The more our financing inputs improve: cost + capacity
The more we can reinvest in new companies and scalable technology: more AI + automation

Our Platform

Teamshares’ platform supports disciplined underwriting, centralized financial oversight, and scalable capital deployment across a growing number of Operating Subsidiaries.

Teamshares targets businesses with $0.5 to $5.0 million of EBITDA and we have been able to maintain consistent underwriting standards, typically acquiring companies at 4x to 6x EBITDA. We generally employ moderate senior leverage of approximately 3x EBITDA, supplemented by seller financing, to achieve capital efficiency while managing downside and owner-transition risk. After onboarding, we centrally manage cash flow distributions and allocate capital to the highest return uses across Teamshares, which may include acquisitions, organic growth opportunities, or platform-level investments and expenses.

Our underwriting framework is supported by tech-enabled analysis, standardized diligence workflows, and centralized investment committee review. This discipline, combined with automation of recurring financial processes, supports a target of approximately 75% to 85% EBITDA-to-free-cash-flow conversion. Generated cash flow is systematically redeployed across the platform, which we believe will create the ability to increasingly self-finance acquisitions over time.

Our proprietary software enables operating leverage by allowing Teamshares to add Operating Subsidiaries faster than our corporate overhead grows. Since 2023, earnings from Operating Subsidiaries relative to corporate overhead has increased significantly.

Sourcing

Our proprietary software helps continuously identify and evaluate thousands of leads and automate screening based on defined acquisition criteria. Our software automates repetitive steps including sourcing, initial filtering, broker outreach and NDA execution. This focus on software-driven efficiency has led to significant operating leverage. Our software is designed to identify select opportunities that line up with our structural investment criteria, including:

•	Retirement situations

•	Decades in business

•	Low owner dependency

•	Support staff in place

•	Low revenue transition risk

•	Low capital intensity

•	Low technology disruption risk

•	Clean tax returns

We believe these criteria help identify established family-owned enterprises with relatively low transition risk, particularly with respect to sustaining historical and projected financial performance following the transition of leadership from the prior owner to a Teamshares president.

Teamshares continues to expand its range of industries in which it operates as part of a deliberate diversification strategy intended to reduce concentration risk. We believe single-industry acquisition strategies may increase exposure to rising purchase multiples driven by competition and to industry-specific downturns that could create heightened risk for the parent company, although diversification does not eliminate such risks.

Underwriting

Our software helps us manage the process of initial diligence and financial analysis on acquisition opportunities, generate offer documents, organize and summarize company information. Teamshares’ approach to underwriting is conservative, focusing on corporate tax returns and bank accounts as the financials of record for SMEs.

Closing

Our in-house legal and financial diligence team, along with our proprietary software manages a standardized closing workflow that includes data room administration, standardized financial diligence reporting and legal document generation. This operational efficiency has enabled us to close up to seven acquisitions in a single month.

Acquisition Valuation

The retiring owners we seek to buy from are generally represented by a business broker or a small M&A advisory firm. The selling agent typically presents an explicit asking price or a target EBITDA multiple range concurrent with providing financial information. The asking price feature of the SME market helps focus our time on opportunities where our own internal valuation and terms line up and avoid wasting time in blind price discovery.

Teamshares analyzes four to five years of historical financials, recasting them to account for expected cost changes under our ownership. We determine our valuation based on expected EBITDA and cash flow, generally targeting a 4-6x multiple of expected EBITDA and a 15-20% unlevered free cash flow yield. We determine our valuation offer for each opportunity based on the potential acquisition’s size, risk profile, and growth potential above historical performance.

After presenting a letter of intent and receiving feedback, we determine if negotiating terms at the margin will result in a signed offer, or if we are too far apart from true seller expectations (as sometimes asking prices or ranges are inflated vs. the true price a seller will transact at).

Teamshares is an experienced acquiror and a conservative underwriter that takes a lengthy historical view of expected EBITDA and cash flow. As such, we often underwrite to lower financials than less experienced buyers who accept addbacks we reject, or buyers who plan to cut costs via headcount reductions following acquisition. We do not compete based on price, but provide sellers an offer within our view of fair market value, paired with our differentiating aspects of high transaction certainty, operational continuity, and a legacy of permanent ownership alongside employees.

Acquisition Consideration

Teamshares structures the purchase consideration for its acquisitions as a mix of cash and seller financing. Seller financing typically involves a seller note with a term of up to five years, and may also include a performance-based earnout based on revenue, gross profit, or EBITDA. A performance-based earnout is typically used to bridge a valuation gap, such that the earnout is achieved only if the financial metric driving it sustains a peak historical figure or a new future level of growth, depending on the situation and nature of the valuation gap.

Seller financing not only aligns ongoing financial performance, but also protects Teamshares in case of indemnity claims given our right to offset.

Acquisition Financing

Teamshares finances the cash components of its subsidiary acquisitions with a mix of debt financing and cash on hand. Debt financing for acquisitions has historically been from either a group debt facility, such as the i80 Credit Facility, or from term loans from local and regional banks. Cash has historically come from proceeds to Teamshares derived from a series of preferred stock issuances by Teamshares led by venture capital firms. If Teamshares’ i80 Credit Facility is not refinanced or the maturity date thereunder is not extended, amounts outstanding under the i80 Credit Facility (including PIK interest) will require repayment by Teamshares by December 5, 2026 (assuming no earlier maturity or acceleration events occur) and Teamshares may need to secure other sources of debt financing for its acquisitions (which may or may not be available on terms more favorable to Teamshares than its current credit facilities).

As Teamshares enters the public markets, it is focused on achieving a lower cost of debt financing and executing its plans to potentially generate free cash flows for acquisitions by 2027, allowing the company to use cash flow to increasingly fund the equity portion of acquisition consideration.

Onboarding

After closing, we onboard the new Operating Subsidiary onto our platform, including upgrading financial reporting to monthly GAAP-level accounting and implementing standardized operational KPIs. We integrate payroll and other administrative functions where appropriate and leverage third-party service providers when proprietary systems are not applicable.

Our platform supports the sourcing and management of Presidents for each Operating Subsidiary to ensure operational continuity. Each subsidiary is led by a dedicated President whose cost is underwritten at acquisition and embedded in the cost structure of our model. Presidents report to a seasoned Group President, enabling scalability, mentorship, and career advancement, with compensation aligned to subsidiary-level performance.

By creating a differentiated leadership role in the founder-driven SME economy, Teamshares has hired Presidents from a wide range of backgrounds. Since implementing programmatic hiring changes in 2023, we have achieved over an 80% success rate in placing and retaining strong Presidents in key operational roles with relevant industry, financial and leadership experience.

Financial Management

After onboarding, our software continues to provide centralized financial oversight across our Operating Subsidiaries, delivering regular reporting on key financial and performance metrics, including:

•	Operating key performance indicators, or “KPIs”

•	Cash flow monitoring and management

•	Financial reporting and variance analysis

•	Monthly management discussion and analysis

•	Financial controls and compliance

This centralized visibility, combined with our decentralized leadership model, creates operational leverage that enables us to scale oversight and management as we grow. It also gives us the ability to dispatch additional leadership resources early if a company is showing negative financial indicators.

Our software also manages equity administration for each Operating Subsidiary at minimal marginal cost. Traditional equity management plans can cost upwards of six figures for a typical company to implement and maintain between external legal, tax and accounting expenses. Our integrated approach eliminates these expenses while ensuring accurate capital table management and employee equity tracking across our operating subsidiaries.

Centralized Cash Control and Redeployment

Reinvestment potential
Teamshares
Monthly Cash Sweep
Operating Company
Operating Company
Operating Company

Teamshares standardizes banking across Operating Subsidiaries and consolidates available cash into a centralized treasury structure on a regular basis. This architecture enhances financial visibility and controls while enabling efficient capital allocation across Teamshares.

Our cash management systems enable regular upstreaming of available free cash flow from Operating Subsidiaries, and we are building towards near full automation of such cash management. This reinvestment model provides the potential to accelerate our growth beyond organic expansion alone and serves as a defining feature of our tech-enabled acquisition strategy.

Teamshares’ Employee Shareholder Program

Teamshares incorporates its employee shareholder program in each acquired company using our proprietary software, creating a near-zero marginal administrative cost to implement and maintain the program. Our strategy is to create a positive-sum, shareholder-focused environment where employees are incentivized to stay at the company long-term and help drive profitability by giving employees an economic stake in the outcome.

Teamshares holds preferred stock in each of the operating subsidiaries, which allows it to maintain control of decisions that impact cash flow, capital allocation and corporate governance. Shortly after acquisition we create an employee pool of restricted common stock initially representing 10% of the operating subsidiary’s stock on a fully-diluted basis. These grants are subject to four-year vesting, in order to align employees with long-term retention and financial performance. The employee shareholder program is generally allocated to full-time employees with certain exceptions based on the nature of the business and employee base.

Teamshares creates mutual alignment for financial performance through dividends when the operating subsidiary exceeds a required cash balance after considering working capital and maintenance capital expenditure needs.

Employees are able to earn more ownership as the business succeeds and generates cash to distribute. Our employee shareholder program for employees of operating subsidiaries is reflected in our financial statements as stock-based compensation expense and classified as equity under US GAAP. See further information regarding the consolidation of operating subsidiaries, operating subsidiary capital structure, and operating subsidiary share-based compensation programs within the footnotes to the Company’s consolidated financial statements.

Financial Products and Other Revenue Opportunities

Teamshares believes we can create additional value for shareholders and our Operating Subsidiaries by launching and distributing products and services that replace third-party expenses, capturing profit internally and delivering a better experience. We are early in its execution of this strategy, but we have already launched business insurance and health insurance products to replace existing vendors, and we can offer a substantially similar product for the same price, or better, than a third party. While today this strategy is relatively immaterial from a financial standpoint today, we expect it to contribute materially long-term, and it is an important strategic focus and our segment reporting is designed to help disclose the financials of these activities.

Competitive Landscape

The competitive landscape for SME acquisitions is highly fragmented, and as a result, Teamshares does not compete with many publicly traded SME acquirors. SME buyers typically operate at low volume: individuals may acquire only one business in their lifetime, and aside from rollups, fund-driven and institutional buyers in the SME space typically acquire a handful of companies in a decade.

In the sub-$1 million EBITDA segment of U.S. SMEs for sale, Teamshares predominantly competes with individuals and often first-time buyers. In the $1 to 5 million EBITDA range, typical buyers include individuals, search funds, fundless sponsors, family offices, private equity funds, and industry rollups.

Teamshares focuses on retirement situations where the owner has engaged a broker. We either negotiate directly as a differentiated buyer of choice, or against a small group of alternative buyers. Teamshares avoids broad auctions and industries with rollup activity to avoid potentially inflated purchase prices.

Differentiation as an ‘Exit of Choice’

Teamshares differentiates itself against other buyers on several dimensions. For retiring owners, Teamshares brings:

•	High certainty of closing a transaction in the challenging and uneven SME market

•	High credibility in transitioning businesses across industries

•	A unique legacy with intended permanent ownership between Teamshares and employees, but structured as a simple business sale, allowing the owner to retire often within a few months

For employees who are generally at-will and actively choosing to stay post-transaction, Teamshares brings:

•	Continuity of operations, pay, and benefits

•	Enhanced financial opportunity to participate in equity and benefit from growth

•	The stability of our permanent ownership model

Our Competitive Advantages

We believe that Teamshares benefits from several competitive strengths that support our business model and growth strategy.

•

Accumulating Advantage: We believe our operating model benefits from a flywheel in which more acquisition leads, acquired companies, richer post-closing data, more purchasing power and a growing talent pool of former owners and Presidents contribute to increasingly consistent post-acquisition performance. This improved performance may attract additional capital, which we may use to further support additional scale. As a public company, we believe we will have access to larger financing capacity and a lower cost of capital than was available to us as a private company. If achieved, a lower cost of capital would reinforce our acquisition advantages and enhance our ability to reinvest in additional acquisitions, technology and continued platform strengthening.

•

Diversification Advantage: Our deliberate industry and geographic diversification strategy emphasizes expanding our addressable market to support long-term growth and maintain selective underwriting across a broad pipeline of opportunities. We also believe our deliberate diversification can help mitigate the impact of economic cycles and headwinds that may affect specific sectors or regions, as well as avoid sectors experiencing elevated purchase multiples due to aggressive rollup strategies.

•

Comparative Operating Efficiency: Leveraging our technology and internal capabilities, we believe Teamshares can source a large universe of potential acquisition candidates per year at almost zero marginal cost and close transactions and perform due diligence at a small fraction of the six-to-seven figure transaction costs that private equity firms, fundless sponsors and search funds typically incur.

•

Data and Learning Curve Advantages: In addition to our software advantage in acquisitions, we continuously gain insights and experience from evaluating thousands of businesses per year, and from collecting and leveraging the data of over 90 companies to drive operating results. We involve our internal industry and subject matter experts in underwriting, which expands as we add more industries to Teamshares. As we find mistakes or frictions in diligence or post-closing, we create process steps to avoid these mistakes or frictions in the future.

•

Scale Advantage: With over 90 Operating Subsidiaries and significant venture capital investment that funded the build-out of our platform as we scaled, we have built a platform that would likely be difficult to replicate.

Our Operating Subsidiaries

Teamshares’ Operating Subsidiaries form the foundation of our long-term ownership model. As of the date of this prospectus, Teamshares owns and operates over 90 Operating Subsidiaries diversified across six U.S. regions, generating approximately $490 million in LTM revenue through March 31, 2026 and employing approximately 2,000 people. The average Operating Subsidiary has operated for over 35 years, reflecting Teamshares’ focus on established, cash-generative small businesses with stable customer relationships and strong community ties.

Teamshares’ revenues are diversified across its portfolio of over 90 operating subsidiaries, and revenues are not materially concentrated in any single operating subsidiary. During the twelve months ended March 31, 2026, the operating subsidiary with the highest revenues comprised approximately 6% of Teamshares’ consolidated revenues. No other operating subsidiary accounted for more than 5% of consolidated revenues during this period. Our diversified portfolio across multiple industries and geographic regions is designed to mitigate concentration risk and reduce the impact of adverse developments affecting any single operating subsidiary, industry, or region.

Geographic Footprint

Our Operating Subsidiaries are distributed across the U.S., including 26 in the Northeast, 21 in the Midwest, 23 in the West, 11 in the Southeast, 8 in the Southwest and 1 in Alaska as of March 31, 2026. Teamshares has three non-US companies, one each in Canada, Japan and Switzerland. Geographic diversity mitigates concentration risk and supports sustainable growth by spreading operations across regions and building local scale, without overexposure to any single market.

BROAD GEOGRAPHIC DIVERSIFICATION

WEST
23
MIDWEST
21
NORTHEAST
26
SOUTHWEST
8
SOUTHEAST
11
ALASKA
1

Industry Diversification

We focus on acquiring businesses in fragmented industries characterized by stable demand, essential service offerings, and recurring revenue characteristics. Our Operating Subsidiaries span a balanced mix of durable SME sectors, including consumer goods (28% of revenue), business services (14%), building products (17%), food and beverage (24%), technical services (9%) and distribution (8%). While Teamshares may observe certain macroeconomic trends across the industries and geographical locations of its operating subsidiaries, such as (but not limited to) rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic and geopolitical stability, we believe our diversified approach dampens cyclicality and provides a strong earnings base across economic cycles. We expect this mix to continue to evolve over time based on deliberate diversification and continued expansion into industries where businesses meet our structural investment criteria. To date, the macroeconomic trends discussed above have not had a material adverse impact on our business, financial condition or results of operations. If, however, economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.

SIGNIFICANT INDUSTRY DIVERSIFICATION

Our Culture of Trust, Innovation, and Alignment

Equity alignment is directly wired into our business model, with trust and innovation driven and reinforced by our core values. Given the flywheel effect of our business, when one Operating Subsidiary succeeds, Teamshares becomes stronger as a whole. This compounding effect cannot be achieved without trust amongst all of our stakeholders – trust serves as our invisible leverage, and is our most important core value. Our commitment to innovation occurs through our product development and process engineering cycles, and is also instilled through our ongoing commitment to challenge key assumptions and startup-style experimentation. Trust and innovation serve as the backbone to our overarching goal of alignment amongst investors, Operating Subsidiaries and their employees, Presidents and former owners.

Our Operations

Our Employees

As of March 31, 2026, Teamshares had over 90 employees consisting primarily of general and administrative and technical functions including finance, operations and technology.

Our Facilities

Teamshares’ headquarters are located in 214 Sullivan Street, 3B, New York, NY 10012. Teamshares considers its current office space adequate for its current operations, particularly given our primarily distributed corporate operations. Teamshares’ headquarters is primarily used for senior management, finance, operations and information technology.

Government Regulation

We are subject to various local, state, federal and international laws and regulations, and it is our policy to comply with the applicable laws in each jurisdiction in which we conduct business. Regulations include but are not limited to those related to environment, competition, product safety, workplace health and safety, employment, labor and data privacy.

Legal Proceedings

From time to time, we may be involved in various legal proceedings arising from the ordinary course of business activities. We are not presently a party to any litigation the outcome of which we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Our Board comprises five directors: Michael Brown, Alex Eu, Richard Hendrix, Adam Fishman and Evan Moore.

The following table sets forth certain information, as of the date of this prospectus, concerning the names, ages and positions of the individuals who currently serve as our executive officers and directors:

Name	Age	Position
Executive Officers
Michael Brown	42	Chief Executive Officer, Director
Brian Gaebe	42	Chief Financial Officer
Madhuri Kommareddi	43	Chief Operating Officer
Alex Eu	38	President, Director
Kevin Shiiba	37	Chief Technology Officer
Non-Employee Directors
Richard J. Hendrix(1)(2)(3)	60	Independent Director and Chairman of the Board
Adam Fishman(1)(2)(3)	45	Independent Director
Evan Moore(1)(2)(3)	41	Independent Director

Our officers and directors are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Several of our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, and managing and investing in assets.

We believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and directors described below, provide us with broad perspectives and sound judgment necessary to achieve our goals and act as effective stewards of capital.

Michael Brown. Mr. Brown is a Co-founder of the Company and has served as Chief Executive Officer and Director of the Company since June 2026. Michael Brown was the Chief Executive Officer of Legacy Teamshares, where he leads the company’s long-term vision and strategy, and focuses day-to-day on acquisition and capital activities. Mr. Brown began his career in finance, spending seven years combined at Perella Weinberg Partners (“PWP”), Morgan Stanley, and Bank of America, working on mergers and acquisitions, financial restructuring, and equity research. After leaving investment banking in 2013, Mr. Brown acquired and ran six small businesses alongside former PWP colleague Alex Eu, where they adapted their institutional M&A experience to the small business market, created a repeatable playbook to transition businesses from retiring founders, and learned about the win-win nature of employee stock ownership from a major customer. In 2019, Mr. Brown and Alex Eu co-founded Legacy Teamshares with another PWP colleague, Kevin Shiiba. Mr. Brown is Canadian, originally from Victoria, BC, and grew up as an expat in Singapore and Saudi Arabia before his family settled in Southern California. He is a graduate of UCLA, where Michael studied economics and political science, and lives in New York City.

Brian Gaebe. Mr. Gaebe has served as Chief Financial Officer of the Company since June 2026. Brian Gaebe was also the Chief Financial Officer of Legacy Teamshares, having joined the company in March 2021. As Chief Financial Officer, he oversees the corporate accounting, financial reporting, finance integrations, financial systems, the tax and valuation teams, and is heavily involved in capital activities. Prior to joining Legacy Teamshares, he served as a financial executive at publicly traded and privately held energy companies. During his tenure, he focused on the generation and evaluation of investment opportunities, as well as all aspects of accounting and treasury. Mr. Gaebe started his career in the audit and risk advisory practice of KPMG. Mr. Gaebe is a graduate of Southern Methodist University with BBA and MSA (Master of Science in Accounting) degrees. He is a certified public accountant in the state of Texas. He lives in Dallas, Texas.

Madhuri Kommareddi. Ms. Kommareddi has served as Chief Operating Officer of the Company since June 2026. Madhuri Kommareddi was the Chief Operating Officer of Legacy Teamshares, having joined the company in March 2021. Ms. Kommareddi leads operations alongside President, Alex Eu. Previously, Ms. Kommareddi held leadership roles in the public and private sectors, including Director of Workforce Development for New York State from April 2019 to February 2021, various roles from May 2015 to April 2019, including Director and Head of Credit Investor Relations & Product Management at BlackRock, and Director for International Economic Affairs at the White House National Security Council and National Economic Council from August 2009 to August 2010. A graduate of Yale Law School, where she served on the Yale Law Journal, and Northwestern University, Ms. Kommareddi has contributed to two of President Obama’s New York Times-bestselling books, “Change We Can Believe In” and “The Audacity of Hope.” Ms. Kommareddi lives in New York City.

Alex Eu. Mr. Eu is a Co-founder of the Company and has served as President and Director since June 2026. Alex Eu was also President of Legacy Teamshares, where he leads operations in close partnership with the company’s Chief Financial Officer and Chief Operating Officer. Prior to co-founding Legacy Teamshares, Mr. Eu acquired and operated six small businesses alongside Michael Brown. Earlier in his career, he was an early member of the investment team at The Chernin Group from July 2013 to August 2014, focusing on investments and operations in online media businesses, and a member of the advisory team at PWP from July 2011 to August 2013. Born in Singapore, Mr. Eu served as a platoon sergeant in the Singapore Armed Forces. He is a graduate of the Kelley School of Business at Indiana University and lives in Minneapolis, Minnesota.

Kevin Shiiba. Mr. Shiiba has served as Chief Technology Officer of the Company since June 2026. Kevin Shiiba was the Chief Technology Officer of Legacy Teamshares, where he oversees technology and AI strategy as well as product development. Mr. Shiiba began his career in finance at PWP, working alongside future co-founders Michael Brown and Alex Eu on the M&A advisory team. He transitioned to technology as a Product Manager at General Assembly from May 2012 to February 2016, and later served as a Senior Engineer and Product Strategist at Reaktor from September 2016 to January 2018. In 2018, Mr. Shiiba joined Michael and Alex to build what became Legacy Teamshares in 2019. Mr. Shiiba graduated from the McDonough School of Business at Georgetown University and lives in New York City.

Non-Employee Directors

Richard J. Hendrix. Mr. Hendrix has served as Director and Chairman of the Board of the Company since June 2026. Richard Hendrix is the founder and Managing Partner of Live Oak. Founded in 2019, Live Oak is a merchant banking firm specializing in Principal Investments, SPAC Sponsorship, and Corporate Advisory. Live Oak partners with founders, sponsors, and management teams to assist companies with growth strategies and access to efficient sources of capital. Over the course of his career, Mr. Hendrix has worked extensively with issuers and investors focused on companies in the financial services, real estate, energy, industrial, and business and consumer services sectors. He has led dozens of initial equity offerings, raising funds for founder-led and sponsor-backed companies. Additionally, Mr. Hendrix has considerable experience advising chief executives, boards of directors, and large shareholders regarding corporate strategy, capital structure, and capital access. Mr. Hendrix has served as the Chief Executive Officer of four Live Oak-sponsored SPACs, including vehicles that merged with Danimer Scientific (NYSE: DNMR) and Navitas Semiconductor (NASDAQ: NVTS), as further discussed below. Mr. Hendrix currently serves as the Chair of the Board of Navitas. Mr. Hendrix has significant leadership experience in the financial industry. Prior to founding Live Oak, Mr. Hendrix served as Chairman and Chief Executive Officer of FBR & Co., or FBR (formerly NASDAQ: FBRC), a middle-market focused investment banking and brokerage firm. He assumed that role in January 2009, and subsequently oversaw 12 strategic transactions, including six acquisitions. Under his leadership, FBR ultimately executed a merger with B. Riley Financial, Inc. (NASDAQ: RILY) in 2017. Following the merger, Mr. Hendrix served as director of B. Riley Financial. Prior to serving as Chairman and Chief Executive Officer of FBR, Mr. Hendrix was President and Chief Operating Officer for FBR’s parent company, Arlington Asset Investment Corp. (former NYSE: AAIC), where he managed day-to-day operations for the firm, as well as served as its Chief Investment Officer. He oversaw both FBR’s carveout from AAIC and its subsequent IPO as an independent company. Prior to his roles as President and then Chief Executive Officer, he was Head of Investment Banking, and prior to that role headed FBR’s real estate and industrials investment banking groups. Over his tenure, he helped to grow FBR into a leading bookrunner for initial common stock offerings for middle market U.S. companies. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix is an Operating Executive at Crestview Partners, a middle-market focused private equity firm. He is also the Founder and Chief Executive Officer of RJH Management Co, a privately held investment management business. Mr. Hendrix graduated from Miami University with a BS in Finance.

Adam Fishman. Mr. Fishman has served as a Director of the Company since June 2026. Prior to the Business Combination, Adam Fishman served as Chief Financial Officer, Director and Managing Partner at Live Oak, where he also served as an executive officer of three other Live Oak-sponsored SPACs starting with Live Oak Acquisition Corp. II. Mr. Fishman joined the firm from Jefferies LLC, where he was a Managing Director from February 2018 to November 2020 and started the firm’s Permanent Capital Group. Mr. Fishman originated and executed SPAC transactions, including initial public offerings, assisting management in evaluating targets for merger consideration, and structuring and executing PIPE investments to support mergers. He was also responsible for originating and marketing pre-IPO private placements for companies across all industries. Prior to joining Jefferies, Mr. Fishman was an Executive Vice President and Head of Institutional Brokerage at FBR (formerly NASDAQ: FBRC), a middle market focused investment banking and brokerage firm. At FBR, he led the collective Research, Sales and Trading organizations. Mr. Fishman was responsible for relationship management for a broad range of investors such as Mutual Funds, Hedge Funds, Alternative Asset Managers, Pensions, Endowments, Insurance and Family Offices. During his tenure, FBR was a top 3 lead-left bookrunner for initial common stock offerings for small and mid-cap companies, including late-stage private placements executed under Rule 144A and IPOs. Mr. Fishman also served on FBR’s Commitment Committee, where he was responsible for analyzing, structuring and selling all public and private investment offerings, and was a Named Executive Officer for FBR. As a member of the firm’s Executive Committee, Mr. Fishman was a key contributor to the firm’s strategic vision and execution, including evaluating and executing numerous corporate acquisitions, divestments and partnerships. Mr. Fishman began his career as an Associate Director in the New York office of CIBC World Markets. He graduated from Brandeis University with a B.A in Sociology, cum laude.

Evan Moore. Mr. Moore has served as a Director of the Company since June 2026. Evan Moore was formerly a Partner at Khosla Ventures, a venture capital firm, and has served on the board of directors of Teamshares since March 2021. Prior to joining Khosla Ventures, Mr. Moore served as Vice President of Product at Opendoor Labs, Inc., a real estate technology company, from 2014 to 2018. Earlier in his career, he was a Co-founder of DoorDash, Inc. from 2013 to 2014. Mr. Moore holds an M.B.A. from Stanford University and a B.F.A. in Music from New York University and resides in Chicago, Illinois.

Corporate Governance

Composition of our Board

Our business and affairs are managed under the direction of our Board. Our Board includes Michael Brown, Alex Eu, Richard Hendrix, Adam Fishman and Evan Moore. The Board has determined that Richard Hendrix, Adam Fishman and Evan Moore qualify as independent in accordance with applicable Nasdaq and SEC rules. Subject to the terms of our Charter and the Bylaws, the number of directors of the Company is fixed by our Board and is initially fixed at five (5) directors.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Merger Agreement, Live Oak was granted the right to designate two directors for election to our Board, one of which must meet the applicable independence requirements under Nasdaq and SEC rules.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq rules, a director is not independent unless our Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

Our Board undertook a review of its composition, the composition of its committees and the independence of its directors and considered whether any director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Richard Hendrix, Adam Fishman and Evan Moore do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Committees of our Board

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of our Board when it deems it necessary or advisable to address specific issues. Copies of our committee charters have been posted on our website, investors.teamshares.com under the heading “Corporate Governance”, as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Audit Committee

Our audit committee is responsible for, among other things:

•	overseeing our accounting and financial reporting process;

•

appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules.

Our audit committee consists of Adam Fishman (Chair), Richard Hendrix and Evan Moore. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has affirmatively determined each of Mr. Hendrix and Mr. Fishman qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable to audit committee members. In addition, our Board has determined that Mr. Fishman qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to our Board regarding director compensation;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

Our compensation committee consists of Evan Moore (Chair), Richard Hendrix and Adam Fishman . Our Board has determined that all individuals qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members and each member of the compensation committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board and ensure our Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•	recommending to our Board the persons to be nominated for election as directors and to each committee of our Board;

•	developing and recommending to our Board corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•	overseeing the annual evaluations of our Board, its committees and management.

Our nominating and corporate governance committee consists of Richard Hendrix (Chair), Adam Fishman and Evan Moore .

Our Board may from time to time establish other committees.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website, investors.teamshares.com under the heading “Corporate Governance” section.

We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website rather than by filing a Current Report on Form 8-K.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale and other dispositions of the Company’s securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations. It is also the policy of the Company to comply with applicable securities laws when transacting in its own securities.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during the fiscal year 2025, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2025 Summary Compensation Table” below. In 2025, our “named executive officers” and their positions were as follows:

•	Michael Brown, Founder and Chief Executive Officer;

•	Brian Gaebe, Chief Financial Officer; and

•	Madhuri Kommareddi, Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Business Combination may differ materially from the currently planned programs summarized in this discussion. The number of shares subject to options to purchase our Common Stock, and the per share exercise prices of each, reported in this section reflect the number of shares and exercise prices of such options on a pre-converted basis, and do not reflect adjustments that occurred in connection with the exchange of securities of Legacy Teamshares as part of the Business Combination at the Exchange Ratio.

2025 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Michael Brown
Founder and Chief Executive Officer	2025	90,053	260,673	350,726
Brian Gaebe
Chief Financial Officer	2025	405,151	—	405,151
Madhuri Kommareddi
Chief Operating Officer	2025	397,061	—	397,061

(1)

Amounts reflect the full grant-date fair value of Company Options granted during 2025 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of all Company Options made to executive officers in 2025 in Note 10 to Teamshares’ audited Consolidated Financial Statements for the year ended December 31, 2025.

Narrative to Summary Compensation Table

2025 Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2025 annual base salaries for our named executive officers as of December 31, 2025 were $200,000 for Mr. Brown and $400,000 for each of Mr. Gaebe and Ms. Kommareddi. The “Salary” column of the 2025 Summary Compensation Table above shows the actual base salaries earned by each named executive officer in 2025.

Equity Compensation

2020 Equity Incentive Plan

We currently maintain the Teamshares Inc. 2020 Equity Incentive Plan (the “2020 Plan”) in order to provide additional incentive to our service providers and promote the success of our business. We historically have offered awards in the form of Company Options to eligible service providers, including our named executive officers, pursuant to the 2020 Plan. Company Options typically vest and become exercisable over four years, with grants generally vesting as to 25% of the underlying shares on the first anniversary of the vesting commencement date and in equal monthly installments over the following three years, subject to the grantee’s continued employment through the applicable vesting date. The Company Options generally will vest in full upon a named executive officer’s termination of employment other than for cause or due to his or her death or disability within the 12-month period following a change in control. For additional information about the 2020 Plan, please see the section titled “—2020 Plan” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the Incentive Plan, no further awards will be granted under the 2020 Plan.

The following table sets forth the Company Options granted to our named executive officers during 2025.

Named Executive Officer	2025 Options Granted
Michael Brown	20,355
Brian Gaebe	—
Madhuri Kommareddi	—

In connection with the Business Combination, (i) each Company In-the-Money Vested Option that was outstanding as of immediately prior to the Effective Time was assumed by Live Oak and converted into a comparable option under the 2020 Plan to purchase shares of the Company’s Common Stock, based upon the exchange ratio and (ii) each Company In-the-Money Unvested Option that was outstanding as of immediately prior to the Effective Time was assumed by Live Oak and converted into a comparable option under the 2020 Plan to purchase shares of the Company’s Common Stock, based upon the exchange ratio. Each Assumed Option will otherwise be subject to the same terms and conditions as applied to the underlying Company Option immediately prior to the Effective Time.

2026 Incentive Award Plan

In connection with the Business Combination, Live Oak’s board of directors adopted, and its shareholders approved, the 2026 Incentive Award Plan, referred to in this prospectus as the Incentive Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of the Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The Incentive Plan became effective on the date of the closing of the Business Combination.

Other Elements of Compensation

Health and Welfare Benefits

In 2025, the named executive officers also participated in standard health and welfare plans maintained by the Company including medical, dental and vision benefits; short-term and long-term disability insurance; life insurance; and an employee assistance plan.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of our Common Stock underlying outstanding Company Options held by each named executive officer as of December 31, 2025.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Michael Brown	11/7/2025	9/1/2025	—	20,355	$29.06	11/6/2035
Brian Gaebe	6/1/2021	2/28/2021	25,000	—	$3.45	6/1/2031
	8/30/2022	8/29/2022	4,375	625	$17.69	8/29/2032
	12/8/2023	11/1/2023	11,666	8,334	$34.70	12/7/2033
Madhuri Kommareddi	6/1/2021	3/22/2021	16,458	—	$3.45	6/1/2031
	6/1/2021	5/3/2021	3,542	—	$3.45	6/1/2031
	1/14/2022	1/1/2022	10,000	0	$17.69	1/13/2032
	8/21/2023	8/1/2023	12,916	7,084	$31.62	8/20/2033

(1)

Each Company Option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the vesting commencement date and in equal monthly installments over the following three years, subject to the named executive officer’s continued employment through the applicable vesting date.

Executive Compensation Arrangements

The following is a description of the material terms of the employment agreements we are party to with each named executive officer.

Each agreement provides for “at will” employment and provides that the executive will report to our Chief Executive Officer, other than Michael Brown who will report to our Board. Each agreement also provides for (i) an annual base salary of $400,000, which will be paid in accordance with our normal payroll practices and which may be increased, but not reduced; (ii) eligibility to receive an equity-based compensation award on terms and conditions to be determined by the Board (or a subcommittee thereof) based on its review of market compensation; and (iii) eligibility to participate in customary health, welfare, retirement and other benefit plans we provide to our senior executives. The agreement with Mr. Brown also provides that, consistent with our compensation philosophy, we intend to pay each co-founder the same salary, bonuses and equity-based awards; however, the Board and its compensation committee retain the right to pay different compensation to the co-founders.

Each agreement also provides that the named executive officers are entitled to participate in an executive severance plan to be adopted following the Closing of the Business Combination, which will include the following terms. The following severance payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with restrictive covenants.

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason”, then the executive will be entitled to receive the following severance payments and benefits:

•	continued payment of six months of the executive’s annual base salary;

•	continued healthcare coverage for up to 12 months after the termination date;

•

continued vesting for the service-vesting component of each equity award held by the executive for an additional 12 months (or, if later, until the two-year anniversary of the closing of the Business Combination); and

•

performance-based equity awards will remain outstanding for six months (or, if later, until the two-year anniversary of the closing of the Business Combination) following the termination date and will be eligible to vest upon the achievement of applicable performance goals during such period.

If the termination without cause or for good reason occurs during the six-month period preceding or two-year period following a change in control, then the service-vesting component of each equity award held by the executive will vest in full and the executive’s performance-based equity awards will remain outstanding for the remaining change in control protection period and will vest upon the achievement of applicable performance goals during such period. Similar treatment will apply upon a termination of the executive due to his or her death or disability.

The employment agreements also contain restrictive covenants, including non-solicitation and non-competition covenants during the applicable executive’s period of employment and for the 12 months following the executive’s termination for any reason, and a perpetual non-disparagement covenant.

Director Compensation

In 2025, we did not pay any cash retainers or fees or grant any equity incentive plan awards to our non-employee directors for their service on our board. In addition, our executives who served as directors in 2025 did not receive any additional compensation for services as directors. As of December 31, 2025, none of our non-employee directors held any outstanding Legacy Teamshares equity incentive plan awards.

We approved and implemented a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of Common Stock following the consummation of the Transactions by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership percentages set forth in the table below are based on 73,660,516 shares of Common Stock issued and outstanding as of July 24, 2026, which include 1,674,781 unvested Deferred Founder Shares and Incentive Founder Shares subject to forfeiture if certain conditions are not achieved, and do not take into account the issuance of any shares of Common Stock upon the exercise of Assumed Options and Warrants, or any shares potentially issuable related to Earnout Shares.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	%
5% Holders
Accounts advised or subadvised by T. Rowe Price Investment Management, Inc.(2)	13,043,478	17.7%
Khosla Ventures(3)	7,498,171	10.2%
QED Growth(4)	5,992,667	8.1%
Spark Capital(5)	3,645,439	5.0%
Inspired Capital Partners(6)	4,585,000	6.2%
Slow Ventures(7)	4,988,012	6.8%
USV(8)	4,028,647	5.5%
HB Strategies LLC(9)	4,000,000	5.4%

Directors and Executive Officers of the Company
Michael Brown(10)	1,243,683	1.7%
Kevin Shiiba(11)	924,973	1.3%
Alex Eu(12)	702,782	1.0%
Madhuri Kommareddi(13)	216,543	*
Brian Gaebe(14)	210,432	*
Evan Moore(15)	39,675	*
Richard J. Hendrix(16)	82,680	*
Adam J. Fishman	—	—
All directors and executive officers as a group (8 individuals)	3,420,768	4.6%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o Teamshares Inc. 214 Sullivan Street, 3B, New York, NY 10012
(2)

Consists of (i) 11,637,732 shares owned by T. Rowe Price Capital Appreciation Fund, Inc., (ii) 141,294 shares owned by T. Rowe Price Capital Appreciation Trust, (iii) 1,141,480 shares owned by Voya Investors Trust -

VY T. Rowe Price Capital Appreciation Portfolio and (iv) 122,972 shares owned by Standard Chartered Funds VCC - Signature Select US Allocation (together, the “T Rowe Accounts”). T. Rowe Price Investment Management, Inc. (“TRPIM”) serves as investment adviser or subadvisor, as applicable, with power to direct investments and/or sole power to vote the shares of Common Stock owned by the T. Rowe Accounts. TRPIM may be deemed to be the beneficial owner of all of the shares of Common Stock listed above but disclaims beneficial ownership of such shares. The address of each of the T. Rowe Accounts is T. Rowe Price Investment Management, Inc., 1307 Point Street, Baltimore, MD 21231.
(3)

Consists of (i) 5,298,177 shares owned by Khosla Ventures VII, LP, or KV VII, and (ii) 2,199,994 shares held beneficially by Khosla Ventures Opportunity I, LP, or KV Opp I. The general partner of KV VII is Khosla Ventures Associates VII, LLC, or KVA VII. The general partner of KV Opp I is Khosla Ventures Opportunity Associates I, LLC, or KVOA I. VK Services, LLC, or VK Services, is the sole manager of KVA VII and KVOA I. Vinod Khosla is the managing member of VK Services. Each of Mr. Khosla, VK Services and KVA VII may be deemed to share voting and dispositive power over the shares held by KV VII. Mr. Khosla, VK Services and KVA VII disclaim beneficial ownership of the shares held by KV VII, except to the extent of their respective pecuniary interests therein. Each of Mr. Khosla, VK Services and KVOA I may be deemed to share voting and dispositive power over the shares held by KV Opp I. Mr. Khosla, VK Services and KVOA I disclaim beneficial ownership of such shares held by KV Opp I, except to the extent of their respective pecuniary interests therein. The business address for Mr. Khosla, and each of the foregoing entities, is 2128 Sand Hill Road, Menlo Park, California 94025.

(4)

Consists of 5,992,667 shares held beneficially by QED Growth Fund, L.P.. QED Partners Growth, LLC is the general partner of QED Growth Fund, L.P.. Nigel Morris is the managing member of QED Partners Growth, LLC and may be deemed to share voting and dispositive power over the shares held by QED Growth Fund, L.P.. Each of the foregoing persons and entities disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. The business address of the foregoing entities is 405 Cameron Street, Alexandria, Virginia 22314.

(5)

Consists of 3,608,626 shares held by Spark Capital Growth Fund III, L.P. and 36,813 shares owned by Spark Capital Growth Founders’ Fund III, L.P. (together, the “Spark Entities”). Spark Growth Management Partners III, LLC is the General Partner of the Spark Entities. Alex Finkelstein, Jeremy Philips, and Santo Politi are the Managing Members of Spark Growth Management Partners III, LLC and hold voting and dispositive power over the shares held by the Spark Entities. Each of the foregoing persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. The business address of Spark Capital is 200 Clarendon Street, Floor 59, Boston, MA 02116.

(6)

Consists of (i) 2,621,470 shares held beneficially by Inspired Capital Partners I, L.P., (ii) 1,484,996 shares held beneficially by Inspired Capital Partners TMS2, L.P., or TMS2, and (iii) 478,534 shares owned by Inspired Capital TMS, L.P., or TMS. Inspired Capital Partners GP I, LLC is the general partner of Inspired Capital Partners I, L.P. Inspired Capital GP SPV, LLC is the general partner of each of TMS and TMS2. Alexa von Tobel is the managing member of each of Inspired Capital Partners GP I, LLC and Inspired Capital GP SPV, LLC and holds voting and dispositive power over the shares held by each of the foregoing entities. Each of the foregoing persons and entities disclaims beneficial ownership of the reported shares except to the extent of his or her pecuniary interest therein. The business address for Ms. von Tobel and each of the foregoing entities is 817 Broadway, 8th Floor, New York, NY 10003.

(7)

Consists of (i) 128,647 shares held beneficially by Slow Ventures III-A, LP, (ii) 2,361,901 shares held beneficially by Slow Ventures III, LP (together, the Slow Ventures III Entities), (iii) 1,197,476 shares held beneficially by Slow Ventures Opportunity Fund I, L.P., and (iv) 1,299,988 shares owned by Slow Ventures Opportunity Fund II, LP (the Slow Ventures III Entities together with Slow Ventures Opportunity Fund I, L.P. and Slow Ventures Opportunity Fund II, L.P., collectively, the Slow Funds). Slow Ventures GP III, LLC is the general partner of each of the Slow Ventures III Entities. Slow Ventures Opportunity GP I, LLC is the general partner of Slow Ventures Opportunity Fund I, L.P. Slow Ventures Opportunity GP II, LLC is the general partner of Slow Ventures Opportunity Fund II, L.P. Slow Ventures, LLC serves as investment manager to each of the Slow Funds. Kevin Colleran serves as Managing Director of each of Slow Ventures GP III, LLC, Slow Ventures Opportunity GP I, LLC, and Slow Ventures Opportunity GP II, LLC and may be deemed to share voting and dispositive power over, and beneficially own, the shares held by each of the

Slow Funds. Each of the foregoing persons and entities disclaims beneficial ownership of the reported shares except to the extent of his or its pecuniary interest therein. The business address for Mr. Colleran and each of the foregoing entities is 1006 Kearny Street, San Francisco, CA 94133.
(8)

Consists of (i) 2,271,932 shares held beneficially by USV 2019, LP, (ii) 91,920 shares held beneficially by USV Bundled 2022, LP, (iii) 14,441 shares held beneficially by USV Bundled Investors 2022, LP, (iv) 106,739 shares held beneficially by USV Investors 2019, LP, and (v) 1,543,615 shares owned by USV Opportunity 2022, LP. USV 2019 GP, LLC is the general partner of each of USV 2019, LP and USV Investors 2019, LP and serves as investment manager to such funds. USV Opportunity 2022 GP, LLC is the general partner of USV Opportunity 2022, LP and serves as investment manager to such fund. USV Bundled 2022 GP, LLC is the general partner of each of USV Bundled 2022, LP and USV Bundled Investors 2022, LP and serves as investment manager to such funds. Each of USV 2019 GP, LLC, USV Opportunity 2022 GP, LLC, and USV Bundled 2022 GP, LLC may be deemed to share voting and dispositive power over, and beneficially own, the shares held by their respective funds. Each of the foregoing entities disclaims beneficial ownership of the reported shares except to the extent of its pecuniary interest therein. The business address for each of the foregoing entities is 817 Broadway, 14th Floor, New York, NY 10003.

(9)

Hudson Bay Capital Management LP, the investment manager of HB Strategies LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HB Strategies LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of HB Strategies LLC is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.

(10)	Includes 27,173 shares issued in connection with the PIPE Investment.
(11)	Includes 27,173 shares issued in connection with the PIPE Investment. Includes 148,000 options that will have vested within 60 days of June 18, 2026.
(12)	Includes 27,173 shares issued in connection with the PIPE Investment. Includes 380,971 options that will have vested within 60 days of June 18, 2026.
(13)	Includes 13,587 shares issued in connection with the PIPE Investment. Includes 202,956 options that will have vested within 60 days of June 18, 2026.
(14)	Includes 13,587 shares issued in connection with the PIPE Investment. Includes 196,845 options that will have vested within 60 days of June 18, 2026.
(15)	Includes 11,870 shares in connection with the Teamshares SAFE Investment.
(16)

Includes 10,213 unvested Deferred Founder Shares and Incentive Founder Shares subject to forfeiture if certain stock price thresholds are not achieved as detailed in the Sponsor Letter Agreement. The Sponsor is the record holder of such shares. Richard J. Hendrix is the managing member of the Sponsor and controls the management of the Sponsor, including the exercise of voting and investment discretion over the securities of Teamshares held by the Sponsor. Mr. Hendrix disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 19,663,254 shares of our Common Stock, (ii) 4,500,000 Warrants, and (iii) 4,500,000 shares of Common Stock underlying the Warrants. The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock and Warrants other than through a public sale.

Certain of the Selling Securityholders have purchased or may acquire or purchase their respective shares of Common Stock at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment. As a result, the Selling Securityholders are able to recognize a greater return on their investment than public stockholders. Furthermore, the Selling Securityholders may earn a positive rate of return even if the price of the Common Stock declines significantly. As a result, the Selling Securityholders may be willing to sell their shares at a price less than stockholders that acquired their Common Stock in the public market or at higher prices than the price paid by such Selling Securityholders, the sale of which would result in the Selling Securityholder realizing a significant gain even if other Teamshares securityholders experience a negative rate of return. For example, in connection with Live Oak’s IPO, the Sponsor and its affiliates paid an aggregate of $25,000, or approximately $0.004 per share, for an aggregate of 8,333,333 shares. Even when our trading price is significantly below $10.00, the offering price for the units offered in Live Oak’s IPO, certain of the Selling Securityholders, including the Sponsor and its affiliates, may still have an incentive to sell Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $6.95 on July 15, 2026, the Sponsor and its affiliates would experience a potential profit of up to approximately $6.95 per share.

The sale or possibility of sale of shares of Common Stock, including those pursuant to this prospectus, could have the effect of increasing the volatility in our Common Stock price or putting significant downward pressure on the price of our Common Stock. The Common Stock being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 26.7% of our total issued and outstanding Common Stock.

The table below sets forth, as of July 29, 2026, the name of the Selling Securityholders for which we are registering Common Stock and Warrants for resale to the public, and the aggregate number of shares of the Common Stock that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, the entity below is shown as having beneficial ownership over securities it owns or has the right to acquire within 60 days, as well as securities for which it has the right to vote or dispose of such securities. Also, in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, securities which a person has the right to acquire within 60 days of the date of this prospectus are included both in that person’s beneficial ownership as well as in the total number of securities issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. We have based percentage ownership on 73,660,516 shares of Common Stock outstanding as of the date of this prospectus.

Because the Selling Securityholders may dispose of all, none or some portion of their Common Stock and Warrants, no estimate can be given as to the number of shares Common Stock and Warrants that will be beneficially owned by the Selling Securityholders upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of Common Stock and Warrants covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares of Common Stock and Warrants.

The securities held by certain Selling Securityholders identified below were assigned and transferred to such Selling Securityholders by the Sponsor, together with any applicable restrictions thereon, pursuant to that certain Securities Assignment and Joinder Agreement among the Sponsor, the Company and the transferee parties thereto, dated as of July 20, 2026 (the “Joinder Agreement”).

Name of Selling Securityholder(1)	Teamshares Inc. Securities Beneficially Owned Before this Offering		Teamshares Inc. Securities to be Offered in this Offering		Teamshares Inc. Securities Beneficially Owned Following this Offering(2)
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage (%)	Warrants	Percentage (%)
Ballyconneely Invest AG	71,217	—	71,217	—	—	—	—	—
Camille Carlisle	17,804	—	17,804	—	—	—	—	—
Celine Carlisle	17,804	—	17,804	—	—	—	—	—
Charles Crain	2,967	—	2,967	—	—	—	—	—
Christopher Couvelier	5,935	—	5,935	—	—	—	—	—
Girish D. Chhatwani	3,561	—	3,561	—	—	—	—	—
Howard M. Shapiro Living Trust	29,674	—	29,674	—	—	—	—	—
Jeremiah Chafkin	11,870	—	11,870	—	—	—	—	—
James Carlisle	17,804	—	17,804	—	—	—	—	—
John Crain	2,967	—	2,967	—	—	—	—	—
Jonathan Perkins	2,967	—	2,967	—	—	—	—	—
Josephine Phoebe Schettini	11,870	—	11,870	—	—	—	—	—
Krista Gonder and Einar Gonder	59,348	—	59,348	—	—	—	—	—
Michael J. Standing Jr.	118,696	—	118,696	—	—	—	—	—
Neil Stuart Waterman III	5,935	—	5,935	—	—	—	—	—
Richard Marks and Jennifer Morrison	11,870	—	11,870	—	—	—	—	—
Robert B. Bell	23,739	—	23,739	—	—	—	—	—
Swise Flagship Private Markets SCSp SICAV-RAIF	296,739	—	296,739	—	—	—	—	—
Thomas J. DeSimone Living Trust	23,739	—	23,739	—	—	—	—	—
Timothy J. Carlson	16,384	—	2,967	—	13,417	*	—	—
Evan Moore	39,675	—	11,870	—	27,805	*	—	—
T. Rowe Price Capital Appreciation Fund, Inc.(3)	11,637,732	—	11,637,732	—	—	—	—	—
Voya Investors Trust – VY T. Rowe Price Capital Appreciation Portfolio(3)	1,141,480	—	1,141,480	—	—	—	—	—
T. Rowe Price Capital Appreciation Trust(3)	141,294	—	141,294	—	—	—	—	—
Standard Chartered Funds VCC – Signature Select US Allocation(3)	122,972	—	122,972	—	—	—	—	—
Alyeska Master Fund, LP	543,478	—	543,478	—	—	—	—	—
Weintraub Capital Management, L.P.	54,347	—	54,347	—	—	—	—	—
Michael Brown(4)	1,243,683	—	27,173	—	1,216,510	1.7	—	—
Kevin Shiiba(5)	924,973	—	27,173	—	897,800	1.2	—	—
Alexander (Alex) Eu(6)	702,782	—	27,173	—	675,609	*	—	—
Madhuri Kommareddi(7)	216,543	—	13,586	—	202,957	*	—	—
Brian Gaebe(8)	210,432	—	13,586	—	196,846	*	—	—
Live Oak Sponsor V, LLC(9)(10)	82,680	—	82,680	—	—	—	—	—

Name of Selling Securityholder(1)	Teamshares Inc. Securities Beneficially Owned Before this Offering		Teamshares Inc. Securities to be Offered in this Offering		Teamshares Inc. Securities Beneficially Owned Following this Offering(2)
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage (%)	Warrants	Percentage (%)
Harraden Circle Investors, LP(10)(11)	169,101	150,000	169,101	150,000	—	—	—	—
Harraden Circle Special Opportunities LP(10)(11)	457,981	406,250	457,981	406,250	—	—	—	—
Harraden Circle Concentrated, LP(10)(11)	77,504	68,750	77,504	68,750	—	—	—	—
Jonathan Furer(10)(11)	225,468	200,000	225,468	200,000	—	—	—	—
Healthcare of Ontario Pension Plan Trust(10)(11)	405,842	500,000	405,842	500,000	—	—	—	—
Nicholas Gravante(10)(11)	40,584	50,000	40,584	50,000	—	—	—	—
John P. Amboian Jr. 2008 Living Trust(10)(11)	438,682	350,000	438,682	350,000	—	—	—	—
Michael Ashton Hudson Living Trust(10)(11)	269,581	200,000	269,581	200,000	—	—	—	—
Andrea Tarbox(10)(11)	269,581	200,000	269,581	200,000	—	—	—	—
PEAK6 Strategic Capital LLC(10)(11)	811,685	1,000,000	811,685	1,000,000	—	—	—	—
Columbia Private Trust Custodian FBO Somsak Chivavibul(10)(11)	53,818	50,000	53,818	50,000	—	—	—	—
Marlton Partners L.P.(10)(11)	67,640	100,000	67,640	100,000	—	—	—	—
Jerald and Melody Howe Weintraub Revocable Living Trust DTD 02/05/98(10)(11)	81,168	100,000	81,168	100,000	—	—	—	—
Dean Douglas(10)(11)	33,821	50,000	33,821	50,000	—	—	—	—
RJH Management Co LLC(10)(11)	465,504	268,750	465,504	268,750	—	—	—	—
Adam Fishman(10)(11)	430,904	243,750	430,904	243,750	—	—	—	—
Robert Feinstein(10)(11)	91,457	34,670	91,457	34,670	—	—	—	—
Gary K. Wunderlich Jr.(10)(11)	153,992	90,142	153,992	90,142	—	—	—	—
GKW Family Partners LP(10)(11)	89,635	79,551	89,635	79,551	—	—	—	—
Columbia Private Trust Custodian FBO Gary K. Wunderlich Jr. Traditional IRA(10)(11)	111,672	99,057	111,672	99,057	—	—	—	—
Columbia Private Trust Custodian FBO Robert Feinstein(10)(11)	263,887	234,080	263,887	234,080	—	—	—	—
Joshua Fishman(10)(11)	28,183	25,000	28,183	25,000	—	—	—	—
Pittman Phillips(10)(11)	4,411	—	4,411	—	—	—	—	—
HI Longshore Pension Plan - THB Small Cap(10)(12)	8,679	—	8,679	—		—		—
THB US Micro Cap Fund(10)(12)	28,457	—	28,457	—		—		—

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o Teamshares Inc. 214 Sullivan Street, 3B, New York, NY 10012.
(2)

Assumes that (a) the Selling Securityholders sell all of their shares of Common Stock and Warrants offered pursuant to this prospectus and registered for sale by the registration statement and (b) no other shares of Common Stock are acquired or sold by this Selling Securityholder prior to completion of this offering. However, this Selling Securityholder may sell all, some or none of such shares of Common Stock offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares of Common Stock pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)

These shares are owned by an account advised or subadvised by T. Rowe Price Investment Management, Inc. (“TRPIM”), which has power to direct investments and/or sole power to vote the shares. TRPIM may be deemed to beneficially own such shares but disclaims beneficial ownership. The business address of TRPIM is 1307 Point Street, Baltimore, MD 21231.

(4)	Mr. Brown is the Chief Executive Officer and a director of the Company.
(5)	Mr. Shiiba is the Chief Technology Officer of the Company.
(6)	Mr. Eu is the President and a director, as well as Co-founder of the Company.
(7)	Ms. Kommareddi is the Chief Operating Officer of the Company.
(8)	Mr. Gaebe is the Chief Financial Officer of the Company.
(9)

Live Oak Sponsor V, LLC is the sponsor of Live Oak Acquisition Corp. V. Richard J. Hendrix is the managing member of the Sponsor and controls voting and investment decisions with respect to the securities held by the Sponsor. Mr. Hendrix disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, directly or indirectly.

(10)	The address of Live Oak Sponsor V, LLC is 4921 William Arnold Road, Memphis, TN 38117.
(11)	These securities were assigned and transferred to this Selling Securityholder by the Sponsor, together with any applicable restrictions thereon, pursuant to the Joinder Agreement.
(12)	These shares comprise the aggregate 37,136 shares of Common Stock held by the Non-Redemption Investors described elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Executive and Director Guarantees of Company Obligations

Certain executives have provided personal guarantees of obligations incurred by the Company or its subsidiaries:

Michael Brown:

•

Mr. Brown has provided a personal guarantee of (i) a seller note issued by an operating subsidiary as of February 3, 2020. As of March 31, 2026, the seller note had a remaining principal amount of $0.2 million, bearing interest at 7% per annum and maturing in 2030, and (ii) Teamshares Inc.’s related earnout obligations payable to the former owners of this operating subsidiary capped at $0.1 million, and;

•	has provided a personal guarantee of an operating subsidiary lease obligation with remaining obligations of $0.4 million as of March 31, 2026 and a remaining term through May, 2028;

•

has provided a personal guarantee of a seller note issued by Teamshares Inc. as of December 1, 2023. As of March 31, 2026, the seller note had a remaining principal amount of $0.4 million, bearing interest at 5% per annum and maturing in 2028, and;

•

has provided a personal guarantee of a seller note issued by Teamshares Inc. as of February 15, 2024. As of March 31, 2026, the seller note had a remaining principal amount of $0.5 million, bearing interest at 6.25% per annum and maturing in 2029, and;

•

has provided a personal guarantee of a commercial loan issued January 1, 2025 that was used to finance the acquisition of an operating subsidiary. As of March 31, 2026, the loan had a remaining principal amount of $4.2 million, bearing interest at 7.95% per annum and maturing in 2030, and;

•

has provided a personal guarantee of a seller note issued by Teamshares Inc. as of January 17, 2025. As of March 31, 2026, the seller note had a remaining principal amount of $0.4 million, bearing interest at 6% per annum and maturing in 2030, and;

•

has provided a personal guarantee of (i) the payment of $2.4 million of deferred consideration for an operating subsidiary that was acquired during 2025. This payment is required within 60 days of the Closing; (ii) a lease obligation for this operating subsidiary with remaining obligations of $8.7 million as of March 31, 2026 and a remaining term through November, 2045; (iii) Teamshares Inc.’s related earnout obligations payable to the former owners of this operating subsidiary capped at $3.6 million, and;

•

has provided a personal guarantee of a seller note issued by Teamshares Inc. as of December 23, 2025. As of March 31, 2026, the seller note had a remaining principal amount of $2.3 million, bearing interest at 12% per annum and maturing in 2026, and;

•

has provided a personal guarantee of a seller note issued by Teamshares Inc. as of May 1, 2025. As of March 31, 2026, the seller note had a remaining principal amount of $7.3 million, bearing interest at 12% per annum and maturing in 2026. This seller note was repaid in full during July 2026.

Alex Eu:

•

Mr. Eu has provided a personal guarantee of (i) a seller note issued by an operating subsidiary as of February 3, 2020. As of March 31, 2026, the seller note had a remaining principal amount of $0.2 million, bearing interest at 7% per annum and maturing on January 31, 2030, and (ii) Teamshares Inc.’s related earnout obligations payable to the former owners of this operating subsidiary capped at $0.1 million, and;

•

has provided a personal guarantee of a commercial loan issued November 20, 2025 that was used to finance the acquisition of an operating subsidiary. As of March 31, 2026, the loan had a remaining principal amount of $8.5 million, bearing interest at SOFR + 3% per annum and maturing in 2030.

Kevin Shiiba:

•

Mr. Shiiba has provided a personal guarantee of a commercial loan issued November 20, 2025 that was used to finance the acquisition of an operating subsidiary. As of March 31, 2026, the loan had a remaining principal amount of $8.5 million, bearing interest at SOFR + 3% per annum and maturing in 2030.

The Company Board reviewed these guarantees, which were provided without additional Company consideration, in light of the Company’s financing strategy and the interests of stockholders.

Voting Agreements

Contemporaneously with the execution and delivery of the Merger Agreement, Live Oak and Teamshares entered into Voting and Support Agreements (collectively, the “Voting Agreements”) with certain shareholders of Teamshares (the “Significant Company Holders”) holding sufficient voting power to approve the Mergers and the Business Combination, pursuant to which, among other things, the Significant Company Holders agreed to vote their shares of Teamshares stock in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the approval of the Business Combination, subject to certain customary conditions. The Significant Company Holders also agreed to provide a proxy to Live Oak to vote such shares of Teamshares stock pursuant to the foregoing. Pursuant to the Voting Agreements, the Significant Company Holders also agreed to take certain other actions in support of the Merger Agreement and related transactions (and any actions required in furtherance thereof) and refrain from taking actions that would adversely affect such Significant Company Holders’ ability to perform their obligations under the Voting Agreements. Pursuant to the Voting Agreements, the Significant Company Holders also agreed not to transfer their shares of Teamshares stock during the period from and including the date of the Voting Agreement and the date on which the Voting Agreement is terminated.

Initial PIPE Subscription Agreements

In connection with the Initial PIPE Investment, each of Michael Brown, Alex Eu, Brian Gaebe, Madhuri Kommareddi and Kevin Shiiba, who serve as officers and/or directors of New Teamshares, entered into Initial PIPE Subscription Agreements with Live Oak, pursuant to which each agreed to purchase shares of Live Oak common stock. Specifically, Mr. Brown, who serves as Chief Executive Officer of New Teamshares, Mr. Eu, who serves as President of New Teamshares and Mr. Shiiba, serves as the Chief Technology Officer of New Teamshares, each agreed to purchase such securities for an aggregate purchase price of $250,000. Mr. Gaebe, who serves as Chief Financial Officer and Ms. Kommareddi, who serves as Chief Operating Officer, each agreed to purchase such securities for an aggregate purchase price of $125,000. The terms of such subscriptions are equivalent to the terms of the Subscription Agreements entered into by investors in the Initial PIPE Investment transaction that are not Teamshares Management PIPE Investors.

Policies for Approval of Related Person Transactions

New Teamshares adopted a formal written policy effective upon the Closing providing that New Teamshares’ officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Teamshares without the approval of New Teamshares’ nominating and corporate governance committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Bylaws provide that the Company is required to indemnify our directors and officers to the fullest extent permitted by DGCL. In addition, the Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter and Bylaws are included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Charter, and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

The Charter authorizes the issuance of 500,000,000 shares, consisting of:

•	450,000,000 shares of Common Stock, par value $0.0001 per share;

•	50,000,000 shares of New Teamshares Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Charter, the holders of shares of Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders.

Common Stock

Voting rights. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding and held by New Teamshares on all matters on which stockholders are entitled to vote generally. The holders of shares of Common Stock do not have cumulative voting rights.

Dividend rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of New Teamshares Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of New Teamshares, dividends and other distributions may be declared and paid ratably on Common Stock out of the assets of New Teamshares that are legally available for this purpose at such times and in such amounts as New Teamshares Board, in its discretion, shall determine.

The payment of future dividends on the shares of Common Stock will depend on the financial condition of New Teamshares after the completion of the Business Combination, and subject to the discretion of New Teamshares Board. There can be no guarantee that cash dividends will be declared. The ability of New Teamshares to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by New Teamshares or any of its subsidiaries from time to time.

Rights upon liquidation. In the event of dissolution, liquidation or winding up of New Teamshares, after payment or provision for payment of the debts and other liabilities of New Teamshares and subject to the rights, if any, of the holders of any outstanding series of New Teamshares Preferred Stock or any class or series of stock having a preference over or the right to participate with Common Stock with respect to the distribution of assets of New Teamshares upon such dissolution, liquidation or winding up of New Teamshares, the holders of Common Stock are entitled to receive the remaining assets of New Teamshares available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights. The holders of Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Common Stock. The rights, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of New Teamshares Preferred Stock that New Teamshares may issue in the future.

New Teamshares Preferred Stock

The Certificate of Incorporation authorizes New Teamshares Board to establish one or more series of New Teamshares Preferred Stock. Unless required by law or any stock exchange, the authorized shares of New Teamshares Preferred Stock are available for issuance without further action by the holders of Common Stock.

New Teamshares Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New Teamshares Preferred Stock. The issuance of New Teamshares Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New Teamshares without further action by the stockholders. Additionally, the issuance of New Teamshares Preferred Stock may adversely affect the holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of New Teamshares Preferred Stock could have an adverse impact on the market price of Common Stock.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each Live Oak warrant was automatically converted into a redeemable Warrant on the same terms as the Live Oak warrants, and (b) each unit of Live Oak (the “Live Oak unit”) issued and outstanding as of immediately prior to the Domestication was automatically canceled and each holder received one share of Common Stock and one-half of one Warrant. No fractional Warrants were issued upon separation of the Live Oak units.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the shares of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the closing price of the share of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial business combination and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the measurement period. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a sub-division of shares of Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock.

A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) the quotient of (x) the price per shares of Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Common Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and this offering), and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value of our shares of Common Stock is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above under “Description of Securities — Warrants — Public Warrants — Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”). If less than 70% of the consideration receivable by the holders of shares of

Common Stock in such a transaction is payable in the form of securities in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on shares of Common Stock as contemplated by and in accordance with the warrant agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants or (iv) to provide for the delivery of the Alternative Issuance. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding public warrants, except that amending our warrant agreement will require a vote of holders of at least 50% of the private placement warrants or working capital warrants solely with respect to any amendment to the terms of the private placement warrants or working capital warrants (including, for the avoidance of doubt, the forfeiture of cancellation of any warrants). You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The Warrants received upon conversion of the Private Warrants (including the shares of Common Stock issuable upon exercise of such Warrants) will not be transferable, assignable or saleable until 30 days after the

Closing Date (except, among other limited exceptions, to Live Oak’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the Warrants received upon conversion of the Private Warrants have terms and provisions that are identical to those of the Warrants received upon conversion of the Public Warrants.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter does not provide for cumulative voting in the election of directors. New Teamshares Board is empowered to elect a director to fill a vacancy created by the expansion of New Teamshares Board or the resignation, death, or removal of a director in certain circumstances.

Authorized Common Stock and New Teamshares Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and New Teamshares Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Provision

The Charter provides that, unless New Teamshares consents in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of New Teamshares, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of New Teamshares to New Teamshares or to New Teamshares’ stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or Charter or the Bylaws (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against New Teamshares governed by the internal affairs doctrine; and (b) subject to the provisions of the Charter, the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Although New Teamshares believes this provision benefits New Teamshares by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against New Teamshares’ directors and officers, although New Teamshares’ stockholders will not be deemed to have waived New Teamshares’ compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and the Bylaws provide that New Teamshares will indemnify and hold harmless its directors, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. In addition, the Charter provides that New Teamshares’ directors will not be personally liable to New Teamshares or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

The Bylaws also permit New Teamshares to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of New Teamshares, or is or was serving at the request of New Teamshares as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not New Teamshares could have the power to indemnify him or her against such liability under the provisions of the DGCL.

These provisions may discourage stockholders from bringing a lawsuit against New Teamshares’ directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit New Teamshares and New Teamshares’ stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

New Teamshares believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Teamshares’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Live Oak’s directors, officers or employees for which indemnification is sought.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Common Stock and Warrants are listed on the Nasdaq under the symbols “TMS” and “TMSWW,” respectively.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the issuance and resale of the securities offered by this prospectus, we have a total of 73,660,516 shares of our Common Stock outstanding. Of these shares, all of the shares sold in Live Oak’s initial public offering (totaling 4,561,341 shares of our Common Stock) are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

Equity Plans

We expect to file a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of our Common Stock, and any securities convertible into or exchangeable for shares of our Common Stock, that are issuable under the Incentive Plan or the ESPP. The shares of our Common Stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

Prior to the Closing, New Teamshares, the Sponsor, the Teamshares Stockholders, the PIPE Investors and other parties thereto entered into the Registration Rights Agreement, as amended, pursuant to which, among other things, the Sponsor, the Teamshares Stockholders, the PIPE Investors and other parties thereto were granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New Teamshares that they hold.

The shares covered by registration rights under the Registration Rights Agreement would represent approximately 26.7% of our outstanding Common Stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the Sponsor and Teamshares entered into the Sponsor Lock-Up Agreement, pursuant to which the Sponsor and its permitted assigns agree, (x) with respect to the Sponsor Lock-Up Founder Shares, prior to the date that is six months after the Closing Date, or (y) with respect to the Sponsor Lock-Up Unit Shares, prior to the date that is 90 days after the Closing Date, not to, without the prior written consent of New Teamshares Board, (i) sell, pledge, grant any option to purchase or otherwise dispose of (a), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii). The Sponsor Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options.

Teamshares Lock-Up Agreement

At the Closing, New Teamshares and the Lock-Up Holders entered into the Teamshares Lock-Up Agreement, pursuant to which the Lock-Up Holders agreed not to, without the prior written consent of New Teamshares Board, prior to the date that is six months after the Closing (i) sell, pledge, grant any option to purchase or otherwise dispose of the Lock-Up Shares, (ii) enter into any swap or other transfer arrangement in respect of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii). The Teamshares Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options.

Significant Company Holder Lock-Up

Contemporaneously with the execution and delivery of the Merger Agreement and in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Live Oak and certain equity holders of Legacy Teamshares entered into lock-up agreements, pursuant to which such holders agreed not to, among other things, sell, pledge, grant any option to purchase or otherwise dispose of their shares of Common Stock for a specified period following the Closing Date.

Management Lock-Up

Contemporaneously with the execution and delivery of the Merger Agreement and in connection with the consummation of the Transactions, Live Oak and each member of the Legacy Teamshares’ management entered into lock-up agreements, pursuant to which such holders agreed to certain transfer restrictions with respect to their shares of Common Stock for a specified period following the Closing Date.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding (as of the date of this prospectus, the 73,660,516 shares of Common Stock outstanding); and

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the “Super” Form 8-K related to the Business Combination, filed on June 25, 2026).

As a result, the Sponsor will be able to sell its Common Stock, pursuant to Rule 144 without registration one year after the filing of the “Super” Form 8-K. Absent registration under the Securities Act, other stockholders, including securityholders who received restricted securities in the Business Combination will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.

Following the consummation of the Business Combination, the Company is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF COMMON STOCK AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the purchase, ownership and disposition of our Common Stock and Warrants, which we collectively refer to in this discussion as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our securities.

This discussion is limited to holders of our securities that hold our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our securities under the constructive sale provisions of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our securities being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or other arrangement) classified as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions.  As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Common Stock. If we do, however, make distributions, the gross amount of distributions made with respect to the Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. The dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Stock (but not below zero), and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities” below.

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, corporate U.S. Holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities.  Upon a sale or other taxable disposition of our securities, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities so disposed of. A U.S. Holder’s adjusted tax basis in its securities generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. In the case of any securities originally acquired as part of an investment unit, the acquisition cost for the securities that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the securities would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse, or Redemption of a Warrant.  Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Common Stock on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in a share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price. The U.S. Holder’s holding period for the share of Common Stock received upon exercise of the Warrant generally will commence on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Common Stock received would equal the holder’s basis in the Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the Warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants deemed to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. A U.S. Holder’s holding period for the Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Capital Stock — Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.”

Possible Constructive Distributions.  The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this registration statement captioned “Description of Capital Stock —

Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Common Stock which is taxable to such holders of our Common Stock as a distribution. Such constructive distributions would generally be subject to tax in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.  Distributions with respect to the Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our securities that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Taxation of Distributions.  As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Common Stock. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Securities.  A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our securities (including an expiration or redemption of Warrants) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our securities constitute constitutes a U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our securities, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse or Redemption of a Warrant.  The U.S. federal income tax characterization of the exercise, redemption or lapse of a Warrant held by a Non-U.S. Holder generally will follow the U.S. federal income tax characterization of the exercise, redemption or lapse of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, and the tax consequences of such characterizations will be as set forth above and below in this “Non-U.S. Holders” section.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Capital Stock — Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described below under “Non U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.”

Possible Constructive Distributions.  The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Common Stock, which is taxable to such holders of our Common Stock as a distribution. Such constructive distribution to a Non-U.S. Holder of Warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “Non U.S. Holders — Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid, or constructive distributions deemed paid, if any, with respect to our Warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES BASED ON THE INVESTOR’S CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Common Stock or Warrants or interests in our Common Stock or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Common Stock or Warrants or interests in our Common Stock or Warrants on any stock exchange, market, or trading facility on which shares of our Common Stock or Warrants, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners, or stockholders;

•	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant; or

•	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Common Stock or Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee, or other successors-in-interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Common Stock or Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The

Selling Securityholders may also sell shares of our Common Stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Common Stock or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Common Stock or Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Common Stock or Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Common Stock or Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Common Stock or Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Common Stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Common Stock or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock or Warrants by bidding for or purchasing shares of Common Stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Common Stock or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The Selling Securityholders may use this prospectus in connection with resales of shares of our Common Stock and Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Common Stock and Warrants, and any material relationships between us and the Selling Securityholders. The Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Common Stock or Warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements of Live Oak Acquisition Corp. V as of December 31, 2025 and 2024, and for the period from November 27, 2024 (inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph regarding Live Oak Acquisition Corp. V’s ability to continue as a going concern), thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Teamshares Inc. and subsidiaries as of December 31, 2025 and 2024, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred net losses, negative cash flows from operations, and has substantial debt coming due within the next 12 months that exceeds its liquidity and forecasted cash flows which raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.Teamshares.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Live Oak Acquisition Corp. V

INDEX TO FINANCIAL STATEMENTS

Page

Unaudited Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2026 (Unaudited) and December 31, 2025	F-1
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2026 and 2025 (Unaudited)	F-2
Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2026 and 2025 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2026 and 2025 (Unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-5

Report of Independent Registered Public Accounting Firm	F-27
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-28
Consolidated Statements of Operations for the Year Ended December 31, 2025 and for the Period from November 27, 2024 (Inception) Through December 31, 2024	F-29
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Year Ended December 31, 2025 and for the Period from November 27, 2024 (Inception) Through December 31, 2024	F-30
Consolidated Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from November 27, 2024 (Inception) Through December 31, 2024	F-31
Notes to Consolidated Financial Statements	F-32 to F-51

Financial Statements of Teamshares Inc.:
FINANCIAL STATEMENTS (unaudited)
CONSOLIDATED BALANCE SHEETS	F-53
CONSOLIDATED STATEMENTS OF OPERATIONS	F-54
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS	F-55
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-56
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-57
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-58

INDEPENDENT AUDITORS’ REPORT	F-74

FINANCIAL STATEMENTS (audited)
CONSOLIDATED BALANCE SHEET	F-75
CONSOLIDATED STATEMENT OF OPERATIONS	F-76
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS	F-77
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY	F-78
CONSOLIDATED STATEMENT OF CASH FLOWS	F-79
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-80

LIVE OAK ACQUISITION CORP. V

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,124,492	$1,329,433
Due from sponsor	713	713
Prepaid expenses	80,417	86,667

Total Current Assets	1,205,622	1,416,813
Long-term prepaid insurance	—	14,167
Marketable securities held in Trust Account	241,144,179	239,042,295

TOTAL ASSETS	$242,349,801	$240,473,275

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Accrued expenses	$1,777,147	$1,036,287
Accrued offering costs	75,000	75,000

Total Current Liabilities	1,852,147	1,111,287
PIPE Subscription Agreements liability	16,539,057	15,274,088
Deferred advisory fee	6,900,000	6,900,000
Deferred underwriting fee	6,900,000	6,900,000

TOTAL LIABILITIES	32,191,204	30,185,375

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A Ordinary Shares subject to possible redemption; 23,000,000 shares at redemption value of $10.48 and $10.39 per share as of March 31, 2026 and December 31, 2025, respectively	241,144,179	239,042,295
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	575	575
Additional paid-in capital	—	—
Accumulated deficit	(30,986,157)	(28,754,970)

TOTAL SHAREHOLDERS’ DEFICIT	(30,985,582)	(28,754,395)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$242,349,801	$240,473,275

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$966,218	$121,696
Advisory Fee	—	6,900,000

Loss from operations	(966,218)	(7,021,696)

OTHER INCOME (EXPENSE)
Change in fair value of PIPE Subscription Agreements liability	(1,264,969)	—
Interest earned on marketable securities held in Trust Account	2,101,884	717,933

Total other income	836,915	717,933

NET LOSS	$(129,303)	$(6,303,763)

Weighted average shares outstanding of Class A Ordinary Shares	23,000,000	7,411,111

Basic and diluted net loss per Ordinary Share, Class A Ordinary Shares	$(0.00)	$(0.50)

Weighted average shares outstanding of Class B Ordinary Shares	5,750,000	5,241,667

Basic and diluted net loss per Ordinary Share, Class B Ordinary Shares	$(0.00)	$(0.50)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2026	—	$—	5,750,000	$575	$—	$(28,754,970)	$(28,754,395)
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	—	(2,101,884)	(2,101,884)
Net loss	—	—	—	—	—	(129,303)	(129,303)

Balance – March 31, 2026 (unaudited)	—	$—	5,750,000	$575	$—	$(30,986,157)	$(30,985,582)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025 (audited)	—	$—	5,750,000	$575	$24,425	$(18,571)	$6,429
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	(6,625,161)	(5,066,656)	(11,691,817)
Sale of Private Placement Warrants	—	—	—	—	4,500,000	—	4,500,000
Fair Value of Public Warrants at issuance	—	—	—	—	2,185,000	—	2,185,000
Allocated value of transaction costs to Class A Ordinary Shares	—	—	—	—	(84,264)	—	(84,264)
Net loss	—	—	—	—	—	(6,303,763)	(6,303,763)

Balance – March 31, 2025 (unaudited)	—	$—	5,750,000	$575	$—	$(11,388,990)	$(11,388,415)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(129,303)	$(6,303,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs included in general and administrative expenses through IPO Promissory Note – related party	—	2,251
Interest earned on marketable securities held in Trust Account	(2,101,884)	(717,933)
Change in fair value of PIPE Subscription Agreements liability	1,264,969	—
Changes in operating assets and liabilities:
Prepaid expenses	6,250	(179,770)
Long-term prepaid insurance	14,167	(77,917)
Accrued expenses	740,859	13,253
Advisory Fee payable	—	6,900,000

Net cash used in operating activities	(204,942)	(363,879)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(231,150,000)

Net cash used in investing activities	—	(231,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	229,750,000
Proceeds from sale of Private Placements Warrants	—	4,500,000
Repayment of IPO Promissory Note – related party	—	(176,573)
Payment of offering costs	—	(310,836)

Net cash provided by financing activities	—	233,762,591

Net change in cash and cash equivalents	(204,942)	2,248,712
Cash and cash equivalents, beginning of the period	1,329,433	—

Cash and cash equivalents, end of the period	$1,124,492	$2,248,712

Non-cash investing and financing activities:
Deferred offering costs paid through IPO Promissory Note – related party	$—	$115,955

Offering costs included in accrued offering costs	$—	$82,107

Deferred underwriting fee payable	$—	$6,900,000

Deferred offering costs applied to prepaid expense	$—	$5,206

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Live Oak Acquisition Corp. V (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on November 27, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of March 31, 2026, the Company had two wholly owned subsidiaries, Catalyst Sub Inc., a Delaware corporation, incorporated on November 6, 2025 (“Merger Sub”), and Catalyst Sub 2 LLC, a Delaware limited liability company, incorporated on November 6, 2025 (“Merger Sub II,” and together with Merger Sub, the “Merger Subs”), which were formed solely in contemplation of the proposed Teamshares Business Combination (as defined and described below). The Merger Subs have not commenced any operations and have only nominal assets and no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Teamshares Business Combination.

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from November 27, 2024 (inception) through March 31, 2026 relates to the Company’s formation, the Initial Public Offering (as defined below), and subsequent to the Initial Public Offering, identifying a target company for and consummating a Business Combination, including the Teamshares Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Live Oak Sponsor V LLC, a Delaware limited liability company (the “Sponsor”). The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 10, 2025, as amended (File No. 333-284207), was declared effective on February 27, 2025 (the “IPO Registration Statement”). On March 3, 2025, the Company consummated the initial public offering of 23,000,000 units of the Company at $10.00 per unit (the “Units”), which included the full exercise by the several underwriters of the Initial Public Offering (the “Underwriters”) of their over-allotment option (the “Over-Allotment Option”) in the amount of 3,000,000 Units (the “Option Units”), at $10.00 per Option Unit, generating gross proceeds of $230,000,000 (the “Initial Public Offering”). Each Unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”) and one-half of one redeemable warrant of the Company (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating gross proceeds of $4,500,000 (the “Private Placement”). Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less the Deferred Fee (as defined in Note 6) and taxes payable, if any).

Transaction costs amounted to $7,723,148, consisting of $250,000 of cash underwriting fee, the Deferred Fee of $6,900,000 and $573,148 of other offering costs.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of Deferred Fee held and taxes payable on the income earned on the Trust Account, if any) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on March 3, 2025, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of Initial Public Offering and the Private Placement was held in a trust account (the “Trust Account”) located in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and are initially held in cash, including in demand deposit accounts at a bank, or invested in U.S. Department of the Treasury (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct Treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on Management’s ongoing assessment of all factors related to the potential status of the Company under the Investment Company Act), instruct Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank. Interest earned on the funds held in the Trust Account may only be released to the Company to pay its taxes, if any, and any such withdrawals can only be made from interest and not from the principal held in the Trust Account.

The proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination by March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026), as may be extended by shareholder approval to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Articles”) to extend the date by which the Company must consummate an initial Business Combination) or by such earlier liquidation date as the Company’s board of directors (the “Board”) may approve (the “Combination Period”)), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Articles to modify (x) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (y) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Public Shares, subject to the limitations of applicable law and the Amended and Restated Articles. As of March 31, 2026, the amount of the Trust Account was $10.39 per Public Share.

The Ordinary Shares (as defined in Note 5) subject to redemption were recorded at a redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company has only the duration of the Combination Period to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, dated February 27, 2025 (the “Letter Agreement”), pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined in Note 5) and Public Shares in connection with (x) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination and (y) a shareholder vote to approve an amendment to the Amended and Restated Articles to modify (1) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) any other material provisions relating to shareholders’ rights or pre-initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination transaction).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent public accountants) for services rendered or products sold to the

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, less income taxes payable, provided that such liability will not apply to any claims by a third party (other than the Company’s independent public accountants) or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, there can be no assurance that the Sponsor will be able to satisfy those obligations.

On February 25, 2026, the Board appointed Somsak Chivavibul as a Class I director of the Board, effective immediately. The Board determined that Mr. Chivavibul qualifies as an independent director and appointed him to serve as a member of the Audit Committee and the chair of the Compensation Committee of the Board. In connection with the appointment, the Company entered into a joinder to the Letter Agreement with Mr. Chivavibul, as well as an indemnification agreement, which are substantially similar to those entered into by the Company’s current officers and directors.

Teamshares Merger Agreement

On November 14, 2025, the Company entered into an Agreement and Plan of Merger, as amended on each of April 1, 2026 and May 13, 2026, and as it may be further amended or supplemented from time to time (the “Teamshares Merger Agreement”), with (i) the Merger Subs, (iii) Teamshares Inc., a Delaware corporation (“Teamshares”), (iv) the Sponsor, from and after the closing (the “Closing”) of the transactions contemplated by the Teamshares Merger Agreement (collectively, the “Teamshares Business Combination”), solely in its capacity as representative for the Company’s shareholders (other than the Teamshares security holders and their respective successors and assigns) for the limited purposes set forth in the Teamshares Merger Agreement and (v) Brian Gaebe, in the capacity as the representative from and after the Closing of the Earnout Participants (as defined in the Teamshares Merger Agreement) and their respective successors and assignees in accordance with the terms and conditions of the Merger Agreement. Teamshares is a tech-enabled acquiror of high-quality businesses, intending to be a permanent home for businesses. Part holding company, part financial technology, Teamshares programmatically acquires companies with $0.5 to $5 million of earnings before interest, taxes, depreciation, and amortization from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of over $400 million across over 40 industries and 30 states.

Pursuant to the Teamshares Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Closing, the Company will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to become a Delaware corporation (the “Domestication”), (ii) following the Domestication, at the Closing, Merger Sub will merge with and into Teamshares (the “First Merger”) with Teamshares surviving such merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”) and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), and as a result of which (a) all of the

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

issued and outstanding capital stock of Teamshares as of immediately prior to the First Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right of each Teamshares stockholder to receive its pro rata share of the Stockholder Merger Consideration (as defined below) (after giving effect to certain elections by certain Teamshares preferred holders and, thereafter, giving effect to the conversion of all remaining shares of Teamshares preferred stock into shares of Teamshares common stock in accordance with the terms of the Teamshares Merger Agreement or otherwise treating shares of Teamshares preferred stock on an as converted to Teamshares common stock basis), and each Earnout Participant to receive their Earnout Shares (as defined in the Teamshares Merger Agreement) and (b) the in-the-money Teamshares options shall be assumed (with equitable adjustments to the number and exercise price of such Teamshares options) and replaced with options exercisable into shares of the combined company’s common stock (the “Assumed Options”), all upon the terms and subject to the conditions set forth in the Teamshares Merger Agreement and in accordance with applicable law.

The Teamshares Merger Agreement provides that the total consideration received from the Company at the Closing by the Teamshares security holders that have completed required transmittal documents and holders of vested options to purchase shares of Teamshares common stock that are “in-the-money” as of immediately prior to the effective time of the First Merger will be a number of newly-issued shares of the combined company’s common stock, par value $0.0001 per share (the “Combined Company Common Stock”), and options to purchase shares of the Combined Company Common Stock, with an aggregate value equal to the sum of (i) Five Hundred and Twenty-Five Million Dollars ($525,000,000) plus (ii) the Interim Period Financing (as defined in the Teamshares Merger Agreement) amount, if any, that has converted into Teamshares common stock (the “Merger Consideration”), with each share of the Company’s common stock valued at $10.00 (with the total portion of the Merger Consideration amount payable to all Teamshares stockholders in accordance with the Teamshares Merger Agreement, the “Stockholder Merger Consideration”). All Teamshares warrants, convertible debt, underwater options and other convertible securities outstanding and not exercised or converted prior to the Closing will be terminated as of the Closing. The Teamshares Merger Agreement also provides that the Teamshares stockholders and certain qualifying holders of Assumed Options (collectively referred to as Earnout Participants), may be entitled to receive additional shares of Combined Company Common Stock upon the future occurrence, if any, of certain events within the period ending on the five-year anniversary of the Closing, subject to satisfaction of certain additional conditions, as further described in the Teamshares Merger Agreement.

Liquidity, Capital Resources and Going Concern

As of March 31, 2026, the Company had cash and cash equivalents of $1,124,492. The Company uses the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination, including the Teamshares Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

The Company will need to raise additional capital through loans or additional investments from the Sponsor or its officers, directors or their affiliates, However, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern, the Company has until March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026) to consummate a Business Combination. It is uncertain whether the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to consummate a Business Combination prior to March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026). No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the end of the Combination Period.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 30, 2026. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that, when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying unaudited condensed consolidated financial statements with another public company that is neither an (i) emerging growth company nor (ii) emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed consolidated financial statements. Actual results could differ from those estimates.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed consolidated financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash. The Company had $1,124,492 and $1,329,433 in cash and cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Marketable Securities Held in Trust Account

The Company’s portfolio of investments is comprised of cash and Treasury securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

money market funds that invest in Treasury securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of Treasury securities, the investments are classified as trading securities, which are presented at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest earned on marketable securities held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account of $241,144,179 and $239,042,295 were held in money market funds, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the FASB ASC Topic 340-10-S99, “Accounting for Offering Costs,” and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate Initial Public Offering proceeds from the Units between Public Shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Public Shares. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Warrants were charged to shareholders’ deficit. After Management’s evaluation, the Warrants were accounted for under equity treatment.

Transaction costs amounted to $7,723,148, consisting of $250,000 of cash underwriting fee, the Deferred Fee of $6,900,000 and $573,148 of other offering costs.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the accompanying unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

ASC 740 prescribes a recognition threshold and a measurement attribute for the accompanying unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Warrant Instruments

The Company accounted for the Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Accordingly, the Company evaluated and classified the Warrant instruments under equity treatment at their assigned values.

As of March 3, 2025, the fair value of the Public Warrants was $2,185,000, or $0.19 per Public Warrant. The fair value of Public Warrants was determined using the Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the Public Warrants:

March 3, 2025
Implied Class A Ordinary Share price	$9.91
Exercise price	$11.50
Simulation term (years)	7
Risk-free rate (continuous)	4.02%
Selected volatility	2.5%
Probability of de-SPAC and market adjustment	15.0%

PIPE Subscription Agreements Liability

Contemporaneously with the execution of the Teamshares Merger Agreement, certain investors each entered into a private investment in public equity (“PIPE”) subscription agreement (collectively, the “PIPE Subscription Agreements”) with the Company in connection with the proposed Teamshares Business Combination. The Company accounts for each PIPE Subscription Agreement as a derivative instrument in accordance with the guidance in FASB ASC Topic 815-40, “Contracts in Entity’s Own Equity” (“ASC 815-40”). The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the accompanying unaudited condensed consolidated statements of operations. As of March 31, 2026 and December 31, 2025, the fair value of the PIPE Subscription Agreements liability was $16,539,057 and $15,274,088, respectively.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities from Equity,” the Company classifies Class A Ordinary Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital (to the extent available) and an accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying condensed consolidated balance sheets. As of March 31, 2026 and December 31, 2025, the Class A Ordinary Shares subject to possible redemption reflected in the accompanying condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(2,185,000)
Class A Ordinary Shares issuance costs	(7,638,884)
Plus:
Accretion for Class A ordinary shares to redemption amount	18,866,179

Class A Ordinary Shares subject to possible redemption, December 31, 2025	239,042,295
Plus:
Accretion for Class A ordinary shares to redemption amount	2,101,884

Class A Ordinary Shares subject to possible redemption, March 31, 2026	$241,144,179

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares (as defined in Note 5). Income and losses are shared pro rata between the two classes of Ordinary Shares. This presentation assumes a Business Combination as the most likely outcome. Net loss per Ordinary Share is calculated by dividing the net loss by the weighted average Ordinary Shares outstanding for the respective period.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The following table reflects the calculation of basic and diluted net loss per Ordinary Share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2026		2025
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(103,442)	$(25,861)	$(3,692,303)	$(2,611,460)
Denominator:
Basic and diluted weighted average Ordinary Shares outstanding	23,000,000	5,750,000	7,411,111	5,241,667

Basic and diluted net loss per Ordinary Share	$(0.00)	$(0.00)	$(0.50)	$(0.50)

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASC 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

In the Initial Public Offering, the Company sold 23,000,000 Units, which included the full exercise of the Over-Allotment Option of 3,000,000 Option Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share, and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $4,500,000. Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, in the Private Placement to the Sponsor, generating gross proceeds of $4,500,000.” Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination and (ii) will be entitled to registration rights.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 20, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, by payment of offering costs on the Company’s behalf, for which the Company issued 5,750,000 of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares,” and together with the Class A Ordinary Shares, the “Ordinary Shares”), to the Sponsor (such shares, the “Founder Shares”). Up to 750,000 of the Founder Shares could have been surrendered by the Sponsor for no consideration depending on the extent to which the Over-Allotment Option was exercised. On March 3, 2025, the Underwriters exercised their Over-Allotment Option in full as part of the closing of the Initial Public Offering. As such, those 750,000 Founder Shares are no longer subject to forfeiture.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in the Private Placement to the Sponsor, generating gross proceeds of $4,500,000. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Pursuant to the original Letter Agreement entered into at the time of the Initial Public Offering, the Sponsor and the Company’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements as the Sponsor and the Company’s directors and officers with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (x) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) if the Company consummates a transaction after the initial Business Combination that results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

On November 14, 2025, contemporaneously with the execution and delivery of the Teamshares Merger Agreement, the Company, Sponsor and Teamshares entered into an amendment to the Letter Agreement

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

to amend the Lock-up period for the Founder Shares, effective as of the Closing, to six months after the Closing (other than Released Former Sponsor Shares (as defined below), which will not be subject to such Lock-up restrictions). On April 1, 2026, the parties entered into a second amendment to the Letter Agreement, which provides for the release of transfer restrictions on up to 1,150,000 Incentive Founder Shares (as defined therein) upon Closing, contingent upon their use in connection with certain interim financing arrangements or agreements to support non-redemption commitments by public shareholders (such shares, the “Released Former Sponsor Shares”).

IPO Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The loan was non-interest bearing, unsecured and payable on the date of the Initial Public Offering from the proceeds of the $1,000,000 of offering proceeds that has been allocated to the payment of offering expenses. As of March 30, 2026, the outstanding balance on the IPO Promissory Note was $0. Borrowings under the IPO Promissory Note are no longer available.

Administrative Services Agreement

Commencing on February 28, 2025, and until the completion of the Business Combination or liquidation, the Company reimburses an affiliate of the Sponsor, $17,500 per month for office space, utilities, and secretarial and administrative support. For the three months ended March 31, 2026 and 2025, the Company incurred and paid $52,500 and $17,500 in fees for these services, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

Due from Sponsor

The Company covered certain expenses on behalf of its Sponsor, paying $713 as of March 31, 2026 and December 31, 2025, of which such amount is included in due from Sponsor in the accompanying condensed consolidated balance sheets.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine, between the United States, Israel, Iran and others in the Middle East, and Southwest Asia or other armed hostilities. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Registration Rights Agreement

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying securities, as applicable) have registration rights to require the Company to register for resale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement, dated February 27, 2025, which the Company entered into with the Sponsor and the other signatories thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 Option Units to cover over-allotments, if any. On March 3, 2025, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the Over-Allotment Option to purchase the additional 3,000,000 Option Units at a price of $10.00 per Option Unit.

The Underwriters were paid a commission of $250,000 upon the closing of the Initial Public Offering.

The Underwriters are also entitled to a deferred underwriting discount of $6,900,000 (3.0% of the gross proceeds of the Initial Public Offering held in the Trust Account) upon the completion of the initial Business Combination subject to the terms of the underwriting agreement, dated February 24, 2025 (the “Deferred Fee”), but such Deferred Fee shall be based partly on amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of the initial Business Combination. The Company had agreed to reimburse the Underwriters for certain out-of-pocket costs for the Initial Public Offering up to an aggregate reimbursement allowance of $35,000 for legal fees related to the review by Financial Industry Regulatory Authority.

Advisory Fee

In addition to the Deferred Fee, the Company engaged Santander US Capital Markets LLC, the representative of the Underwriters (the “Representative”), to provide advisory services from time to time. As compensation for the services provided under an engagement letter, the Company shall pay the Representative a fee equal to 3.00% of the gross proceeds raised in the Initial Public Offering, payable upon closing of such initial Business Combination (the “Advisory Fee”). The Company has agreed to indemnify the Representative and its affiliates in connection with its role in providing the advisory services. The termination clause in the engagement letter

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

deems the Advisory Fee earned and recordable as of March 31, 2026 and December 31, 2025, and $6,900,000 has been recorded as deferred advisory fee on the accompanying condensed consolidated balance sheets, respectively.

PIPE Subscription Agreements

Contemporaneously with the execution of the Teamshares Merger Agreement, certain investors each entered into the PIPE Subscription Agreements with the Company in connection with the proposed Teamshares Business Combination. Pursuant to the PIPE Subscription Agreements, such investors committed to purchase shares of the Company’s Class A common stock at $9.20 per share, subject to customary closing conditions. The PIPE investment is expected to close concurrently with the consummation of the Teamshares Business Combination.

The Company accounts for each PIPE Subscription Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the accompanying unaudited condensed consolidated statements of operations. As of March 31, 2026 and December 31, 2025, the fair value of the PIPE Subscription Agreements liability was $16,539,057 and $15,274,088, respectively.

Fee Letter Agreement

In connection with the proposed Teamshares Business Combination, on December 24, 2025 the Company entered into a fee letter agreement pursuant to which the Company is obligated to pay a closing fee of $1,000,000 to the lenders in connection with a credit agreement entered into by Teamshares, if a forward purchase agreement (“FPA”) is entered into by the termination date (the “Fee Letter Agreement”). If an FPA is not entered into by the termination date the fee payable to lenders would increase to $5,000,000. The Fee Letter Agreement was analyzed under ASC 815 and concluded that the Sponsor Compensation (as defined under the Fee Letter Agreement) obligation must be accounted for as a liability, measured at fair value with changes recognized in earnings, because equity classification under ASC 815-40 is explicitly precluded. The Company assessed the value of the Fee Letter Agreement and determined it to be immaterial to the accompanying unaudited condensed consolidated financial statements, and as such, no liability or expense has been recorded in connection with the Fee Letter Agreement as of March 31, 2026.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were no Class A Ordinary Shares issued or outstanding, excluding the 23,000,000 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. On December 20, 2024, the Company issued 5,750,000 Class B Ordinary Shares to the Sponsor for $25,000, or

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

approximately $0.004 per share. As of March 31, 2026 and December 31, 2025, there were 5,750,000 Class B Ordinary Shares issued and outstanding.

The Founder Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B Ordinary Shares convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, 20.00% of the sum of (i) the total number of all Class A Ordinary Shares outstanding upon the completion of the Initial Public Offering (including any Class A Ordinary Shares issued pursuant to the exercises of the Over-Allotment Option and excluding the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), plus (ii) all Class A Ordinary Shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Public Shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Articles or as required by the Companies Act (As Revised) of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Articles, such actions include amending the Amended and Restated Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the Ordinary Shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B Ordinary Shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of Class A Ordinary Shares are not entitled to vote on these matters during such time. These provisions of the Amended and Restated Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Warrants

As of March 31, 2026 and December 31, 2025, there were 16,000,000 Warrants outstanding, including 11,500,000 Public Warrants and 4,500,000 Private Placement Warrants. Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. The Warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A Ordinary Share underlying such Unit.

Under the terms of the Warrant Agreement, dated February 27, 2025 that the Company entered into with Continental (the “Warrant Agreement”), the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the Class A Ordinary Shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares issuable upon exercise of the Public Warrants,

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

multiplied by the excess of the “fair market value” of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable.

The Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Public Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A Ordinary Shares issuable upon exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the Initial Public Offering), and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in Treasury and equivalent securities as Trading Securities in accordance with FASB ASC Topic 320 “Investments–Debt and Equity Securities.” Trading Securities are recorded at fair market value on the accompanying condensed consolidated balance sheets.

At March 31, 2026, assets held in the Trust Account were comprised of $241,144,179 in a mutual fund that is invested primarily in Treasury securities. For the three months ended March 31, 2026, the Company did not withdraw any of the interest earned on the Trust Account.

	Fair Value Measured as of March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$241,144,179	$—	$—	$241,144,179

Liabilities:
PIPE Subscription Agreements liability	$—	$—	$16,539,057	$16,539,057

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

At December 31, 2025, assets held in the Trust Account were comprised of $239,042,295 in a mutual fund that is invested primarily in Treasury securities. For the year ended December 31, 2025, the Company did not withdraw any of the interest earned on the Trust Account.

	Fair Value Measured as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$239,042,295	$—	$—	$239,042,295

Liabilities:
PIPE Subscription Agreements liability	$—	$—	$15,274,088	$15,274,088

PIPE Subscription Agreements Liability

In order to calculate the fair value of the PIPE Subscription Agreements derivative liability, the Company utilized the following inputs:

	March 31, 2026	December 31, 2025
Probability of Business Combination	95%	90%
Underlying Ordinary Share price	$10.40	$10.30
Term (years)	0.21	0.41
Risk-free rate	3.74%	3.62%
Volatility	1.50%	4.60%

The following table presents the changes in the fair value of the PIPE Subscription Agreements derivative liability:

PIPE Subscription Agreements
Fair value as of November 14, 2025 (initial measurement)	$15,582,052
Change in fair value	(307,964)

Fair value as of December 31, 2025	15,274,088
Change in fair value	1,264,969

Fair value as of March 31, 2026	$16,539,057

The change in the fair value of the PIPE Subscription Agreements liability for the three months ended March 31, 2026 is $1,264,969.

There were no transfers between fair value levels during the three months ended March 31, 2025.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (the “CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies. Therefore, the Company has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the accompanying unaudited condensed consolidated statements of operations as net loss. The measure of segment assets is reported on the accompanying condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net loss and total assets, which include the following:

	March 31, 2026	December 31, 2025
Marketable securities held in Trust Account	$241,144,179	$239,042,295
Cash and Cash Equivalents	$1,124,492	$1,329,433

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$966,218	$121,696
Interest earned on marketable securities held in Trust Account	$2,101,884	$717,933

The CODM reviews interest earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated February 27, 2025 which the Company entered into with Continental, as trustee of the Trust Account.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the accompanying unaudited condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the accompanying unaudited condensed consolidated statements of operations and described within their respective disclosures.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the accompanying condensed consolidated balance sheet date up to the date that the accompanying unaudited condensed consolidated financial statements were issued. Based upon this review, other than as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed consolidated financial statements.

On April 1, 2026, the Company and Teamshares entered into a First Amendment to the Merger Agreement to update certain transaction mechanics related to equity structure, employee incentive arrangements, and closing conditions. The amendment primarily clarifies and revises terms related to share calculations, option treatment, and post-closing equity plans, and does not materially change the overall structure or economics of the Business Combination.

On April 1, 2026, the Company, the Sponsor, Teamshares, and the directors and officers of the Company entered into a Second Amendment to the Letter Agreement, which provides for the release of transfer restrictions on up to 1,150,000 Incentive Founder Shares (as defined therein) upon Closing, contingent upon their use in connection with certain interim financing arrangements or agreements to support non-redemption commitments by public shareholders.

On May 1, 2026, we entered into a letter agreement with Teamshare pursuant to which the parties determined to extend the date by which either party may terminate the Merger Agreement, upon written notice to the other, in the event the proposed Business Combination has not been consummated from May 31, 2026 to July 15, 2026, to provide the parties with additional time to consummate the proposed Business Combination, upon satisfaction (or, to the extent applicable, waiver) of the conditions to closing set forth in the Merger Agreement.

On May 13, 2026, we entered into a Second Amendment to the Merger Agreement with Teamshares to clarify certain provisions relating to the Liquidation Preference Elections (as defined in the Merger Agreement).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Live Oak Acquisition Corp. V

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Live Oak Acquisition Corp. V (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2025, and for the period from November 27, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from November 27, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a business combination by March 3, 2027, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 30, 2026

PCAOB ID Number 100

LIVE OAK ACQUISITION CORP. V

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$1,329,433	$—
Due from Sponsor	713	—
Prepaid expenses	86,667	8,502
Deferred offering costs	—	59,044

Total Current assets	1,416,813	67,546
Long-term prepaid insurance	14,167	—
Marketable securities held in Trust Account	239,042,295	—

TOTAL ASSETS	$240,473,275	$67,546

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accrued expenses	$1,036,287	$2,750
Accrued offering costs	75,000	—
IPO Promissory Note - related party	—	58,367

Total Current liabilities	1,111,287	61,117
PIPE Subscription Agreements liability	15,274,088	—
Deferred Advisory Fee	6,900,000	—
Deferred underwriting fee	6,900,000	—

TOTAL LIABILITIES	30,185,375	61,117

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A Ordinary Shares subject to possible redemption; 23,000,000 and no shares at redemption value of $10.39 and $0 per share as of December 31, 2025 and 2024, respectively	239,042,295	—
SHAREHOLDERS’ EQUITY (DEFICIT)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares and no shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2025 and 2024	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(28,754,970)	(18,571)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(28,754,395)	6,429

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ EQUITY (DEFICIT)	$240,473,275	$67,546

The accompanying notes are an integral part of these consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from November 27, 2024 (Inception) Through December 31, 2024
General and administrative costs	$2,213,588	$18,571
Advisory Fee	6,900,000	—

Loss from operations	(9,113,588)	(18,571)

OTHER INCOME
Initial loss on PIPE Subscription Agreements liability	(15,582,052)	—
Change in fair value of PIPE Subscription Agreements liability	307,964	—
Interest earned on marketable securities held in Trust Account	7,892,295	—

Total other income	(7,381,793)	—

NET LOSS	$(16,495,381)	$(18,571)

Weighted average shares outstanding of Class A Ordinary Shares	19,156,164	—

Basic net loss per Ordinary Share, Class A Ordinary Shares	$(0.67)	$—

Weighted average shares outstanding of Class A Ordinary Shares	19,156,164	—

Diluted net loss per Ordinary Share, Class A Ordinary Shares	$(0.66)	$—

Weighted average shares outstanding of Class B Ordinary Shares	5,624,658	5,000,000

Basic net loss per Ordinary Share, Class B Ordinary Shares	$(0.67)	$(0.00)

Weighted average shares outstanding of Class B Ordinary Shares	5,750,000	5,000,000

Diluted net loss per Ordinary Share, Class B Ordinary Shares	$(0.66)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2025 AND

FOR THE PERIOD FROM NOVEMBER 27, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – November 27, 2024 (Inception)	—	$—	—	$—	$—	$—	$—
Class B Ordinary Shares issued to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(18,571)	(18,571)

Balance – December 31, 2024	—	—	5,750,000	575	24,425	(18,571)	6,429
Sale of Private Placement Warrants	—	—	—	—	4,500,000	—	4,500,000
Fair Value of Public Warrants at issuance	—	—	—	—	2,185,000	—	2,185,000
Allocated value of transaction costs to Class A Ordinary Shares	—	—	—	—	(84,264)	—	(84,264)
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	(6,625,161)	(12,241,018)	(18,866,179)
Net loss	—	—	—	—	—	(16,495,381)	(16,495,381)

Balance – December 31, 2025	—	$—	5,750,000	$575	$—	$(28,754,970)	$(28,754,395)

The accompanying notes are an integral part of these consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from November 27, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net loss	$(16,495,381)	$(18,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs included in general and administrative expenses through IPO Promissory Note – related party	—	5,370
Payment of expenses through IPO Promissory Note – related party	2,251	10,451
Interest earned on marketable securities held in Trust Account	(7,892,295)	—
Initial loss on PIPE Subscription Agreements liability	15,582,052	—
Change in fair value of PIPE Subscription Agreements liability	(307,964)	—
Changes in operating assets and liabilities:
Prepaid expenses	(83,371)	—
Long-term prepaid insurance	(14,167)	—
Accrued expenses	1,033,537	2,750
Advisory Fee payable	6,900,000	—

Net cash used in operating activities	(1,275,338)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(231,150,000)	—

Net cash used in investing activities	(231,150,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	229,750,000	—
Proceeds from sale of Private Placements Warrants	4,500,000	—
Repayment from Sponsor	(713)	—
Repayment of IPO Promissory Note – related party	(176,573)	—
Payment of offering costs	(317,943)	—

Net cash provided by financing activities	233,754,771	—

Net change in cash and cash equivalents	1,329,433	—
Cash and cash equivalents, beginning of the period	—	—

Cash and cash equivalents, end of the period	$1,329,433	$—

Non-cash investing and financing activities:
Prepaid expenses paid through IPO Promissory Note – related party	$—	$28,955

Deferred offering costs paid by Sponsor in exchange for issuance of Class B Ordinary Shares	$—	$25,000

Deferred offering costs paid through IPO Promissory Note – related party	$115,955	$13,591

Offering costs included in accrued offering costs	$82,107	$—

Deferred underwriting fee payable	$6,900,000	$—

Deferred offering costs applied to prepaid expense	$5,206	$—

The accompanying notes are an integral part of these consolidated financial statements.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Live Oak Acquisition Corp. V (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on November 27, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2025, the Company had two wholly owned subsidiaries, Catalyst Sub Inc., a Delaware corporation, incorporated on November 6, 2025 (“Merger Sub”), and Catalyst Sub 2 LLC, a Delaware limited liability company, incorporated on November 6, 2025 (“Merger Sub II”, and together with Merger Sub, the “Merger Subs”), which were formed solely in contemplation of the proposed Teamshares Business Combination (as defined and described below). The Merger Subs have not commenced any operations and have only nominal assets and no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Teamshares Business Combination.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from November 27, 2024 (inception) through December 31, 2025 relates to the Company’s formation, the Initial Public Offering (as defined below), and subsequent to the Initial Public Offering, identifying a target company for and consummating a Business Combination, including the Teamshares Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Live Oak Sponsor V LLC, a Delaware limited liability company (the “Sponsor”). The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 10, 2025, as amended (File No. 333-284207), was declared effective on February 27, 2025 (the “IPO Registration Statement”). On March 3, 2025, the Company consummated the initial public offering of 23,000,000 units of the Company at $10.00 per unit (the “Units”), which included the full exercise by the several underwriters of the Initial Public Offering (the “Underwriters”) of their over-allotment option (the “Over-Allotment Option”) in the amount of 3,000,000 Units (the “Option Units”), at $10.00 per Option Unit, generating gross proceeds of $230,000,000 (the “Initial Public Offering”). Each Unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”) and one-half of one redeemable warrant of the Company (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating gross proceeds of $4,500,000 (the “Private Placement”). Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less the Deferred Fee (as defined in Note 6) and taxes payable, if any).

Transaction costs amounted to $7,723,148, consisting of $250,000 of cash underwriting fee, the Deferred Fee of $6,900,000 and $573,148 of other offering costs.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of Deferred Fee held and taxes payable on the income earned on the Trust Account, if any) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on March 3, 2025, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of Initial Public Offering and the Private Placement was held in a trust account (the “Trust Account”) located in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and are initially held in cash, including in demand deposit accounts at a bank, or invested in U.S. Department of the Treasury (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct Treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on Management’s ongoing assessment of all factors related to the potential status of the Company under the Investment Company Act), instruct Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank. Interest earned on the funds held in the Trust Account may only be released to the Company to pay its taxes, if any, and any such withdrawals can only be made from interest and not from the principal held in the Trust Account.

The proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination by March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026), as may be extended by shareholder approval to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Articles”) to extend the date by which the Company must consummate an initial Business Combination) or by such earlier liquidation date as the Company’s board of directors (the “Board”) may approve (the “Combination Period”)), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Articles to modify (x) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (y) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Public Shares, subject to the limitations of applicable law and the Amended and Restated Articles. As of December 31, 2025, the amount of the Trust Account was $10.39 per Public Share.

The Ordinary Shares (as defined in Note 5) subject to redemption were recorded at a redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

The Company has only the duration of the Combination Period to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, dated February 27, 2025 (the “Letter Agreement”), pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined in Note 5) and Public Shares in connection with (x) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination and (y) a shareholder vote to approve an amendment to the Amended and Restated Articles to modify (1) the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (2) any other material provisions relating to shareholders’ rights or pre-initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination transaction).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent,

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the Trust Account assets, less income taxes payable, provided that such liability will not apply to any claims by a third party (other than the Company’s independent public accountants) or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, there can be no assurance that the Sponsor will be able to satisfy those obligations.

Teamshares Merger Agreement

On November 14, 2025, the Company entered into an Agreement and Plan of Merger, as it may be amended or supplemented from time to time (the “Teamshares Merger Agreement”), with (i) the Merger Subs, (iii) Teamshares Inc., a Delaware corporation (“Teamshares”), (iv) the Sponsor, from and after the closing (the “Closing”) of the transactions contemplated by the Teamshares Merger Agreement (collectively, the “Teamshares Business Combination”), solely in its capacity as representative for the Company’s shareholders (other than the Teamshares security holders and their respective successors and assigns) for the limited purposes set forth in the Teamshares Merger Agreement and (v) Brian Gaebe, in the capacity as the representative from and after the Closing of the Earnout Participants (as defined in the Teamshares Merger Agreement) and their respective successors and assignees in accordance with the terms and conditions of the Merger Agreement. Teamshares is a tech-enabled acquiror of high-quality businesses, intending to be a permanent home for businesses. Part holding company, part financial technology, Teamshares programmatically acquires companies with $0.5 to $5 million of earnings before interest, taxes, depreciation, and amortization from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of over $400 million across over 40 industries and 30 states.

Pursuant to the Teamshares Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Closing, the Company will continue out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation (the “Domestication”), (ii) at the Closing, Merger Sub will merge with and into Teamshares (the “First Merger”) with Teamshares surviving such merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”) and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) and as a result of which (a) all of the issued and outstanding capital stock of Teamshares as of immediately prior to the First Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right of each Teamshares stockholder to receive its pro rata share of the Stockholder Merger Consideration (as defined below) and each Earnout Participant to receive their Earnout Shares (as defined in the Teamshares Merger Agreement) and (b) the in-the-money Teamshares options shall be assumed (with equitable adjustments to the number and exercise price of such Teamshares options) and replaced with options exercisable into shares of the Company’s common stock, all upon the terms and subject to the conditions set forth in the Teamshares Merger Agreement and in accordance with applicable law.

The Teamshares Merger Agreement provides that the total consideration received by the Teamshares security holders from the Company at the Closing will be a number of shares of the Company’s common stock with an

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

aggregate value equal to the sum of (i) Five Hundred and Twenty-Five Million Dollars ($525,000,000) plus (ii) the Interim Period Financing (as defined in the Teamshares Merger Agreement), if any, that has converted into Teamshares common stock, (the “Merger Consideration”), with each share of the Company’s common stock valued at $10.00 (with the total portion of the Merger Consideration amount payable to all Teamshares stockholders in accordance with the Teamshares Merger Agreement, the “Stockholder Merger Consideration”). All Teamshares warrants, convertible debt, underwater options and other convertible securities outstanding and not exercised or converted prior to the Closing will be terminated as of the Closing.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had cash and cash equivalents of $1,329,433. The Company uses the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination, including the Teamshares Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2025, no such Working Capital Loans were outstanding.

The Company will need to raise additional capital through loans or additional investments from the Sponsor or its officers, directors or their affiliates, However, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern, the Company has until March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026) to consummate a Business Combination. It is uncertain whether the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to consummate a Business Combination prior to March 3, 2027 (since the Company has executed a definitive agreement for an initial Business Combination by December 3, 2026). No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the end of the Combination Period.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that, when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying consolidated financial statements with another public company that is neither an (i) emerging growth company nor (ii) emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying consolidated financial statements. Actual results could differ from those estimates.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying consolidated financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash. The Company had $1,329,433 and $0 in cash as of December 31, 2025 and 2024, respectively.

Marketable Securities Held in Trust Account

The Company’s portfolio of investments is comprised of cash and Treasury securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in Treasury securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of Treasury securities, the investments are classified as trading securities, which are presented at fair value. Gains and losses resulting from the change in fair value of these securities are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2025, the assets held in the Trust Account of $239,042,295 were held in money market funds. As of December 31, 2024, there were no assets held in the Trust Account.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the FASB ASC Topic 340-10-S99, “Accounting for Offering Costs”, and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate Initial Public Offering proceeds from the Units between Public Shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Public Shares. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Warrants were charged to shareholders’ deficit. After Management’s evaluation, the Warrants were accounted for under equity treatment.

Transaction costs amounted to $7,723,148, consisting of $250,000 of cash underwriting fee, the Deferred Fee of $6,900,000 and $573,148 of other offering costs.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the accompanying consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the accompanying consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the Warrant instruments under equity treatment at their assigned values.

As of March 3, 2025, the fair value of the Public Warrants was $2,185,000, or $0.19 per Public Warrant. The fair value of Public Warrants was determined using the Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ equity (deficit) and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the Public Warrants:

March 3, 2025
Implied Class A Ordinary Share price	$9.91
Exercise price	$11.50
Simulation term (years)	7
Risk-free rate (continuous)	4.02%
Selected volatility	2.5%
Probability of de-SPAC and market adjustment	15.0%

PIPE Subscription Agreements Liability

Contemporaneously with the execution of the Teamshares Merger Agreement, certain investors each entered into a private investment in public equity (“PIPE”) subscription agreement (collectively, the “PIPE Subscription

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Agreements”) with the Company in connection with the proposed Teamshares Business Combination. The Company accounts for each PIPE Subscription Agreement as a derivative instrument in accordance with the guidance in FASB ASC Topic 815-40, “Contracts in Entity’s Own Equity” (“ASC 815-40”). The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the accompanying consolidated statements of operations. As of December 31, 2025 and 2024, the fair value of the PIPE Subscription Agreements liability was $15,274,088 and $0, respectively.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities from Equity,” the Company classifies Class A Ordinary Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital (to the extent available) and an accumulated deficit. Accordingly, as of December 31, 2025 and 2024, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity (deficit) section of the accompanying consolidated balance sheets. As of December 31, 2025 and 2024, the Class A Ordinary Shares subject to possible redemption reflected in the accompanying consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(2,185,000)
Class A Ordinary Shares issuance costs	(7,638,884)
Plus:
Remeasurement of carrying value to redemption value	18,866,179

Class A Ordinary Shares subject to possible redemption, December 31, 2025	$239,042,295

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares (as defined in Note 5). Income and losses are shared pro rata between the two classes of Ordinary Shares. This presentation assumes a Business Combination as the most likely outcome. Net loss per Ordinary Share is calculated by dividing the net loss by the weighted average Ordinary Shares outstanding for the respective period.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The following tables reflects the calculation of basic and diluted net loss per Ordinary Share (in dollars, except per share amounts):

	For the Year Ended December 31, 2025		For the Period from November 27, 2024 (Inception) Through December 31, 2024
	Class A	Class B	Class A	Class B
Basic net loss per share:
Numerator:
Allocation of net loss	$(12,751,322)	$(3,744,059)	$—	$(18,571)
Denominator:
Basic weighted average Ordinary Shares outstanding	19,156,164	5,624,658	—	5,000,000

Basic net loss per Ordinary Share	$(0.67)	$(0.67)	$—	$(0.00)

	For the Year Ended December 31, 2025		For the Period from November 27, 2024 (Inception) Through December 31, 2024
	Class A	Class B	Class A	Class B
Diluted net loss per share:
Numerator:
Allocation of net loss	$(12,687,150)	$(3,808,232)	$—	$(18,571)
Denominator:
Diluted weighted average Ordinary Shares outstanding	19,156,164	5,750,000	—	5,000,000

Diluted net loss per Ordinary Share	$(0.66)	$(0.66)	$—	$(0.00)

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASC 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

In the Initial Public Offering, the Company sold 23,000,000 Units, which included the full exercise of the Over-Allotment Option of 3,000,000 Option Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share, and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $4,500,000. Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination and (ii) will be entitled to registration rights.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 20, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, by payment of offering costs on the Company’s behalf, for which the Company issued 5,750,000 of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), to the Sponsor (such shares, the “Founder Shares”). Up to 750,000 of the Founder Shares could have been surrendered by the Sponsor for no consideration depending on the extent to which the Over-Allotment Option was exercised. On March 3, 2025, the Underwriters exercised their Over-Allotment Option in full as part of the closing of the Initial Public Offering. As such, those 750,000 Founder Shares are no longer subject to forfeiture.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in the Private Placement to the Sponsor, generating gross proceeds of $4,500,000. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Pursuant to the Letter Agreement, the Sponsor and the Company’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements as the Sponsor and the Company’s directors and officers with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (x) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) if the Company consummates a transaction after the initial Business Combination that results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

IPO Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The loan was

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

non-interest bearing, unsecured and payable on the date of the Initial Public Offering from the proceeds of the $1,000,000 of offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2025, the Company has repaid the Sponsor the outstanding balance of $176,573 under the IPO Promissory Note borrowings. Borrowings under the IPO Promissory Note are no longer available.

Administrative Services Agreement

Commencing on February 28, 2025, and until the completion of the Business Combination or liquidation, the Company reimburses an affiliate of the Sponsor, $17,500 per month for office space, utilities, and secretarial and administrative support. For the year ended December 31, 2025, The Company incurred and paid $175,000 in fees for these services. For the period ended November 27, 2024 (inception) through December 31, 2024, the Company did not incur any fees for these services.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2025, no such Working Capital Loans were outstanding.

Due from Sponsor

The Company covered certain expenses on behalf of its Sponsor, paying $713 and $0 as of December 31, 2025 and 2024, of which such amount is included in due from Sponsor in the accompanying consolidated balance sheets.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine, between the United States, Israel, Iran and others in Middle East, and Southwest Asia or other armed hostilities. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Registration Rights Agreement

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying securities, as applicable) have

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

registration rights to require the Company to register for resale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement, dated February 27, 2025, which the Company entered into with the Sponsor and the other signatories thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 Option Units to cover over-allotments, if any. On March 3, 2025, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the Over-Allotment Option to purchase the additional 3,000,000 Option Units at a price of $10.00 per Option Unit.

The Underwriters were paid a commission of $250,000 upon the closing of the Initial Public Offering.

The Underwriters are also entitled to a deferred underwriting discount of $6,900,000 (3.0% of the gross proceeds of the Initial Public Offering held in the Trust Account) upon the completion of the initial Business Combination subject to the terms of the underwriting agreement, dated February 24, 2025 (the “Deferred Fee”), but such Deferred Fee shall be based partly on amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of the initial Business Combination. The Company had agreed to reimburse the Underwriters for certain out-of-pocket costs for the Initial Public Offering up to an aggregate reimbursement allowance of $35,000 for legal fees related to the review by Financial Industry Regulatory Authority.

Advisory Fee

In addition to the Deferred Fee, the Company engaged Santander US Capital Markets LLC, the representative of the Underwriters (the “Representative”), to provide advisory services from time to time. As compensation for the services provided under an engagement letter, the Company shall pay the Representative a fee equal to 3.00% of the gross proceeds raised in the Initial Public Offering, payable upon closing of such initial Business Combination (the “Advisory Fee”). The Company has agreed to indemnify the Representative and its affiliates in connection with its role in providing the advisory services. The termination clause in the engagement letter deems the Advisory Fee earned and recordable as of December 31, 2025, and $6,900,000 has been recorded as deferred advisory fee on the accompanying consolidated balance sheets.

PIPE Subscription Agreements

Contemporaneously with the execution of the Teamshares Merger Agreement, certain investors each entered into the PIPE Subscription Agreements with the Company in connection with the proposed Teamshares Business Combination. Pursuant to the PIPE Subscription Agreements, such investors committed to purchase shares of the Company’s Class A common stock at $9.20 per share, subject to customary closing conditions. The PIPE investment is expected to close concurrently with the consummation of the Teamshares Business Combination.

The Company accounts for each PIPE Subscription Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the accompanying consolidated statements of operations. As of December 31, 2025 and 2024, the fair value of the PIPE Subscription Agreements liability was $15,274,088 and $0, respectively.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Fee Letter Agreement

In connection with the proposed Business Combination, on December 24, 2025 the Company entered into a fee letter agreement pursuant to which the Company is obligated to pay a closing fee of $1,000,000 to the lenders in connection with a credit agreement entered into by Teamshares, if an FPA is entered into by the termination date. If an FPA is not entered into by the termination date the fee payable to the lenders would increase to $5,000,000. The fee letter agreement was analyzed under ASC 815 and concluded that the Sponsor Compensation obligation must be accounted for as a liability, measured at fair value with changes recognized in earnings, because equity classification under ASC 815-40 is explicitly precluded. The Company assessed the value of the agreement and determined it to be immaterial to the consolidated financial statements, as such no liability or expense has been recorded in connection with the fee letter agreement as of December 31, 2025.

NOTE 7. SHAREHOLDERS’ EQUITY (DEFICIT)

Preference Shares

The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. As of December 31, 2025 and 2024, there were no Class A Ordinary Shares issued or outstanding, excluding the 23,000,000 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. On December 20, 2024, the Company issued 5,750,000 Class B Ordinary Shares to the Sponsor for $25,000, or approximately $0.004 per share. As of December 31, 2025 and 2024, there were 5,750,000 Class B Ordinary Shares issued and outstanding.

The Founder Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B Ordinary Shares convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, 20.00% of the sum of (i) the total number of all Class A Ordinary Shares outstanding upon the completion of the Initial Public Offering (including any Class A Ordinary Shares issued pursuant to the exercises of the Over-Allotment Option and excluding the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), plus (ii) all Class A Ordinary Shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Public Shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Articles or as required by the Companies Act (As Revised) of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Articles, such actions include amending the Amended and Restated Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the Ordinary Shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B Ordinary Shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of Class A Ordinary Shares are not entitled to vote on these matters during such time. These provisions of the Amended and Restated Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Warrants

As of December 31, 2025 and 2024, there were 16,000,000 Warrants outstanding, including 11,500,000 Public Warrants and 4,500,000 Private Placement Warrants. Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. The Warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A Ordinary Share underlying such Unit.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Under the terms of the Warrant Agreement, dated February 27, 2025 that the Company entered into with Continental (the “Warrant Agreement”), the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the Class A Ordinary Shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares issuable upon exercise of the Public Warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable.

The Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Public Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A Ordinary Shares issuable upon exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the Initial Public Offering), and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in Treasury and equivalent securities as Trading Securities in accordance with FASB ASC Topic 320 “Investments–Debt and Equity Securities”. Trading Securities are recorded at fair market value on the accompanying consolidated balance sheets.

At December 31, 2025, assets held in the Trust Account were comprised of $239,042,295 in a mutual fund that is invested primarily in Treasury securities. For the period ended December 31, 2025, the Company did not withdraw any of the interest earned on the Trust Account. At December 31, 2024, the Trust Account did not exist.

	Fair Value Measured as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$239,042,295	$—	$—	$239,042,295

Liabilities:
PIPE Subscription Agreements liability	$—	$—	$15,274,088	$15,274,088

PIPE Subscription Agreements Liability

In order to calculate the fair value of the PIPE Subscription Agreements derivative liability, the Company utilized the following inputs:

	November 14, 2025 (Initial measurement)	December 31, 2025
Probability of Business Combination	85%	90%
Underlying Ordinary Share price	$10.32	$10.30
Term (years)	0.54	0.41
Risk-free rate	3.79%	3.62%
Volatility	12.70%	4.60%

The following table presents the changes in the fair value of the PIPE Subscription Agreements derivative liability:

PIPE Subscription Agreements
Fair value as of November 14, 2025 (initial measurement)	$15,582,052
Change in fair value	(307,964)

Fair value as of December 31, 2025	$15,274,088

The change in the fair value of the PIPE Subscription Agreements liability for the year ended December 31, 2025 is $307,964. There was no PIPE Subscription Agreements liability for the year ended December 31, 2024.

There were no transfers between fair value levels during year ended December 31, 2025 and 2024.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in the Company’s financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (the “CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies. Therefore, the Company has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the accompanying consolidated statements of operations as net income (loss). The measure of segment assets is reported on the accompanying consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income (loss) and total assets, which include the following:

	December 31, 2025	December 31, 2024
Marketable securities held in Trust Account	$239,042,295	$—
Cash	$1,329,433	$—

	For the Year Ended December 31, 2025	For the Period from November 27, 2024 (Inception) Through December 31, 2024
General and administrative costs	$2,213,588	$18,571
Interest earned on marketable securities held in Trust Account	$7,892,295	$—

The CODM reviews interest earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated February 27, 2025 which the Company entered into with Continental, as trustee of the Trust Account.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the accompanying consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the accompanying consolidated statements of operations and described within their respective disclosures.

LIVE OAK ACQUISITION CORP. V

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the accompanying consolidated balance sheets date up to the date that the accompanying consolidated financial statements were issued. Based upon this review, other than as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying consolidated financial statements.

On February 25, 2026, the Board appointed Somsak Chivavibul as a Class I director of the Board, effective immediately. The Board determined that Mr. Chivavibul qualifies as an independent director and appointed him to serve as a member of the Audit Committee and the chair of the Compensation Committee of the Board. In connection with the appointment, the Company entered into a joinder to the Letter Agreement with Mr. Chivavibul, as well as an indemnification agreement, which are substantially similar to those entered into by the Company’s current officers and directors.

Teamshares Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2026 (Unaudited)	December 31, 2025
Assets
Current Assets
Cash and Cash Equivalents	$37,030	$40,246
Restricted Cash	10,801	13,426
Accounts Receivable, Net	23,049	21,354
Inventories	51,028	46,405
Prepaid Expenses	3,036	2,870
Other Current Assets	2,186	3,052

Total Current Assets	127,129	127,352
Long-Term Assets
Restricted Cash	425	425
Property, Plant, and Equipment, Net	29,998	30,043
Operating Lease Right of Use Assets, Net	93,517	93,586
Goodwill, Net	245,439	244,743
Internally Developed Software, Net	6,263	6,769
Trade Names, Net	12,346	11,598
Other Assets	12,625	13,676

Total Long-Term Assets	400,613	400,840

Total Assets	$527,742	$528,193

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$29,467	$22,586
Accrued Expenses	10,830	10,562
Deferred Revenue	14,587	10,051
Contingent Consideration	2,408	3,151
Short-Term Debt and Current Portion of Long-Term Debt	214,175	200,147
Current Portion of Operating Lease Obligations	9,079	8,524
Other Current Liabilities	12,567	9,893

Total Current Liabilities	293,113	264,913
Long-Term Liabilities
Warrant Liability	2,881	2,922
Contingent Consideration	6,009	6,044
Long-Term Debt, Net	86,029	91,399
Long-Term Operating Lease Obligations	87,881	88,144
Other Long-Term Liabilities	9,903	8,687

Total Long-Term Liabilities	192,703	197,196

Total Liabilities	485,816	462,109
Redeemable Noncontrolling Interests	1,762	2,451
Stockholders’ Equity
Common Stock, $0.00001 par value, 11,307,218 shares authorized, 1,174,429 issued and outstanding as of March 31, 2026; 11,307,218 shares authorized, 1,174,429 shares issued and outstanding as of December 31, 2025	—	—
Preferred Stock, $0.00001 par value, 8,428,093 shares authorized, 7,758,235 issued and outstanding, liquidation preference of $337,206,414 as of March 31, 2026; 8,428,093 shares authorized, 7,758,235 issued and outstanding, liquidation preference of $337,206,414 as of December 31, 2025	—	—
Additional Paid-In Capital	328,634	327,843
Accumulated Deficit	(284,652)	(261,775)
Accumulated Other Comprehensive Loss	(1,298)	(128)

Total Stockholders’ Equity	42,684	65,941

Noncontrolling Interests	(2,521)	(2,308)

Total Equity	40,163	63,633

Total Liabilities and Stockholders’ Equity	$527,742	$528,193

See accompanying Notes to Unaudited Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and dollars in thousands, except per share amounts)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2026	March 31, 2025
Revenue:
Products	$89,541	$70,922
Services	31,498	31,621

Total Revenue	121,039	102,543
Cost of Revenue:
Products	55,310	44,655
Services	17,786	18,989

Total Cost of Revenue	73,096	63,643

Gross Profit	47,943	38,900
Operating Expenses (Income)
Depreciation	823	837
Amortization	1,704	1,413
Selling, General, and Administrative Expenses	53,014	45,789
Goodwill Impairment	—	2,980
Loss (Gain) on Disposition of Assets	(203)	435

Total Operating Expenses	55,338	51,455

Loss from Operations	(7,395)	(12,554)
Non-Operating Expenses (Income)
Interest Expense, Net	15,364	7,304
Change in Fair Value of Warrant Liability	(41)	(324)
Change in Fair Value of Contingent Consideration	(3)	(177)
Other Non-Operating Expense (Income), Net	(297)	1,851

Total Non-Operating Expenses	15,023	8,654

Loss Before Income Taxes	(22,418)	(21,208)
Income Tax Expense	359	181

Net Loss	(22,777)	(21,390)
Net Income/(Loss) Attributable to Noncontrolling Interests	100	(60)

Net Loss Attributable to Teamshares Inc.	$(22,877)	$(21,330)

Net Loss Attributable to Common Stockholders	$(22,813)	$(21,265)
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	$(19.42)	$(18.30)

See accompanying Notes to Unaudited Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited and dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2026	March 31, 2025
Net Loss	$(22,777)	$(21,390)
Other Comprehensive (Loss) Income, net of tax:
Foreign Currency Translation	(1,170)	(21)

Other Comprehensive (Loss) Income	(1,170)	(21)

Comprehensive Loss Including Noncontrolling Interests	(23,947)	(21,411)
Comprehensive (Gain)/Loss Attributable to Noncontrolling Interests	100	(60)

Comprehensive Loss Attributable to Teamshares Inc.	$(24,047)	$(21,351)

See accompanying Notes to Unaudited Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three Months ended March 31, 2026 and 2025

(Unaudited and in thousands except shares and par value)

	Redeemable Noncontrolling Interest	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Gain	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	Amount	Shares	Par Value	Shares	Par Value
Balances, January 1, 2025	$4,194	7,740,549	$77	1,162,180	$12	$324,200	$(195,856)	$(159)	$128,184	$(476)	$127,708
Exercise of Common Stock Options for Cash	—	—	—	18	—	1	—	—	1	—	1
Issuance of Series E-1 Convertible Preferred Stock, Net	—	13,060	—	—	—	1,000	—	—	1,000	—	1,000
Stock-Based Compensation	—	—	—	—	—	611	—	—	611	375	986
Dividends to Noncontrolling Interests	(18)	—	—	—	—	—	—	—	—	(224)	(224)
Noncontrolling Interest Repurchases and Adjustments	(65)	—	—	—	—	—	—	—	—	(409)	(511)
Net (Loss) Income	121	—	—	—	—	—	(21,330)	—	(21,330)	(181)	(21,511)
Other Comprehensive Loss	—	—	—	—	—	—	—	(21)	(21)	—	(21)

Balances, March 31, 2025	$4,232	7,753,609	$78	1,162,198	$12	$325,811	$(217,186)	$(180)	$108,444	$(914)	$107,530
Balances, January 1, 2026	$2,451	7,758,235	$78	1,174,429	$12	$327,843	$(261,775)	$(128)	$65,941	$(2,308)	$63,633
Stock-Based Compensation	—	—	—	—	—	627	—	—	627	310	936
Dividends to Noncontrolling Interests	(11)	—	—	—	—	—	—	—	—	(412)	(412)
Noncontrolling Interest Repurchases and Adjustments	(682)	—	—	—	—	164	—	—	164	(207)	(43)
Net (Loss) Income	4	—	—	—	—	—	(22,877)	—	(22,877)	96	(22,781)
Other Comprehensive Loss	—	—	—	—	—	—	—	(1,170)	(1,170)	—	(1,170)

Balances, March 31, 2026	$1,762	7,758,235	$78	1,174,429	$12	$328,634	$(284,652)	$(1,298)	$42,684	$(2,521)	$40,163

Teamshares Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2026	March 31, 2025
Cash Flows From Operating Activities
Net Loss	$(22,777)	$(21,390)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	2,848	2,832
Non-Cash Stock-Based Compensation Expense	936	993
Non-Cash Interest Expense	7,410	471
Goodwill impairment	—	2,980
Loss/(Gain) on Disposition of Assets	(203)	435
Change in Fair Value of Warrant Liability	(41)	(324)
Change in Fair Value of Contingent Consideration, Net of Payments	(305)	(629)
Changes in Operating Assets and Liabilities, Net of Acquisitions:
Inventory	(2,133)	(2,970)
Accounts Receivable	(1,653)	(2,417)
Other Assets	1,408	350
Accounts Payable	6,782	(3,523)
Other Liabilities	4,548	961

Net Cash Used in Operating Activities	(3,179)	(22,233)
Cash Flows From Investing Activities
Capital Expenditures	(1,336)	(510)
Business Acquisitions, Net of Cash Received	(1,375)	(9,334)
Additions to Internally Developed Software	(501)	(768)

Net Cash Used in Investing Activities	(3,212)	(10,613)
Cash Flows From Financing Activities
Borrowings Under Credit Facilities	3,000	2,892
Borrowings Under Other Debt Instruments	754	10,939
Repayments of Other Debt Instruments	(2,395)	(77)
Issuance of SAFE Notes	1,100	—
Proceeds from Issuance of Preferred Stock, Net	—	1,000
Dividends to Noncontrolling Interests	(423)	(242)
Acquisitions of Noncontrolling Interests	(724)	(474)
Payments of Debt Issuance Costs	(100)	—
Contingent Consideration Payments	(546)	(55)

Net Cash Provided by Financing Activities	665	13,984
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(116)	—
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(5,842)	(18,862)

Cash, Cash Equivalents and Restricted Cash at Beginning of Period	54,097	75,509

Cash, Cash Equivalents and Restricted Cash at End of Period	48,255	56,647

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$8,264	$6,900
Income Taxes Paid	$92	$14
Supplemental Non-Cash Activity:
Debt Assumed to Acquire Operating Subsidiaries	$1,000	$22,550

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

NOTE 1—Basis of Presentation

The accompanying unaudited consolidated financial statements of Teamshares Inc. and its subsidiaries (“Teamshares” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with Article 10 of Regulation S-X. In the opinion of management, the consolidated financial statements include all the adjustments necessary for a fair statement in conformity with U.S. GAAP. Certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year.

Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

The accompanying unaudited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and entities for which the Company has a controlling financial interest. Intercompany transactions and balances have been eliminated in consolidation. Amounts are reported in thousands within this quarterly report, and therefore, certain columns and rows within tables in this report may not sum due to rounding.

The accompanying unaudited consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025.

There have been no material changes to the Company’s significant accounting policies, as disclosed in Note 2 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025.

As of March 31, 2026, Teamshares had 93 active Operating Subsidiaries (as defined in Note 1 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025), 90 of which are located in the United States and 3 of which are located outside of the United States.

Going Concern

These consolidated financial statements have been prepared in accordance with US GAAP assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the three months ended March 31, 2026 and the year ended December 31, 2025, the Company has incurred net losses and negative cash flows from operations due to corporate overhead and interest expense exceeding cash flows from Operating Subsidiaries and current conditions are expected to result in additional losses for the next 12 months after the financial statements are available to be issued. Furthermore, the Company has debt of $215.7 million that will mature within the next 12 months after the financial statements are available to be issued, and the Company’s existing liquidity and forecasted cash flows are not sufficient to repay this debt. These conditions may impact the Company’s ability to remain in compliance with certain debt covenants. See NOTE 9. As a result, substantial doubt exists about the Company’s ability to continue as a going concern.

Management’s plans to alleviate these conditions include, but are not limited to, the following:

•	SPAC Merger (as defined in Note 1 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025) - The Company plans to go public via a merger with the

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

SPAC (as defined in Note 1 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025), which is expected to close in Q2’26 subject to regulatory approval and customary closing conditions. Upon close, the Company expects to receive $126.5 million from the PIPE Investment plus up to $241.1 million of additional proceeds currently held in trust at the SPAC depending on redemptions (in each case reduced by fees). The Company plans to utilize these proceeds to fund acquisitions and repay certain indebtedness, which is expected to significantly improve cash flows from operations. The closing of the SPAC Merger was not incorporated into the Company’s analysis regarding its ability to continue as a going concern primarily due to regulatory approvals that were deemed outside of its control.

•

Refinance Existing Indebtedness—The Company intends to refinance certain of its indebtedness, including the i80 Facility (see NOTE 9) that matures in December 2026. The Company believes the completion of the SPAC Merger and improvement in liquidity will increase the likelihood of successfully refinancing its existing indebtedness. However, there can be no assurance the Company will be successful in obtaining such refinancing on acceptable terms, or at all.

Although management is pursuing these plans, there can be no assurance they will be successfully implemented or that they will be able to mitigate the substantial doubt regarding its ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, such as adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – New Accounting Pronouncements

New Accounting Pronouncement Not Adopted as of December 31, 2025: In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, Improvements to Income Tax Disclosures, which intends to provide investors with enhanced information about an entity’s income taxes by requiring disclosure of items such as disaggregation of the effective tax rate reconciliation as well as information regarding income taxes paid. This ASU is effective for annual reporting periods beginning after December 15, 2025, and will result in additional disclosures beginning with the Company’s 2026 annual reporting.

NOTE 3 – Revenue

The Operating Subsidiaries operate in a variety of industries and generate revenue from the sale of a diverse mix of product and service offerings. Operating Subsidiaries are not concentrated in a specific industry or geographical region. The Company disaggregates its revenue between sales of products and sales of services in the unaudited Consolidated Statements of Operations. There are no material extended payment terms extended to Operating Subsidiary customers.

At times, the Company has a right to payment from previous performance that is conditional on something other than the passage of time, such as billings that are contingent on work completed by others, and certain unbilled receivables, which are recognized as Contract Assets. Contract Assets are included in Accounts Receivable, Net on the unaudited Consolidated Balance Sheets and were $0.8 million and $1.2 million as of March 31, 2026 and December 31, 2025, respectively.

Contract liabilities consist of payments received from customers in advance of the Company providing the product or performing services such that control has not passed to the customer. Contract liabilities are included

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

in Deferred Revenue on the unaudited Consolidated Balance Sheets, and were $14.6 million and $10.1 million as of March 31, 2026 and December 31, 2025, respectively. During the three months ended March 31, 2026, the Company recognized $6.7 million of revenue that was included in deferred revenue as of December 31, 2025.

NOTE 4 – Business Combinations

During the three months ended March 31, 2026, the Company completed one business combination. The business combination was an individually insignificant acquisition of an Operating Subsidiary in the United States.

The Company accounts for business combinations using the acquisition method, and accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed.

The following table summarizes the estimated acquisition date fair values of the aggregate assets acquired and liabilities assumed for the three months ended March 31, 2026:

For the Three Months Ended
March 31, 2026 (Unaudited)
Consideration:
Cash	$3,091
Seller Notes at fair value	532
Contingent consideration	179

Total consideration transferred	$3,801
Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	$2,038
Accounts receivable	42
Inventory	304
Prepaid expenses & other assets	17
Trade names	190
Property, plant, and equipment	128
Right of use assets	644
Accounts payable & accrued liabilities	(713)
Lease liabilities	(644)
Other liabilities	—

Total identifiable assets acquired, net	2,006

Goodwill	$1,795

Seller Notes are a form of noncash consideration paid to the sellers of certain businesses, and are therefore disclosed as non-cash investing activities in the unaudited Consolidated Statements of Cash Flows. See NOTE 9. The principal balance of the Seller Notes included in the table above was $1.0 million.

The Company initially acquired 100% of the voting equity interests of the Operating Subsidiary acquired during the three months ended March 31, 2026. The Company owns preferred stock in each acquired Operating Subsidiary, and the preferred stock owned by the Company has a liquidation preference over common stockholders of each Operating Subsidiary in case of a liquidation event. The liquidation preference is equal to the price per share on the acquisition date adjusted for any additional contributions, stock splits, stock dividends, or similar transactions. The Company also controls the board of directors of the acquired Operating Subsidiary.

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

Certain historical acquisitions prior to 2023 were acquired for 90% in cash and the issuance of preferred stock to the former owners equal to 10% of all the issued and outstanding stock of the Operating Subsidiaries, calculated on a fully diluted and as-converted basis (the “Rollover Shares”), as of the acquisition date. Rollover Shares are classified as Redeemable Noncontrolling Interests outside of permanent equity in the Company’s unaudited Consolidated Balance Sheets. During the three months ended March 31, 2026, the Company paid $0.5 million to repurchase Rollover Shares held by the former owners of certain Operating Subsidiaries. In comparison, during the three months ended March 31, 2025, the Company paid $0.1 million to repurchase Rollover Shares held by the former owners of certain Operating Subsidiaries.

The business combination completed during the three months ended March 31, 2026 was funded by cash on hand and the issuance of debt. See NOTE 9.

The business combination completed during the three months ended March 31, 2026 resulted in goodwill totaling $1.8 million. All of the goodwill that was acquired during the three months ended March 31, 2026 was assigned to the Small Business Acquisitions reportable segment. All of the goodwill generated from the business combination during the three months ended March 31, 2026 is deductible for tax purposes. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may be subject to change during the measurement period up to one year following the acquisition date.

During the three months ended March 31, 2026, the Company did not record any material measurement period adjustments to Operating Subsidiaries acquired during the year ended December 31, 2025.

The Company recognized $0.7 million of Revenue and an immaterial amount of Net Income Attributable to Teamshares Inc. in the unaudited Consolidated Statements of Operations during the three months ended March 31, 2026 related to the operating subsidiary acquired during the three months ended March 31, 2026.

For disclosures of the business combinations completed during the year ended December 31, 2025, refer to Note 4 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025. The following table summarizes the unaudited pro forma condensed financial information of the Company as if the business combination during the three months ended March 31, 2026, and all business combinations during the year ended December 31, 2025, had occurred on January 1, 2025 (dollars in thousands):

	March 31, 2026 (Unaudited)	March 31, 2025 (Unaudited)
Revenues	$121,459	$122,646
Loss from Operations (1)	(7,344)	(11,300)
Net loss (2)	(22,729)	(21,248)

(1)

Pro forma adjustments increased Depreciation and Amortization by an immaterial amount during the three months ended March 31, 2026 compared to the unaudited Consolidated Statement of Operations. Pro forma adjustments increased Depreciation by $0.2 million and Amortization by $0.3 million during the three months ended March 31, 2025 compared to the unaudited Consolidated Statement of Operations.

(2)

Pro forma adjustments increased Interest Expense, Net by an immaterial amount during the three months ended March 31, 2026 compared to the unaudited Consolidated Statement of Operations. Pro forma adjustments increased Interest Expense, Net by $1.1 million during the three months ended March 31, 2025 compared to the unaudited Consolidated Statement of Operations. Pro forma adjustments for the three months ended March 31, 2025 included the addition of approximately $0.7 million of acquisition-related transaction costs reclassified from the periods in which such costs were incurred to the three months ended March 31, 2025, as if the acquisitions had occurred on January 1, 2025. Pro forma adjustments did not impact Income Tax Expense during the three months ended March 31, 2026 or 2025.

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

Earnout Agreements

The Company has contingent consideration liabilities related to earnout agreements in certain of its business combinations. The terms of the earnout agreements vary but typically consist of a payout equal to a future percentage of a financial metric (typically revenue or a specified profitability metric) for a determined period of time (usually 1-6 years subsequent to the acquisition date). The Company estimates the future consideration payable related to the earnout agreements and includes it as a current or long-term contingent consideration liability in the unaudited Consolidated Balance Sheets. Changes to the fair value of the earnouts are recognized in Non-Operating Expenses (Income) in the unaudited Consolidated Statements of Operations.

As of March 31, 2026 and December 31, 2025, respectively, the fair value of the contingent consideration liability related to the earnout agreements was $8.4 million and $9.2 million. As of March 31, 2026 and December 31, 2025, respectively, $2.4 million and $3.2 million is considered a current liability expected to be paid out in the next year, and $6.0 million and $6.0 million is considered a long-term liability expected to be paid out more than a year from the reporting date. The Company recognized income of an immaterial amount and $0.2 million related to the changes in fair value of the earnout agreements during the three months ended March 31, 2026 and 2025, respectively.

As of March 31, 2026, the Company had 31 Operating Subsidiaries with contingent consideration liabilities, which all contain a cap on the maximum amount of contingent consideration payable. As of March 31, 2026, the maximum amount of contingent consideration payable in the future for the 31 Operating Subsidiaries totaled $34.3 million.

During the three months ended March 31, 2026 and 2025, respectively, the Company made payments related to the earnout agreements of $0.8 million and $0.6 million. Contingent consideration payments were not made soon after the applicable acquisition date and therefore are recognized as financing activities in the unaudited Consolidated Statements of Cash Flows, up to the estimated fair value of the obligation as of the acquisition date. Payments in excess of the original acquisition date fair value are recognized as operating activities in the unaudited Consolidated Statements of Cash Flows. The Company recognized $0.3 million and $0.5 million of payments related to earnout agreements as operating activities, and $0.5 million and $0.1 million of payments related to earnout agreements as financing activities in the unaudited Consolidated Statements of Cash Flows during the three months ended March 31, 2026 and 2025, respectively.

NOTE 5 – Restricted Cash

As part of the terms of certain of the Company’s debt agreements, the Company is required to maintain certain deposit accounts. These deposits are classified as restricted cash. As of March 31, 2026, the Company had $9.2 million of restricted cash related to debt agreements, including $6.8 million in debt service reserve accounts pledged as collateral (“Collateral Accounts”), and $2.4 million in collection accounts to be used to pay current fees, costs, and interest related to the debt (“Collection Accounts”). Any cash held in Collection Accounts in excess of debt servicing costs is available for distribution to Teamshares. As of December 31, 2025, the Company had $11.7 million of restricted cash related to debt agreements, including $6.8 million in Collateral Accounts, and $4.9 million in Collection Accounts. Restricted cash related to debt agreements is included within Long-Term Assets in the unaudited Consolidated Balance Sheets, unless the associated debt obligation matures within the next twelve months, in which case the restricted cash balance is included within Current Assets in the unaudited Consolidated Balance Sheets.

As part of the terms of the Company’s self-insurance program, the Company is required to maintain separate deposit accounts. Distributions from these accounts require regulatory approval, and therefore the deposits are

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

classified as restricted cash. As of March 31, 2026 and December 31, 2025, the Company had $2.0 million and $2.1 million, respectively, classified as restricted cash related to self-insurance programs. These deposits are included in Current Assets in the unaudited Consolidated Balance Sheets.

NOTE 6 – Inventories

Inventories consisted of the following (dollars in thousands):

	March 31, 2026 (unaudited)	December 31, 2025
Raw materials	$1,352	$1,439
Work in process	577	886
Finished goods	49,099	44,079

Total inventories	$51,028	$46,405

NOTE 7 – Property, Plant, and Equipment, Net

Property, plant, and equipment, net consisted of the following (dollars in thousands):

	March 31, 2026 (unaudited)	December 31, 2025
Vehicles	$9,057	$9,003
Computers and equipment	12,085	11,697
Furniture and fixtures	4,048	4,228
Third-party software	2,210	2,077
Leasehold improvements	10,292	10,148
Buildings	3,320	3,196
Land	3,460	3,484
Other fixed assets	907	905

Total property, plant, and equipment, gross	45,379	44,737
Less: Accumulated depreciation	(15,381)	(14,694)

Total property, plant, and equipment, net	$29,998	$30,043

Depreciation expense related to property, plant and equipment was $1.0 million and $1.3 million for the three months ended March 31, 2026 and 2025, respectively. This includes $0.2 million and $0.5 million of depreciation expense recognized in Cost of Revenue during the three months ended March 31, 2026 and 2025, respectively.

NOTE 8 – Goodwill and Intangible Assets

Goodwill

Goodwill arising from acquisitions primarily relates to the reputation the Operating Subsidiaries have established within local communities, strength of their customer bases, and assembled workforce that will remain after the business combination is completed.

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

The following table presents the changes in the carrying amount of the Company’s goodwill. All goodwill is reported within the Small Business Acquisitions segment (dollars in thousands):

Balance at January 1, 2026	$244,743
Goodwill as a result of acquisitions	1,795
Purchase accounting adjustments	(405)
Currency translation	(694)

Balance at March 31, 2026	$245,439

During the three months ended March 31, 2026, the Company did not recognize any Goodwill Impairment.

Intangible Assets

Intangible assets primarily consist of trade names, customer-related intangible assets, and internally developed software. The internally developed software relates to proprietary software platforms utilized by Operating Subsidiaries and corporate. The Company does not have any definitive plans to sell or license these platforms to third parties in the near future. Internally developed software is amortized on a straight-line basis over 3 years. For the three months ended March 31, 2026 and 2025, respectively, the Company recognized $1.0 million and $1.0 million of amortization expense relating to internally developed software.

Acquired trade names represent a target’s portfolio of marketing intangible assets. The Company values trade name intangible assets using a benchmarking method. Acquired trade names are amortized over a 10-year useful life using the straight-line amortization method. For the three months ended March 31, 2026 and 2025, the Company recognized $0.5 million and $0.4 million of amortization expense related to trade names, respectively. There were no definite-lived intangible asset impairment charges recognized during the three months ended March 31, 2026. The amortization expense recognized during the three months ended March 31, 2025 includes $0.1 million of definite-lived intangible asset impairment charges.

Customer-related intangible assets consist of contractual and non-contractual customer relationships. The Company estimates the fair values of acquired customer-related intangible assets as of their acquisition dates using an income approach. Acquired customer-related intangible assets are amortized over their estimated useful lives using the straight-line amortization method. For the three months ended March 31, 2026 and 2025, the Company recognized $0.2 million and an immaterial amount of amortization expense related to customer-related intangible assets, respectively.

Intangible assets consisted of the following (dollars in thousands):

	As of March 31, 2026 (Unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Asset
Trade names	$16,575	$(4,230)	$12,346
Internally developed software	16,353	(10,090)	6,263
Customer related intangibles	6,009	(150)	5,859

Total	$38,938	$(14,470)	$24,468

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

	As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Asset
Trade names	$15,453	$(3,855)	$11,598
Internally developed software	15,872	(9,102)	6,769
Customer related intangibles	6,080	—	6,080

Total	$37,405	$(12,957)	$24,447

Estimated amortization expense for intangible assets as of March 31, 2026 are as follows (dollars in thousands):

Remainder of 2026	$4,635
2027	4,153
2028	3,229
2029	2,644
2030	2,236
2031 and thereafter	7,570

Total	$24,468

NOTE 9 – Debt

Debt of the Company consisted of the following (dollars in thousands):

	March 31, 2026 (Unaudited)	December 31, 2025
i80 Facility	$153,377	$153,377
Single Company Term Loans	59,190	61,510
HBC Credit Facility	34,850	31,250
TDC Loans	15,375	15,375
Former Owner Bridge Loan	10,000	10,000
Vehicle and equipment notes	5,036	4,838
Seller Notes	30,747	29,840
Less: Debt issuance costs	(1,793)	(2,842)
Less: Discounts	(6,577)	(11,802)

Total debt, net	300,204	291,546
Current maturities	215,703	206,982
Less: Debt issuance costs	(1,443)	(1,585)
Less: Discounts	(85)	(5,250)

Total Short-Term Debt and Current Portion of Long-Term Debt	214,175	200,147

Total long-term debt	$86,029	$91,399

i80 Facility

On May 4, 2021, Teamshares Continuity Holdings LLC, a wholly owned subsidiary of Teamshares, entered into a credit facility with i80 Group LLC, as the lender (the “i80 Facility”) and Westmount Group LLC, a wholly owned subsidiary of i80 Group LLC, as the administrative and collateral agent. The i80 matures on December 5,

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

2026. As of March 31, 2026 and December 31, 2025, respectively, the weighted average interest rate on borrowings under the i80 Facility was 14.7% and 15.2%.

The i80 facility requires the Company to maintain a Collateral Account and a Collection Account. As of March 31, 2026 and December 31, 2025, respectively, the Collateral Account held balances of $6.4 million and $6.4 million, and the Collection Account held balances of $2.4 million and $4.8 million.

HBC Financing Arrangement

In March 2026, the HBC Credit Facility was amended to provide additional term loan commitments in an aggregate principal amount of $3.6 million. The Company received proceeds of $2.9 million and recognized a debt discount of $0.6 million and debt issuance costs of $0.1 million. The proceeds from this amendment were utilized to fund the business combination that was completed during the three months ended March 31, 2026. See NOTE 4.

The original maturity date of the HBC Credit Facility was the earliest of: 1) December 24, 2026, 2) the date on which the SPAC Merger is consummated, 3) the date on which the Merger Agreement is terminated, or 4) unless a Registration Statement on Form S-4 in connection with the SPAC Merger has been declared effective, the date that is 60 days prior to the Outside Date. The Outside Date is defined in the Merger Agreement as the date of May 31, 2026, or an applicable later date if extended pursuant to the terms of the Merger Agreement. The Company may voluntarily prepay the HBC Credit Facility without a prepayment penalty.

In March 2026, the Company and HBC amended the maturity date of the HBC Credit Facility to be the earliest of: 1) December 24, 2026, 2) the date on which the SPAC Merger is consummated, 3) the date on which the Merger Agreement is terminated, or 4) unless a Registration Statement on Form S-4 in connection with the SPAC Merger has been declared effective, the date that is 30 days prior to the Outside Date. The Outside Date was not affected by this amendment. During May 2026, the Outside Date was extended to July 15, 2026. See NOTE 16.

The Company amortizes debt discounts and debt issuance costs from the date the debt is issued through the earliest date at which the creditor can demand payment. Prior to the amendment of the maturity date of the HBC Credit Facility, the earliest date at which the creditor could demand repayment was 60 days prior to the Outside Date. Therefore, the Company recorded $5.8 million of debt discount amortization and $0.8 million of debt issuance cost amortization during the three months ended March 31, 2026. This amortization is recognized in Interest Expense, Net in the unaudited Consolidated Statements of Operations. As of March 31, 2026, there are no remaining unamortized discounts or debt issuance costs related to the HBC Credit Facility.

Former Owner Bridge Loan

During 2025, the acquisition of one Operating Subsidiary was financed with a loan to the sellers of the business (the “Former Owner Bridge Loan”). The remaining principal balance of the Former Owner Bridge Loan was $10.0 million as of March 31, 2026. In March 2026, the Former Owner Bridge Loan was amended to require the Company to pay $8.0 million of the outstanding principal to the lenders on July 1, 2026. As of December 31, 2025, this repayment was scheduled to occur on March 31, 2026. The remaining principal balance matures on March 31, 2027. The Former Owner Bridge Loan is included in Short-Term Debt and Current Portion of Long-Term Debt on the unaudited Consolidated Balance Sheets. The loan bears interest at 12.5% per annum, payable monthly in cash.

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

Future maturities of long-term debt as of March 31, 2026 are as follows (dollars in thousands):

Remainder of 2026	$215,150
2027	20,978
2028	10,713
2029	13,139
2030	42,183
2031 and thereafter	6,412

Total	$308,574

The Company was in compliance with all debt covenants as of March 31, 2026. If the Company fails to comply with any covenants, payments, or other terms of its debt agreements, and such failure constitutes an event of default, the lender would have the right to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable.

NOTE 10 – Fair Value of Financial Instruments

Warrants

The following table presents changes in the warrant liability for the three months ended March 31, 2026 (dollars in thousands):

Balance at January 1, 2026	$2,922
Change in fair value of warrant liabilities	(41)

Balance at March 31, 2026 (Unaudited)	$2,881

Contingent Consideration

The following table presents changes in contingent consideration liabilities for the three months ended March 31, 2026 (dollars in thousands):

Balance at January 1, 2026	$9,195
Earnouts for 2026 business combinations	179
Change in fair value of earnout consideration	(3)
Foreign currency impact on earnout consideration	(106)
Earnout payments made in period	(847)

Balance at March 31, 2026 (Unaudited)	$8,417

There were no transfers of financial instruments between the three levels of the fair value hierarchy during the three months ended March 31, 2026.

Simple Agreements for Future Equity

During the three months ended March 31, 2026, the Company entered into Simple Agreements for Future Equity (“SAFE Notes”) with unaffiliated investors in exchange for proceeds of $1.1 million. SAFE Notes will automatically convert into equity of the Combined Company (as defined in Note 1 of the audited consolidated

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

financial statements of the Company for the fiscal year ended December 31, 2025) upon the consummation of the SPAC Merger. If the SPAC Merger has not occurred within 18 months of the SAFE Notes investment, then the Company is required to repurchase the SAFE Notes for cash in an amount equal to the product of (i) the SAFE Notes proceeds and (ii) 1.25. No SAFE Notes were converted to equity instruments during the three months ended March 31, 2026.

The carrying value of SAFE Notes was $4.1 million and $3.0 million as of March 31, 2026 and December 31, 2025, respectively. SAFE Notes are included in Other Long-Term Liabilities on the unaudited Consolidated Balance Sheets.

NOTE 11 – Leases

Operating leases were included on the Company’s unaudited Consolidated Balance Sheets as follows (dollars in thousands):

	March 31, 2026 (Unaudited)	December 31, 2025
Operating Leases:
Operating lease right of use assets, net	$93,517	$93,586

Current portion of operating lease obligations	$9,079	$8,524
Long-term operating lease obligations	87,881	88,144

Total lease liability	$96,961	$96,668

The components of operating lease expense were as follows (dollars in thousands):

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Operating lease cost	$5,829	$4,211
Short-term lease costs	640	504
Variable lease expense	670	507

Total operating lease expense, net	$7,139	$5,222

Supplemental cash flow information related to operating leases for the three months ended March 31, 2026 and 2025 was as follows (dollars in thousands):

	March 31, 2026	March 31, 2025
Cash paid for amounts included in the measurement of operating lease liabilities	$5,223	$3,930
Right of use assets obtained in exchange for operating lease liabilities	$1,578	$14,334

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

NOTE 12 – Stock Compensation

During the three months ended March 31, 2026 and 2025, the Company recognized stock compensation expense as follows (dollars in thousands):

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Teamshares Inc. awards	$627	$611
Operating Subsidiary Stock Plans	310	375

Total stock compensation expense	$936	$986

NOTE 13 – Net Loss Per Share

Basic Net Loss Per Share is computed by dividing Net Loss Attributable to Common Stockholders by the weighted average number of common shares outstanding during the period. Each series of preferred stock is considered to be a participating security. Therefore, the Company applies the two-class method in calculating its net loss per share for periods when the Company generates net income. Net losses are not allocated to preferred shares in the Company, as they are not contractually obligated to share in the Company’s losses.

Diluted Net Loss Per Share is computed by dividing Net Loss Attributable to Common Stockholders by the weighted average number of common and dilutive common equivalent shares outstanding for the period using the treasury-stock method or the as-converted method, or the two-class method for participating securities, whichever is more dilutive. Potentially dilutive shares are comprised of preferred stock, warrants, and stock options. For the three months ended March 31, 2026 and 2025, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive.

During the three months ended March 31, 2026 and 2025, the Company repurchased certain Rollover Shares. The difference between the carrying value and the repurchase value on the repurchase date has been included as an adjustment to Net Loss Attributable to Common Stockholders.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share for the three months ended March 31, 2026 and 2025 is as follows (dollars in thousands, except per share data):

	March 31, 2026	March 31, 2025
Numerator:
Net Loss Attributable to Teamshares Inc.	$(22,877)	$(21,330)
Rollover Share adjustments	64	65

Net Loss Attributable to Common Stockholders	$(22,813)	$(21,265)
Denominator:
Weighted Average Common Shares Outstanding	1,174,429	1,162,187
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	$(19.42)	$(18.30)

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

The following common stock equivalents were excluded in the calculation of net loss per diluted share because their effect was anti-dilutive:

	March 31, 2026	March 31, 2025
Preferred Shares	7,758,235	7,753,609
Warrants	218,340	202,782
Stock Options	1,441,123	1,228,890

Total	9,417,698	9,185,281

NOTE 14 – Segment Reporting and Geographic Information

The Company has two reportable segments: Small Business Acquisitions and Real Estate. The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer.

Small Business Acquisitions includes all of the Operating Subsidiaries owned by the Company. The Company’s CODM regularly reviews Operating Subsidiary performance in the aggregate for the purpose of making operating decisions, allocating resources, and evaluating financial performance.

Real Estate includes land and buildings that are owned by the Company. These assets are owned by the Company and leased to Operating Subsidiaries on an intercompany basis. Rent payments that are paid to the Company are eliminated in consolidation. The CODM regularly reviews the profitability of the Real Estate operating segment. The Company sold substantially all of its Real Estate segment during the year ended December 31, 2025 in connection with the Sale Leaseback. See NOTE 2 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025.

The CODM also regularly reviews the performance of other products and services that the Company offers to Operating Subsidiaries. These products primarily consist of the Company’s self-funded health insurance and business insurance programs that certain Operating Subsidiaries utilize. The insurance premiums that are paid to the Company by Operating Subsidiaries are eliminated in consolidation. None of the financial products that are regularly reviewed by the CODM meet the quantitative criteria to be disclosed as a reportable segment.

The CODM measures and evaluates segment performance and allocates resources based on segment earnings before interest, taxes, depreciation, and amortization (“EBITDA”). Segment EBITDA includes revenues from external customers and revenues and associated expenses from transactions with other operating segments of the Company. Segment expense categories include Cost of Revenue (excluding depreciation), Selling, General, and Administrative Expenses, and other non-operating (income) expense.

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

The CODM is not regularly provided with segment assets or segment expenditures for long-lived assets, as these metrics are not used to assess segment performance. The accounting policies of the Small Business Acquisitions reportable segment are the same as those described in NOTE 2 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025.

	Three Months Ended March 31, 2026 (in 000s)
	Small Business Acquisitions	Real Estate	Total
Revenue from External Customers	$121,039	—	$121,039
Revenue from Other Operating Segments	—	56	56

Total Segment Revenue	121,039	56	121,096

Reconciliation of Revenues
Intercompany Eliminations			(56)
Total Consolidated Revenue			121,039
Less:
Cost of Revenue, Excluding Depreciation	73,190	—	73,190
Selling, General, and Administrative Expense	38,933	—	38,933
Other Non-Operating Income	(213)	—	(213)

Segment EBITDA	9,129	56	9,185
Less:
Depreciation			(1,144)
Amortization			(1,704)
Stock Compensation Expense			(936)
Gain on Disposition of Assets			203
Interest Expense, Net			(15,364)
Change in Fair Value of Warrant Liability			41
Change in Fair Value of Contingent Consideration			3
All Other Operating Segments			(200)
Corporate, Other Expenses, and Eliminations			(12,503)

Loss Before Income Taxes			$(22,418)

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

	Three Months Ended March 31, 2025 (in 000s)
	Small Business Acquisitions	Real Estate	Total
Revenue from External Customers	$102,543	—	$102,543
Revenue from Other Operating Segments	—	722	722

Total Segment Revenue	102,543	722	103,265

Reconciliation of Revenues
Intercompany Eliminations			(722)
Total Consolidated Revenue			102,543
Less:
Cost of Revenue, Excluding Depreciation	63,455	—	63,455
Selling, General, and Administrative Expense	34,057	4	34,062
Other Non-Operating Income	(301)	—	(301)

Segment EBITDA	5,332	717	6,050
Less:
Depreciation			(1,418)
Amortization			(1,413)
Goodwill Impairment			(2,980)
Stock Compensation Expense			(986)
Loss on Disposition of Assets			(435)
Interest Expense, Net			(7,304)
Change in Fair Value of Warrant Liability			324
Change in Fair Value of Contingent Consideration			177
All Other Operating Segments			(116)
Corporate, Other Expenses, and Eliminations			(13,106)

Loss Before Income Taxes			$(21,208)

Geographic Information

Revenue is attributed to a geographic region based on the location of the customer taking possession of the products or services. Long-lived assets are attributed to the geographic region based on the physical location of the assets.

A summary of the Company’s Revenue and Long-lived assets as of the three months ended March 31, 2026 is as follows:

	Revenue	Long-lived Assets
	For the Three Months Ended March 31, 2026	March 31, 2026
United States	$108,075	$106,757
International	12,964	16,758

Total	$121,039	$123,515

Teamshares Inc.

Unaudited Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

A summary of the Company’s Revenue for the three months ended March 31, 2025 and Long-lived assets as of year ended December 31, 2025 is as follows:

	Revenue	Long-lived Assets
	For the Three Months Ended March 31, 2025	December 31, 2025
United States	$99,551	$107,239
International	2,993	16,389

Total	$102,543	$123,628

Long-lived assets include Property, Plant, and Equipment, Net and Operating Lease Right of Use Assets, Net.

NOTE 15 – Related Party Transactions

Certain executives of the Company own a direct and indirect minority interest in a customer of the Company. For the three months ended March 31, 2026 and 2025, the revenue earned by the Company from this customer was immaterial.

As of March 31, 2026, the counterparties to $6.0 million of TDC Loans (as defined in Note 9 of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025) include $5.5 million owed to four executives of the Company and $0.5 million owed to a member of the board of directors.

NOTE 16 – Subsequent Events

Outside Date Extension

During May 2026, Live Oak and Teamshares entered into an agreement to extend the Outside Date to July 15, 2026 to provide the parties with additional time to consummate the SPAC Merger. The maturity date of the HBC Credit Facility remains the earliest of: 1) December 24, 2026, 2) the date on which the SPAC Merger is consummated, 3) the date on which the Merger Agreement is terminated, or 4) unless a Registration Statement on Form S-4 in connection with the SPAC Merger has been declared effective, the date that is 30 days prior to the Outside Date.

Business Combinations Subsequent to March 31, 2026

During May 2026, the Company completed one business combination in the United States for a total purchase consideration of $13.0 million. The Company paid $3.0 million in cash upon the close of the business combination, and the remaining purchase consideration was paid in the form of a Seller Note. The principal balance of the Seller Note is $10.0 million, of which $7.3 million matures in 2026. The remaining $2.7 million of Seller Note principal matures in 2029.

Due to the close proximity of the closing of this business combination to the issuance of the Company’s financial statements for the period of March 31, 2026, the Company’s initial assessment of the assets acquired and the liabilities assumed has not been completed, and therefore this business combination has not been disclosed in any of the disclosures in NOTE 4.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Teamshares Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Teamshares Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred net losses, negative cash flows from operations, and has substantial debt coming due within the next 12 months that exceeds its liquidity and forecasted cash flows, all of which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2022.

Dallas, Texas

March 30, 2026

Teamshares Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2025 and 2024

(dollars in thousands)

	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$40,246	$48,551
Restricted Cash	13,426	17,651
Accounts Receivable, Net	21,354	21,086
Inventories	46,405	30,263
Prepaid Expenses	2,870	2,984
Other Current Assets	3,052	6,878

Total Current Assets	127,352	127,412
Long-Term Assets
Restricted Cash	425	9,307
Property, Plant, and Equipment, Net	30,043	45,039
Operating Lease Right of Use Assets, Net	93,586	50,988
Goodwill, Net	244,743	163,658
Internally Developed Software, Net	6,769	7,823
Trade Names, Net	11,598	8,542
Other Assets	13,676	4,643

Total Long-Term Assets	400,840	290,001

Total Assets	$528,193	$417,413

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$22,586	$16,173
Accrued Expenses	10,562	8,212
Deferred Revenue	10,051	7,130
Contingent Consideration	3,151	1,828
Short-Term Debt and Current Portion of Long-Term Debt	200,147	1,111
Current Portion of Operating Lease Obligations	8,524	5,920
Other Current Liabilities	9,893	6,698

Total Current Liabilities	264,913	47,073
Long-Term Liabilities
Warrant Liability	2,922	6,620
Contingent Consideration	6,044	1,919
Long-Term Debt, Net	91,399	180,168
Long-Term Operating Lease Obligations	88,144	48,070
Other Long-Term Liabilities	8,687	1,661

Total Long-Term Liabilities	197,196	238,439

Total Liabilities	462,109	285,512
Redeemable Noncontrolling Interests	2,451	4,194
Stockholders’ Equity
Common Stock, $0.00001 par value, 11,307,218 shares authorized, 1,174,429 issued and outstanding as of December 31, 2025; 11,307,218 shares authorized, 1,162,180 shares issued and outstanding as of December 31, 2024	—	—
Preferred Stock, $0.00001 par value, 8,428,093 shares authorized, 7,758,235 issued and outstanding, liquidation preference of $337,206,414 as of December 31, 2025; 8,100,554 shares authorized, 7,740,549 issued and outstanding, liquidation preference of $335,856,441 as of December 31, 2024	—	—
Additional Paid-In Capital	327,843	324,200
Accumulated Deficit	(261,775)	(195,856)
Accumulated Other Comprehensive Loss	(128)	(159)

Total Stockholders’ Equity	65,941	128,184

Noncontrolling Interests	(2,308)	(476)

Total Equity	63,633	127,708

Total Liabilities and Stockholders’ Equity	$528,193	$417,413

See accompanying Notes to Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2025 and 2024

(dollars in thousands)

	December 31, 2025	December 31, 2024
Revenue:
Products	$332,356	$254,464
Services	139,211	144,177

Total Revenue	471,567	398,641
Cost of Revenue:
Products	203,230	164,355
Services	85,238	94,966

Total Cost of Revenue	288,467	259,321

Gross Profit	183,100	139,320
Operating Expenses (Income)
Depreciation	3,086	3,747
Amortization	5,907	5,635
Selling, General, and Administrative Expenses	191,421	167,632
Goodwill Impairment	19,412	15,645
Loss (Gain) on Disposition of Assets	(5,418)	2,661

Total Operating Expenses	214,409	195,321

Loss from Operations	(31,308)	(56,001)
Non-Operating Expenses (Income)
Interest Expense, Net	31,191	27,766
Loss on Extinguishment of Debt	4,642	—
Change in Fair Value of Warrant Liability	(3,956)	(702)
Change in Fair Value of Contingent Consideration	1,326	91
Other Non-Operating Expense (Income), Net	1,284	(199)

Total Non-Operating Expenses	34,487	26,955

Loss Before Income Taxes	(65,795)	(82,957)
Income Tax Expense	562	890

Net Loss	(66,358)	(83,846)
Net Loss Attributable to Noncontrolling Interests	(439)	(549)

Net Loss Attributable to Teamshares Inc.	$(65,919)	$(83,297)

Net Loss Attributable to Common Stockholders	$(65,670)	$(83,024)
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	$(56.46)	$(71.97)

See accompanying Notes to Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

December 31, 2025 and 2024

(dollars in thousands)

	December 31, 2025	December 31, 2024
Net Loss	$(66,358)	$(83,846)
Other Comprehensive (Loss) Income, net of tax:
Foreign Currency Translation	31	(348)

Other Comprehensive (Loss) Income	31	(348)

Comprehensive Loss Including Noncontrolling Interests	(66,327)	(84,195)
Comprehensive Loss Attributable to Noncontrolling Interests	(439)	(549)

Comprehensive Loss Attributable to Teamshares Inc.	$(65,888)	$(83,645)

See accompanying Notes to Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2025 and 2024

(in thousands except shares and par value)

	Redeemable Noncontrolling Interest	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Gain	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	Amount	Shares	Par Value	Shares	Par Value
Balances, January 1, 2024	$6,566	6,757,945	$67	1,151,549	$12	$248,698	$(112,559)	$189	$136,327	$943	$137,271
Exercise of Common Stock Options for Cash	—	—	—	10,631	—	40	—	—	40	—	40
Issuance of Series E-1 Convertible Preferred Stock, Net	—	982,604	10	—	—	73,561	—	—	73,561	—	73,561
Stock-Based Compensation	—	—	—	—	—	2,539	—	—	2,539	1,754	4,293
Dividends to Noncontrolling Interests	(208)	—	—	—	—	—	—	—	—	(1,216)	(1,216)
Noncontrolling Interest Repurchases and Adjustments	(2,521)					(639)		—	(639)	(1,050)	(1,689)
Net (Loss) Income	358	—	—	—		—	(83,297)	—	(83,297)	(907)	(84,204)
Other Comprehensive Loss						—		(348)	(348)	—	(348)

Balances, December 31, 2024	$4,194	7,740,549	$77	1,162,180	$12	$324,200	$(195,856)	$(159)	$128,184	$(476)	$127,708
Exercise of Common Stock Options for Cash	—	—	—	12,249	—	47	—	—	47	—	47
Issuance of Series E-1 Convertible Preferred Stock, Net	—	17,686	—	—	—	1,350	—	—	1,350	—	1,350
Stock-Based Compensation	—	—	—	—	—	2,347	—	—	2,347	1,471	3,818
Dividends to Noncontrolling Interests	(93)	—	—	—	—	—	—	—	—	(1,191)	(1,191)
Noncontrolling Interest Repurchases and Adjustments	(1,715)	—	—	—	—	(100)	—	—	(100)	(1,608)	(1,707)
Net (Loss) Income	65	—	—	—	—	—	(65,919)	—	(65,919)	(504)	(66,423)
Other Comprehensive Income	—	—	—	—	—	—	—	31	31	—	31

Balances, December 31, 2025	$2,451	7,758,235	$78	1,174,429	$12	$327,843	$(261,775)	$(128)	$65,941	$(2,308)	$63,633

See accompanying Notes to Consolidated Financial Statements.

Teamshares Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2025 and 2024

(dollars in thousands)

	December 31, 2025	December 31, 2024
Cash Flows From Operating Activities
Net Loss	$(66,358)	$(83,846)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	11,580	11,305
Non-Cash Stock-Based Compensation Expense	3,818	4,293
Non-Cash Interest Expense	2,501	2,322
Goodwill impairment	19,412	15,645
Loss/(Gain) on Disposition of Assets	(5,418)	2,661
Loss on Extinguishment of Debt	4,642	—
Change in Fair Value of Warrant Liability	(3,956)	(702)
Change in Fair Value of Contingent Consideration, Net of Payments	(209)	(2,141)
Changes in Operating Assets and Liabilities, Net of Acquisitions:
Inventory	(1,877)	1,053
Accounts Receivable	(918)	5,992
Other Assets	(609)	(2,007)
Accounts Payable	270	1,229
Other Liabilities	(906)	1,780

Net Cash Used in Operating Activities	(38,029)	(42,414)
Cash Flows From Investing Activities
Capital Expenditures	(4,097)	(3,546)
Business Acquisitions, Net of Cash Received	(81,497)	(26,426)
Proceeds from Sale Leaseback, Net	31,013	—
Additions to Internally Developed Software	(2,764)	(3,409)
Other Investing Activities	—	(5,225)

Net Cash Used in Investing Activities	(57,345)	(38,606)
Cash Flows From Financing Activities
Borrowings Under Credit Facilities	28,188	15,397
Repayments of Credit Facilities	(27,036)	—
Borrowings Under Other Debt Instruments	78,507	768
Repayments of Other Debt Instruments	(3,768)	(529)
Issuance of SAFE Notes	3,000	—
Proceeds from Issuance of Preferred Stock, Net	1,350	73,561
Dividends to Noncontrolling Interests	(1,284)	(1,424)
Acquisitions of Noncontrolling Interests	(3,004)	(3,361)
Payments of Debt Issuance Costs	(1,437)	—
Contingent Consideration Payments	(525)	(1,527)
Other Financing Activities	47	40

Net Cash Provided by Financing Activities	74,038	82,926
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(76)	(348)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(21,412)	1,558

Cash, Cash Equivalents and Restricted Cash at Beginning of Period	75,509	73,951

Cash, Cash Equivalents and Restricted Cash at End of Period	54,097	75,509

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$29,078	$26,627
Income Taxes Paid	$611	$688
Supplemental Non-Cash Activity:
Debt Assumed to Acquire Operating Subsidiaries	$33,584	$5,350

See accompanying Notes to Consolidated Financial Statements.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 1 – Organization and Description of Business

Teamshares Inc. (“Teamshares”) was founded and incorporated in June 2019 in the state of Delaware. Teamshares is primarily engaged in the acquisition of small businesses from retiring owners and providing the acquired businesses (“Operating Subsidiary(ies)”) with administration of an employee-ownership program, education, financial products, insurance products, software, and other services.

As of December 31, 2025 and 2024, respectively, Teamshares had 92 and 93 active Operating Subsidiaries. As of December 31, 2025, 89 Operating Subsidiaries are located in the United States, and 3 Operating Subsidiaries are located outside of the United States. Operating Subsidiaries are engaged in a variety of industries, including both product and service-related sales. Operating Subsidiaries are charged a monthly fee for the services provided by Teamshares. All of the Operating Subsidiaries are consolidated under Teamshares, and therefore the fee is eliminated in consolidation. Teamshares administers an employee ownership program pursuant to which Operating Subsidiary employees (“Employee Owners”) may earn ownership interest in their respective Operating Subsidiary through continued service. Cash flows generated from Operating Subsidiaries are primarily utilized to make distributions to Operating Subsidiary stockholders, or to repurchase Operating Subsidiary stock that is owned by Teamshares. The repurchased stock is canceled, thereby increasing the ownership percentage of the Employee Owners.

Merger Agreement with Live Oak Acquisition Corp. V

On November 14, 2025, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Live Oak Acquisition Corp. V (“Live Oak”), Live Oak Sponsor V LLC, Catalyst Sub Inc. (“Merger Sub”), and Catalyst Sub 2 LLC (“Merger Sub II”). Live Oak is a publicly traded special purpose acquisition company (“SPAC”).

At the closing of the proposed business combination (the “Closing”), (i) Merger Sub will merge with and into Teamshares, with Teamshares surviving as a wholly-owned subsidiary of Live Oak, and (ii) immediately thereafter, the surviving corporation will merge with and into Merger Sub II. Upon consummation of the mergers, all outstanding Teamshares capital stock will be cancelled and converted into the right to receive a pro rata share of the merger consideration, and all in-the-money Teamshares options will be converted into options to purchase Live Oak common stock. All other convertible securities outstanding and not exercised or converted prior to Closing will be terminated.

The Merger Agreement provides for total merger consideration valued at $525.0 million plus the value of any interim period financing converted into Teamshares equity prior to the Closing (the “Merger Consideration”). The Merger Consideration will be paid in shares of Live Oak common stock valued at $10.00 per share.

The transactions contemplated by the Merger Agreement (collectively, the “SPAC Merger”) are expected to be accounted for as a reverse recapitalization. Under this method of accounting, although Live Oak will acquire all of the outstanding equity interests of Teamshares in the SPAC Merger, Live Oak will be treated as the acquired company and Teamshares will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the SPAC Merger will be treated as the equivalent of Teamshares issuing stock for the net assets of Live Oak, accompanied by a recapitalization. The net assets of Live Oak will be stated at historical cost, with no goodwill or other intangible assets recorded.

In addition, certain existing Teamshares securityholders may receive up to 6.0 million additional shares of Live Oak common stock (the “Earnout Shares”) contingent upon the achievement of specified share-price targets

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

during the five-year earnout period. One-third of the Earnout Shares vest upon the volume-weighted average price of Live Oak common stock equaling or exceeding $12.00, $15.00, and $20.00, respectively, for 20 out of 30 consecutive trading days.

The boards of both Teamshares and Live Oak have each unanimously approved the SPAC Merger. The closing of the SPAC Merger is subject to, among other things, the approval by Live Oak shareholders of the SPAC Merger and the satisfaction of other customary closing conditions as set forth in the definitive agreement, including that the U.S. Securities and Exchange Commission completes its review of the registration statement on Form S-4 (which will include a proxy statement of Live Oak and a prospectus), the receipt of certain regulatory approvals and approval by the relevant stock exchange to list the securities of the combined company (the “Combined Company”). At closing, the Combined Company will operate as “Teamshares Inc.” and is expected to be listed on Nasdaq under ticker “TMS”.

Simultaneously with the execution of the Merger Agreement, Live Oak entered into subscription agreements with certain investors (the “Initial PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such Initial PIPE Investors have agreed to subscribe for and purchase from Live Oak 13,750,000 common shares of the Combined Company in exchange for an aggregate purchase price of approximately $126.5 million to be consummated substantially concurrently with the closing of the SPAC Merger. Consummation of this investment is conditioned on the closing of the SPAC Merger and other customary closing conditions.

Going Concern

These consolidated financial statements have been prepared in accordance with US GAAP assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the years ended December 31, 2025 and 2024, the Company has incurred net losses and negative cash flows from operations due to corporate overhead and interest expense exceeding cash flows from Operating Subsidiaries and current conditions are expected to result in additional losses for the next 12 months after the financial statements are available to be issued. Furthermore, the Company has debt of $205.8 million that will mature within the next 12 months after the financial statements are available to be issued, and the Company’s existing liquidity and forecasted cash flows are not sufficient to repay this debt. These conditions may impact the Company’s ability to remain in compliance with certain debt covenants. See NOTE 9. As a result, substantial doubt exists about the Company’s ability to continue as a going concern.

Management’s plans to alleviate these conditions include, but are not limited to, the following:

•

SPAC Merger – The Company plans to go public via a merger with the SPAC, which is expected to close in Q2’26 subject to regulatory approval and customary closing conditions. Upon close, the Company expects to receive $126.5 million from the PIPE Investment plus up to $230 million of additional proceeds currently held in trust at Live Oak depending on redemptions (in each case reduced by fees). The Company plans to utilize these proceeds to fund acquisitions and repay certain indebtedness, which is expected to significantly improve cash flows from operations. The closing of the SPAC merger was not incorporated into the Company’s analysis regarding its ability to continue as a going concern primarily due to regulatory approvals that were deemed outside of its control.

•

Refinance Existing Indebtedness – The Company intends to refinance certain of its indebtedness, including the i80 Credit Facility that matures in December 2026. The Company believes the completion of the SPAC merger and improvement in liquidity will increase the likelihood of

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

successfully refinancing its existing indebtedness. However, there can be no assurance the Company will be successful in obtaining such refinancing on acceptable terms, or at all.

Although management is pursuing these plans, there can be no assurance they will be successfully implemented or that they will be able to mitigate the substantial doubt regarding its ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, such as adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The inclusion of a going concern qualification or explanatory paragraph that indicates substantial doubt exists about the Company’s ability to continue as a going concern would result in a breach of a covenant within both the i80 Facility and the HBC Credit Facility. In March 2026, the Company obtained a limited waiver from the lenders of both the i80 Facility and the HBC Credit Facility that waive any covenant breach or event of default that would otherwise arise solely as a result of the auditor’s report delivered in connection with the Company’s 2025 audited financial statements containing a qualification, explanatory paragraph or similar language relating to substantial doubt about the Company’s ability to continue as a going concern. As a result, the Company is not currently subject to debt acceleration and is in compliance with all other covenants in both the i80 Facility and HBC Credit Facility. Refer to NOTE 9 for additional disclosure of the Company’s debt instruments.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation: The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation: The Consolidated Financial Statements for the years ended December 31, 2025 and 2024 represent the consolidated financial position and results of operations of Teamshares Inc. and its subsidiaries (collectively, the “Company”). All intercompany balances and transactions have been eliminated in consolidation. Additionally, certain columns and rows within tables in this report may not sum due to rounding.

For consolidated entities where the Company owns less than 100% of the equity, the Company’s consolidated net loss is reduced by the portion attributable to the noncontrolling interest. The income or loss attributable to noncontrolling interest is calculated for each individual Operating Subsidiary during the consolidation process. In determining whether an entity is considered a controlled entity, the Company applies the variable interest entity (“VIE”) and voting interest entity (“VOE”) models, as applicable. Entities that do not qualify as a VIE are assessed for consolidation under the VOE model. Under the VOE model, the Company consolidates the entity if it determines that it has a controlling financial interest in the entity through its ownership of greater than 50% of the outstanding voting shares of the entity and that other equity holders do not have substantive voting, participating or liquidation rights. As of the years ended December 31, 2025 and 2024, respectively, all Operating Subsidiaries are consolidated under the VOE model.

Noncontrolling interests (“NCI”) presented in the Consolidated Financial Statements represent ownership interests in certain consolidated subsidiaries held by persons other than the Company, including Employee Owners and former owners of the Operating Subsidiaries. Ownership interests held by Employee Owners are classified as permanent equity within Noncontrolling Interests on the Consolidated Balance Sheets.

The Company’s NCI balance includes Rollover Shares issued to former owners that the Company could be required to redeem for cash at the option of the holder if the shares are held for a certain period of time after the

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

acquisition date. Due to this redemption feature, the Company classifies Rollover Shares as mezzanine equity within Redeemable Noncontrolling Interests in the Consolidated Balance Sheets. The carrying value of Rollover Shares is equal to their redemption value. The redemption options associated with all Rollover Shares included in the Consolidated Balance Sheets are exercisable by the option holder as of the year ended December 31, 2025. Rollover Shares are discussed in NOTE 4.

Use of Estimates: The preparation of the Consolidated Financial Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses as of and during the reporting period, respectively. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash: The Company considers short-term cash investments and highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains deposit accounts at various financial institutions. The majority of the Company’s deposits are maintained with institutions that provide Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per depositor. At various times, these deposits may be in excess of the FDIC insurance limit.

As part of the terms of certain of the Company’s debt agreements, the Company is required to maintain certain deposit accounts. These deposits are classified as restricted cash. As of December 31, 2025, the Company had $11.7 million of restricted cash related to debt agreements, including $6.8 million in debt service reserve accounts pledged as collateral (“Collateral Accounts”), and $4.9 million in collection accounts to be used to pay current fees, costs, and interest related to the debt (“Collection Accounts”). Any cash held in Collection Accounts in excess of debt servicing costs is available for distribution to Teamshares. As of December 31, 2024, the Company had $22.7 million of restricted cash related to debt agreements, including $9.3 million in Collateral Accounts, and $13.4 million in Collection Accounts. Restricted cash related to debt agreements is included within Long-Term Assets in the Consolidated Balance Sheets, unless the associated debt obligation matures within the next twelve months, in which case the restricted cash balance is included within Current Assets in the Consolidated Balance Sheets.

As part of the terms of the Company’s self-insurance program, the Company is required to maintain separate deposit accounts. Distributions from these accounts require regulatory approval, and therefore the deposits are classified as restricted cash. As of December 31, 2025 and 2024, the Company had $2.1 million and $4.2 million, respectively, classified as restricted cash related to self-insurance programs. These deposits are included in Current Assets in the Consolidated Balance Sheets.

Accounts Receivable, Net: Accounts receivable consist of customer receivables associated with the sale of products and services by various Operating Subsidiaries. Accounts receivable generally do not bear interest and are typically due within 30-60 days. The Company’s primary exposure to credit losses is through customer receivables.

The allowance for estimated losses is based on the Company’s assessment of the collectability of customer accounts receivable. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 326 Financial Instruments – Credit Losses, the Company makes ongoing estimates relating to the collectability of accounts receivable and records an allowance for estimated losses expected from the inability of its customers to make required payments. The Company establishes expected credit losses by evaluating specific customer circumstances, historical levels of credit losses, and current economic conditions that may affect a customer’s ability to pay. These inputs are used to determine a range of expected credit losses and an allowance is recorded within the range. Accounts receivable are written off when there is no reasonable

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

expectation of recovery. The Company had $1.0 million and $0.7 million in allowance for doubtful accounts as of December 31, 2025 and 2024, respectively.

Inventories: Inventories consist of finished goods, raw materials, and work in process, and are stated at the lower of cost or net realizable value. Inventories are primarily stated at cost using either the specific identification method or average cost method. The specific identification method tracks each specific item in inventory by assigning cost individually instead of grouping items together. The average cost method assigns cost to inventory items based on the total cost of goods purchased or produced in a period divided by the total number of items purchased or produced. The Company periodically evaluates the value of items in inventory and records an inventory reserve if any risks arising from slow-moving items, technological obsolescence, or excess inventories are identified. The Company’s inventory reserve was $0.6 million and $0.5 million as of December 31, 2025 and 2024, respectively.

Other Current Assets: Other Current Assets include miscellaneous deposits and receivables as of December 31, 2025. Other Current Assets as of December 31 2024 primarily consist of a $5.0 million deposit placed into an escrow account in connection with an Operating Subsidiary acquisition that closed during the year ended December 31, 2025.

Property, Plant, and Equipment, Net: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the expected useful lives of the assets, which are as follows:

Estimated Useful Lives (Years)
Vehicles	3 to 6
Computers, machinery, and equipment	3 to 20
Furniture and fixtures	5 to 12
Third-party software	3 to 5
Buildings	10 to 50
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Maintenance, repairs, and minor renovations are charged to earnings in the year in which the expense is incurred. Additions, improvements, and major renovations are capitalized. The cost of assets retired or sold, together with the related accumulated depreciation, are derecognized at the time of disposal, and any gain or loss on disposition is credited or charged to earnings.

Debt Issuance Costs: Debt issuance costs associated with the Company’s debt instruments are amortized over the term of the related debt and are included in Other Current Assets, Short-Term Debt and Current Portion of Long-Term Debt, or Long-Term Debt in the Consolidated Balance Sheets. Debt issuance costs included in Other Current Assets consist of unamortized warrants issued in connection with the Company’s debt instruments. The warrants are initially capitalized at their fair value and are amortized on a straight-line basis over the term of the debt instrument. See NOTE 10 for a description of the warrants issued by the Company. Amortization expense related to deferred debt issuance costs is recognized in Interest Expense, Net in the Consolidated Statements of Operations and was $0.8 million and $1.4 million for the years ended December 31, 2025 and 2024, respectively. See NOTE 9 for a description of the Company’s debt instruments.

Goodwill and Intangible Assets: Goodwill represents the excess of the purchase price over the fair value of acquired assets, including identifiable intangible assets, and assumed liabilities. The Company assesses goodwill

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

for impairment annually during the fourth quarter of the fiscal year and whenever an event occurs or circumstances change that would indicate that the carrying amount of goodwill may be impaired. Impairment testing for goodwill is performed at the reporting unit level. An impairment loss is recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. To test for impairment, the Company utilizes a market approach to calculate the fair value of its reporting units. The Company recognized $19.4 million and $15.6 million of Goodwill Impairment during the years ended December 31, 2025 and 2024, respectively. See NOTE 8.

Definite-lived intangible assets primarily consist of trade names, customer related intangible assets, and internally developed software. Definite-lived intangible assets are tested for impairment whenever an event occurs or circumstances change that would indicate that the carrying amount of an asset group may not be recoverable. When an asset group may not be recoverable, the Company compares the asset group’s carrying value to its undiscounted future cash flows. If the carrying value of an asset group is not recoverable, an impairment loss is recognized based on the amount by which the carrying value exceeds the fair value. The Company utilizes a market approach to calculate the fair value of its asset groups when the asset group is not recoverable. The Company recognized $0.8 million and $1.3 million of impairment of definite-lived intangible assets during the years ended December 31, 2025 and 2024, respectively. See NOTE 8. Impairments of definite-lived intangible assets are recognized in Amortization in the Consolidated Statements of Operations.

Business Combinations: The Company accounts for business combinations using the acquisition method of accounting, which requires that the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration are recorded at the date of acquisition at their respective fair values. Goodwill is recorded when consideration paid in a business combination exceeds the fair value of the net assets acquired. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available. The Company includes the results of operations of the acquired business in the consolidated financial statements prospectively from the date of acquisition.

The valuation of the assets acquired and liabilities assumed is subject to revision. If additional information about the facts and circumstances that existed at the acquisition date becomes available, the Company may further revise the purchase price allocation as soon as practical, but no later than one year from the acquisition date; however, material changes are not expected. Goodwill generated by the business combinations is primarily attributable to the strong market position of the companies acquired and their existing customer base.

Acquisition-related costs, including legal, consulting, and contingent transaction fees, are expensed in the periods in which the costs are incurred and are recognized in Selling, General, and Administrative Expenses. For the years ended December 31, 2025 and 2024, acquisition-related costs totaled $1.8 million and $0.4 million, respectively. The increase in 2025 was primarily driven by legal costs and contingent transaction fees associated with international acquisitions.

Revenue Recognition: The Company recognizes revenue in accordance with the five-step model outlined in ASC 606 – Revenue from Contracts with Customers:

1)	Identify the contract with the customer.

2)	Identify the performance obligations in the contract.

3)	Determine the transaction price.

4)	Allocate the transaction price to the performance obligations in the contract.

5)	Recognize revenue when or as the entity satisfies a performance obligation.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The Company generates revenue from the sale of a diverse mix of product and service offerings. The Company recognizes a portion of revenue at a point-in-time and a portion of revenue over-time. See NOTE 3.

Leases: The Company leases assets including real estate, vehicles, and equipment. The Company determines if an arrangement is a lease at inception for arrangements with an initial term of more than 12 months and classifies it as either a finance or operating lease. The Company records a right of use (“ROU”) asset and lease liability based on the present value of the Company’s estimated future minimum lease payments over the lease term. ROU assets and lease liabilities are recorded for finance and operating leases, and current and non-current amounts of lease liabilities are separately presented in the Consolidated Balance Sheets.

Lease terms may include options to extend when it is reasonably certain that the Company will exercise that option. These judgments may produce materially different amounts of depreciation, amortization, and rent expense than would be reported if different assumed lease terms were used.

If a lease does not provide enough information to determine the implicit interest rate in the agreement, the Company uses its incremental borrowing rate in calculating the lease liability. See NOTE 11.

Shipping and Handling Costs: The Company has made an accounting policy election to recognize shipping costs and handling activities as fulfillment costs rather than a separate performance obligation. Shipping and handling costs collected from customers are recognized in Revenue, and the related shipping and handling costs are recognized in Cost of Revenue in the Consolidated Statements of Operations.

Impairment of Long-Lived Assets: The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If the sum of expected undiscounted net future cash flows is less than the carrying amount of an asset or asset group, an impairment is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value. The Company recorded an immaterial amount of long-lived asset impairments related to restructuring activities during the years ended December 31, 2025 and 2024. See NOTE 5.

Fair Value of Financial Instruments: A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1:	Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2:	Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

The Company’s carrying amounts for financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable, approximate the fair value. Unless otherwise disclosed in NOTE 9, the fair value of the Company’s long-term debt approximates its carrying value based on rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

The Company has liability-classified warrants relating to the issuance of its debt instruments. The Company concluded that the warrants do not meet the criteria to be classified as stockholders’ equity and should be

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

classified as liabilities. These warrants are measured at fair value each reporting period using the Black-Scholes option-pricing model, with changes in fair value included in the Consolidated Statements of Operations. The warrants represent Level 3 fair value instruments. See NOTE 10.

Stock-Based Compensation: The Company issues equity awards under the 2020 Equity Incentive Plan to certain employees of its parent company. The 2020 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units. The Operating Subsidiaries also issue equity awards to their employees in the form of restricted stock.

The Company measures the cost of services received in exchange for an award of equity instruments (typically restricted stock and stock options) based on the grant-date fair value of the awards issued under the plan. All awards issued by the Company are classified as equity. The fair value of stock options is calculated using the Black-Scholes option-pricing model, while the fair value of restricted stock is calculated based on the fair value of the Operating Subsidiary’s common shares on the grant date. The resulting compensation expense is recognized over the period during which an employee is required to provide services in exchange for the awards, usually the vesting period. Forfeitures are accounted for as they occur. See NOTE 14 and NOTE 15.

Insurance Products: The Company self-insures a number of domestic risks, including, but not limited to, certain employee-related healthcare benefits, general liability, property liability, and auto liability. Operating Subsidiaries that utilize the Company’s insurance products pay premiums to Teamshares on a monthly basis. The premium is eliminated in consolidation. The Company mitigates its risk under these self-funded programs by purchasing stop-loss insurance coverage for high-dollar individual claims. The Company is the primary obligor of all claims that are owed to policyholders, including in situations when the Company is entitled to a stop-loss reimbursement.

The Company estimates its exposure for claims incurred but not yet paid at the end of each reporting period by evaluating historical paid claims, average lags between incurred dates, reported dates, and paid dates, as well as the frequency and severity of claims. As of December 31, 2025, the Company had $1.7 million included in Accrued Expenses for claims incurred but not yet paid, and $0.2 million included in Other Current Assets for pending stop-loss reimbursements in the Consolidated Balance Sheets. As of December 31, 2024, the Company had $1.2 million included in Accrued Expenses for claims incurred but not yet paid, and $0.5 million included in Other Current Assets for pending stop-loss reimbursements on the Consolidated Balance Sheets. For the years ended December 31, 2025 and 2024, the cost of self-insurance programs was $11.3 million and $6.4 million, respectively, including claims cost and administrative expenses. These costs are recognized in Selling, General, and Administrative Expenses in the Consolidated Statements of Operations.

Advertising Expense: Advertising costs are expensed in the period incurred and are recognized in Selling, General, and Administrative Expenses in the Consolidated Statements of Operations. For the years ended December 31, 2025 and 2024, advertising expenses were $6.2 million and $6.8 million, respectively.

Post-Retirement Benefits: Teamshares and certain of its Operating Subsidiaries provide employees with post-retirement benefits in the form of 401(k) plans. Certain Operating Subsidiaries provide employer-matching programs for 401(k) contributions, which resulted in $1.8 million and $1.6 million of expenses during the years ended December 31, 2025 and 2024, respectively. These expenses are recognized in Cost of Revenue or Selling, General, and Administrative Expenses in the Consolidated Statements of Operations.

Simple Agreements for Future Equity: During the year ended December 31, 2025, the Company entered into Simple Agreements for Future Equity (“SAFE Notes”) with unaffiliated investors in exchange for proceeds of

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

$3.0 million. The SAFE Notes have not been converted to equity instruments as of December 31, 2025. SAFE Notes are included in Other Long-Term Liabilities on the Consolidated Balance Sheets.

During the year ended December 31, 2024, the Company entered into a SAFE Note with an unaffiliated investor in exchange for proceeds of $10.0 million. In connection with the Series E Preferred Stock issuances during the year ended December 31, 2024, this SAFE Note was converted into 131,015 shares of Series E Preferred Stock. The SAFE Note conversion did not impact the Consolidated Statements of Operations during the year ended December 31, 2024.

Income Taxes: Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company records liabilities related to uncertain tax positions when, despite its belief that the tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

Commitments and Contingencies: The Company is involved in various lawsuits or claims in the ordinary course of business. Management believes there are no pending claims or lawsuits which, if adversely determined, would have a material impact on the financial condition of the Company. The Company has contingent consideration relating to earnout arrangements from its acquisition of certain Operating Subsidiaries. In general, the earnout arrangements require the Company to make payments to the former owner based on the performance of the business (typically related to a percentage of revenue or a specified profitability metric) for a specific period of time subsequent to the acquisition date. The Company performs valuations each reporting period to measure the changes in the fair value of these earnouts. See NOTE 10.

As of December 31, 2025, the Company had $3.2 million included in Current Liabilities and $6.0 million included in Long-Term Liabilities in the Consolidated Balance Sheets related to contingent consideration. In comparison, the Company had $1.8 million included in Current Liabilities and $1.9 million included in Long-Term Liabilities in the Consolidated Balance Sheets related to contingent consideration as of December 31, 2024.

For the years ended December 31, 2025 and 2024, respectively, the change in fair value related to contingent consideration resulted in losses of $1.3 million and $0.1 million in the Consolidated Statements of Operations.

Sale and Leaseback of Real Estate and Defeasance of Debt: On August 25, 2025, the Company completed a sale and leaseback (the “Sale Leaseback”) of 17 real estate properties. The carrying value of the assets included in the Sale Leaseback was $8.2 million of land and $15.4 million of buildings as of August 25, 2025. The Company agreed to lease these properties back from the counterparty for a period of 20 years. The base rent during the first year of the lease term is $2.6 million. Base rent will increase by 2% annually.

To determine whether the transfer of the property should be accounted for as a sale, the Company evaluated whether the Company transferred control to the counterparty in accordance with the revenue recognition guidance set forth in ASC 606. The transfer was deemed to be a sale at market terms. Therefore, the Company recognized the transaction price for the sale based on the $31.0 million of cash proceeds received, derecognized the carrying amount of the underlying assets and recognized a pretax gain of $7.1 million. The gain is recognized in Loss (Gain)

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

on Disposition of Assets in the Consolidated Statements of Operations. The real estate leases that the Company leased back are classified as Operating Leases. As of December 31, 2025, the Company included $18.8 million within Operating Lease Right of Use Assets, Net, $0.3 million within Current Portion of Operating Lease Obligations, and $18.7 million within Long-Term Operating Lease Obligations related to these Operating Leases.

Prior to the closing of the Sale Leaseback, the real estate assets included in the Sale Leaseback were pledged as collateral for the Real Estate Loans. See NOTE 9. Upon the closing of the Sale Leaseback, the Company remitted $19.4 million of the proceeds to an irrevocable trust owned by a third party. The Company was legally released from being the primary obligor under the Real Estate Loans. This constituted a legal defeasance (the “Defeasance”), and the Real Estate Loans were extinguished. The Company recognized a pretax loss of $2.8 million on the extinguishment of the Real Estate Loans. The loss is recognized in Loss on Extinguishment of Debt in the Consolidated Statements of Operations.

Revision of Previously Issued Financial Statements for Correction of Immaterial Error: The Company adjusted the previously issued comparative cash flow statement for the year-ended December 31, 2024, to remove $5.4 million of Issuance of Seller Notes from Cash Flows From Financing Activities and adjust Business Acquisitions, Net of Cash Received from $(31.8) million to $(26.4) million within Cash Flows From Investing Activities. This error related to an immaterial misclassification of the issuance of seller notes as a cash inflow.

New Accounting Pronouncement Not Adopted as of December 31, 2024: In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which intends to provide investors with enhanced information about an entity’s income taxes by requiring disclosure of items such as disaggregation of the effective tax rate reconciliation as well as information regarding income taxes paid. This ASU will result in additional disclosures for annual reporting periods beginning after December 15, 2025, with early adoption permitted for annual financial statements that have not yet been issued. This ASU will result in additional disclosures beginning with our 2026 annual reporting.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company’s financial condition and results of operations.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, to modernize the accounting for software costs, including updating guidance on the recognition and measurement of costs incurred in connection with development and implementation activities related to internal-use software. The standard is effective for all entities for annual periods beginning after December 15, 2027, and interim periods within those annual periods. Early adoption is permitted, and entities may apply the standard prospectively or retrospectively. Management is currently evaluating the impact of adopting this new standard on the Company’s consolidated financial statements and related disclosures.

Other new accounting pronouncements issued but not effective until after December 31, 2025, are not expected to have a material impact on the Company’s Consolidated Financial Statements.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 3 – Revenue

The Operating Subsidiaries operate in a variety of industries and generate revenue from the sale of a diverse mix of product and service offerings. Operating Subsidiaries are not concentrated in a specific industry or geographical region. The Company disaggregates its revenue between sales of products and sales of services in the Consolidated Statements of Operations. There are no material extended payment terms extended to Operating Subsidiary customers.

Operating Subsidiaries that sell products consist primarily of retailers, wholesalers, restaurants, and distributors of tangible products. Predominantly all of these Operating Subsidiaries’ customer arrangements contain a single performance obligation to transfer tangible products. Revenue is recognized when control of tangible products transfers to customers, which coincides with customer acceptance, product shipment, or product delivery, depending on the terms of the arrangement. Transfer of control occurs when legal title, physical possession, and the risks and rewards of ownership transfer to the customer.

Operating Subsidiaries that sell services primarily perform short-term residential and commercial installation and improvement projects, appliance and automotive repair services, and other miscellaneous professional services. Predominantly all of these Operating Subsidiaries’ customer arrangements contain a single performance obligation to deliver the contracted service, and predominantly all of the contracted services are completed over a period of less than one month. The Company generally recognizes revenue from the sale of services as the services are performed over time, which corresponds with the transfer of control to the customer.

The right to invoice practical expedient is utilized when the Company’s right to consideration corresponds directly with the value transferred to the customer. The Company is not required to estimate variable consideration when the right to invoice practical expedient is utilized. When the practical expedient is not available, revenue is recognized over time using a measure of progress that accurately depicts the Company’s performance in transferring control of the promised goods or services, generally with a cost-to-cost input method.

At times, the Company has a right to payment from previous performance that is conditional on something other than the passage of time, such as billings that are contingent on work completed by others, and certain unbilled receivables, which are recognized as Contract Assets. Contract Assets are included in Accounts Receivable, Net on the Consolidated Balance Sheets and were $1.2 million and $0.4 million as of December 31, 2025 and 2024, respectively.

Contract liabilities consist of payments received from customers in advance of the Company providing the product or performing services such that control has not passed to the customer. Contract liabilities are included in Deferred Revenue on the Consolidated Balance Sheets, and were $10.1 million and $7.1 million as of December 31, 2025 and 2024, respectively. During the year ended December 31, 2025, the Company recognized $6.1 million of revenue that was included in deferred revenue as of December 31, 2024. During the year ended December 31, 2024, the Company recognized $6.9 million of revenue that was included in deferred revenue as of December 31, 2023.

The Company is the principal in predominantly all of its transactions with customers because it controls the specified product or service before that product or service is transferred to a customer. In these transactions, the Company recognizes revenue in the gross amount of consideration to which it expects to be entitled in exchange for the specified product or service transferred to a customer. In transactions in which the Company is the agent because it does not control the product or service that is transferred to a customer, the Company recognizes revenue in the amount of any fee or commission to which it expects to be entitled.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The Company assesses each contract for variable consideration. The Company does not estimate variable consideration related to warranty, return and refund obligations as it is minimal and considered immaterial in the aggregate. The Company does not account for warranty liabilities relating to sales with customers since the total warranty obligation arising from sales with customers is immaterial. The Company primarily has assurance-type warranties that do not result in a separate performance obligation.

The Company applies the practical expedient related to costs of obtaining a contract by expensing sales commissions when incurred because the amortization period would have been one year or less as the Company does not have material contracts with amortization periods greater than one year.

NOTE 4 – Business Combinations

During the years ended December 31, 2025 and 2024, respectively, the Company completed nine and seven business combinations. All business combinations completed during the years ended December 31, 2025 and 2024 were individually insignificant. The business combinations that were completed during the year ended December 31, 2025 included three international Operating Subsidiaries. As of December 31, 2024, all Operating Subsidiaries were domiciled in the United States.

The Company accounts for business combinations using the acquisition method, and accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed.

The following table summarizes the estimated acquisition date fair values of the aggregate assets acquired and liabilities assumed for the years ended December 31, 2025 and 2024 (dollars in thousands):

	For the Years Ended
	December 31, 2025	December 31, 2024
Consideration:
Cash	$95,419	$24,532
Former Owner Bridge Loan	13,000	—
Seller Notes at fair value	16,157	3,389
Contingent consideration	6,182	350

Total consideration transferred	$130,757	$28,271
Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	9,159	1,109
Accounts receivable	2,831	601
Inventory	14,689	6,243
Prepaid expenses & other assets	5,469	150
Trade names	5,573	1,412
Customer related intangibles	6,080	—
Property, plant, and equipment	6,964	2,598
Real estate	3,604	—
Right of use assets	32,946	9,236
Accounts payable & accrued liabilities	(19,875)	(2,860)
Lease liabilities	(32,946)	(9,236)
Other liabilities	(4,075)	—

Total identifiable assets acquired, net	30,418	9,252

Goodwill	$100,339	$19,018

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Seller Notes and the Former Owner Bridge Loan are forms of noncash consideration paid to the sellers of certain businesses, and are therefore are disclosed as non-cash investing activities in the Consolidated Statements of Cash Flows. See NOTE 9. The principal balance of the Seller Notes included in the table above was $20.6 million and $5.4 million during the year ended December 31, 2025 and 2024, respectively. The fair value of the Former Owner Bridge Loan approximates its principal balance.

The Company initially acquired 100% of the voting equity interests of all of the Operating Subsidiaries acquired during the years ended December 31, 2025 and 2024. The Company owns preferred stock in each acquired Operating Subsidiary, and the preferred stock owned by the Company has a liquidation preference over common stockholders of each Operating Subsidiary in case of a liquidation event. The liquidation preference is equal to the price per share on the acquisition date adjusted for any additional contributions, stock splits, stock dividends, or similar transactions. The Company also controls the board of directors for each of the Operating Subsidiaries.

Certain historical acquisitions prior to 2023 were acquired for 90% in cash and the issuance of preferred stock to the former owners equal to 10% of all the issued and outstanding stock of the Operating Subsidiaries, calculated on a fully diluted and as-converted basis (the “Rollover Shares”), as of the acquisition date. Rollover Shares are classified as Redeemable Noncontrolling Interests outside of permanent equity in the Company’s Consolidated Balance Sheets. During the year ended December 31, 2025, the Company paid $1.4 million to repurchase Rollover Shares held by the former owners of certain Operating Subsidiaries. In comparison, during the year ended December 31, 2024, the Company paid $2.3 million to repurchase Rollover Shares held by the former owners of certain Operating Subsidiaries.

The acquisitions completed during the years ended December 31, 2025 and 2024 were funded by borrowings under the Company’s credit facilities, cash on hand, and the issuance of debt. See NOTE 9.

The business combinations resulted in goodwill totaling $100.3 million and $19.0 million for the years ended December 31, 2025 and 2024, respectively. All of the goodwill that was acquired during the years ended December 31, 2025 and 2024 was assigned to the Small Business Acquisitions reportable segment. Of the goodwill generated from these business combinations, $51.4 million and $12.3 million is deductible for tax purposes, while $48.9 million and $6.7 million of the generated goodwill is not deductible for tax purposes for the years ended December 31, 2025 and 2024, respectively. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may be subject to change during the measurement period up to one year following the acquisition date.

During the year ended December 31, 2025, the Company did not record any material measurement period adjustments to Operating Subsidiaries acquired during the year ended December 31, 2024.

During the year ended December 31, 2025, the Company recognized $79.4 million of Revenue and $7.1 million of Net Income Attributable to Teamshares Inc. in the Consolidated Statements of Operations related to the 9 Operating Subsidiaries acquired during 2025.

The Company recognized $35.3 million of Revenue and $4.9 million of Net Income Attributable to Teamshares Inc. in the Consolidated Statements of Operations during the year ended December 31, 2025, and $11.4 million of revenue and $1.4 million of Net Income Attributable to Teamshares Inc. in the Consolidated Statements of Operations related to the 7 Operating Subsidiaries acquired during the year ended December 31, 2024.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The following summarizes the unaudited pro forma condensed financial information of the Company as if all business combinations during the years ended December 31, 2025 and 2024 had occurred on January 1, 2024 (dollars in thousands):

	December 31, 2025 (Unaudited)	December 31, 2024 (Unaudited)
Revenues	$541,344	$563,618
Loss from Operations (1)	(15,349)	(32,531)
Net loss (2)	(54,612)	(65,994)

(1)

Pro forma adjustments increased Depreciation by $0.6 million and Amortization by $0.4 million during the year ended December 31, 2025 compared to the Consolidated Statement of Operations. Pro forma adjustments increased Depreciation by $1.7 million and Amortization by $0.7 million during the year ended December 31, 2024 compared to the Consolidated Statement of Operations.

(2)

Pro forma adjustments increased Interest Expense, Net by $4.0 million during the year ended December 31, 2025 compared to the Consolidated Statement of Operations. Pro forma adjustments increased Interest Expense, Net by $7.1 million during the year ended December 31, 2024 compared to the Consolidated Statement of Operations. Pro forma adjustments did not impact Income Tax Expense during the years ended December 31, 2025 or 2024.

Earnout Agreements

The Company has contingent consideration liabilities related to earnout agreements in certain of its business combinations. The terms of the earnout agreements vary but typically consist of a payout equal to a future percentage of a financial metric (typically revenue or a specified profitability metric) for a determined period of time (usually 1-6 years subsequent to the acquisition date). The Company estimates the future consideration payable related to the earnout agreements and includes it as a current or long-term contingent consideration liability in the Consolidated Balance Sheets. Changes to the fair value of the earnouts are recognized in Non-Operating (Expense) Income in the Consolidated Statements of Operations.

As of December 31, 2025 and 2024, respectively, the fair value of the contingent consideration liability related to the earnout agreements was $9.2 million and $3.7 million. As of December 31, 2025 and 2024, respectively, $3.2 million and $1.8 million is considered a current liability expected to be paid out in the next year, and $6.0 million and $1.9 million is considered a long-term liability expected to be paid out more than a year from the reporting date. The Company recognized losses of $1.3 million and $0.1 million related to the changes in fair value of the earnout agreements during the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company had 31 Operating Subsidiaries with contingent consideration liabilities, which all contain a cap on the maximum amount of contingent consideration payable. As of December 31, 2025, the maximum amount of contingent consideration payable in the future for the 31 Operating Subsidiaries totaled $34.0 million.

During the years ended December 31, 2025 and 2024, respectively, the Company made payments related to the earnout agreements of $2.1 million and $3.8 million. Contingent consideration payments were not made soon after the applicable acquisition date and therefore are recognized as financing activities in the Consolidated Statements of Cash Flows, up to the estimated fair value of the obligation as of the acquisition date. Payments in excess of the original acquisition date fair value are recognized as operating activities in the Consolidated Statements of Cash Flows. The Company recognized $1.5 million and $2.2 million of payments related to earnout agreements as operating activities, and $0.5 million and $1.6 million of payments related to earnout agreements as financing activities in the Consolidated Statements of Cash Flows during the years ended December 31, 2025 and 2024, respectively.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 5 – Restructuring

The Company incurred $1.0 million and $2.6 million of restructuring costs related to employee termination benefits to support corporate cost reduction initiatives during the years ended December 31, 2025 and 2024, respectively. Expenses related to employee termination benefits are recognized in Selling, General, and Administrative Expenses in the Consolidated Statements of Operations.

Ten Operating Subsidiaries within the Small Business Acquisitions reportable segment ceased operations during the year ended December 31, 2025, and three Operating Subsidiaries within the Small Business Acquisitions reportable segment ceased operations during the year ended December 31, 2024. These Operating Subsidiaries ceased operations based on the Company’s assessment of their business performance and outlook. These Operating Subsidiaries primarily relate to businesses that no longer meet the Company’s underwriting criteria, including fixed price construction and subscale businesses.

NOTE 6 – Inventories

Inventories consisted of the following (dollars in thousands):

	December 31, 2025	December 31, 2024
Raw materials	$1,439	$1,469
Work in process	886	572
Finished goods	44,079	28,222

Total inventories	$46,405	$30,263

NOTE 7 – Property, Plant, and Equipment, Net

Property, plant, and equipment, net consisted of the following (dollars in thousands):

	December 31, 2025	December 31, 2024
Vehicles	$9,003	$9,517
Computers and equipment	11,697	10,495
Furniture and fixtures	4,228	2,958
Third-party software	2,077	910
Leasehold improvements	10,148	6,097
Buildings	3,196	18,141
Land	3,484	9,105
Other fixed assets	905	489

Total property, plant, and equipment, gross	44,737	57,712
Less: Accumulated depreciation	(14,694)	(12,673)

Total property, plant, and equipment, net	$30,043	$45,039

Depreciation expense related to property, plant and equipment was $5.2 million and $5.4 million for the years ended December 31, 2025 and 2024, respectively. This includes $2.2 million and $1.7 million of depreciation expense recognized in Cost of Revenue during the years ended December 31, 2025 and 2024, respectively.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 8 – Goodwill and Intangible Assets

Goodwill

Goodwill arising from acquisitions primarily relates to the reputation the Operating Subsidiaries have established within local communities, strength of their customer bases, and assembled workforce that will remain after the business combination is completed.

The following table presents the changes in the carrying amount of the Company’s goodwill. All goodwill is reported within the Small Business Acquisitions segment (dollars in thousands):

Balance at January 1, 2024	$160,069
Goodwill as a result of acquisitions	19,018
Purchase accounting adjustments	217
Goodwill impairment	(15,645)

Balance at December 31, 2024	$163,658
Goodwill as a result of acquisitions	100,339
Purchase accounting adjustments	(173)
Goodwill impairment	(19,412)
Currency translation	331

Balance at December 31, 2025	$244,743

During the years ended December 31, 2025 and 2024, the Company recognized Goodwill Impairment related to persistent declines in the financial performance of certain Operating Subsidiaries.

Intangible Assets

Intangible assets primarily consist of trade names, customer-related intangible assets, and internally developed software. The internally developed software relates to proprietary software platforms utilized by Operating Subsidiaries and corporate. The Company does not have any definitive plans to sell or license these platforms to third parties in the near future. Internally developed software is amortized on a straight-line basis over 3 years. For the years ended December 31, 2025 and 2024, respectively, the Company recognized $3.8 million and $3.3 million of amortization expense relating to internally developed software.

Acquired trade names represent a target’s portfolio of marketing intangible assets. The Company values trade name intangible assets using a benchmarking method. Acquired trade names are amortized over a 10-year useful life using the straight-line amortization method. For the years ended December 31, 2025 and 2024, respectively, the Company recognized $2.1 million and $2.0 million of amortization expense related to trade names.

The amortization expense recognized during the years ended December 31, 2025 and 2024, respectively, includes $0.8 million and $1.3 million of definite-lived intangible asset impairment charges.

Customer-related intangible assets consist of contractual and non-contractual customer relationships. The Company estimates the fair values of acquired customer-related intangible assets as of their acquisition dates using an income approach. Acquired customer-related intangible assets are amortized over their estimated useful lives using the straight-line amortization method. All of the customer related intangible assets that were acquired during the year ended December 31, 2025 were acquired near the end of the year. Therefore, the Company did not recognize any amortization expense related to customer-related intangible assets during the year ended December 31, 2025.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Intangible assets consisted of the following (dollars in thousands):

	As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Asset
Trade names	$15,453	$(3,855)	$11,598
Internally developed software	15,872	(9,102)	6,769
Customer related intangibles	6,080	—	6,080

Total	$37,405	$(12,957)	$24,447

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Asset
Trade names	$12,594	$(4,051)	$8,542
Internally developed software	13,108	(5,285)	7,823

Total	$25,702	$(9,336)	$16,365

Estimated annual amortization expense for intangible assets for each of the next five years and thereafter is as follows (dollars in thousands):

2026	$6,521
2027	4,197
2028	3,273
2029	2,955
2030	2,055
Thereafter	5,448

Total	$24,447

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 9 – Debt

Debt of the Company consisted of the following (dollars in thousands):

	December 31, 2025	December 31, 2024
i80 Facility	$153,377	$153,377
Single Company Term Loans	61,510	—
HBC Credit Facility	31,250	—
TDC Loans	15,375	—
Former Owner Bridge Loan	10,000	—
Real Estate Loans	—	17,702
Sound Point Facility	—	3,801
Vehicle and equipment notes	4,838	2,685
Seller Notes	29,840	10,120
Less: Debt issuance costs	(2,842)	(2,559)
Less: Discounts	(11,802)	(3,847)

Total debt, net	291,546	181,279

Current maturities	206,982	1,111
Less: Debt issuance costs	(1,585)	—
Less: Discounts	(5,250)	—
Total Short-Term Debt and Current Portion of Long-Term Debt	200,147	1,111

Total long-term debt	$91,399	$180,168

i80 Facility

On May 4, 2021, Teamshares Continuity Holdings LLC, a wholly owned subsidiary of Teamshares, entered into a credit facility with i80 Group LLC, as the lender (the “i80 Facility”) and Westmount Group LLC, a wholly owned subsidiary of i80 Group LLC, as the administrative and collateral agent. The Credit Facility provides up to $150 million of committed capital from the lender and matures on December 5, 2026. The Company issued Series B-1 and C-1 warrants to i80 Group LLC in connection with the closing, and a subsequent amendment, of the credit facility. See NOTE 10. Borrowings under the credit facility are primarily used to fund business acquisitions subject to eligibility requirements. The credit facility requires the Company to maintain a Collateral Account and a Collection Account. As of December 31, 2025 and 2024, respectively, the Collateral Account held balances of $6.4 million and $8.6 million, and the Collection Account held balances of $4.8 million and $13.2 million.

Amounts outstanding under the i80 Facility accrue interest at the lesser of: three-month CME Term Secured Overnight Financing Rate (“SOFR”) plus 11% (the “i80 Rate”), payable in cash on the fifteenth of each month. Any percentage of the i80 Rate in excess of 16%, is accrued as an increase to the aggregate principal amount outstanding under the i80 Facility (”PIK Interest”). The Company may elect to pay the PIK Interest in cash. As of December 31, 2025 and 2024, respectively, the weighted average interest rate on borrowings under the i80 Facility was 15.2% and 16.1%.

The i80 Facility allows the Company to borrow an amount equal to unrestricted cash of the pledged businesses plus the lesser of: (i) up to 95% of its investment in acquired businesses or (ii) EBITDA generated by all pledged businesses multiplied by 3.5, subject to certain eligibility criteria and other adjustments. As of December 31, 2025 and 2024, the Company had drawn $150.0 million, accrued $3.4 million of principal related to PIK Interest, and had no availability under the i80 Facility. Unamortized debt issuance costs, excluding the warrants,

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

associated with the issuance and amendments to the i80 Facility were $0.5 million and $0.6 million as of the years ended December 31, 2025 and 2024, respectively.

Obligations under the i80 Facility are secured by the assets and capital stock of the Operating Subsidiaries that are pledged as collateral. The i80 Facility includes representations and warranties, and affirmative and negative covenants, including but not limited to, maintaining an unrestricted and unencumbered cash and cash equivalents balance of $5.0 million or higher (including 50% of the amount on deposit in the debt service reserve account), and a weighted average EBITDA yield of 18% and free cash flow yield of 15% for the portfolio of eligible businesses pledged as collateral under the i80 Facility. As of December 31, 2025 and 2024, the Company was in compliance with all covenants.

Single Company Term Loans

The Company has 6 outstanding term loans (“Single Company Term Loans”). Each term loan was used to finance the acquisition of an individual Operating Subsidiary during the year ended December 31, 2025, and is collateralized by the assets of the Operating Subsidiary that it was used to acquire. The total outstanding principal balance of Single Company Term Loans was $61.5 million as of December 31, 2025. Single Company Term Loan payments are split between principal and interest based on the terms of the arrangement. As of December 31, 2025, the Company has included $12.4 million in Short-Term Debt and Current Portion of Long-Term Debt on the Consolidated Balance Sheets related to Single Company Term Loan principal payments that are due within the next twelve months. As of December 31, 2025, the Company has included $49.1 million in Long-Term Debt, Net on the Consolidated Balance Sheets.

The Single Company Term Loans outstanding as of December 31, 2025 have maturity dates ranging from December 31, 2026 to December 22, 2032. As of December 31, 2025, the weighted average interest rates on Single Company Term Loans was 6.8%.

HBC Financing Arrangement

On December 23, 2025, certain subsidiaries of Teamshares entered into a secured term loan credit agreement with HBC Financing Partners Blocker LLC (“HBC”), providing for term loan commitments in an aggregate principal amount of $30.3 million (“HBC Credit Facility”). Obligations under the HBC Credit Facility are secured by the assets and capital stock of the Operating Subsidiaries that are pledged as collateral. The Company received proceeds of $25.0 million and recognized a debt discount of $5.3 million. Additionally, the Company recognized debt issuance costs of $0.5 million in connection with the transaction. The HBC Credit Facility does not accrue interest until June 23, 2026. Beginning on June 23, 2026, the HBC Credit Facility accrues interest at a rate of 15% per annum payable on the last business day of each calendar month. The proceeds from the HBC Credit Facility were utilized to fund business acquisitions, refinance the Sound Point Credit Facility, and to finance working capital and general corporate purposes. The fair value of the HBC Credit Facility approximates its principal amount as of December 31, 2025.

The original maturity date of the HBC Credit Facility was the earliest of: i) December 23, 2026, 2) the date on which the SPAC Merger is consummated, 3) the date on which the Merger Agreement is terminated, or 4) unless a Registration Statement on Form S-4 in connection with the SPAC Merger has been declared effective, the date that is 60 days prior to the Outside Date. The Outside Date is defined in the Merger Agreement as the date of May 31, 2026, or an applicable later date if extended pursuant to the terms of the Merger Agreement. In March 2026, the Company and HBC amended the maturity date of the HBC Credit Facility. See NOTE 19. The Company may voluntarily prepay the HBC Credit Facility without a prepayment penalty. If the Company issues

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

any additional indebtedness not expressly permitted in the HBC Credit Facility, the Company is required to prepay an aggregate principal amount of the HBC Credit Facility equal to 100% of the net cash proceeds received from the indebtedness. If the Company consummates an equity issuance resulting in net cash proceeds in excess of $25 million, the Company is required to prepay an aggregate principal amount of the HBC Credit Facility equal to 50% of all cash proceeds exceeding $25 million. Mandatory prepayments may also be required in the event of significant dispositions or significant cash receipts not in the ordinary course of business. The HBC Credit Facility includes representations and warranties, and affirmative and negative covenants, including but not limited to, maintaining an unrestricted and unencumbered cash and cash equivalents balance of at least $5.0 million

As additional consideration for entering into the Credit Agreement, the Company agreed to pay HBC $1.0 million in cash, or an equivalent value of shares of common stock in the Combined Company, following the closing of the SPAC Merger. The Combined Company has the option to transfer cash or shares. If the SPAC Merger does not close within one year of the closing date of the HBC Credit Facility, then the Company agreed to pay HBC $1.0 million in cash. The Company recognized $1.0 million of deferred financing costs in connection with this obligation and recorded a corresponding liability.

Teamshares Dependable Capital

During the year ended December 31, 2025, Teamshares Dependable Capital LLC (“TDC”), a wholly owned subsidiary of Teamshares, entered into loan agreements (“TDC Loans”) with certain parties that resulted in net proceeds of $15.4 million. TDC owns equity interests in certain of the Operating Subsidiaries acquired during 2025. The loans bear interest at 12% per annum, payable quarterly in cash, plus an additional 6% per annum PIK interest, compounded quarterly. The loans mature on June 30, 2027, and may be prepaid at any time subject to a 3% prepayment fee. The counterparties to $6.3 million of the loans include members of the Company’s management and board of directors. See NOTE 18. In connection with the TDC Loans, the lenders received 15,558 warrants (“Series E-1”). See NOTE 10.

Former Owner Bridge Loan

During the year ended December 31, 2025, the acquisition of one Operating Subsidiary was financed with a loan to the sellers of the business (the “Former Owner Bridge Loan”). The original principal amount of this loan was $13.0 million. During the year ended December 31, 2025, the Company received a $3.0 million loan from three executives of the Company. The proceeds of this loan were used to repay $3.0 million of the Former Owner Bridge Loan. The $3.0 million of loans from the Company’s executives were subsequently converted to TDC Loans that remain outstanding as of December 31, 2025.

The remaining principal balance of the Former Owner Bridge Loan was $10.0 million as of December 31, 2025. The Company is required to pay $8.0 million of the outstanding principal to the lenders on March 31, 2026. This balance is included in Short-Term Debt and Current Portion of Long-Term Debt on the Consolidated Balance Sheets. The remaining principal balance matures on March 31, 2027. The loan bears interest at 12% per annum, payable monthly in cash.

Real Estate Loans

On June 22, 2023, certain subsidiaries of Teamshares that held real estate (“PropCos”) entered into a loan agreement with Barclays Capital Real Estate Inc. as the lender (“Real Estate Loans”). As of December 31, 2024, the Company had borrowed $17.7 million under the agreement. During the year ended December 31, 2025, the

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Company sold 17 real estate assets in connection with the Sale Leaseback and extinguished the Real Estate Loans. See NOTE 2. The Company recognized a pretax $2.8 million loss on the extinguishment of the Real Estate Loans, which is recognized in Loss on Extinguishment of Debt in the Consolidated Statements of Operations Prior to extinguishment, amounts outstanding under the Real Estate Loans accrued interest at a rate of 7.6% payable in cash on a monthly basis. The Real Estate Loans had an original maturity date of July 6, 2028.

Sound Point Facility

On December 21, 2023, Teamshares Holdings, LLC, a wholly owned subsidiary of Teamshares, entered into a credit facility (“Sound Point Facility”) with Sound Point Agency LLC (”Sound Point”), as the lender, administrative, and collateral agent. The Sound Point Facility had a maturity date of 60 months from the closing date. The Company issued warrants to Sound Point (Series D-1) in connection with the closing of the Sound Point Facility. As of December 31, 2024, the Company had drawn $3.7 million on the Sound Point Facility. The Company drew an additional $3.2 million on the Sound Point Facility during the year ended December 31, 2025.

On December 24, 2025, the Company paid $7.1 million to fully extinguish the Sound Point Facility, including accrued interest. The Company recognized $1.7 million of unamortized deferred financing costs within Loss on Extinguishment of Debt, Net in the Consolidated Statements of Operations. Upon extinguishment, $0.9 million held in a Collateral Account was released to the Company.

Prior to extinguishment, amounts outstanding under the Sound Point Facility accrued interest at the one-month SOFR plus 9%, payable on the twenty-fifth day of each month. Any percentage in excess of 11% may be paid in cash or accrued as an increase to the aggregate principal amount outstanding under the Sound Point Facility. As of December 31, 2024, the weighted average interest rate on borrowings under the Sound Point Facility was 14.1%.

Seller Notes

In certain acquisitions, the Company has issued notes payable to the sellers (“Seller Notes”) of businesses. Certain of these notes remain outstanding as of December 31, 2025. The Seller Notes outstanding as of December 31, 2025 include regularly scheduled interest payments at rates ranging from 5.0% to 12.0%, and maturity dates ranging from 2026 to 2035.

The principal balance of outstanding Seller Notes was $29.9 million and $10.1 million as of December 31, 2025 and 2024, respectively. Seller Notes are recorded in the Consolidated Balance Sheets net of unamortized discounts. The carrying value of Seller Notes was $23.3 million and $6.3 million as of December 31, 2025 and 2024, respectively. The carrying value of Seller Notes approximates their fair value.

The fair value of Seller Notes is considered Level 3 in the fair value hierarchy due to pricing inputs that are less observable in the marketplace combined with management judgment required for the assumptions underlying the calculation of value. Certain Seller Notes bear interest at rates that differ from current market yields, which generally results in a fair value that is less than face amount. As of December 31, 2025 and 2024, respectively, the weighted average interest rates on Seller Notes were 7.1% and 5.6%.

Vehicle and Equipment Loans

The Company’s subsidiaries have various loans for vehicles and equipment used in the normal course of business. The terms are generally five to six years in length and the loans bear interest at agreed upon rates. The loans require monthly principal and interest payments to be made for each vehicle. As of December 31, 2025 and 2024, respectively, there was $4.8 million and $2.6 million of vehicle and equipment loans outstanding.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Future maturities of long-term debt for the next five years and thereafter as of December 31, 2025 are as follows (dollars in thousands):

2026	$206,982
2027	23,009
2028	10,793
2029	13,190
2030	32,777
Thereafter	19,439

Total	$306,190

If the Company fails to comply with any covenants, payments, or other terms of its debt agreements, and such failure constitutes an event of default, the lender would have the right to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable.

NOTE 10 – Fair Value of Financial Instruments

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale.

The fair value of financial liabilities included in Short-Term Debt and Current Portion of Long-Term Debt and Long-Term Debt, Net in the Consolidated Balance Sheets approximate the carrying value of the instrument, unless otherwise disclosed in NOTE 9. The fair value of debt instruments were estimated using an income approach and are classified as Level 3 within the fair value hierarchy due to pricing inputs that are less observable in the marketplace combined with management judgment required for the assumptions underlying the calculation of value.

The Company has assessed that the fair value of cash and cash equivalents, trade receivables, trade payables, and other liabilities approximate carrying amounts largely due to the short-term maturities or recent commencement of these instruments.

Recurring fair value measurements

Level 3 Disclosures:

Warrants

The Company issued warrants to i80 Group LLC in May 2021 (Series B-1) in connection with the closing of the i80 Facility and January 2022 (Series C-1) in connection with an amendment to the i80 Facility. In December 2023, the Company issued warrants (Series D-1) to Sound Point Agency LLC in connection with the closing of the Sound Point Facility (“Sound Point Warrants”). The Sound Point Warrants vest based on the highest aggregate commitment from lenders through the draw period under the Sound Point Facility up to the total targeted commitment of $150 million. As of December 31, 2025 and 2024, there were 24,565 vested warrants. The Company issued warrants (Series E-1) to counterparties to TDC Loans during the year ended December 31, 2025.

Warrants are initially capitalized at their fair value as an asset and a corresponding Warrant Liability in the Consolidated Balance Sheets. The amount capitalized as an asset is considered a deferred financing cost, and is amortized to Interest Expense, Net on a straight-line basis over the term of the related debt instrument. If the

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

related credit facility is repaid or otherwise extinguished prior to maturity, any unamortized deferred financing costs are written off to Loss on Extinguishment of Debt in the period of repayment. The Warrant Liability is recorded at fair value in the Consolidated Balance Sheets with changes in fair value recognized in Change in Fair Value of Warrant Liability in the Consolidated Statements of Operations.

The tables below summarize the outstanding warrants:

	As of December 31, 2025		As of December 31, 2024
	Warrants Outstanding	Fair Value Per Warrant	Warrants Outstanding	Fair Value Per Warrant
Series B-1	77,258	$27.31	77,258	$40.33
Series C-1	76,394	6.09	76,394	30.80
Series D-1	49,130	9.28	49,130	37.77
Series E-1	15,558	7.64	—

	218,340		202,782

The fair value of outstanding warrants is classified as Level 3 in the fair value hierarchy due to the use of pricing inputs that are less observable in the marketplace combined with management judgment required for the assumptions underlying the calculation of value. During the year ended December 31, 2025, the Company determined the estimated fair value of all outstanding warrants using the Black-Scholes option-pricing model across scenarios reflecting both the consummation of the SPAC Merger as well as on a going-concern basis. During the year ended December 31, 2024, the Company estimated the fair value of all outstanding warrants using the Black-Scholes model on a going-concern basis.

The table below summarizes the weighted average inputs across the two scenarios used to calculate the fair value of the warrants as of December 31, 2025:

	Series B-1	Series C-1	Series D-1	Series E-1
Exercise price	$16.50	$47.12	$76.33	$76.33
Stock price	$43.14	$46.31	$71.55	$71.55
Expected remaining term (in years)	0.77	0.95	1.43	0.89
Risk-free interest rate	3.65%	3.68%	3.70%	3.65%
Expected volatility	40.00%	40.00%	40.00%	40.00%
Expected vesting percentage	N/A	N/A	50.00%	N/A

The table below summarizes the inputs used to calculate the fair value of the warrants as of December 31, 2024:

	Series B-1	Series C-1	Series D-1
Exercise price	$16.50	$47.12	$76.33
Stock price	$54.26	$63.73	$76.33
Expected remaining term (in years)	3.34	4.06	5.98
Risk-free interest rate	4.30%	4.30%	4.40%
Expected volatility	40.00%	40.00%	45.00%
Expected vesting percentage	N/A	N/A	62.50%

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The following table presents changes in the warrant liability for the years ended December 31, 2025 and 2024 (dollars in thousands):

Balance at January 1, 2024	$7,323
Change in fair value of warrant liabilities	(702)

Balance at December 31, 2024	$6,620

Issuance of E-1 warrants	258
Change in fair value of warrant liabilities	(3,956)

Balance at December 31, 2025	$2,922

Contingent Consideration

The Company has earnout clauses embedded within certain purchase agreements for acquired Operating Subsidiaries. The contingent consideration in the earnout agreements is contingent on certain future financial metrics being achieved for a certain period of time. The earnout liabilities are recorded at fair value as Contingent Consideration in the Consolidated Balance Sheets with the changes in fair value recognized in earnings each reporting period. For additional detail regarding the earnout agreements, see NOTE 2 and NOTE 4.

The fair value of the contingent consideration is considered Level 3 in the fair value hierarchy due to pricing inputs that are less observable in the marketplace combined with management judgment required for the assumptions underlying the calculation of value. The Company calculated the fair value of the contingent consideration using a Monte Carlo simulation model.

The following table presents changes in contingent consideration liabilities for the years ended December 31, 2025 and 2024 (dollars in thousands):

Balance at January 1, 2024	$7,077
Earnouts for 2024 business combinations	339
Change in fair value of earnout consideration	91
Earnout payments made in period	(3,758)

Balance at December 31, 2024	$3,748
Earnouts for 2025 business combinations	6,182
Change in fair value of earnout consideration	1,326
Earnout payments made in period	(2,060)

Balance at December 31, 2025	$9,195

The Monte Carlo simulation model uses inputs and assumptions to measure the fair value of the contingent consideration that includes metric volatility, risk-free rate, metric discount rate, and Teamshares’ discount rate. The table below summarizes the inputs used to calculate the fair value of the contingent consideration as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Metric volatility (range for different acquisitions)	1 - 55%	1 - 55%
Risk-free rate (range for different acquisitions)	0.0 - 3.7%	4.2 - 4.4%
Metric discount rate (range for different acquisitions)	3.5 - 26.0%	4.8 - 27.3%
Teamshares discount rate	13.3%	13.3%
Term (in years)	4 - 7	3 - 7

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2025 and 2024.

NOTE 11 – Leases

The Company determines if an arrangement is a lease at inception and recognizes the corresponding right-of-use assets and lease liabilities in the Consolidated Balance Sheets. The Company primarily leases real estate, vehicles, and equipment.

The ROU asset and lease liability are initially measured at the present value of future lease payments, discounted using the Company’s incremental borrowing rate. The incremental borrowing rate is estimated using the borrowing rate on the Company’s debt instruments and movements in the average spread on comparable publicly traded corporate debt.

The ROU asset and lease liability are calculated including options to extend the lease when the Company determines that it is reasonably certain that it will exercise those options.

The Company has elected to not separate lease components from non-lease components for all asset classes. The Company made an accounting policy election to not recognize an ROU asset and lease liability for leases with an initial term of 12 months or less and will recognize payments for such leases in the Company’s Consolidated Statements of Operations on a straight-line basis over the lease term. The Company also made an accounting policy election, related to leases acquired through acquisitions, to not recognize an ROU asset and lease liability for acquired leases that have a remaining lease term of 12 months or less at the acquisition date.

Operating leases were included on the Company’s Consolidated Balance Sheets as follows (dollars in thousands):

	December 31, 2025	December 31, 2024
Operating Leases:
Operating lease right of use assets, net	$93,586	$50,988

Current portion of operating lease obligations	$8,524	$5,920
Long-term operating lease obligations	88,144	48,070

Total lease liability	$96,668	$53,990

Weighted average remaining lease term (years)	12.0	7.6
Weighted average discount rate	13.94%	14.66%

As of December 31, 2025, the Company’s Consolidated Balance Sheet included $1.3 million in net ROU assets and $1.3 million in total lease liabilities related to finance leases, including $0.4 million in current liabilities and $0.9 million in long-term liabilities. As of December 31, 2024, the Company’s Consolidated Balance Sheet included $0.9 million in net ROU assets and $0.9 million in total lease liabilities related to finance leases, including $0.2 million in current liabilities and $0.7 million in long-term liabilities. Finance lease ROU assets are presented within Other Assets in the Consolidated Balance Sheets. The current portion of finance lease liabilities are presented within Other current liabilities, and the non-current portion of finance lease liabilities are presented in Other Long-Term Liabilities on the Consolidated Balance Sheets.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The components of operating lease expense were as follows (dollars in thousands):

	December 31, 2025	December 31, 2024
Operating lease cost	$17,499	$12,641
Short-term lease costs	2,890	2,303
Variable lease expense	3,035	1,551

Total operating lease expense, net	$23,425	$16,496

Finance lease expense for the year ended December 31, 2025 was $0.7 million and included $0.5 million in amortization expense of ROU assets and $0.2 million in interest on lease liabilities. Finance lease expense for the year ended December 31, 2024 was $0.4 million and included $0.3 million in amortization expense of ROU assets and $0.1 million in interest on lease liabilities.

The Company had sublease income of $3.6 million and $3.0 million for the year ended December 31, 2025 and 2024, respectively. Sublease income is related to an Operating Subsidiary in the corporate housing and rental business. The Company’s subleases are primarily short term in nature, ranging from 30 days to 6 months. The Company does not include any options to extend these leases as it is not reasonably certain to exercise any renewal options related to these leases.

Future minimum lease payments of the Company’s lease obligations over the next five years and thereafter as of December 31, 2025, by year and in the aggregate, were as follows (dollars in thousands):

2026	$20,468
2027	19,526
2028	18,893
2029	17,761
2030	16,531
Thereafter	126,524

Total expected lease payments	219,704
Less: Imputed interest	(123,036)

Total lease liability	$96,668

Supplemental cash flow information related to operating leases for the years ended December 31, 2025 and 2024 was as follows (dollars in thousands):

	December 31, 2025	December 31, 2024
Cash paid for amounts included in the measurement of operating lease liabilities	$16,440	$11,797
Right of use assets obtained in exchange for operating lease liabilities	$54,384	$11,974

In addition, cash paid for amounts included in the measurement of finance lease liabilities as of December 31, 2025, consisted of $0.2 million in operating cash flows and $0.4 million in financing cash flows. Cash paid for amounts included in the measurement of finance lease liabilities as of December 31, 2024, consisted of less than $0.1 million in operating cash flows and $0.2 million in financing cash flows.

The Company obtained $0.7 million and $1.0 million in ROU assets in exchange for new finance lease liabilities in the years ended December 31, 2025 and 2024, respectively.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 12 – Stockholders’ Equity

Common Stock

As of December 31, 2025, Teamshares was authorized to issue 11,307,218 shares of common stock, par value $0.00001, and had 1,174,429 shares of common stock issued and outstanding. As of December 31, 2024, Teamshares was authorized to issue 11,307,218 shares of common stock, par value $0.00001, and had 1,162,180 shares of common stock issued and outstanding. Each share of common stock has one vote in accordance with the Certificate of Incorporation of Teamshares.

Preferred Stock

As of December 31, 2025, Teamshares was authorized to issue 8,428,093 shares of preferred stock with a par value of $0.00001 and had 7,758,235 shares of preferred stock issued and outstanding. As of December 31, 2024, Teamshares was authorized to issue 8,100,554 shares of preferred stock, par value of $0.00001, and had 7,740,549 shares of preferred stock issued and outstanding.

The following table provides details related to each of the Company’s classes of preferred stock:

As of December 31, 2025
Preferred Stock Class	Shares Authorized	Shares Issued & Outstanding	Par Value	Conversion Price
Series Seed-1 Preferred Stock	157,182	157,182	$0.00001	$2.86
Series Seed-2 Preferred Stock	174,643	174,643	$0.00001	$2.29
Series Seed-AA Preferred Stock	564,300	564,300	$0.00001	$5.32
Series A Preferred Stock	849,993	849,993	$0.00001	$8.35
Series B-2 Preferred Stock	59,484	59,484	$0.00001	$8.15
Series B-1 Preferred Stock	1,289,138	1,211,880	$0.00001	$16.50
Series C-2 Preferred Stock	3,066	3,066	$0.00001	$16.30
Series C-1 Preferred Stock	1,986,232	1,909,838	$0.00001	$47.12
Series D-2 Preferred Stock	4,777	4,777	$0.00001	$52.33
Series D-1 Preferred Stock	1,871,912	1,811,666	$0.00001	$76.33
Series D-NV Preferred Stock	91,711	11,116	$0.00001	$76.33
Series E-1 Preferred Stock	1,310,148	962,925	$0.00001	$76.33
Series E-NV Preferred Stock	65,507	37,365	$0.00001	$76.33

As of December 31, 2024
Preferred Stock Class	Shares Authorized	Shares Issued & Outstanding	Par Value	Conversion Price
Series Seed-1 Preferred Stock	157,182	157,182	$0.00001	$2.86
Series Seed-2 Preferred Stock	174,643	174,643	$0.00001	$2.29
Series Seed-AA Preferred Stock	564,300	564,300	$0.00001	$5.32
Series A Preferred Stock	849,993	849,993	$0.00001	$8.35
Series B-2 Preferred Stock	59,484	59,484	$0.00001	$8.15
Series B-1 Preferred Stock	1,289,138	1,211,880	$0.00001	$16.50
Series C-2 Preferred Stock	3,066	3,066	$0.00001	$16.30
Series C-1 Preferred Stock	1,986,232	1,909,838	$0.00001	$47.12
Series D-2 Preferred Stock	4,777	4,777	$0.00001	$52.33
Series D-1 Preferred Stock	1,871,912	1,811,666	$0.00001	$76.33
Series D-NV Preferred Stock	91,711	11,116	$0.00001	$76.33
Series E-1 Preferred Stock	982,609	945,239	$0.00001	$76.33
Series E-NV Preferred Stock	65,507	37,365	$0.00001	$76.33

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Each share of preferred stock shall be convertible, at the option of the holder, at any time into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The applicable conversion price is initially equal to the original issue price. In the event of the issuance of additional common stock without consideration or for a consideration per share less than the applicable conversion price for a series of preferred stock in effect immediately prior to such issuance or deemed issuance, then the applicable conversion price for such series shall be reduced, concurrently with such issue, to a price calculated based on the pre-defined formula in the Certificate of Incorporation. As of December 31, 2025 and 2024, the applicable conversion price equaled the original issue price. As of December 31, 2025, if all issued and outstanding shares of preferred stock were converted, then it would result in an additional 7,758,235 shares of outstanding common stock issued and outstanding.

Each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each class of preferred stock has similar voting rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of preferred stock shall be entitled to be paid out on a pari passu basis of the assets of the Company available for distribution to its stockholders. After the payment of all preferential amounts required to be paid to the holders of preferred stock are made, the remaining assets are distributed among the holders of shares of common stock on a pro rata basis, based on the number of shares held by each common stockholder.

The Company has accounted for preferred stock as Additional Paid-In Capital in the Consolidated Statements of Stockholders’ Equity. Each class of preferred stock is valued by multiplying the amount of outstanding preferred shares by the original issue price. The Company did not declare or pay any dividends on either its preferred stock or common stock during the years ended December 31, 2025 and 2024.

During the year ended December 31, 2025, the Company raised approximately $1.3 million through the issuance of Series E-1 preferred stock. During the year ended December 31, 2024, the Company raised approximately $73.6 million through the issuance of Series E-1 preferred stock. The proceeds from these issuances were utilized to fund the Company’s operations and the equity portion of business combinations.

Operating Subsidiary Capital Structure

The capital structure of the Operating Subsidiaries includes both preferred stock issued to Teamshares and certain former owners as well as common stock issued to Teamshares and Employee Owners as part of the Operating Subsidiary Stock Plans (see NOTE 14). The holders of preferred and common stock (including unvested restricted stock shares issued under the Operating Subsidiary Stock Plans) share pro-rata in any dividends. Holders of preferred stock are entitled to vote on an as-converted basis.

The Company’s ownership percentage in the Operating Subsidiaries is reduced by the vesting of restricted stock and repurchases of Teamshares’ preferred stock by the Operating Subsidiaries. During the years ended December 31, 2025 and 2024, respectively, Operating Subsidiaries repurchased $10.1 million and $8.9 million of preferred stock from Teamshares. Repurchases are eliminated in consolidation.

As of December 31, 2025 and 2024, Teamshares’ ownership in the Operating Subsidiaries, excluding unvested restricted stock, averaged 93% and 93%, respectively. As of December 31, 2025 and 2024, Teamshares’

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

ownership in the Operating Subsidiaries, including unvested restricted stock, averaged 90% and 88%, respectively. The Company consolidates each of the Operating Subsidiaries for financial reporting purposes since it owns the majority of the voting shares and controls the Board of Directors at each Operating Subsidiary.

NOTE 13 – Income Taxes

A provision for income taxes representing an expense of $0.6 million and $0.9 million has been recognized for the years ended December 31, 2025 and 2024, respectively. Income taxes are allocated to the Company’s domestic and international continuing operations.

The components of the provision for income taxes for the years ended December 31, 2025 and 2024 consisted of the following (dollars in thousands):

	December 31, 2025	December 31, 2024
Current:
Federal	$—	$—
State	569	466

Total current	$569	$466

Deferred:
Federal	$241	$303
State	(119)	121
Foreign	(129)	—

Total deferred	$(7)	$424

Income Tax Expense (Benefit)	$562	$890

The reconciliation of taxes at the federal statutory rate to the Company’s provision for income taxes for the years ended December 31, 2025 and 2024 are as follows (dollars in thousands):

	December 31, 2025	December 31, 2024
Tax at statutory federal rate	$(13,817)	$(17,421)
State tax, net of federal benefit	(2,540)	(1,970)
Nondeductible goodwill impairment	1,442	—
Deferred tax rate change	—	102
State rate change	(1,319)	—
Change in valuation allowance	17,359	16,237
Other	(562)	3,942

Provision for income taxes	$562	$890

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

Significant components of the Company’s deferred tax assets and liabilities approximated the following as of December 31, 2025 and 2024 (dollars in thousands):

	December 31, 2025	December 31, 2024
Deferred Tax Assets:
Net operating loss carry-forward	$31,942	$24,384
UNICAP	3,245	1,937
Accrued expenses	1,970	877
Stock-based compensation	—	987
Research and development	1,337	1,010
Lease liability	22,802	12,792
§163(j) limitation	20,636	11,638
Other DTA	667	513

Total deferred tax assets	$82,598	$54,137

Deferred Tax Liabilities:
Depreciation	$—	$(1,120)
Goodwill and Intangible Assets	(5,758)	(2,109)
Right of use asset	(21,967)	(12,075)
Other DTL	(36)	—

Total deferred tax liabilities	(27,761)	(15,304)

Net deferred tax assets before valuation allowance	54,838	38,833
Valuation allowance	(56,696)	(39,514)

Deferred tax liabilities, net of valuation allowance	$(1,858)	$(681)

Deferred tax liabilities, net of valuation allowances, are presented in Other Long-Term Liabilities on the Consolidated Balance Sheets.

As of December 31, 2025 and 2024, respectively, the Company recorded a valuation allowance of $56.7 million and $39.5 million for the portion of the deferred tax asset that the Company does not expect to be realized. The valuation allowance on net deferred taxes increased by a net $17.2 million and $16.2 million during the years ended December 31, 2025 and 2024, respectively. The changes in valuation allowance are primarily due to additional U.S. deferred tax assets and liabilities incurred in the year, as well as the result of an acquisition adjustment that reduced the Company’s valuation allowance by $0.2 million. The Company did not have any material releases of valuation allowance for the years ended December 31, 2025 and 2024. The Company is currently subject to the annual limitation under Sections 382 of the Code. The Company will not be precluded from realizing the NOL carryforward and tax credits but may be limited in the amount we could utilize in any given tax year in the event that the federal and state taxable income will exceed the limitation imposed by Section 382. The amount of the annual limitation is determined based on our value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

The Company continues to monitor the realizability of deferred tax assets taking into account multiple factors. In completing this assessment, the Company considered both objective and subjective factors. These factors included, but were not limited to, a history of losses in prior years, future reversals of existing temporary

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

differences and tax planning strategies. After evaluating all available evidence, the Company intends to continue maintaining a full valuation allowance on our domestic net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. International deferred tax assets are not material. Release of all, or a portion of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period in which the release is recorded.

As of December 31, 2025, the Company has $130.2 million of federal net operating losses available for U.S. income tax purposes, which have an indefinite carryforward period. As of December 31, 2025, the Company has $0.3 million of federal tax credit carryforwards that expire beginning in 2042, and disallowed interest expense carryforwards of $80.9 million that can be carried forward indefinitely.

As of December 31, 2025, the Company also had $83.0 million of net operating losses for U.S. state income taxes which will expire in periods beginning in 2031.

On July 4, 2025, the United States enacted the One Big Beautiful Bill Act (“OBBBA”). The OBBBA includes various changes to the tax law, including the restoration of 100% bonus depreciation, reinstates immediate expensing of research and development expenditures, and modifications to the interest expense limitation calculation. The Company has determined the OBBBA does not have a material impact on its deferred tax assets and liabilities.

As of December 31, 2025, the Company had no unrecognized tax benefits. As a result of our net operating loss carryforwards originating in 2017, the years 2017 and forward remain open to adjustment for federal and state income tax purposes. The years 2023 and forward remain open to adjustment for foreign income tax purposes.

NOTE 14 – Teamshares Inc. Stock-Based Compensation

The Company sponsors an equity incentive plan in which certain employees participate. The 2020 Equity Incentive Plan is administered by the Board of Directors (the “Plan Administrator”). The 2020 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units. The number of shares authorized to be issued under the 2020 Equity Incentive Plan was 1,643,244. Stock-based compensation expense was $2.3 million and $2.5 million for the years ended December 31, 2025 and 2024, respectively, and recognized in Selling, General, and Administrative Expenses in the Consolidated Statements of Operations. Forfeitures are recognized as they occur.

Stock Options

Stock options may be granted by the Plan Administrator. Each award of an option will be evidenced by a grant agreement that will specify the exercise price, the term of the option, the number of shares subject to the option, the exercise restrictions, if any, applicable to the option, and such other terms and conditions as the Plan Administrator will determine. The 2020 Equity Incentive Plan permits the granting of both incentive stock options and nonstatutory stock options. The term of the stock options will be no more than 10 years from the date of grant, and the exercise price will be no less than the fair market value of the underlying common stock at the date of grant. Options granted typically vest over a period of 4 years.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

The Company utilizes the Black-Scholes option-pricing model for estimating the fair value of the stock options granted. The assumptions used in valuing the stock options granted during the years ended December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
Expected volatility	34.24 - 40.17%	39.09 - 40.75%
Weighted-average expected volatility	39.39%	39.76%
Expected term (years)	2.5 - 6.1	5.3 - 6.1
Risk-free interest rate	3.7 - 4.2%	3.8 - 4.4%
Expected dividend yield	0.0%	0.0%

A summary of option activity for the years ended December 31, 2025 and 2024 is as follows:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2024	1,151,284	$13.91	8.02
Granted	226,375	35.37
Exercised	(10,631)	3.80
Forfeited or expired	(161,902)	17.41

Outstanding at December 31, 2024	1,205,126	17.56	6.92
Granted	226,990	30.40
Exercised	(12,249)	3.73
Forfeited or expired	(60,017)	30.19

Outstanding at December 31, 2025	1,359,850	$19.27	6.14

Exercisable at December 31, 2024	805,097	$11.68	5.97
Exercisable at December 31, 2025	986,278	$14.51	5.05

During the years ended December 31, 2025 and 2024, respectively, the aggregate intrinsic value of options exercised was $0.4 million and $0.3 million.

A summary of the status of the Company’s nonvested options for the years ended December 31, 2025 and 2024 is as follows:

	Options	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2024	626,052	$5.48
Granted	226,375	15.84
Vested	(290,496)	7.72
Forfeited	(161,902)	8.10

Nonvested at December 31, 2024	400,029	$13.48
Granted	226,990	13.70
Vested	(196,523)	11.61
Forfeited	(56,924)	13.98

Nonvested at December 31, 2025	373,572	$14.41

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

During the years ended December 31, 2025 and 2024, respectively, the total grant-date fair value of options granted was $3.0 million and $3.6 million. During the years ended December 31, 2025 and 2024, respectively, the total grant-date fair value of options vested was $2.3 million and $2.3 million. As of December 31, 2025, there was $5.0 million of total unrecognized compensation cost related to nonvested stock options. This cost is expected to be recognized over the weighted average period of 2.9 years.

NOTE 15 – Operating Subsidiary Stock Plans

Each of the domestic Operating Subsidiaries has adopted a stock plan, as amended and restated (the “Operating Subsidiary Stock Plan(s)”) in order to promote the long-term financial interest of the Operating Subsidiary by attracting, retaining, and rewarding employees who will contribute to the Operating Subsidiary’s success. The individuals eligible to receive awards are any full-time and certain part-time employees of the Operating Subsidiaries. Awards that may be granted under the Operating Subsidiary Stock Plans include restricted stock, and the governing terms of such awards are documented in both the Operating Subsidiary Stock Plan and pursuant to the individual grant agreements with the individual employees. As of December 31, 2025, each Operating Subsidiary Stock Plan authorized 19,999 shares of common stock to be issued to its employees. As of December 31, 2025, the total number of shares of common stock authorized to be issued for all Operating Subsidiaries was 1,779,912. The shares typically vest ratably over a four or five-year period, with a one-year cliff vesting followed by monthly vesting thereafter. International Operating Subsidiaries have not adopted a stock plan as of December 31, 2025.

All restricted stock awards issued under the Operating Subsidiary Stock Plans are classified as equity.

Dividends on restricted stock awards issued under the Operating Subsidiary Stock Plans are recognized in Noncontrolling Interests in the periods in which the awards are classified as equity.

The Company generally utilizes a market approach to value awards granted within a reasonable time frame from the respective acquisition date for each Operating Subsidiary. The Company estimates the enterprise value by calibrating to the transaction price paid by the Company. For subsequent awards granted, the Company generally considers both the market approach and the income approach in concluding on an enterprise value. The fair value of the restricted stock grant is estimated by allocating enterprise value across one or more probability-weighted scenarios with an option-pricing model used to estimate the allocation of value within at least one of these scenarios. The assumptions used in valuing the restricted stock granted during the years ended December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
Expected volatility	25 - 55%	25 - 55%
Time to liquidity (years)	2 - 5	2 - 5
Risk-free interest rate	3.5 - 4.6%	3.6 - 4.7%
Discount for lack of marketability	32.0 - 68.0%	32.0 - 54.0%
Discount for lack of control	9.1 - 27.8%	16.2 - 30.3%

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

A summary of restricted stock activity for the years ended December 31, 2025 and 2024 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance at January 1, 2024	72,205	$72.03
Issued	21,636	60.45
Vested	(25,480)	71.74
Forfeited or cancelled	(18,125)	63.24

Balance at December 31, 2024	50,236	$70.35
Issued	18,494	68.77
Vested	(19,525)	73.60
Forfeited or cancelled	(14,457)	60.98

Balance at December 31, 2025	34,749	$71.58

During the year ended December 31, 2025, the Company recognized $1.5 million of compensation expense related to the Operating Subsidiary Stock Plans and the Company paid $1.2 million of distributions to employee-owners that were recognized in Noncontrolling Interests. In comparison, during the year ended December 31, 2024, the Company recognized $1.8 million of compensation expense related to the Operating Subsidiary Stock Plans and the Company paid $1.2 million of distributions to employee-owners that were recognized in Noncontrolling Interests. The related expenses are recognized in Selling, General, and Administrative Expenses on the Consolidated Statements of Operations.

Repurchases of shares of common stock from employee-owners were $1.6 million and $1.0 million during the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, there was $2.4 million of unrecognized compensation cost related to nonvested restricted common stock that is expected to be recognized over the weighted average period of 1.3 years.

NOTE 16 – Net Loss Per Share

Basic Net Loss Per Share is computed by dividing Net Loss Attributable to Common Stockholders by the weighted average number of common shares outstanding during the period. Each series of preferred stock is considered to be a participating security. Therefore, the Company applies the two-class method in calculating its net loss per share for periods when the Company generates net income. Net losses are not allocated to preferred shares in the Company, as they are not contractually obligated to share in the Company’s losses.

Diluted Net Loss Per Share is computed by dividing Net Loss Attributable to Common Stockholders by the weighted average number of common and dilutive common equivalent shares outstanding for the period using the treasury-stock method or the as-converted method, or the two-class method for participating securities, whichever is more dilutive. Potentially dilutive shares are comprised of preferred stock, warrants, and stock options. For the years ended December 31, 2025 and 2024, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive.

During the years ended December 31, 2025 and 2024, the Company repurchased certain Rollover Shares. The difference between the carrying value and the repurchase value on the repurchase date has been included as an adjustment to Net Loss Attributable to Common Stockholders.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share for the years ended December 31, 2025 and 2024 is as follows (dollars in thousands, except per share data):

	December 31, 2025	December 31, 2024
Numerator:
Net Loss Attributable to Teamshares Inc.	$(65,919)	$(83,297)
Rollover Share adjustments	248	273

Net Loss Attributable to Common Stockholders	$(65,670)	$(83,024)
Denominator:
Weighted Average Common Shares Outstanding	1,163,147	1,153,618
Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted	$(56.46)	$(71.97)

The following common stock equivalents were excluded in the calculation of net loss per diluted share because their effect was anti-dilutive:

	December 31, 2025	December 31, 2024
Preferred Shares	7,758,235	7,740,549
Warrants	218,340	202,782
Stock Options	1,359,850	1,205,126

Total	9,336,425	9,148,457

NOTE 17 – Segment Reporting and Geographic Information

The Company has two reportable segments: Small Business Acquisitions and Real Estate. The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer.

Small Business Acquisitions includes all of the Operating Subsidiaries owned by the Company. The Company’s CODM regularly reviews Operating Subsidiary performance in the aggregate for the purpose of making operating decisions, allocating resources, and evaluating financial performance.

Real Estate includes land and buildings that are owned by the Company. These assets are owned by the Company and leased to Operating Subsidiaries on an intercompany basis. Rent payments that are paid to the Company are eliminated in consolidation. The CODM regularly reviews the profitability of the Real Estate operating segment. The Company sold substantially all of its Real Estate segment during the year ended December 31, 2025 in connection with the Sale Leaseback. See NOTE 2.

The CODM also regularly reviews the performance of other products and services that the Company offers to Operating Subsidiaries. These products primarily consist of the Company’s self-funded health insurance and business insurance programs that certain Operating Subsidiaries utilize. The insurance premiums that are paid to the Company by Operating Subsidiaries are eliminated in consolidation. None of the financial products that are regularly reviewed by the CODM meet the quantitative criteria to be disclosed as a reportable segment.

The CODM measures and evaluates segment performance and allocates resources based on segment earnings before interest, taxes, depreciation, and amortization (“EBITDA”). Segment EBITDA includes revenues from

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

external customers and revenues and associated expenses from transactions with other operating segments of the Company. Segment expense categories include Cost of Revenue (excluding depreciation), Selling, General, and Administrative Expenses, and other non-operating (income) expense.

The CODM is not regularly provided with segment assets or segment expenditures for long-lived assets, as these metrics are not used to assess segment performance. The accounting policies of the Small Business Acquisitions reportable segment are the same as those described in NOTE 2.

	Year Ended December 31, 2025 (in 000s)
	Small Business Acquisitions	Real Estate	Total
Revenue from External Customers	$471,567	—	$471,567
Revenue from Other Operating Segments	—	2,013	2,013

Total Segment Revenue	471,567	2,013	473,580

Reconciliation of Revenues
Intercompany Eliminations			(2,013)

Total Consolidated Revenue			471,567

Less:
Cost of Revenue, Excluding Depreciation	287,648	—	287,648
Selling, General, and Administrative Expense	140,838	16	140,854
Other Non-Operating Income	(1,055)	—	(1,055)

Segment EBITDA	44,137	1,997	46,133
Less:
Depreciation			(5,673)
Amortization			(5,907)
Goodwill Impairment			(19,412)
Stock Compensation Expense			(3,818)
Gain on Disposition of Assets			5,418
Interest Expense, Net			(31,191)
Loss on Extinguishment of Debt			(4,642)
Change in Fair Value of Warrant Liability			3,956
Change in Fair Value of Contingent Consideration			(1,326)
All Other Operating Segments			(1,777)
Corporate, Other Expenses, and Eliminations			(47,557)

Loss Before Income Taxes			$(65,795)

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

	Year Ended December 31, 2024 (in 000s)
	Small Business Acquisitions	Real Estate	Total
Revenue from External Customers	$398,641	—	$398,641
Revenue from Other Operating Segments	—	2,759	2,759

Total Segment Revenue	398,641	2,759	401,400

Reconciliation of Revenues
Intercompany Eliminations			(2,759)

Total Consolidated Revenue			398,641
Cost of Revenue, Excluding Depreciation	258,587	—	258,587
Selling, General, and Administrative Expense	121,315	17	121,332
Other Non-Operating Income	(661)	—	(661)

Segment EBITDA	19,399	2,742	22,142
Less:
Depreciation			(5,670)
Amortization			(5,635)
Goodwill Impairment			(15,645)
Stock Compensation Expense			(4,293)
Gain on Disposition of Assets			(2,661)
Interest Expense, Net			(27,766)
Change in Fair Value of Warrant Liability			702
Change in Fair Value of Contingent Consideration			(91)
All Other Operating Segments			212
Corporate, Other Expenses, and Eliminations			(44,251)

Loss Before Income Taxes			$(82,957)

Geographic Information

Revenue is attributed to a geographic region based on the location of the customer taking possession of the products or services. Long-lived assets are attributed to the geographic region based on the physical location of the assets.

A summary of the Company’s Revenue and Long-lived assets as of the years ended December 31, 2025 is as follows:

	Revenue	Long-lived Assets
	December 31, 2025	December 31, 2025
United States	$449,737	$107,239
International	21,830	16,389

Total	$471,567	$123,628

Long-lived assets include Property, Plant, and Equipment, Net and Operating Lease Right of Use Assets, Net.

Teamshares Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

NOTE 18 – Related Party Transactions

Certain executives of the Company own a direct and indirect minority interest in a customer of the Company. For the years ended December 31, 2025 and 2024, the revenue earned by the Company from this customer was immaterial.

During the year ended December 31, 2025, three executives of the Company lent $3.0 million in cash to the Company to repay a portion of the Former Owner Bridge Loan’s outstanding principal. The $3.0 million loan from the Company’s executives was subsequently converted to TDC Loans. These loans remained outstanding as of December 31, 2025. See NOTE 9.

As of December 31, 2025, the counterparties to $6.0 million of TDC Loans include $5.5 million owed to four executives of the Company and $0.5 million owed to a member of the board of directors. See NOTE 9.

NOTE 19 – Subsequent Events

HBC Credit Facility Amendment

In March 2026, the Company and HBC amended the maturity date of the HBC credit facility to be the earliest of: i) December 23, 2026, 2) the date on which the SPAC Merger is consummated, 3) the date on which the Merger Agreement is terminated, or 4) unless a Registration Statement on Form S-4 in connection with the SPAC Merger has been declared effective, the date that is 30 days prior to the Outside Date. The Outside Date was not affected by this amendment.